Exhibit 10.1

EXECUTION VERSION

CREDIT AGREEMENT

dated as of September 26, 2019

among

INSTALLED BUILDING PRODUCTS, INC.,

as the Borrower,

THE GUARANTORS FROM TIME TO TIME PARTY HERETO,

THE LENDERS FROM TIME TO TIME PARTY HERETO,

and

BANK OF AMERICA, N.A.,,

as Issuing Bank, Swing Bank and Administrative Agent

with

KEYBANK NATIONAL ASSOCIATION,

as a Syndication Agent

and

U.S. BANK NATIONAL ASSOCIATION,

as a Syndication Agent

BANK OF AMERICA, N.A.,

as Sole Lead Arranger

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

(continued)

-v-

(continued)

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EXHIBITS

Exhibit A	-	Form of Administrative Questionnaire
Exhibit B	-	Form of Assignment and Acceptance
Exhibit C	-	Form of Borrowing Base Certificate
Exhibit D	-	Form of Compliance Certificate
Exhibit E	-	Form of Notice of Conversion/Continuation
Exhibit F	-	Form of Request for Advance
Exhibit G	-	Form of Request for Issuance of Letter of Credit
Exhibit H	-	Form of Revolving Loan Note
Exhibit I	-	Form of Intercompany Note
Exhibit J	-	Form of Joinder Supplement
Exhibit K	-	Form of United States Tax Compliance Certificate

SCHEDULES

Schedule 1.1(a)	-	Commitment Ratios
Schedule 5.1(x)	-	Leased and Owned Real Property
Schedule 5.3	-	Governmental Approvals; No Conflicts
Schedule 5.6	-	Litigation and Environmental Matters
Schedule 5.12	-	Subsidiaries
Schedule 6.1	-	Borrower’s website
Schedule 6.15	-	Post-Closing Obligations
Schedule 6.20	-	Accounts
Schedule 6.20	-	Bank and Investment Accounts
Schedule 7.1	-	Scheduled Permitted Indebtedness
Schedule 7.2	-	Scheduled Permitted Liens
Schedule 7.4(e)	-	Scheduled Permitted Investments
Schedule 7.8	-	Affiliate Transactions
Schedule 7.9	-	Restrictive Agreements

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CREDIT AGREEMENT

This CREDIT AGREEMENT dated as of September 26, 2019, is by and among INSTALLED BUILDING PRODUCTS, INC., a Delaware corporation (the “Borrower”), the Persons party hereto from time to time as Guarantors, the financial institutions party hereto from time to time as Lenders, and BANK OF AMERICA, N.A., as the Issuing Bank, Swing Bank and Administrative Agent, with BANK OF AMERICA, N.A., as Sole Lead Arranger.

W I T N E S S E T H:

WHEREAS, the Borrower has requested that the Administrative Agent, the Issuing Bank and the Lenders make available to it the Commitments, on the terms and conditions set forth herein, to, among other things, (a) refinance certain existing Indebtedness of the Borrower on the Agreement Date, (b) fund transaction fees, costs and expenses in connection with the execution, delivery, and performance of this Agreement, and (c) provide for working capital and general corporate needs of the Borrower (including, without limitation, pursuant to the issuance of Letters of Credit); and

WHEREAS, the Administrative Agent, the Issuing Bank and the Lenders are willing to make the Commitments and Loans available to the Borrower upon the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE 1

DEFINITIONS, ACCOUNTING PRINCIPLES AND OTHER INTERPRETIVE MATTERS

Section 1.1 Definitions. For the purposes of this Agreement:

“2028 Note Indenture” means the indenture, dated as of September 26, 2019, by and between the Borrower and US Bank National Association, as trustee.

“2028 Notes” mean the Borrower’s $300,000,000 5.75% Senior Notes due 2028 issued pursuant to the 2028 Note Indenture on September 26, 2019.

“ABL First Lien Collateral” shall have the meaning set forth in the ABL/Term Intercreditor Agreement.

“ABL/Term Intercreditor Agreement” shall mean the ABL Term Loan Intercreditor Agreement dated as of April 13, 2017 by and among, inter alios, Bank of America (as successor “ABL Agent”), Royal Bank of Canada and each additional representative party thereto from time to time as amended, modified, supplemented, substituted, replaced or restated, in whole or in part, from time to time.

“Account Debtor” shall mean any Person who is obligated to make payments in respect of an Account.

“Accounts” shall mean all “accounts,” as such term is defined in the UCC, of each Credit Party whether now existing or hereafter created or arising, including, without limitation, (a) all accounts receivable, other receivables, book debts and other forms of obligations (other than forms of obligations evidenced by chattel paper (as defined in the UCC) or instruments (as defined in the UCC)) (including any such obligations that may be characterized as an account or contract right under the UCC), (b) all of each Credit Party’s rights in, to and under all purchase orders or receipts for goods or services, (c) all of each Credit Party’s rights to any goods represented by any of the foregoing (including unpaid sellers’ rights of rescission, replevin, reclamation and stoppage in transit and rights to returned, reclaimed or repossessed goods), (d) all rights to payment due to a Credit Party for property sold, leased, licensed, assigned or otherwise disposed of, for a policy of insurance issued or to be issued, for a secondary obligation incurred or to be incurred, for energy provided or to be provided, for the use or hire of a vessel under a charter or other contract, arising out of the use of a credit card or charge card, or for services rendered or to be rendered by such Credit Party or in connection with any other transaction (whether or not yet earned by performance on the part of such Credit Party), and (e) all collateral security of any kind, given by any Account Debtor or any other Person with respect to any of the foregoing.

“ACH Transactions” shall mean any automated clearinghouse transfer of funds by a Lender Group member (or any Affiliate of a Lender Group member) for the account of any Credit Party pursuant to agreement or overdrafts.

“Acquired Company” shall mean the Person (or the assets thereof) which is acquired pursuant to an Acquisition.

“Acquired EBITDA” shall mean with respect to any Acquired Entity or Business or any Converted Restricted Subsidiary (any of the foregoing a “Pro Forma Entity”) for any period as the amount for such period of Consolidated EBITDA of such Pro Forma Entity determined as if references to the Borrower and its Restricted Subsidiaries in the definition of “Consolidated EBITDA” were references to such Pro Forma Entity and its subsidiaries that will become Restricted Subsidiaries all as determined on a consolidated basis for such Pro Forma Entity.

“Acquired Entity or Business” shall have the meaning given such term in the definition of “Consolidated EBITDA”.

“Acquisition” shall mean (whether by purchase, exchange, issuance of stock or other equity or debt securities, merger, reorganization, amalgamation or any other method) (a) any acquisition by the Borrower or any of its Restricted Subsidiaries of any other Person, which Person shall then become consolidated with the Borrower or any such Restricted Subsidiary in accordance with GAAP, (b) any acquisition by the Borrower or any of its Restricted Subsidiaries of all or any substantial part of the assets of any other Person, or (c) any acquisition by the Borrower or any of its Restricted Subsidiaries of any assets that constitute a division or operating unit of the business of any Person.

“Acquisition Consideration” shall mean the total consideration paid or payable (including, without limitation, any earn-out obligations) by any Credit Party or any Restricted Subsidiary of a Credit Party with respect to, and all Indebtedness assumed by any Credit Party or any Restricted Subsidiary of a Credit Party in connection with, an Acquisition.

“Adjustment” shall have the meaning specified in Section 11.1.

“Administrative Agent” shall mean Bank of America, acting as administrative agent for the Lender Group, and any successor Administrative Agent appointed pursuant to Section 9.7.

“Administrative Agent’s Office” shall mean the office of the Administrative Agent located at 135 S. LaSalle Street, Chicago, IL 60603 or such other office as may be designated by the Administrative Agent pursuant to the provisions of Section 10.1.

“Administrative Questionnaire” shall mean a questionnaire substantially in the form of Exhibit A.

“Advance” or “Advances” shall mean amounts of the Loans advanced by the Lenders to, or on behalf of, the Borrower pursuant to Section 2.2 on the occasion of any borrowing and shall include, without limitation, all Revolving Loans, Agent Advances and Swing Loans.

“Affiliate” shall mean, with respect to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with such Person. For purposes of this definition, “control”, when used with respect to any Person, means the possession of the power to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

“Agent Advances” shall have the meaning specified in Section 2.1(e).

“Agent Indemnitees” shall have the meaning specified in Section 9.17.

“Aggregate Commitment Ratio” shall mean, with respect to any Lender, the ratio, expressed as a percentage, of (a) the unutilized portion of the Revolving Loan Commitment of such Lender plus Loans (other than Swing Loans and Agent Advances) outstanding plus participation interests in Letter of Credit Obligations, Swing Loans and Agent Advances outstanding of such Lender, divided by (b) the sum of the aggregate unutilized Revolving Loan Commitment plus Loans (other than Swing Loans and Agent Advances) outstanding plus participation interests in Letter of Credit Obligations, Swing Loans and Agent Advances of all Lenders, which, as of the Agreement Date, are set forth (together with U.S. Dollar amounts thereof) on Schedule 1.1(a).

“Aggregate Revolving Credit Obligations” shall mean, as of any particular time, the sum of (a) the aggregate principal amount of all Revolving Loans then outstanding, plus (b) the aggregate principal amount of all Swing Loans then outstanding, plus (c) the aggregate principal amount of all Agent Advances then outstanding, plus (d) the aggregate amount of all Letter of Credit Obligations then outstanding.

“Agreement” shall mean this Credit Agreement, together with all Exhibits and Schedules hereto in each case, as amended, restated, supplemented, or otherwise modified from time to time.

“Agreement Date” shall mean September 26, 2019.

“Anti-Corruption Laws” shall mean all laws, rules and regulations of any jurisdiction applicable to the Borrower or its Subsidiaries from time to time concerning or relating to bribery or corruption, including the United States Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder.

“Anti-Terrorism Law” any law relating to terrorism or money laundering, including the Patriot Act and the Currency and Foreign Transactions Reporting Act (also known as the “Bank Secrecy Act”, 31 U.S.C. §§ 5311-5330 and 12 U.S.C. §§ 1818(s), 1820(b) and §§ 1951-1959), and the rules and regulations thereunder.

“Applicable Law” shall mean, in respect of any Person, all provisions of constitutions, statutes, rules, regulations, and orders of governmental bodies or regulatory agencies applicable, whether by law or by virtue of contract, to such Person, and all orders and decrees of all courts and arbitrators in proceedings or actions to which the Person in question is a party or by which it is bound.

“Applicable Margin” the margin set forth below, as determined by the Average Excess Availability for the last fiscal quarter:

Tier	Average Excess Availability	Applicable Margin for LIBOR Advances	Applicable Margin for Base Rate Advances
I	Greater than or equal to 50% of the total Revolving Loan Commitment	1.25%	0.25%
II	Less than 50% of the total Revolving Loan Commitment	1.50%	0.50%

Until December 31, 2019, margins shall be determined as if Level I were applicable. Thereafter, margins shall be subject to increase or decrease by the Administrative Agent on the first day of the calendar month following each fiscal quarter end. If the Administrative Agent is unable to calculate Average Excess Availability for a fiscal quarter due to Borrower’s failure to deliver any Borrowing Base Certificate when required hereunder, then, at the option of the Administrative Agent or Majority Lenders, margins shall be determined as if Level II were applicable until the first day of the calendar month following its receipt.

In the event that any Borrowing Base Certificate required by Section 6.2(a) is shown to be inaccurate (regardless of whether this Agreement or the Commitment is in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin for any period (an “Applicable Period”) than the Applicable Margin applied for such Applicable Period, then (i) the Borrower shall promptly (but in any event within five (5) Business Days or such longer period the Administrative Agent may agree to in its sole discretion) deliver to the Administrative Agent a correct certificate for such Applicable Period, (ii) the Applicable Margin for such Applicable Period shall be determined by reference to such certificate, and (iii) the Borrower shall promptly pay the Administrative Agent for the account of the Lenders, on demand, the accrued additional interest owing as a result of such increased Applicable Margin for such Applicable Period, which payment shall be promptly applied by the Administrative Agent in accordance with the terms hereof.

“Approved Bank” shall have the meaning given such term in the definition of “Permitted Investment”.

“Approved Foreign Bank” shall have the meaning given such term in the definition of “Permitted Investment”.

“Approved Fund” shall mean any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity that administers or manages a Lender.

“Assignment and Acceptance” shall mean that certain form of Assignment and Acceptance attached hereto as Exhibit B, pursuant to which each Lender may, as further provided in Section 10.5, sell a portion of its Loans or its portion of the Revolving Loan Commitment.

“Audited Financial Statements” shall mean the audited consolidated balance sheets of the Borrower for the fiscal years ended December 31, 2016, December 31, 2017, and December 31, 2018, and the related consolidated statements of income and cash flows of the Borrower for the fiscal years ended December 31, 2016, December 31, 2017, and December 31, 2018.

“Authorized Signatory” shall mean, with respect to any Credit Party, such senior personnel of such Credit Party as may be duly authorized and designated in writing to the Administrative Agent by such Credit Party to execute documents, agreements, and instruments on behalf of such Credit Party.

“Available Equity Amount” means a cumulative amount equal to (without duplication):

(a) capital contributions received by the Borrower after the Agreement Date in cash or Permitted Investments (other than (i) in respect of any Disqualified Equity Interest or (ii) amounts applied pursuant to Section 7.1(a)(xiv)), plus

(b) the net cash proceeds received by the Borrower or any Restricted Subsidiary from Indebtedness and Disqualified Equity Interest issuances issued after the Agreement Date and which have been exchanged or converted into Qualified Equity Interests, plus

(c) returns, profits, distributions and similar amounts received in cash or Permitted Investments by the Borrower or any Restricted Subsidiary on Investments made using the Available Equity Amount (not to exceed the amount of such Investments).

“Availability” shall mean, as of any date of determination an amount equal to the lesser of (a) the Revolving Loan Commitment on such date, and (b) the Borrowing Base (after taking into account any Reserves determined which may have been implemented or modified since the date of the most recent Borrowing Base Certificate); provided that (x) from and after the Agreement Date to the date that the Administrative Agent shall have received an initial Field Exam and an initial Qualified Appraisal, the Temporary Borrowing Base shall be effective, and (y) from and after the date on which the Administrative Agent shall have received an initial Field Exam and an initial Qualified Appraisal, the Regular Borrowing Base shall be effective; provided, further, that notwithstanding anything to the contrary set forth herein (and without limiting the other conditions to funding set forth herein), in the event that an initial Field Exam and an initial Qualified Appraisal have not been received by the Administrative Agent prior to the delivery date for the December 31, 2019 period-end (or such later period-end agreed by the Administrative Agent in its Permitted Discretion), the Temporary Borrowing Base shall be reduced to the sum of all unrestricted cash held in an Eligible Pledged Cash Account until an initial Field Exam and an initial Qualified Appraisal shall have been completed and delivered.

“Average Excess Availability” shall mean, for any period, Excess Availability for each day of such period, divided by the number of days in such period.

“Bail-In Action” shall mean the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” shall mean, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bank of America” means Bank of America, N.A..

“Bank Products” shall mean all bank, banking, financial, and other similar or related products and services extended to any Credit Party or any Restricted Subsidiary by any Bank Products Provider, including, without limitation, (a) merchant card services, credit or stored value cards, debit cards, and corporate purchasing cards; (b) cash management, treasury management, or services related to operating, collections, payroll trust or other depository or disbursement accounts, including, without limitation, ACH Transactions, remote deposit capture services, electronic funds transfer, e-payable, stop payment services, account reconciliation services, lockbox services, depository and checking services, overdraft, information reporting, deposit accounts, securities accounts, controlled disbursement services, and wire transfer services; (c) bankers’ acceptances, drafts, letters of credit (other than Letters of Credit) (and the issuance, amendment, renewal, or extension thereof), documentary services, foreign currency exchange services; and (d) all Hedge Agreements between or among any Credit Party or any Restricted Subsidiary, on the one hand, and a Bank Products Provider, on the other hand.

“Bank Products Documents” shall mean all instruments, agreements and other documents entered into from time to time by the Credit Parties in connection with any of the Bank Products.

“Bank Products Obligations” shall mean (a) all obligations, liabilities, reimbursement obligations, fees, or expenses owing by any Credit Party or any Restricted Subsidiary to any Bank Products Provider pursuant to or evidenced by a Bank Products Document and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, (b) all Hedge Obligations, and (c) all amounts that the Administrative Agent or any Lender is obligated to pay to a Bank Products Provider as a result of the Administrative Agent or such Lender purchasing participations from, or executing guarantees or indemnities or reimbursement obligations to, a Bank Products Provider with respect to the Bank Products provided by such Bank Products Provider to a Credit Party or any Restricted Subsidiary.

“Bank Products Provider” shall mean any Lender Group member that extends to any Credit Party a Bank Product.

“Bank Products Reserves” shall mean all reserves that the Administrative Agent from time to time establishes in its Permitted Discretion with respect to Bank Products Obligations.

“Bankruptcy Code” shall mean Title 11 of the United States Code, as amended, or any similar federal or state law for the relief of debtors.

“Base Rate” for any day, a per annum rate equal to the greater of (a) the Prime Rate for such day; (b) the Federal Funds Rate for such day, plus 0.50%; or (c) LIBOR for a 30 day interest period as of such day, plus 1.0%; provided, that in no event shall the Base Rate be less than zero.

“Base Rate Advance” shall mean an Advance which the Borrower requests to be made as a Base Rate Advance or which is converted to a Base Rate Advance in accordance with the provisions of Section 2.2.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“BHC Act Affiliate” shall have the meaning specified in Section 10.27.

“Board of Directors” shall mean with respect to any Person (a) in the case of any corporation, the board of directors of such Person or any committee thereof duly authorized to act on behalf of such board, (b) in the case of any limited liability company, the board of managers, board of directors manager or managing member of such Person or the functional equivalent of the foregoing or any committee thereof duly authorized to act on behalf of such board manager or managing member, (c) in the case of any partnership, the board of directors or board of managers of the general partner of such Person, and (d) in any other case the functional equivalent of the foregoing.

“Board of Governors” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” shall have the meaning specified in the preamble and shall include each Person who becomes a “Borrower” hereunder in accordance with Section 7.3(d).

“Borrowing Base” shall mean (a) from the Agreement Date until the date that the Administrative Agent shall have received an initial Field Exam and an initial Qualified Appraisal the Temporary Borrowing Base and (b) thereafter, the Regular Borrowing Base.

“Borrowing Base Certificate” shall mean a certificate of an Authorized Signatory of the Borrower substantially in the form of Exhibit C.

“Business Day” shall mean any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of North Carolina and Ohio or is a day on which banking institutions located in such state are closed; provided, however, that when used with reference to a LIBOR Advance (including the making, continuing, prepaying or repaying of any LIBOR Advance), the term “Business Day” shall also exclude any day in which banks are not open for dealings in deposits of U.S. Dollars on the London interbank market.

“Capital Expenditures” shall mean, as determined for any period, on a consolidated basis for the Borrower and its consolidated Restricted Subsidiaries in accordance with GAAP, the aggregate of all expenditures made by the Borrower and its consolidated Restricted Subsidiaries during such period that, in conformity with GAAP, are required to be included in or reflected on the consolidated balance sheet as a capital asset, including, without limitation, Capital Lease Obligations of the Borrower and its consolidated Restricted Subsidiaries; provided, however, that “Capital Expenditures” shall not include, without duplication, (i) any additions to property and equipment and other capital expenditures made with the proceeds of any equity securities issued or capital contributions received by any Credit Party or any Subsidiary (other than Disqualified Equity Interests), (ii) expenditures made in connection with the replacement, substitution, restoration or repair of assets to the extent financed with (x) insurance proceeds paid on account of the loss of or damage to the assets being replaced, restored or repaired, or (y) awards of compensation arising from the taking by eminent domain or condemnation of the assets being replaced, (iii) the purchase price of equipment that is purchased substantially contemporaneously with the trade-in of existing equipment to the extent that the gross amount of such purchase price is reduced by the credit granted by the seller of such equipment for the equipment being traded in at such time, (iv) any consideration payable with respect to any Permitted Acquisitions or other Investment, (v) the purchase of property, plant or equipment to the extent financed with the proceeds of any dispositions of assets or property not prohibited hereunder, (vi) expenditures that are accounted for as capital expenditures by the Borrower or any Restricted Subsidiary and that actually are paid for by a Person other than the Borrower or any Restricted Subsidiary or Affiliate thereof, to the extent neither the Borrower nor any Restricted Subsidiary has provided or is required to provide or incur, directly or indirectly, any consideration or obligation to such Person or any other Person (whether before, during or after such period), (vii) any expenditures which are contractually required to be, and are, advanced or reimbursed to the Credit Parties in cash by a third party (including landlords) during such period of calculation, (viii) the book value of any asset owned by the Borrower or any Restricted Subsidiary prior to or during such period to the extent that such book value is included as a capital expenditure during such period as a result of such Person reusing or beginning to reuse such asset during such period without a corresponding expenditure actually having been made in such period; provided that (A) any expenditure necessary in order to permit such asset to be reused shall be included as a Capital Expenditure during the period in which such expenditure actually is made and (B) such book value shall have been included in Capital Expenditures when such asset was originally acquired, (ix) the purchase price of equipment purchased during such period to the extent the consideration consists of any combination of (A) used or surplus equipment traded in at the time of such purchase and (B) the proceeds of a concurrent sale of used or surplus equipment, in each case, in the ordinary course of business and (x) any other capital expenditures that are financed with the proceeds of Indebtedness (other than Revolving Loans) or Net Proceeds of any disposition of assets, any casualty event, any incurrence or issuance of Indebtedness or any issuance of Equity Interests (other than Disqualified Equity Interests).

“Capital Lease Obligations” of any Person shall mean the obligations of such Person to pay rent or other amounts under any lease of or other arrangement conveying the right to use real or personal property or a combination thereof which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP; provided that all obligations of any Person that are or would be characterized as an operating lease as determined in accordance with GAAP as in effect on December 31, 2017, whether or not such operating lease was in effect on such date, shall continue to be accounted for as an operating lease and not as a Capitalized Lease or Capital Lease Obligation for purposes of this Agreement regardless of any change in GAAP following the Agreement Date that would otherwise require such obligation to be recharacterized as a Capital Lease Obligation to the extent that financial reporting shall not be affected hereby. For purposes of Section 7.2, a Capital Lease Obligation shall be deemed to be secured by a Lien on the property being leased and such property shall be deemed to be owned by the lessee.

“Capitalized Leases” shall mean all leases that have been or should be in accordance with GAAP as in effect on the Agreement Date recorded as capitalized leases; provided that for all purposes hereunder, the amount of obligations under any Capitalized Lease shall be the amount thereof accounted for as a liability in accordance with GAAP.

“Capitalized Software Expenditures” shall mean for any period the aggregate of all expenditures (whether paid in cash or accrued as liabilities) by the Borrower and its Restricted Subsidiaries during such period in respect of purchased software or internally developed software and software enhancements that in conformity with GAAP are or are required to be reflected as capitalized costs on the consolidated balance sheet of the Borrower and its Restricted Subsidiaries.

“Cash Collateralize” shall mean, in respect of any obligations, to provide and pledge (as a first priority perfected security interest) cash collateral for such obligations in U.S. Dollars, with the Administrative Agent pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent (and “Cash Collateralization” has a corresponding meaning).

“Cash Dominion Period” shall mean each period (a) commencing on the earlier of (i) the occurrence of an Event of Default and (ii) the date that Excess Availability shall have been for a period of five (5) consecutive Business Days less than the greater of (A) $10,000,000 and (B) 10% of Availability, and (b) ending on the date thereafter that (i) if such Cash Dominion Period commenced under clause (a)(i) above, such Event of Default has been formally waived or otherwise remedied, or (ii) if such Cash Dominion Period commenced under clause (a)(ii) above, Excess Availability has exceeded the greater of (A) $10,000,000 and (B) 10% of Availability for thirty (30) consecutive days.

“Casualty Event” means any event that gives rise to the receipt by the Borrower or any Subsidiary of any insurance proceeds or condemnation awards in respect of any equipment fixed assets or real property (including any improvements thereon) to replace or repair such equipment fixed assets or real property.

“CFC” means a “controlled foreign corporation” within the meaning of Section 957 of the Code in which any Credit Party or Affiliate thereof is a “United States shareholder” within the meaning of Section 951(b) of the Code.

“Change in Control” shall mean (a) the acquisition or ownership, directly or indirectly, beneficially or of record, by any person or group, of Equity Interests representing 50% or more of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests in the Borrower or (b) a Change of Control or similar event occurs under the Term Loan Facility Indebtedness or any other Material Indebtedness of the Borrower or its Restricted Subsidiaries.

“Change in Law” shall mean (a) the adoption of any rule, regulation, treaty or other law after the date of this Agreement, (b) any change in any rule, regulation, treaty or other law or in the administration, interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement, including, for the avoidance of doubt, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all rules, regulations, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank of International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall, in each case, be deemed to be a “Change in Law”, to the extent enacted, adopted, promulgated or issued after the date of this Agreement, but only to the extent such rules, regulations, or published interpretations or directives are applied to the Borrower and its Subsidiaries by the Administrative Agent or any Lender in substantially the same manner as applied to other similarly situated borrowers under comparable syndicated credit facilities, including for purposes of Section 11.3.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means any and all assets whether real or personal tangible or intangible on which Liens are purported to be granted pursuant to the Security Documents as security for the Obligations.

“Collateral and Guarantee Requirement” shall mean at any time, the requirement that:

(a) the Administrative Agent shall have received from (i) the Borrower and each of the Restricted Subsidiaries (other than any Excluded Subsidiary) either (x) a counterpart of the Security Agreement duly executed and delivered on behalf of such Person or (y) in the case of any Person that becomes a Credit Party after the Agreement Date (including by ceasing to be an Excluded Subsidiary), a Joinder Supplement duly executed and delivered on behalf of such Person and (ii) the Borrower and each Subsidiary Guarantor either (x) a counterpart of the Security Agreement duly executed and delivered on behalf of such Person or (y) in the case of any Person that becomes a Subsidiary Guarantor after the Agreement Date (including by ceasing to be an Excluded Subsidiary), a Joinder Supplement duly executed and delivered on behalf of such Person, in each case under this clause (a) together with, in the case of any such Loan Documents executed and delivered after the Agreement Date, to the extent reasonably requested by the Administrative Agent, opinions and documents of the type referred to in Sections 4.1(a) and 4.1(d);

(b) all outstanding Equity Interests of each Restricted Subsidiary that is a Material Subsidiary (other than any Equity Interests constituting Excluded Assets) owned by or on behalf of any Credit Party shall have been pledged pursuant to the Security Agreement, and, subject to the ABL/Term Intercreditor Agreement, the Administrative Agent shall have received certificates, if any, or other instruments, if any, representing all such Equity Interests to the extent constituting “certificated securities” (other than such Equity Interests constituting Excluded Assets), together with undated stock powers or other instruments of transfer with respect thereto endorsed in blank;

(c) if any Indebtedness for borrowed money of the Borrower or any Subsidiary in a principal amount of $1,000,000 or more is owing by such obligor to any Credit Party and such Indebtedness is evidenced by a promissory note, such promissory note shall be pledged pursuant to the Security Agreement, and, subject to the ABL/Term Intercreditor Agreement, the Administrative Agent shall have received all such promissory notes, together with undated instruments of transfer with respect thereto endorsed in blank; provided, however, the foregoing delivery requirement with respect to any intercompany indebtedness may be satisfied by delivery of an omnibus or global intercompany note executed by all Credit Parties as payees and all such obligors as payors;

(d) all certificates, agreements, documents and instruments, including Uniform Commercial Code financing statements and Intellectual Property security agreements required by this Agreement, the Security Documents, Applicable Law and reasonably requested by the Administrative Agent to be filed, delivered, registered or recorded to create the Liens intended to be created by the Security Documents and perfect such Liens to the extent required by, and with the priority required by, this Agreement, the Security Documents and the other provisions of the term “Collateral and Guarantee Requirement”, shall have been filed, registered or recorded or delivered to the Administrative Agent for filing, registration or recording; and

(e) with respect to each Material Real Property, the Administrative Agent shall have received (i) counterparts of a Mortgage duly executed and delivered by the record owner of such Mortgaged Property and (ii) each of the Related Real Estate Documents.

Notwithstanding the foregoing provisions of this definition or anything in this Agreement or any other Loan Document to the contrary, (a) the foregoing provisions of this definition shall not require the creation or perfection of pledges of or security interests in, or the obtaining of title insurance, legal opinions or other deliverables with respect to, particular assets of the Credit Parties, or the provision of Guarantees by any Subsidiary, if the Administrative Agent and the Borrower reasonably agree in writing that the cost, burden, difficulty or consequence of creating or perfecting such pledges or security interests in such assets, or obtaining such title insurance, legal opinions or other deliverables in respect of such assets, or providing such Guarantees (taking into account any adverse tax consequences to the Borrower and its Affiliates (including the imposition of withholding or other material taxes)), outweighs the benefits to be obtained by the Lenders therefrom; (b) Liens required to be granted from time to time pursuant to the term “Collateral and Guarantee Requirement” shall be subject to exceptions and limitations set forth in the Security Documents; (c) in no event shall any Credit Party be required to complete any filings or other action with respect to the perfection of security interests in any jurisdiction outside of the United States, and no actions in any non-U.S. jurisdiction or required by the laws of any non-U.S. jurisdiction shall be required to be taken to create any security interests in assets located or titled outside of the United States (including any Equity Interests of Foreign Subsidiaries and any Intellectual Property governed by or arising or existing under the laws of any jurisdiction other than the United States of America, any State thereof or the District of Columbia) or to perfect or make enforceable any security interests in any such assets (it being understood that there shall be no security agreements or pledge agreements governed under the laws of any non-U.S. jurisdiction); (d) in no event shall any Credit Party be required to complete any filings or other action with respect to perfection of security interests in assets subject to certificates of title beyond the filing of UCC financing statements; (e) other than the filing of UCC financing statements, no perfection shall be required with respect to promissory notes evidencing debt for borrowed money in a principal amount of less than $1,000,000; (f) in no event shall any Credit Party be required to complete any filings or other action with respect to security interests in Intellectual Property beyond the filing of UCC financing statements and Intellectual Property security agreements with the United States Patent and Trademark Office or the United States Copyright Office; (g) no actions shall be required to perfect a security interest in letter of credit rights (other than the filing of UCC financing statements); and (h) in no event shall the Collateral include any Excluded Assets. The Administrative Agent may grant extensions of time for the creation and perfection of security interests in or the obtaining of title insurance, legal opinions or other deliverables with respect to particular assets or the provision of any Guarantee by any Subsidiary (including extensions beyond the Agreement Date or in connection with assets acquired, or Subsidiaries formed or acquired, after the Agreement Date) and any other obligations under this definition where it determines that such action cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required to be accomplished by this Agreement or the Security Documents.

“Collections Account” shall have the meaning given such term in Section 6.20(b).

“Commitment Increase Notice” shall have the meaning specified in Section 2.1(f)(i).

“Commitments” shall mean, collectively, the Revolving Loan Commitment and the Letter of Credit Commitment.

“Commodity Exchange Act” shall mean the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Competitor” shall mean any entity competing with the Borrower or any of its Subsidiaries in the building supply business which has been specifically identified by written notice from the Borrower to the Administrative Agent and has been approved by the Administrative Agent in its reasonable discretion.

“Compliance Certificate” shall mean a certificate executed by the chief financial officer or treasurer of the Borrower substantially in the form of Exhibit D.

“Consolidated EBITDA” means for any period Consolidated Net Income for such period plus:

(a) without duplication and to the extent already deducted and not added back in arriving at such Consolidated Net Income, the sum of the following amounts for such period:

(i) total interest expense and, to the extent not reflected in such total interest expense, the sum of (A) premium payments, debt discount, fees, charges and related expenses incurred in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, plus (B) the portion of rent expense with respect to such period under Capitalized Leases that is treated as interest expense in accordance with GAAP, plus (C) the implied interest component of synthetic leases with respect to such period, plus (D) any losses on hedging obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, net of interest income and gains on such hedging obligations or such derivative instruments, plus (E) bank and letter of credit fees and costs of surety bonds in connection with financing activities, plus (F) amortization or write-off of deferred financing fees, debt issuance costs, debt discount or premium, terminated hedging obligations and other commissions, financing fees and expenses and, adjusted, to the extent included, to exclude any refunds or similar credits received in connection with the purchasing or procurement of goods or services under any purchasing card or similar program;

(ii) provision for taxes based on income, profits or capital and sales taxes, including federal, provincial, territorial, foreign, state, local, franchise, excise, and similar taxes and foreign withholding taxes paid or accrued during such period (including in respect of repatriated funds) including penalties and interest related to such taxes or arising from any tax examinations (including any additions to such taxes, and any penalties and interest with respect thereto);

(iii) Non-Cash Charges;

(iv) operating expenses incurred on or prior to the Agreement Date attributable to (A) salary obligations paid to employees terminated prior to the Agreement Date and (B) wages paid to executives in excess of the amounts the Borrower and/or any of its Restricted Subsidiaries are required to pay pursuant to their respective employment agreements;

(v) extraordinary losses or charges in accordance with GAAP;

(vi) unusual, non-recurring or exceptional expenses, losses or charges (including any unusual, non-recurring or exceptional operating expenses, losses or charges directly attributable to the implementation of cost savings initiatives), severance, relocation costs, integration and facilities’ opening costs and other business optimization expenses and operating improvements (including related to new product introductions), systems development and establishment costs, recruiting fees, signing costs, retention or completion bonuses, transition costs, costs related to closure/consolidation of facilities, internal costs in respect of strategic initiatives and curtailments or modifications to pension and post-retirement employee benefit plans (including any settlement of pension liabilities), contract terminations and professional and consulting fees incurred in connection with any of the foregoing;

(vii) restructuring charges, accruals or reserves (including restructuring and integration costs related to acquisitions and adjustments to existing reserves), whether or not classified as restructuring expense on the consolidated financial statements;

(viii) the amount of any non-controlling interest consisting of income attributable to non-controlling interests of third parties in any Non-Wholly Owned Subsidiary deducted (and not added back in such period) in calculating Consolidated Net Income;

(ix) (A) the amount of board of directors, management, monitoring, consulting and advisory fees, indemnities and related expenses paid or accrued in such period (including any termination fees payable in connection with the early termination of management and monitoring agreements) and (B) the amount of expenses relating to payments made to option holders of the Borrower or any of its direct or indirect parent companies in connection with, or as a result of, any distribution being made to shareholders of such Person or its direct or indirect parent companies, which payments are being made to compensate such option holders as though they were shareholders at the time of, and entitled to share in, such distribution, in each case to the extent permitted in the Loan Documents;

(x) losses, expenses or charges (including all fees and expenses or charges relating thereto) (A) from abandoned, closed, disposed or discontinued operations and any losses on disposal of abandoned, closed or discontinued operations and (B) attributable to business dispositions or asset dispositions (other than in the ordinary course of business) as determined in good faith by a Financial Officer;

(xi) any non-cash loss attributable to the mark to market movement in the valuation of any Equity Interests, and hedging obligations or other derivative instruments (in each case, including pursuant to Financial Accounting Standards Codification No. 815—Derivatives and Hedging but only to the extent the cash impact resulting from such loss has not been realized);

(xii) any loss relating to amounts paid in cash prior to the stated settlement date of any hedging obligation that has been reflected in Consolidated Net Income for such period;

(xiii) any gain relating to hedging obligations associated with transactions realized in the current period that has been reflected in Consolidated Net Income in prior periods and excluded from Consolidated EBITDA pursuant to clauses (c)(vi) and (c)(vii) below;

(xiv) any costs or expenses incurred by the Borrower or any Restricted Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement, any severance agreement or any stock subscription or shareholder agreement, to the extent that such costs or expenses are non-cash or otherwise funded with cash proceeds contributed to the capital of the Borrower or Net Proceeds of an issuance of Equity Interests of the Borrower (other than Disqualified Equity Interests);

(xv) any net pension or other post-employment benefit costs representing amortization of unrecognized prior service costs, actuarial losses, including amortization of such amounts arising in prior periods, amortization of the unrecognized net obligation (and loss or cost) existing at the date of initial application of FASB Accounting Standards Codification 715, and any other items of a similar nature;

(xvi) [reserved];

(xvii) [reserved];

(xviii) earn-out and contingent consideration obligations (including to the extent accounted for as bonuses or otherwise) and adjustments thereof and purchase price adjustments, in each case in connection with acquisitions or Investments;

(xix) charges, losses, lost profits, expenses (including litigation expenses, fee and charges) or write-offs to the extent indemnified or insured by a third party, including expenses or losses covered by indemnification provisions or by any insurance provider in connection with the Transactions, a Permitted Acquisition or any other acquisition or Investment, disposition or any Casualty Event, in each case, to the extent that coverage has not been denied and so long as such amounts are actually reimbursed in cash within one year after the related amount is first added to Consolidated EBITDA pursuant to this clause (xix) (and if not so reimbursed within one year, such amount shall be deducted from Consolidated EBITDA during the next measurement period);

(xx) cash receipts (or any netting arrangements resulting in reduced cash expenses) not included in Consolidated EBITDA in any period to the extent non-cash gains relating to such receipts were deducted in the calculation of Consolidated EBITDA pursuant to clause (c) below for any previous period and not added back; and

(xxi) Public Company Costs; plus

(b) without duplication, the amount of “run rate” cost savings, operating expense reductions, other operating improvements, and synergies related to any Specified Transaction, the Transactions, any restructuring, cost saving initiative or other initiative projected by the Borrower in good faith to be realized as a result of actions taken, without duplication the amount of “run rate” cost savings operating expense reductions other operating improvements and synergies related to any Specified Transaction the Transactions any restructuring cost saving initiative or other initiative projected by the Borrower in good faith to be realized as a result of actions taken committed to be taken or planned to be taken, in each case on or prior to the date that is 24 months after the end of the relevant Test Period (including actions initiated prior to the

Agreement Date) (which cost savings, operating expense reductions, other operating improvements and synergies shall be added to Consolidated EBITDA until fully realized and calculated on a pro forma basis as though such cost savings, operating expense reductions, other operating improvements and synergies had been realized on the first day of the relevant period), net of the amount of actual benefits realized from such actions; provided that (A) such cost savings, operating expense reductions, other operating improvements and synergies are reasonably identifiable and quantifiable, (B) no cost savings, operating expense reductions, other operating improvements or synergies shall be added pursuant to this clause (b) to the extent duplicative of any expenses or charges relating to such cost savings, operating expense reductions, other operating improvements or synergies that are included in clauses (a)(vi) and (a)(vii) above or in the definition of “Pro Forma Adjustment” and (C) all amounts added back to Consolidated EBITDA pursuant to this clause (b) shall not exceed 25% of Consolidated EBITDA for such period calculated without giving effect to this clause (b) (it being understood and agreed that “run rate” shall mean the full recurring benefit that is associated with any action taken); less

(c) without duplication and to the extent included in arriving at such Consolidated Net Income the sum of the following amounts for such period:

(i) extraordinary or non-recurring gains;

(ii) non cash gains excluding any non-cash gain to the extent it represents the reversal of an accrual or reserve for a potential cash item that reduced Consolidated Net Income or Consolidated EBITDA in any prior period; and

(iii) (A) gains (including all fees and expenses or income relating thereto) attributable to business dispositions or asset dispositions other than in the ordinary course of business as determined in good faith by a Financial Officer and (B) gains or income (including all reasonable fees and expenses or charges relating thereto) from abandoned closed disposed or discontinued operations and any gains on disposal of abandoned closed or discontinued operations;

(iv) any non-cash gain attributable to the mark to market movement in the valuation of any Equity Interests and hedging obligations or other derivative instruments (in each case including pursuant to Financial Accounting Standards Codification No. 815—Derivatives and Hedging but only to the extent the cash impact resulting from such gain has not been realized);

(v) any gain relating to amounts received in cash prior to the stated settlement date of any hedging obligation that has been reflected in Consolidated Net Income in such period;

(vi) any loss relating to hedging obligations associated with transactions realized in the current period that has been reflected in Consolidated Net Income in prior periods and excluded from Consolidated EBITDA pursuant to clauses (a)(xii) and (a)(xiii) above; and

(vii) the amount of any non-controlling interest consisting of loss attributable to non-controlling interests of third parties in any Non Wholly Owned Subsidiary added and not deducted in such period to Consolidated Net Income; plus

(d) any income from investments recorded using the equity method of accounting or the cost method of accounting without duplication and to the extent not included in arriving at Consolidated Net Income except to the extent such income was attributable to income that would be deducted pursuant to clause (c) if it were income of the Borrower or its Restricted Subsidiaries; minus

(e) any losses from investments recorded using the equity method of accounting or the cost method of accounting without duplication and to the extent not deducted in arriving at Consolidated Net Income except to the extent such loss was attributable to losses that would be added back pursuant to clauses (a) and (b) above if it were a loss of the Borrower or a Restricted Subsidiary; plus

(f) an amount, with respect to investments recorded using the equity method of accounting or the cost method of accounting and without duplication of any amounts added pursuant to clause (d) above, equal to the amount attributable to each such investment that would be added to Consolidated EBITDA pursuant to clauses (a) and (b) above if instead attributable to the Borrower or a Restricted Subsidiary, pro-rated according to the Borrower’s or the applicable Subsidiary’s percentage ownership in such investment; minus

(g) an amount, with respect to investments recorded using the equity method of accounting or the cost method of accounting and without duplication of any amounts deducted pursuant to clause (e) above equal to the amount attributable to each such investment that would be deducted from Consolidated EBITDA pursuant to clause c above if instead attributable to the Borrower or a Restricted Subsidiary pro-rated according to the Borrower’s or the applicable Subsidiary’s percentage ownership in such investment;

in each case as determined on a consolidated basis for the Borrower and its Restricted Subsidiaries in accordance with GAAP; provided that:

(I) to the extent included in Consolidated Net Income there shall be excluded in determining Consolidated EBITDA currency translation gains and losses related to currency remeasurements of assets or liabilities (including the net loss or gain resulting from hedging agreements for currency exchange risk and revaluations of intercompany balances);

(II) there shall be included in determining Consolidated EBITDA for any period without duplication (A) to the extent not included in Consolidated Net Income the Acquired EBITDA of any Person property business or asset or attributable to any Person property business or asset acquired by the Borrower or any Restricted Subsidiary during such period (other than any Unrestricted Subsidiary) to the extent not subsequently sold transferred or otherwise disposed of (but not including the Acquired EBITDA of any related Person property business or assets to the extent not so acquired) (each such Person, property, business or asset acquired, including pursuant to the Transactions or pursuant to a transaction consummated prior to the Agreement Date and not subsequently so disposed of, an “Acquired Entity or Business”) and the Acquired EBITDA of any Unrestricted Subsidiary that is converted into a Restricted Subsidiary during such period (each, a “Converted Restricted Subsidiary”) in each case based on the Acquired EBITDA of such Pro Forma Entity for such period (including the portion thereof occurring prior to such acquisition or conversion) determined on a historical Pro Forma Basis and (B) an adjustment in respect of each Pro Forma Entity equal to the amount of the Pro Forma Adjustment with respect to such Pro Forma Entity for such period (including the portion thereof occurring prior to such acquisition or conversion) as specified in the Pro Forma Adjustment certificate delivered to the Administrative Agent (for further delivery to the Lenders); provided that, with respect to any determination to be made on a Pro Forma Basis at the election of the Borrower such Acquired EBITDA or such adjustment shall not be required to be included for any Pro Forma Entity to the extent the aggregate consideration paid in connection with the acquisition of such Acquired Entity or Business or the fair market value of such Converted Restricted Subsidiary in the aggregate is less than $50,000,000;

(III) there shall be (A) to the extent included in Consolidated Net Income, excluded in determining Consolidated EBITDA for any period the Disposed EBITDA of any Person, property, business or asset (other than any Unrestricted Subsidiary) sold, transferred or otherwise disposed of, closed or classified as discontinued operations in accordance with GAAP (other than (x) if so classified on the basis that it is being held for sale unless such sale has actually occurred during such period and (y) for periods prior to the applicable sale transfer or other disposition if the Disposed EBITDA of such Person property business or asset is positive (i.e., if such Disposed EBITDA is negative, it shall be added back in determining Consolidated EBITDA for any period)) by the Borrower or any Restricted Subsidiary during such period (each such Person, property business or asset so sold transferred or otherwise disposed of, closed or classified a “Sold Entity or Business”) and the Disposed EBITDA of any Restricted Subsidiary that is converted into an Unrestricted Subsidiary during such period (each a “Converted Unrestricted Subsidiary”), in each case based on the Disposed EBITDA of such Sold Entity or Business or Converted Unrestricted Subsidiary for such period including the portion thereof occurring prior to such sale transfer disposition closure classification or conversion determined on a historical Pro Forma Basis and (B) to the extent not included in Consolidated Net Income (included in determining Consolidated EBITDA for any period in which a Sold Entity or Business is disposed an adjustment equal to the Pro Forma Disposal Adjustment with respect to such Sold Entity or Business (including the portion thereof occurring prior to such disposal) as specified in the Pro Forma Disposal Adjustment certificate delivered to the Administrative Agent (for further delivery to the Lenders); and

(IV) to the extent included in Consolidated Net Income, there shall be excluded in determining Consolidated EBITDA any expense (or income) as a result of adjustments recorded to contingent consideration liabilities relating to the Transaction or any Permitted Acquisition (or other Investment permitted hereunder).

“Consolidated Net Income” means, for any period, the net income (loss) of the Borrower and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, excluding without duplication.

(a) extraordinary items for such period,

(b) the cumulative effect of a change in accounting principles during such period,

(c) any Transaction Costs incurred during such period,

(d) any fees and expenses (including any transaction or retention bonus or similar payment) incurred during such period or any amortization thereof for such period in connection with any Acquisition, non-recurring costs to acquire equipment to the extent not capitalized in accordance with GAAP, Investment, recapitalization, asset disposition, non-competition agreement, issuance or repayment of debt, issuance of equity securities, refinancing transaction or amendment or other modification of or waiver or consent relating to any debt instrument (in each case, including the Transaction Costs and any such transaction consummated prior to the Agreement Date and any such transaction undertaken but not completed) and any charges or non-recurring merger costs incurred during such period as a result of any such transaction, in each case whether or not successful (including, for the avoidance of doubt, the effects of expensing all transaction related expenses in accordance with FASB Accounting Standards Codification 805 and gains or losses associated with FASB Accounting Standards Codification 460),

(e) any income (loss) (and all fees and expenses or charges relating thereto) for such period attributable to the early extinguishment of Indebtedness, hedging agreements or other derivative instruments,

(f) accruals and reserves that are established or adjusted as a result of the Transactions or any Permitted Acquisition or other Investment not prohibited under this Agreement in accordance with GAAP (including any adjustment of estimated payouts on earn outs) or changes as a result of the adoption or modification of accounting policies during such period,

(g) stock based award compensation expenses,

(h) any income (loss) attributable to deferred compensation plans or trusts,

(i) any income (loss) from Investments recorded using the equity method,

(j) the amount of any expense required to be recorded as compensation expense related to contingent transaction consideration,

(k) any unrealized or realized gain or loss due solely to fluctuations in currency values and the related tax effects determined in accordance with GAAP, and

(l) (i) the net income of any Person that is not a Subsidiary of such Person or is an Unrestricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions or other payments paid in cash (or to the extent converted into cash) to the referent person or a subsidiary thereof in respect of such period and (ii) the net income shall include any ordinary course dividend distribution or other payment in cash received from any Person in excess of the amounts included in clause (i) above.

There shall be included in Consolidated Net Income, without duplication, the amount of any cash tax benefits related to the tax amortization of intangible assets in such period. There shall be excluded from Consolidated Net Income for any period the effects from applying acquisition method accounting, including applying acquisition method accounting to inventory, property and equipment, loans and leases, software and other intangible assets and deferred revenue (including deferred costs related thereto and deferred rent) required or permitted by GAAP and related authoritative pronouncements (including the effects of such adjustments pushed down to the Borrower and its Restricted Subsidiaries) as a result of the Transactions, any acquisition or Investment consummated prior to the Agreement Date and any Permitted Acquisitions (or other Investment not prohibited hereunder) or the amortization or write off of any amounts thereof.

In addition to the extent not already included in Consolidated Net Income, Consolidated Net Income shall include the amount of proceeds received or due from business interruption insurance or reimbursement of expenses and charges that are covered by indemnification and other reimbursement provisions in connection with any acquisition or other Investment or any disposition of any asset permitted hereunder.

“Consolidated Senior Secured Indebtedness” means, as of any date of determination, Consolidated Total Indebtedness as of such date that is not subordinated in right of payment to the Obligations and is secured by a Lien on the Collateral securing the Loan Document Obligations.

“Consolidated Senior Secured Net Leverage Ratio” means as of any date of determination the ratio, on a Pro Forma Basis, of (a) Consolidated Senior Secured Indebtedness as of such date to (b) Consolidated EBITDA for the most recently completed Test Period.

“Consolidated Total Indebtedness” means, as of any date of determination, the aggregate amount of Indebtedness of the Borrower and its Restricted Subsidiaries outstanding on such date, determined on a consolidated basis in accordance with GAAP (but excluding the effects of any discounting of Indebtedness resulting from the application of the acquisition method accounting in connection with the Transactions or any Permitted Acquisition (or other Investment not prohibited hereunder)) consisting only of Indebtedness for borrowed money, drawn but unreimbursed obligations under letters of credit, obligations in respect of Capitalized Leases and debt obligations evidenced by promissory notes or similar instruments, but excluding any obligations under or in respect of Qualified Securitization Facilities, minus the aggregate amount of cash and Permitted Investments (in each case, free and clear of all liens, other than Liens permitted pursuant to Section 7.2), excluding cash and Permitted Investments that are listed as “restricted” on the consolidated balance sheet of the Borrower and its Restricted Subsidiaries as of such date.

“Control” shall mean, with respect to any asset, right, or property with respect to which a security interest therein is perfected by a secured party’s having “control” thereof (whether pursuant to the terms of an agreement or through the existence of certain facts and circumstances), that the Administrative Agent has “control” of such asset, right, or property in accordance with the terms of Article 9 of the UCC.

“Controlled Account Agreement” shall mean any agreement executed by a depository bank, securities intermediary, or commodities intermediary and the Administrative Agent and acknowledged and agreed to by the applicable Credit Party, in form and substance reasonably acceptable to the Administrative Agent, which, among other things, provides for the Administrative Agent’s Control, for the benefit of the Lender Group, of a deposit account, securities account, commodities account, or other bank or investment account, as amended, restated, supplemented, or otherwise modified from time to time.

“Controlled Deposit Account” shall have the meaning specified in Section 6.20(b).

“Converted Restricted Subsidiary” shall have the meaning given such term in the definition of “Consolidated EBITDA”.

“Converted Unrestricted Subsidiary” shall have the meaning given such term in the definition of “Consolidated EBITDA”.

“Copyright Security Agreements” shall mean, collectively, any Copyright Security Agreement made by a Credit Party in favor of the Administrative Agent, on behalf of the Lender Group, from time to time, as amended, restated, supplemented, or otherwise modified from time to time.

“Covered Entity” shall have the meaning specified in Section 10.27.

“Covered Jurisdiction” means the United States (or any state or commonwealth thereof or the District of Columbia).

“Covered Party” shall have the meaning specified in Section 10.27.

“Credit Parties” shall mean, collectively, the Borrower and the Guarantors, and “Credit Party” shall mean any one of the foregoing Credit Parties.

“Customary Intercreditor Agreement” means a customary intercreditor agreement in form and substance reasonably acceptable to the Administrative Agent and the Borrower, which agreement shall provide that the Liens on the Collateral securing such Indebtedness shall rank junior to the Liens on the ABL First Lien Collateral securing the Obligations. Any intercreditor agreement shall be posted to the Lenders not less than five (5) Business Days before execution thereof and, if the Majority Lenders shall not have objected to such changes within three (3) Business Days after posting, then the Majority Lenders shall be deemed to have agreed that the Administrative Agent’s entry into such intercreditor agreement is reasonable and to have consented to such intercreditor agreement and to the Administrative Agent’s execution thereof. Notwithstanding the foregoing, “Customary Intercreditor Agreement” shall also mean, to the extent applied to any unsecured Indebtedness owing to any seller in a Permitted Acquisition in an aggregate principal amount of up to $3,000,000 for any such seller, the customary subordination terms, in form and substance satisfactory to the Administrative Agent, included by Borrower and its Restricted Subsidiaries in the promissory notes evidencing such items of Indebtedness in accordance with past practice.

“Date of Issue” shall mean the date on which the Issuing Bank issues a Letter of Credit pursuant to Section 2.15 and, subject to the terms of Section 2.15(a), the date on which any such Letter of Credit is renewed.

“Debtor Relief Laws” shall mean the Bankruptcy Code and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” shall mean any event or condition that constitutes an Event of Default or that upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Default Rate” shall mean a simple per annum interest rate equal to, with respect to all outstanding Obligations, the sum of (a) the applicable Interest Rate Basis, if any, with respect to the applicable Obligation, plus (b) the Applicable Margin for such Interest Rate Basis, plus (c) two percent (2.00%).

“Default Right” shall have the meaning specified in Section 10.27.

“Defaulting Lender” shall mean, subject to Section 2.17(c), any Lender that (a) has failed to (i) fund all or any portion of the Revolving Loans within two (2) Business Days of the date such Revolving Loans were required to be funded unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, the Issuing Bank, the Swing Bank or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit, Swing Loans or Agent Advances) within two (2) Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent or the Issuing Bank or Swing Bank in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Revolving Loan and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder; provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower, or (d) has, or has a direct or indirect parent company that has (i) become the subject of a proceeding under the Bankruptcy Code or any other Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.17(c)) upon delivery of written notice of such determination to the Borrower, each Issuing Bank, the Swing Bank and each Lender.

“Designated Non-Cash Consideration” shall mean the fair market value of non-cash consideration received by the Borrower or a Subsidiary in connection with a Disposition pursuant to Section 7.5(k) that is designated as Designated Non-Cash Consideration pursuant to a certificate of a Responsible Officer of the Borrower, setting forth the basis of such valuation (which amount will be reduced by the fair market value of the portion of the non-cash consideration converted to cash within 180 days following the consummation of the applicable Disposition).

“Determination Date” shall mean (a) in the event that Borrowing Base Certificates are required to be delivered on a quarterly basis, the second Business Day immediately following the date that the Administrative Agent receives the Borrowing Base Certificate required to be delivered pursuant to Section 6.2(a) for such fiscal quarter, (b) in the event that Borrowing Base Certificates are required to be delivered on a weekly basis, the second Business Day immediately following the date that the Administrative Agent receives the Borrowing Base Certificate required to be delivered pursuant to Section 6.2(a) for the last full week of any fiscal quarter or (c) otherwise, the second Business Day immediately following the date that the Administrative Agent receives the Borrowing Base Certificate required to be delivered pursuant to Section 6.2(a) for the fiscal month in which a fiscal quarter of the Borrower ends.

“Dilution” shall mean, as of any date of determination, a percentage, determined by the Administrative Agent in its Permitted Discretion equal to (a) bad debt write-downs or write-offs, discounts, returns, promotions, credits, credit memos and other dilutive items with respect to Accounts, divided by (b) gross sales.

“Dilution Reserve” shall mean, as of any date of determination, an amount determined from time to time by the Administrative Agent in its Permitted Discretion and based on the Administrative Agent’s analysis of the Credit Parties’ Dilution and other matters affecting the Credit Parties and their respective Accounts and Account Debtors.

“Disbursement Account” shall have the meaning specified in Section 2.2(f).

“Dispose” and “Disposition” each shall have the meaning assigned to such term in Section 7.5.

“Disposed EBITDA” shall mean with respect to any Sold Entity or Business or Converted Unrestricted Subsidiary for any period through (but not after) the date of such disposition the amount for such period of Consolidated EBITDA of such Sold Entity or Business or Converted Unrestricted Subsidiary (determined as if references to the Borrower and its Restricted Subsidiaries in the definition of the term “Consolidated EBITDA” (and in the component financial definitions used therein) were references to such Sold Entity or Business and its subsidiaries or to such Converted Unrestricted Subsidiary and its subsidiaries), all as determined on a consolidated basis for such Sold Entity or Business or Converted Unrestricted Subsidiary

“Disqualified Equity Interest” means, with respect to any Person, any Equity Interest in such Person that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable either mandatorily or at the option of the holder thereof), or upon the happening of any event or condition:

(a) matures or is mandatorily redeemable (other than solely for Equity Interests in such Person that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests, whether pursuant to a sinking fund obligation or otherwise;

(b) is convertible or exchangeable, either mandatorily or at the option of the holder thereof, for Indebtedness or Equity Interests (other than solely for Equity Interests in such Person that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests); or

(c) is redeemable (other than solely for Equity Interests in such Person that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests) or is required to be repurchased by such Person or any of its Affiliates, in whole or in part, at the option of the holder thereof;

in each case, on or prior to the date ninety-one (91) days after the Maturity Date; provided, however, that (i) an Equity Interest in any Person that would not constitute a Disqualified Equity Interest but for terms thereof giving holders thereof the right to require such Person to redeem or purchase such Equity Interest upon the occurrence of an “asset sale” or a “change of control” or similar event shall not constitute a Disqualified Equity Interest if any such requirement becomes operative only after the Maturity Date and (ii) if an Equity Interest in any Person is issued pursuant to any plan for the benefit of employees of the Borrower (or any direct or indirect parent thereof) or any of its subsidiaries or by any such plan to such employees, such Equity Interest shall not constitute a Disqualified Equity Interest solely because it may be required to be repurchased by the Borrower or any of its subsidiaries in order to satisfy applicable statutory or regulatory obligations of such Person.

“Disqualified Lender” shall mean (i) any natural person (or holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person), (ii) those persons that are Competitors and their named Affiliates, in each case to the extent either (x) identified by the Borrower to the Administrative Agent in writing from time to time (so long as the addition of any such Competitors or Affiliates after the Agreement Date shall not apply retroactively) or (y) in the case of Affiliates of such Competitors, such Affiliates are clearly identifiable as such on the basis of such Affiliate’s name, or (iii) any other institution or entity as the Borrower and the Administrative Agent shall mutually agree on or after the Agreement Date.

“Dividends” shall mean any direct or indirect distribution, dividend, or payment to any Person on account of any Equity Interests of any Credit Party or any of their Subsidiaries.

“Domestic Restricted Subsidiary” shall mean any Restricted Subsidiary that is a Domestic Subsidiary.

“Domestic Subsidiary” shall mean any direct or indirect Subsidiary of any Credit Party that is organized and existing under the laws of the US or any state, territory or commonwealth thereof or under the laws of the District of Columbia.

“EEA Financial Institution” shall mean (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent;

“EEA Member Country” shall mean any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” shall mean any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Accounts” shall mean, at any time of determination, all Accounts (valued at the face amount of the applicable invoice therefor, minus the maximum discounts, credits, and allowances set forth on the face of such invoice which may be taken by Account Debtors on such Accounts, and net of any sales tax, finance charges, or late payment charges included in the amount invoiced) arising in the ordinary course of the Credit Parties’ business from the sale of goods or the rendition of services by the Credit Parties that the Administrative Agent determines in its Permitted Discretion to be Eligible Accounts; provided, however, that, without limiting the right of the Administrative Agent to establish other criteria of ineligibility in its Permitted Discretion, Eligible Accounts shall not include any of the following Accounts:

(a) any Account which (i) is past due more than 60 days after its due date, or (ii) later than 90 days after the invoice date; provided that Accounts that are past due more than 60 days but less than 90 days after their respective due date shall not be classified as ineligible under this clause (a) to the extent that the aggregate amount of all such Accounts would not increase the aggregate amount of the Regular Borrowing Base by more than 5.0% before giving effect to inclusion of such past due Accounts;

(b) Accounts not evidenced by a paper invoice or an electronic equivalent acceptable to the Administrative Agent;

(c) Accounts with respect to which any of the representations, warranties, covenants and agreements contained in Section 5.22 are not or have ceased to be complete and correct or have been breached;

(d) Accounts (or any other Account due from the same Account Debtor), with respect to which, in whole or in part, a check, promissory note, draft, trade acceptance or other instrument for the payment of money has been received, presented for payment and returned uncollected for any reason, unless the Account Debtor subsequently honors such check, note, draft, acceptance or instrument or pays such Account or part thereof paid therewith;

(e) Accounts as to which the applicable Credit Party has not performed, as of the applicable date of determination, all of its obligations then required to have been performed, including, without limitation, the installation of goods (and passage of title thereto) applicable to such Accounts or as to which services were rendered to the applicable Account Debtor by any independent contractor;

(f) Accounts as to which any one or more of the following events has occurred with respect to the Account Debtor on such Accounts: death or judicial declaration of incompetency of such Account Debtor who is an individual; the filing by or against such Account Debtor of a request or petition for liquidation, reorganization, arrangement, adjustment of debts, adjudication as a bankrupt, winding-up, or other relief under the bankruptcy, insolvency, or similar laws of the US, any state or territory thereof, or any foreign jurisdiction, now or hereafter in effect; the making of any general assignment by such Account Debtor for the benefit of creditors; the appointment of a receiver or trustee for such Account Debtor or for any of the assets of such Account Debtor, including, without limitation, the appointment of or taking possession by a “custodian,” as defined in Bankruptcy Code; the institution by or against such Account Debtor of any other type of insolvency proceeding (under the bankruptcy or insolvency laws of the US or otherwise) or of any formal or informal proceeding for the dissolution or liquidation of, settlement of claims against, or winding up of affairs of, such Account Debtor; the sale, assignment, or transfer of all or substantially all of the assets of such Account Debtor unless the obligations of such Account Debtor in respect of the Accounts are assumed by and assigned to such purchaser or transferee; the nonpayment generally by such Account Debtor of its debts as they become due; or the cessation of the business of such Account Debtor as a going concern, provided, however, that the foregoing shall not include post-petition Accounts of an Account Debtor to the extent that (i) such Accounts constitute Accounts of such Account Debtor as a “debtor-in-possession” and (ii) such Accounts have been approved by the Administrative Agent in its Permitted Discretion;

(g) those Accounts of an Account Debtor for whom fifty percent (50%) or more of the aggregate U.S. Dollar amount of such Account Debtor’s outstanding Accounts are classified as ineligible under clause (a)(ii) above, except in the case of Accounts that are classified as ineligible under clause (a)(ii) solely due to the existence of a bona fide dispute as to such Accounts;

(h) Accounts owed by an Account Debtor which: (i) does not maintain its primary business locations (including any location where services were rendered by a Credit Party), payment centers, and chief executive office in the US or in Canada; or (ii) is not organized under the laws of the US or Canada or any respective state or province thereof; or (iii) is a foreign country or sovereign state, or of any state, province, municipality, or other political subdivision thereof, or of any department, agency, public corporation, or other instrumentality thereof; except to the extent that such Accounts are secured or payable by a letter of credit or acceptance, or insured under foreign credit insurance in each case, on terms and conditions satisfactory to the Administrative Agent in its Permitted Discretion; or (iv) is the government of the US, or of any state, municipality or other political subdivision thereof, or any department, agency, public corporation, or other instrumentality thereof, unless all required procedures for the effective collateral assignment of the Accounts under the Federal Assignment of Claims Act of 1940 and any other steps necessary to perfect the Administrative Agent’s security interest, for the benefit of the Lender Group, in such Accounts have been complied with to the Administrative Agent’s sole satisfaction with respect to such Accounts; or (v) is a natural person who is not a resident of the United States with a mailing address in the United States, or (vi) is a Sanctioned Person or Sanctioned Country;

(i) Accounts owed by an Account Debtor which is an Affiliate or employee of any Credit Party, provided that Accounts owing by M/I Homes, Inc. or any of its subsidiaries or any entity controlled by Peter H. Edwards, Jeffrey W. Edwards, any of his biological siblings or any of their respective families shall not be classified as ineligible under this clause (i) to the extent that (A) the transactions underlying such Accounts are arm’s length, fair market value transaction approved by the Borrower’s audit committee and (B) such Accounts owed by any such entity controlled by Jeffrey W. Edwards, any of his biological siblings or any of their respective families do not exceed $2,500,000 in the aggregate;

(j) Accounts which are owed by an Account Debtor to which any Credit Party is indebted in any way (including, without limitation, creditors and suppliers of any Credit Party), or which are subject to any right of setoff by the Account Debtor, including, without limitation, for co-op advertising, rebates, incentives and promotions, to the extent of such indebtedness or right of setoff;

(k) Accounts which the Account Debtor disputes in writing the liability therefor or are otherwise in dispute or are otherwise subject to any potential counterclaim, deduction, discount, recoupment, reserve, defense, dispute, chargeback, credit, allowance, contra-account, volume rebate, cooperative advertising accrual, deposit, or offset (but only to the extent of the amount in dispute);

(l) Accounts which represent sales on a bill-and-hold, guaranteed sale, sale and return, sale on approval, cash-on-delivery, consignment or other repurchase or return basis;

(m) Accounts which are evidenced by a promissory note or other instrument or by chattel paper;

(n) Accounts (i) as to which the applicable Account Debtor has not been sent an invoice or (ii) for which are partially billed;

(o) Accounts with respect to which the Account Debtor is located in a state or jurisdiction (including, without limitation, Alabama, New Jersey, Minnesota, and West Virginia) that requires, as a condition to access to the courts of such jurisdiction, that a creditor qualify to transact business, file a business activities report or other report or form, or take one or more other actions, unless the applicable Credit Party has so qualified, filed such reports or forms, or taken such actions (and, in each case, paid any required fees or other charges), except to the extent that the applicable Credit Party may qualify subsequently as a foreign entity authorized to transact business in such state or jurisdiction and gain access to such courts, without incurring any cost or penalty viewed by the Administrative Agent to be significant in amount, and such later qualification cures any bar to access to such courts to enforce payment of such Account;

(p) Accounts which are not a bona fide, valid and enforceable obligation of the Account Debtor thereunder;

(q) Accounts (i) which are not subject to a valid and continuing, duly perfected, first-priority Lien in favor of the Administrative Agent, for the benefit of the Lender Group, pursuant to the Security Documents, or (ii) in which the applicable Credit Party does not have good and marketable title, free and clear of any Liens (other than Liens in favor of the Administrative Agent, for the benefit of the Lender Group, and other Liens permitted under Section 7.2, so long as Liens are contractually subordinated to the Liens in favor of the Administrative Agent (other than non-consensual Liens existing by operation of law for which a Reserve has been established by the Administrative Agent to the extent such Liens rank or are capable of ranking prior to or pari passu with the Liens securing the Obligations);

(r) Accounts (i) which are owed by an Account Debtor to the extent that such Accounts, together with all other Accounts owing by the same Account Debtor and its Affiliates, exceed in the aggregate fifteen percent (15%) of the sum of all Eligible Accounts, and (ii) such higher percentage as the Administrative Agent (with the consent of the Supermajority Lenders) may establish from time to time for any other Account Debtor);

(s) Accounts which represent rebates, refunds or other similar transactions, but only to the extent of the amount of such rebate, refund or similar transaction;

(t) Accounts which consist of progress billings (such that the obligation of the Account Debtors with respect to such Accounts is conditioned upon the applicable Credit Party’s satisfactory completion of any further performance under the agreement giving rise thereto) or retainage invoices; provided that Eligible Retainage Accounts and Eligible Progress Billings shall not be classified as ineligible under this clause (t) to the extent that the aggregate amount of all such Accounts would not increase the aggregate amount of the Regular Borrowing Base by more than 15% before giving effect to inclusion of such Eligible Retainage Accounts and Eligible Progress Billings;

(u) Accounts with respect to which the Administrative Agent reasonably believes that such Accounts may not be collectible by reason of the Account Debtor’s creditworthiness;

(v) Accounts which are not denominated in U.S. Dollars;

(w) that portion of Accounts subject to warranty accruals;

(x) prepaid or cash-in-advance Accounts;

(y) Accounts owing from a credit card processor or credit card issuer or which arises out of the use of a credit, debit or charge card, or information contained on or for use with any such card; or

(z) Accounts as to which a security agreement, financing statement, equivalent security or Lien instrument or continuation statement is on file or of record in any public office, except as may have been filed in favor of (i) the Administrative Agent, for the benefit of the Lenders, pursuant to the Security Documents, (ii) the Term Loan Agent, for the benefit of the Term Loan Lenders, pursuant to the Term Loan Documents, and (iii) the holder or holders of other Liens permitted by Section 7.2 so long as such Liens are contractually subordinated to the Liens in favor of the Administrative Agent.

Notwithstanding the foregoing, until the Administrative Agent has completed a Field Exam and Qualified Appraisal, as applicable, with respect to Accounts and Inventory acquired by any Credit Party (in each case satisfactory to the Administrative Agent in its Permitted Discretion), the amount of such Accounts and Inventory that could otherwise be included in the Regular Borrowing Base, plus the amount of Accounts and Inventory acquired in a Permitted Acquisition after the Agreement Date that are included in the Regular Borrowing Base pursuant to the final paragraph of the definition of Permitted Acquisition, shall be limited to (1) the amount that otherwise would not increase the aggregate amount of the Regular Borrowing Base by more than 5.0% before giving effect to such proposed Acquisition and (2) the aggregate amount for all of such Accounts and Inventory acquired in Permitted Acquisitions prior to the completion of a Field Exam and Qualified Appraisal, as applicable, that otherwise would not increase the aggregate amount of the Regular Borrowing Base by more than (I) if Excess Availability is greater than $50,000,000, 10.0% or (II) otherwise, 5% (in each case, before giving effect to such Permitted Acquisitions).

“Eligible Assignee” shall mean (a) a Lender; (b) an Affiliate of a Lender; (c) an Approved Fund; or (d) any other Person approved by (i) the Administrative Agent, (ii) with respect to any proposed assignee of all or any portion of the Revolving Loan Commitment, the Issuing Bank and, (iii) unless (x) such Person is taking delivery of an assignment in connection with physical settlement of a credit derivatives transaction or (y) an Event of Default exists, the Borrower, such approvals not to be unreasonably withheld or delayed; provided, however, that if the consent of the Borrower to an assignment or to an Eligible Assignee is required hereunder (including a consent to an assignment which does not meet the minimum assignment thresholds specified in Section 10.5(b)), the Borrower shall be deemed to have given its consent ten (10) days after the date notice thereof has been delivered by the assigning Lender (through the Administrative Agent) and received by the Borrower unless such consent is expressly refused by the Borrower prior to such tenth day. Neither the Borrower, any of its Subsidiaries, any of its Affiliates, any Defaulting Lender nor any Disqualified Lender shall be an Eligible Assignee.

“Eligible Inventory” shall mean, at any time of determination, the portion of the Credit Parties’ Inventory held for sale in the ordinary course of business consisting of finished goods that the Administrative Agent determines in its Permitted Discretion to be Eligible Inventory; provided, however, that without limiting the right of the Administrative Agent to establish other criteria of ineligibility in its Permitted Discretion, Eligible Inventory shall not include any of the following Inventory:

(a) Inventory that is not owned solely by the applicable Credit Party;

(b) Inventory that does not conform to all of the warranties, and representations regarding the same which are set forth in this Agreement, including, without limitation Section 5.23, or any of the other Loan Documents;

(c) Inventory that is not located at a Permitted Location in the United States or in transit from one such Permitted Location in the United States to another;

(d) Inventory that is located at a Permitted Location not owned and controlled by a Credit Party or that is located at a Permitted Location where the access to such Permitted Location requires the consent of a third party, unless (i) the Administrative Agent has received a Third Party Agreement (whether or not such Third Party Agreement is an express condition or requirement hereunder) from the Person owning or in control of such Permitted Location and all Persons owning or in control of other locations with respect to which access may be required with respect to such Permitted Location, or (ii) the Administrative Agent has instituted a Rent Reserve;

(e) Inventory which is in the possession of any subcontractor or outside processor in or is in-transit to or from such subcontractor or outside processor, unless, in each case, the subcontractor or outside processor has provided a Third Party Agreement;

(f) any Inventory customized for specific customers (other than Inventory branded for a specific customer (such as private label merchandise)), provided that up to $1,000,000 of such Inventory may be included;

(g) Inventory (i) in which the applicable Credit Party does not have good and marketable title, free and clear of any Lien (other than Liens in favor of the Administrative Agent, for the benefit of the Lender Group, and other Liens permitted under Section 7.2, so long as such Liens are contractually subordinated to the Liens in favor of the Administrative Agent (other than non-consensual Liens existing by operation of law for which a Reserve has been established by the Administrative Agent to the extent such Liens rank or are capable of ranking prior to or pari passu with the Liens securing the Obligations), claim of reclamation, adverse claim, interest or right of any other Person; or (ii) which is not subject to a valid and continuing, duly perfected, first-priority Lien in favor of the Administrative Agent, for the benefit of the Lender Group, pursuant to the Security Documents, or as to which all action necessary or advisable to perfect such security interest has not been taken;

(h) Inventory that is on consignment from any Credit Party, as consignor, to any other Person, as consignee, and any Inventory which is on consignment to any Credit Party, as consignee, from any other Person, as consignor;

(i) Inventory that is not in saleable condition or does not meet all standards imposed by any Person having regulatory authority over such goods or their use and/or sale, or Inventory that is not currently saleable in the normal course of the applicable Credit Party’s business;

(j) Inventory consisting of parts, components, or supplies or that constitutes capitalized labor;

(k) Inventory scheduled for return to vendors, display items, packaging materials, labels or name plates or similar supplies;

(l) Inventory that is subject to any license or agreement with any Person that limits or restricts the applicable Credit Party’s or the Administrative Agent’s right to sell or otherwise dispose of such Inventory (unless such Person has entered into a Third Party Agreement);

(m) Inventory that is commingled with the goods of any other Person (other than a Credit Party);

(n) which is subject to any negotiable Document;

(o) Inventory that is covered, in whole or in part, by any security agreement, financing statement, equivalent security or Lien instrument or continuation statement which is on file or of record in any public office, except such as may have been filed in favor of (i) the Administrative Agent, for the benefit of the Lenders, pursuant to the Security Documents, (ii) the Term Loan Agent, for the benefit of the Term Loan Lenders, pursuant to the Term Loan Documents ; and (iii) the holder or holders of other Liens permitted by Section 7.2 so long as such Liens are contractually subordinated to the Liens in favor of the Administrative Agent (other than non-consensual Liens existing by operation of law for which a Reserve has been established by the Administrative Agent to the extent such Liens rank or are capable of ranking prior to or pari passu with the Liens securing the Obligations); and

(p) Inventory that is acquired from a Sanctioned Person.

Notwithstanding the foregoing, until the Administrative Agent has completed a Field Exam and Qualified Appraisal, as applicable, with respect to Accounts and Inventory acquired by any Credit Party (in each case satisfactory to the Administrative Agent in its Permitted Discretion), the amount of such Accounts and Inventory that could otherwise be included in the Borrowing Base plus the amount of Accounts and Inventory acquired in a Permitted Acquisition after the Agreement Date that are included in the Regular Borrowing Base pursuant to the final paragraph of the definition of Permitted Acquisition, shall be limited to (1) the amount that otherwise would not increase the aggregate amount of the Regular Borrowing Base by more than 5.0% before giving effect to such proposed Acquisition and (2) the aggregate amount for all of such Accounts and Inventory acquired in Permitted Acquisitions prior to the completion of a Field Exam and Qualified Appraisal, as applicable, that otherwise would not increase the aggregate amount of the Regular Borrowing Base by more than (I) if Excess Availability is greater than $50,000,000, 10.0% or (II) otherwise, 5% (in each case, before giving effect to such Permitted Acquisitions).

“Eligible Pledged Cash Account” shall mean each special account established in the United States by a Credit Party at Bank of America and which is designated as an “Eligible Pledged Cash Account” by the Administrative Agent in its Permitted Discretion; provided that not more frequently than once per month (or a more frequent interval as the Administrative Agent may agree), each Borrower may, upon not less than two (2) Business Days prior written notice to the

Administrative Agent, decrease the amount of Eligible Pledged Cash by withdrawing cash from its respective Eligible Pledged Cash Account(s), if (a) immediately before such withdrawal no Default or Event of Default exists or would exist after giving effect thereto, (b) prior to and after giving effect to such withdrawal, Availability shall not be less than zero, (c) upon the request of the Administrative Agent, the Borrower delivers a Borrowing Base Certificate to the Administrative Agent reflecting solely the change in the Borrowing Base, after giving effect to such withdrawal, and (d) the Borrowing Base shall be reduced immediately upon such withdrawal.

“Eligible Progress Billings” means a Receivable created by a Credit Party relating to any progress billing, that satisfies each of the criteria contained in the definition of Eligible Accounts other than clauses (l), (n)(ii) and (t) of such definition; provided, that such Account is not unpaid more than sixty (60) days after the date of the original invoice date of such Account and progress billings are permitted by the terms of the contract governing such Receivable.

“Eligible Retainage Accounts” means the amount of unpaid “retainage” owed to a Credit Party, that the Administrative Agent determines in its Permitted Discretion to be Eligible Retainage Accounts, to the extent that all goods and services relating to a contract or job with a retained amount have been provided by such Credit Party and (i) such Credit Party has fully performed and completed the contract or job, (ii) all subcontractors, suppliers or others providing goods and services to such Credit Party with respect to such contract or job and all employees performing services at the job site have been fully paid, (iii) no claims or Liens have been or could be asserted by such subcontractors, suppliers, employees or other providers, (iv) the retained amounts are paid within 90 days after completion of the applicable contract or job, and (v) there is no default or claim under any contract relating to such retained amount with respect to goods, services, or payments provided or made by a general contractor, real property owner or surety.

“Employee Benefit Plan” means an “employee benefit plan” within the meaning of Section 3(3) of ERISA, other than a Multiemployer Plan, which covers any employee or service providers of a Credit Party or for which any Credit Party has liability to make contributions (contingent or otherwise).

“Environmental Laws” means all applicable Requirements of Law relating to the protection of the environment, to preservation or reclamation of natural resources, to Release or threatened Release of any Hazardous Material or, to the extent relating to exposure to Hazardous Materials, to health or safety matters.

“Environmental Liability” means any liability, obligation, loss, claim, action, order or cost, contingent or otherwise (including any liability for damages, costs of medical monitoring, costs of environmental remediation or restoration, administrative oversight costs, consultants’ fees, fines, penalties and indemnities) resulting from or based upon (a) any actual or alleged violation of any Environmental Law or permit, license or approval issued thereunder, (b) the generation, use, handling, transportation, storage, or treatment of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement to the extent liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with any Credit Party, is treated as a single employer under Section 414(b) or 414(c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event,” as defined in Section 4043(c) of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) any failure by any Plan to satisfy the minimum funding standard (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Plan, in each case whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA, of an application for a waiver of the minimum funding standard with respect to any Plan; (d) a determination that any Plan is, or is expected to be, in “at-risk” status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code); (e) the incurrence by a Credit Party or any ERISA Affiliate of any liability under Title IV of ERISA (other than premiums due and not delinquent under Section 4007 of ERISA) with respect to the termination of any Plan or by application of Section 4069 of ERISA with respect to any terminated plan; (f) the receipt by a Credit Party or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan, or to an intention to terminate or to appoint a trustee to administer any plan or plans in respect of which such Credit Party or ERISA Affiliate would be deemed to be an employer under Section 4069 of ERISA; (g) the incurrence by a Credit Party or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal from any Multiemployer Plan; (h) the receipt by a Credit Party or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from a Credit Party or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability, or the failure of a Credit Party or any ERISA Affiliate to pay when due, after the expiration of any applicable grace period, any installment payment with respect to any Withdrawal Liability; or (i) the withdrawal of a Credit Party or any ERISA Affiliate from a Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA.

“EU Bail-In Legislation Schedule” shall mean the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” shall mean any of the events specified in Section 8.1.

“Excess Availability” shall mean, at any time of determination, the amount (if any) by which (a) Availability exceeds (b) the Aggregate Revolving Credit Obligations.

“Excluded Accounts” shall mean (a) deposit accounts specifically and exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of any Credit Party’s employees, (b) deposit accounts specifically and exclusively used to cash collateralize Permitted Outside Letters of Credit, (c) any zero balance or disbursement only account, and (d) any other deposit account which in the aggregate with all such accounts (including accounts outside the United States), does not at any time have more than $1,000,000 in cash on deposit therein.

“Excluded Assets” shall have the meaning assigned to such term in the Security Agreement.

“Excluded Hedge Obligation” shall mean, with respect to any Guarantor, any Hedge Obligation if, and to the extent that, all or a portion of the Guaranty of such Credit Party of, or the grant by such Credit Party of a security interest to secure, such Hedge Obligation (or any Guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Credit Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guaranty of such Credit Party or the grant of such security interest becomes effective with respect to such Hedge Obligation. If a Hedge Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Hedge Obligation that is attributable to swaps for which such Guaranty or security interest is or becomes illegal.

“Excluded Real Property” shall mean (a) any fee-owned real property with a purchase price (in the case of real property acquired after the Agreement Date) or Fair Market Value (in the case of real property owned as of the Agreement Date, with Fair Market Value determined as of the Agreement Date) of less than $3,500,000 individually, (b) any real property that is subject to a Lien permitted by Sections 7.2(d), (q), (v), (w), (bb) or (cc), (c) any real property with respect to which, in the reasonable judgment of the Administrative Agent (confirmed by notice to the Borrower) the cost (including as a result of adverse tax consequences) of providing a Mortgage shall be excessive in view of the benefits to be obtained by the Lenders, (d) any real property to the extent providing a mortgage on such real property would (i) be prohibited or limited by any Applicable Law (but only so long as such prohibition or limitation is in effect), (ii) violate a contractual obligation to the owners of such real property (other than any such owners that are the Borrower or Affiliates of the Borrower) that is binding on or relating to such real property (other than customary non-assignment provisions which are ineffective under the Uniform Commercial Code) but only to the extent such contractual obligation was not incurred in anticipation of this provision or (iii) give any other party (other than the Borrower or a Wholly Owned Restricted Subsidiary of the Borrower) to any contract, agreement, instrument or indenture governing such real property the right to terminate its obligations thereunder (other than customary non-assignment provisions which are ineffective under the Uniform Commercial Code or other Applicable Law) and (e) any Leasehold.

“Excluded Subsidiary” shall mean (a) any Subsidiary that is prohibited by Applicable Law, rule or regulation or by any contractual obligation existing on the Agreement Date or on the date any such Subsidiary is acquired (so long as in respect of any such contractual prohibition such prohibition is not incurred in contemplation of such acquisition), in each case from guaranteeing such obligations or which would require governmental (including regulatory) consent, approval, license or authorization to provide a guarantee unless such consent, approval, license or authorization has been received, or for which the provision of a guarantee would result in a material adverse tax consequence to the Borrower and its Subsidiaries (as reasonably determined by the Borrower in consultation with the Administrative Agent), (b) any Foreign Subsidiary, (c) a Domestic Subsidiary substantially all of the assets of which consist of equity of CFCs, or that is a disregarded entity for U.S. federal income tax purposes and substantially all of the assets of which are equity or equity and debt indebtedness of CFCs (each, a “Foreign Subsidiary Holding Company”), (d) any Subsidiary of a CFC or a Foreign Subsidiary Holding Company, (e) a captive insurance Subsidiary, (f) a not-for-profit Subsidiary, (g) certain special purpose entities, including special purpose securitization vehicles (or similar entities), (h) where the Borrower and the Administrative Agent reasonably agree that the cost of providing such a Guaranty is excessive in relation to the value afforded to the Lenders thereby, (i) any Immaterial Subsidiary, and (j) any Non-Wholly Owned Subsidiary; provided that no Subsidiary shall be or be designated as an “Excluded Subsidiary” if such Subsidiary has provided a Guaranty of, or pledged any Collateral as security for, the Term Loan Facility or any other Material Indebtedness.

“Excluded Taxes” shall mean, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of any Credit Party hereunder or under any other Loan Document, (a) Taxes imposed on (or measured by) such recipient’s net income (however denominated) and franchise Taxes imposed on it (in lieu of net income Taxes) by a jurisdiction (i) as a result of such recipient being organized or having its principal office or, in the case of any Lender, its applicable lending office in such jurisdiction, or (ii) as a result of any other present or former connection between such recipient and the jurisdiction imposing such Tax (other than a connection arising solely from such recipient (x) having executed, delivered, become a party to, performed its obligations or received payments under, received or perfected a security interest under or enforced any Loan Documents or engaged in any other transaction pursuant to this Agreement or (y) with respect to any Taxes imposed as a result of any Credit Party’s connection with the taxing jurisdiction, having sold or assigned an interest in any Loan Documents), (b) any branch profits tax imposed under Section 884(a) of the Code, or any similar Tax, imposed by any jurisdiction described in clause (a) above, (c) any U.S. federal withholding Tax imposed pursuant to FATCA, (d) any United States federal withholding Tax that is attributable to a Lender’s failure to comply with Section 2.18(e) and (e) except in the case of an assignee pursuant to a request by the Borrower under Section 10.16 hereto, any U.S. federal withholding Taxes imposed on amounts payable to a Lender pursuant to the Applicable Law in effect at the time such Lender becomes a party hereto (or designates a new lending office), except to the extent that such Lender (or its assignor, if any) was entitled, immediately prior to the time of designation of a new lending office (or assignment), to receive additional amounts with respect to such withholding Tax under Section 2.18(a).

“Existing Credit Agreement” means that certain Credit Agreement dated as of April 13, 2017 by and between Borrower, the guarantors party thereto, the lenders party thereto, SunTrust Bank, as the issuing bank, swing bank and administrative agent, KeyBank National Association, as issuing bank and syndication agent, U.S. Bank National Association, as documentation agent, and SunTrust Robinson Humphrey, Inc., as left lead arranger and bookrunner.

“Fair Market Value” or “fair market value” shall mean, with respect to any asset or group of assets on any date of determination, the value of the consideration obtainable in a sale of such asset at such date of determination assuming a sale by a willing seller to a willing purchaser dealing at arm’s length and arranged in an orderly manner over a reasonable period of time taking into account the nature and characteristics of such asset, as reasonably determined by the Borrower in good faith (which determination shall be conclusive).

“FATCA” shall mean Sections 1471 through 1474 of the Code as of the date of this Agreement (or any amended or successor version that is substantively comparable thereto and not materially more onerous to comply with), any current or future U.S. Treasury regulations thereunder or other official administrative interpretations thereof, any agreements entered into pursuant to current Section 1471(b)(1) of the Code as of the date of this Agreement (or any amended or successor version described above) and any intergovernmental agreements implementing the foregoing.

“Federal Funds Rate” shall mean (a) the weighted average per annum interest rate on overnight federal funds transactions with members of the Federal Reserve System on the applicable day (or the preceding Business Day, if the applicable day is not a Business Day), as published by the Federal Reserve Bank of New York on the next Business Day; or (b) if the rate is not so published, the average rate per annum (rounded up to the nearest 1/8 of 1%) charged to Bank of America on the applicable day on such transactions, as determined by the Administrative Agent; provided, that in no event shall the Federal Funds Rate be less than zero.

“Field Exam” shall mean an examination of the Borrower’s and each Guarantor’s assets, liabilities, books and records with the results of such Field Exam (including concurrence with the proposed advance rates and ineligibles) in form and substance acceptable to the Administrative Agent.

“Financial Covenant” shall mean the financial covenant applicable to the Credit Parties from time to time pursuant to Section 7.13.

“Financial Covenant Testing Period” shall mean each period (a) commencing on any date that Excess Availability is less than the greater of (i) 10% of Availability and (ii) $10,000,000, and (b) ending on the date thereafter when Excess Availability has exceeded the greater of (i) 10% of Availability and (ii) $10,000,000 for thirty (30) consecutive days.

“Financial Officer” shall mean the chief financial officer, principal accounting officer, treasurer or corporate controller of the Borrower.

“Financing Transactions” shall mean (a) the execution, delivery and performance by each Credit Party of the Loan Documents to which it is to be a party and (b) the borrowing of Loans hereunder and the use of the proceeds thereof.

“FIRREA” means the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended.

“Fixed Charge Coverage Ratio” shall mean, with respect to the Borrower and its Restricted Subsidiaries on a consolidated basis for any period, the ratio of (a) (i) Consolidated EBITDA for such period minus (ii) the sum of (A) Capital Expenditures made in cash during such period (other than Capital Expenditures financed with Indebtedness (other than Revolving Loans) permitted to be incurred hereunder) and (B) tax payments made in cash during such period, to (b) Fixed Charges for such period.

“Fixed Charges” shall mean, with respect to the Borrower and its Restricted Subsidiaries on a consolidated basis for any period, the sum (without duplication) of (a) Interest Expense paid or payable in cash during such period, (b) scheduled principal payments paid or payable on outstanding Indebtedness (other than payments due and paid at the final stated maturity of such Indebtedness) during such period, (c) payments with respect to seller notes, non-compete agreements and earnouts paid or payable in cash during such period and (d) cash dividends to holders of Equity Interests paid during such period (but excluding dividends paid in cash to the Credit Parties).

“Flood Insurance Laws” shall mean, collectively, (a) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (b) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statute thereto, (c) the National Flood Insurance Reform Act of 1994 as now or hereafter in effect or any successor statute thereto, (d) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto and (e) the Biggert-Waters Flood Insurance Reform Act of 2012 as now or hereafter in effect or any successor statute thereto.

“Foreign Lender” shall mean a Lender that is not a U.S. Person.

“Foreign Subsidiary” shall mean any Subsidiary of a Credit Party that is not a Domestic Subsidiary.

“Fund” shall mean any Person that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” shall mean generally accepted accounting principles in the United States of America, as in effect from time to time; provided, however, that if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Agreement Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Majority Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding any other provision contained herein, (a) all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under FASB Accounting Standards Codification 825-Financial Instruments, or any successor thereto (including pursuant to the FASB Accounting Standards Codification), to value any Indebtedness of any subsidiary at “fair value,” as defined therein and (b) the amount of any Indebtedness under GAAP with respect to Capital Lease Obligations shall be determined in accordance with the definition of Capital Lease Obligations.

“Governmental Approvals” shall mean all authorizations, consents, approvals, permits, licenses and exemptions of, registrations and filings with, and reports to, Governmental Authorities.

“Governmental Authority” shall mean the government of the United States of America, any other nation or any political subdivision thereof, whether federal, state, provincial, territorial, local or otherwise, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra national bodies such as the European Union or the European Central Bank).

“Guarantors” shall mean, collectively, the Subsidiary Guarantors and any other Person that has executed a Joinder Supplement or other document guaranteeing all or any portion of the Obligations, and “Guarantor” shall mean any one of the foregoing Guarantors.

“Guaranty” or “guaranteed,” as applied to an obligation (each a “primary obligation”), shall mean and include (a) any guaranty, direct or indirect, in any manner, of any part or all of such primary obligation, and (b) any agreement, direct or indirect, contingent or otherwise, the practical effect of which is to assure in any way the payment or performance (or payment of damages in the event of non-performance) of any part or all of such primary obligation, including, without limiting the foregoing, any reimbursement obligations as to amounts drawn down by beneficiaries of outstanding letters of credit, and any obligation of any Person, whether or not contingent, (i) to purchase any such primary obligation or any property or asset constituting direct or indirect security therefor, (ii) to advance or supply funds (A) for the purchase or payment of such primary obligation or (B) to maintain working capital, equity capital or the net worth, cash flow, solvency or other balance sheet or income statement condition of any other Person, (iii) to purchase property, assets, securities or services primarily for the purpose of assuring the owner or holder of any primary obligation of the ability of the primary obligor with respect to such primary obligation to make payment thereof or (iv) otherwise to assure or hold harmless the owner or holder of such primary obligation against loss in respect thereof. All references in this Agreement to “this Guaranty” shall be to the Guaranty provided for pursuant to the terms of Article 3.

“Hazardous Materials” shall mean all explosive, radioactive, hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum by-products or distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other dangerous or deleterious substances, wastes, chemicals, pollutants or contaminants of any nature and in any form regulated pursuant to any Environmental Law.

“Hedge Agreement” shall mean a “swap agreement” as defined in the Bankruptcy Code Section 101(53B)(A) and any and all transactions, agreements or documents related thereto now existing or hereafter entered into between or among any Credit Party or any of their Restricted Subsidiaries, on the one hand, and any other Person, on the other hand.

“Hedge Obligations” shall mean any and all obligations or liabilities, whether absolute or contingent, due or to become due, now existing or hereafter arising, of any Credit Party or any Restricted Subsidiary arising under, owing pursuant to, or existing in respect of Hedge Agreements entered into with one or more of the Lender Group members.

“Immaterial Subsidiary” shall mean any Subsidiary other than a Material Subsidiary.

“Incremental Revolving Facility” shall have the meaning provided in Section 2.1(f).

“Incremental Revolving Loans” shall have the meaning provided in Section 2.1(f).

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding (x) trade accounts payable in the ordinary course of business, (y) any earn-out obligation until after 30 days of becoming due and payable, has not been paid and such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP and (z) taxes and other accrued expenses), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (f) all Guarantees by such Person of Indebtedness of others, (g) all Capital Lease Obligations of such Person, (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty and (i) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances; provided that the term “Indebtedness” shall not include (i) deferred or prepaid revenue, (ii) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty, indemnity or other unperformed obligations of the seller, (iii) any obligations attributable to the exercise of appraisal rights and the settlement of any claims or actions (whether actual, contingent or potential) with respect thereto, (iv) [reserved], (v) for the avoidance of doubt, any Qualified Equity Interests issued by the Borrower, (vi) obligations in respect of any residual value guarantees on equipment leases, (vii) any earn-out, take-or-pay or similar obligation to the extent such obligation is not shown as a liability on the balance sheet of such Person in accordance with GAAP and is not paid after becoming due and payable and (viii) asset retirement obligations and obligations in respect of reclamation and workers’ compensation (including pensions and retiree medical care). The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. The amount of Indebtedness of any Person for purposes of clause (e) above shall (unless such Indebtedness has been assumed by such Person) be deemed to be equal to the lesser of (A) the aggregate unpaid amount of such Indebtedness and (B) the fair market value of the property encumbered thereby as determined by such Person in good faith. For all purposes hereof, the Indebtedness of the Borrower and its Restricted Subsidiaries shall exclude intercompany liabilities arising from their cash management, tax, and accounting operations and intercompany loans, advances or Indebtedness having a term not exceeding 364 days (inclusive of any rollover or extensions of terms).

“Indemnified Taxes” means (a) all Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Credit Party under the Loan Documents, and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitee” shall have the meaning specified in Section 10.2(b).

“Initial Revolving Facility” means the Revolving Facility represented by the Revolving Loan Commitment in effect as of the Agreement Date.

“Intellectual Property” shall mean all intellectual and similar Property of a Person including (a) inventions, designs, patents, patent applications, copyrights, trademarks, service marks, trade names, trade secrets, confidential or proprietary information, customer lists, know-how, software, and databases; (b) all embodiments or fixations thereof and all related documentation, applications, registrations, and franchises; (c) all licenses or other rights to use any of the foregoing; and (d) all books and records relating to the foregoing.

“Interest Expense” shall mean, as determined for any period on a consolidated basis for the Borrower and its consolidated Restricted Subsidiaries in accordance with GAAP, the total interest expense, including, without limitation, the interest component of any payments in respect of capital leases capitalized or expensed during such period (whether or not actually paid during such period) and the net amount payable (or minus the net amount receivable) under Hedge Agreements during such period (whether or not actually paid or received during such period).

“Interest Period” shall mean, for each LIBOR Advance, each interest period of 30, 60, 90 days or 180 days, as selected by the Borrower pursuant to Section 2.2, during which the applicable LIBOR Rate (but not the Applicable Margin) shall remain unchanged. Notwithstanding the foregoing, however, (a) the Interest Period shall begin on the date the LIBOR Advance is made or continued as, or converted into, a LIBOR Advance, and shall expire on the numerically corresponding day in the calendar month at its end; (b) if any Interest Period begins on a day for which there is no corresponding day in the calendar month at its end or if such corresponding day falls after the last Business Day of such month, then the Interest Period shall expire on the last Business Day of such month; and if any Interest Period would otherwise expire on a day that is not a Business Day, the period shall expire on the next Business Day; and (c) no Interest Period shall extend beyond the Maturity Date.

“Interest Rate Basis” shall mean the Base Rate or LIBOR Rate, as applicable.

“Inventory” shall mean all “inventory,” as such term is defined in the UCC, of each Credit Party, whether now existing or hereafter acquired, wherever located, and in any event including inventory, merchandise, goods and other personal property that are held by or on behalf of a Credit Party for sale or lease or are furnished or are to be furnished under a contract of service, goods that are leased by a Credit Party as lessor, or that constitute raw materials, samples, work-in-process, finished goods, returned goods, promotional materials or materials or supplies of any kind, nature or description used or consumed or to be used or consumed in such Credit Party’s business or in the processing, production, packaging, promotion, delivery or shipping of the same, including all supplies and embedded software.

“Inventory Reserve” shall mean the aggregate amount of reserves, as established by the Administrative Agent from time to time in its Permitted Discretion, to reflect factors that may negatively impact the value of Eligible Inventory, including, without duplication of eligibility criteria, changes in salability, slow moving, obsolescence, shrinkage, theft, imbalance, change in composition or mix, markdowns and vendor chargebacks.

“Investment” shall mean, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests or debt or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of Indebtedness of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person (excluding, in the case of the Borrower and its Restricted Subsidiaries intercompany advances arising from their cash management, tax, and accounting operations and made in the ordinary course of business) or (c) the purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person. The amount, as of any date of determination, of (a) any Investment in the form of a loan or an advance shall be the principal amount thereof outstanding on such date, minus any cash payments actually received by such investor representing interest in respect of such Investment (to the extent any such payment to be deducted does not exceed the remaining principal amount of such Investment and without duplication of amounts increasing the Available Equity Amount), but without any adjustment for write-downs or write-offs (including as a result of forgiveness of any portion thereof) with respect to such loan or advance after the date thereof, (b) any Investment in the form of a Guarantee shall be equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof, as determined in good faith by a Financial Officer, (c) any Investment in the form of a transfer of Equity Interests or other non-cash property by the investor to the investee, including any such transfer in the form of a capital contribution, shall be the fair market value (as determined in good faith by a Financial Officer) of such Equity Interests or other property as of the time of the transfer, minus any payments actually received by such investor representing a return of capital of, or dividends or other distributions in respect of, such Investment (to the extent such payments do not exceed, in the aggregate, the original amount of such Investment and without duplication of amounts increasing the Available Equity Amount), but without any other adjustment for increases or decreases in value of, or write-ups, write-downs or write-offs with respect to, such Investment after the date of such Investment, and (d) any Investment (other than any Investment referred to in clause (a), (b) or (c) above) by the specified Person in the form of a purchase or other acquisition for value of any Equity Interests, evidences of Indebtedness or other securities of any other Person shall be the original cost of such Investment (including any Indebtedness assumed in connection therewith), plus (i) the cost of all additions thereto and minus (ii) the amount of any portion of such Investment that has been repaid to the investor in cash as a repayment of principal or a return of capital, and of any cash payments actually received by such investor representing interest, dividends or other distributions in respect of such Investment (to the extent the amounts referred to in clause (ii) do not, in the aggregate, exceed the original cost of such Investment plus the costs of additions thereto and without duplication of amounts increasing the Available Equity Amount), but without any other adjustment for increases or decreases in value of, or write-ups, write-downs or write-offs with respect to, such Investment after the date of such Investment. For purposes of

Section 7.4, if an Investment involves the acquisition of more than one Person, the amount of such Investment shall be allocated among the acquired Persons in accordance with GAAP; provided that pending the final determination of the amounts to be so allocated in accordance with GAAP, such allocation shall be as reasonably determined by a Financial Officer.

“Issuing Bank” shall mean Bank of America, N.A. and any other Lender designated by the Borrower and approved by the Administrative Agent that hereafter may be designated as the Issuing Bank.

“Issuing Bank Indemnitees” shall have the meaning set forth in Section 9.17.

“Joinder Supplement” shall mean a joinder supplement in substantially the form of Exhibit J.

“Leaseholds” of any Person means all the right, title and interest of such Person as lessee or licensee in, to and under leases or licenses of land, improvements and/or fixtures.

“Lender Group” shall mean, collectively, the Administrative Agent (for itself and on behalf of any of its Affiliates party to a Bank Products Document), the Issuing Bank, the Swing Bank, and the Lenders (for themselves and on behalf of any their Affiliates party to a Bank Products Document). In addition, if Bank of America ceases to be the Administrative Agent or if any Lender ceases to be a Lender, then for any Bank Products Document entered into by any Credit Party with Bank of America or any of its Affiliates while Bank of America was the Administrative Agent, or such Lender or any of its Affiliates while such Lender was a Lender, then Bank of America, such Lender, or any such Affiliate, as applicable, shall be a deemed to be a member of the Lender Group for purposes of determining the secured parties under any Security Documents.

“Lenders” shall mean those lenders whose names are set forth on the signature pages to this Agreement under the heading “Lenders” and any assignees of the Lenders who hereafter become parties hereto pursuant to and in accordance with Sections 10.5 or 10.16; and “Lender” shall mean any one of the foregoing Lenders.

“Letter of Credit Commitment” shall mean, as of any date of determination, the obligation of the Issuing Bank to issue Letters of Credit as of such date. As of the Agreement Date, the Letter of Credit Commitment is $75,000,000 and may be reduced or increased pursuant to the terms of this Agreement.

“Letter of Credit Disbursement” shall mean a payment made by the Issuing Bank pursuant to a Letter of Credit.

“Letter of Credit Obligations” shall mean, at any time, the sum of (a) an amount equal to one hundred percent (100%) of the aggregate undrawn and unexpired stated amount (including the amount to which any such Letter of Credit can be reinstated pursuant to its terms) of the then outstanding Letters of Credit, plus (b) an amount equal to one hundred percent (100%) of the aggregate drawn, but unreimbursed drawings of any Letters of Credit. The Letter of Credit Obligations with respect to any Lender shall be its Aggregate Commitment Ratio of the total Letter of Credit Obligations at such time.

“Letter of Credit Reserve Account” shall mean any account maintained by the Administrative Agent the proceeds of which shall be applied as provided in Section 8.2(d).

“Letters of Credit” shall mean any standby or documentary letter of credit, foreign guaranty, documentary bankers acceptance, indemnity, reimbursement agreement or similar instrument issued by the Issuing Bank for the account or benefit of any Credit Party from time to time in accordance with Section 2.15.

“LIBOR Advance” shall mean an Advance which the Borrower requests to be made as a LIBOR Advance or which is continued as or converted to a LIBOR Advance, in accordance with the provisions of Section 2.2.

“LIBOR Rate” the per annum rate of interest (rounded up to the nearest 1/8th of 1%) determined by the Administrative Agent at or about 11:00 a.m. (London time) two Business Days prior to an interest period, for a term equivalent to such period, equal to the London Interbank Offered Rate, or comparable or successor rate approved by Agent, as published on the applicable Reuters screen page (or other commercially available source designated by the Administrative Agent from time to time); provided, that any comparable or successor rate shall be applied by the Administrative Agent, if administratively feasible, in a manner consistent with market practice; and provided further, that in no event shall the LIBOR Rate be less than zero.

“LIBOR Successor Rate” shall have the meaning specified in Section 11.1.

“LIBOR Successor Rate Conforming Changes” shall have the meaning specified in Section 11.1.

“Licensor” shall mean any Person from whom a Credit Party obtains the right to use any Intellectual Property.

“Lien” shall mean, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge, security assignment, security transfer of title or security interest in, on or of such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset.

“Loan Account” shall have the meaning specified in Section 2.7.

“Loan Documents” shall mean this Agreement, any Revolving Loan Notes, the Security Documents, the Controlled Account Agreements, the Joinder Supplements, all reimbursement agreements relating to Letters of Credit issued hereunder, all Third Party Agreements, all Perfection Certificates, all Compliance Certificates, all Requests for Advance, all Requests for Issuance of Letters of Credit, all Notices of Conversion/Continuation, all Borrowing Base Certificates, all fee letters executed in connection with this Agreement, all documents executed in connection with the Federal Assignment of Claims Act of 1940 (if any), all subordination agreements, the Intercompany Subordination Agreement, the ABL/Term Intercreditor Agreement and any other intercreditor agreements, and all other documents, instruments, certificates, and agreements executed or delivered in connection with or contemplated by this Agreement, including, without limitation, any security agreements or guaranty agreements from any Credit

Party’s Restricted Subsidiaries to the Lender Group, or any of them, all of the foregoing, as amended, restated, supplemented or otherwise modified from time to time; provided, however, that, notwithstanding the foregoing, none of the Bank Products Documents shall constitute Loan Documents.

“Loans” shall mean, collectively, the Revolving Loans, the Swing Loans and the Agent Advances.

“Majority Lenders” shall mean, as of any date of calculation, Lenders the sum of whose unutilized portion of the Revolving Loan Commitment plus Loans (other than Swing Loans and Agent Advances) outstanding plus participation interests in Letter of Credit Obligations, Swing Loans and Agent Advances outstanding on such date of calculation exceeds fifty percent (50%) of the sum of the aggregate unutilized portion of the Revolving Loan Commitment plus Loans (other than Swing Loans and Agent Advances) outstanding plus participation interests in Letter of Credit Obligations, Swing Loans and Agent Advances outstanding of all of the Lenders as of such date of calculation; provided that to the extent that any Lender is a Defaulting Lender, such Defaulting Lender and all of its Revolving Loan Commitments, Loans and participation interests in Letter of Credit Obligations, Swing Loans and Agent Advances shall be excluded for purposes of determining Majority Lenders.

“Market Capitalization” means an amount equal to (i) the total number of issued and outstanding shares of common Equity Interests of the Borrower on the date of the declaration of a Restricted Payment permitted pursuant to Section 7.7(a)(xvi) multiplied by (ii) the arithmetic mean of the closing prices per share of such common Equity Interests on the principal securities exchange on which such common Equity Interests are traded for the 30 consecutive trading days immediately preceding the date of declaration of such Restricted Payment.

“Material Adverse Effect” means a circumstance or condition affecting the business, financial condition, or results of operations of the Borrower and its Subsidiaries, taken as a whole, that would reasonably be expected to have a materially adverse effect on (a) the ability of the Borrower and the other Credit Parties, taken as a whole, to perform their payment obligations under the Loan Documents or (b) the material rights and remedies of the Administrative Agent and the Lenders under the Loan Documents.

“Material Contracts” shall mean, collectively, all contracts, leases, instruments, guaranties, licenses or other arrangements (other than the Loan Documents) to which any Credit Party or any Restricted Subsidiary of a Credit Party is or becomes a party as to which the breach, nonperformance, cancellation or failure to renew by any party thereto could reasonably be expected to have a Material Adverse Effect.

“Material Indebtedness” means Indebtedness for borrowed money (other than the Loan Obligations), Capital Lease Obligations, unreimbursed obligations for letter of credit drawings and financial guarantees (other than ordinary course of business contingent reimbursement obligations) or obligations in respect of one or more Hedge Agreements, of any one or more of the Borrower and its Restricted Subsidiaries in an aggregate principal amount exceeding $50,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations in respect of any Hedge Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Restricted Subsidiary would be required to pay if such Hedge Agreement were terminated at such time.

“Material Real Property” shall mean real property (including fixtures) located in the United States and owned by any Credit Party with a Fair Market Value, as reasonably determined by the Borrower in good faith, greater than or equal to $3,500,000.

“Material Subsidiary” means (i) each Wholly Owned Restricted Subsidiary that, as of the last day of the fiscal quarter of the Borrower most recently ended, had net revenues or total assets for such quarter in excess of 5.0% of the consolidated net revenues or total assets, as applicable, of the Borrower and its Restricted Subsidiaries for such quarter; provided that in the event that the Immaterial Subsidiaries, taken together, had as of the last day of the fiscal quarter of the Borrower most recently ended net revenues or total assets in excess of 10.0% of the consolidated revenues or total assets, as applicable, of the Borrower and its Restricted Subsidiaries for such quarter, the Borrower shall designate one or more Immaterial Subsidiaries to be a Material Subsidiary as may be necessary such that the foregoing 10.0% limit shall not be exceeded, and (ii) any such Subsidiary shall thereafter be deemed to be an Material Subsidiary hereunder; provided further that the Borrower may re-designate Material Subsidiaries as Immaterial Subsidiaries so long as Borrower is in compliance with the foregoing.

“Maturity Date” shall mean the earliest to occur of (a) September 26, 2024, and (b) such earlier date as payment of the Loans shall be due (whether by acceleration or otherwise).

“Maximum Guaranteed Amount” shall have the meaning specified in Section 3.1(g).

“Maximum Term Loan Amount” shall have the meaning set forth in the ABL/Term Intercreditor Agreement.

“MNPI” shall have the meaning specified in Section 10.17(a).

“Moody’s” shall mean Moody’s Investors Service, Inc., and any successor to its rating agency business.

“Mortgage” shall mean a mortgage, deed of trust, hypothecation, assignment of leases and rents, leasehold mortgage, debenture, legal charge or other security document granting a Lien on any Mortgaged Property in favor of the Administrative Agent for the benefit of the Lender Group to secure the Obligations, as the same may be amended, amended and restated, supplemented or otherwise modified from time to time. Each Mortgage shall be in form and substance reasonably satisfactory to the Administrative Agent and the Borrower. For the avoidance of doubt, no Mortgage shall be required with respect to any Excluded Real Property.

“Mortgaged Property” shall mean each parcel of real property with respect to which a Mortgage is granted pursuant to the Collateral and Guarantee Requirement, Section 6.12, Section 6.13 or Section 6.15 (if any).

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Necessary Authorizations” shall mean all material authorizations, consents, permits, approvals, licenses, and exemptions from, and all filings and registrations with, and all reports to, any Governmental Authority whether Federal, state, local, and all agencies thereof, which are required for the incurrence or maintenance of the Obligations and any other transactions contemplated by the Loan Documents and the conduct of the businesses and the ownership (or lease) of the properties and assets of the Credit Parties and each of their Restricted Subsidiaries.

“Net Proceeds” shall mean, with respect to any event, (a) the proceeds received in respect of such event in cash or Permitted Investments, including (i) any cash or Permitted Investments received in respect of any non-cash proceeds (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment or earn-out, but excluding any interest payments), but only as and when received, (ii) in the case of a casualty, insurance proceeds that are actually received, and (iii) in the case of a condemnation or similar event, condemnation awards and similar payments that are actually received, minus (b) the sum of (i) all fees and out-of-pocket expenses paid by the Borrower and its Restricted Subsidiaries in connection with such event (including attorney’s fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, underwriting discounts and commissions, other customary expenses and brokerage, consultant, accountant and other customary fees), (ii) in the case of a sale, transfer or other disposition of an asset (including pursuant to a sale and leaseback transaction or a casualty or a condemnation or similar proceeding), (x) the amount of all payments that are permitted hereunder and are made by the Borrower and its Restricted Subsidiaries as a result of such event to repay Indebtedness (other than the Loans) secured by such asset or otherwise subject to mandatory prepayment as a result of such event, (y) the pro rata portion of net cash proceeds thereof (calculated without regard to this clause (y)) attributable to minority interests and not available for distribution to or for the account of the Borrower or its Restricted Subsidiaries as a result thereof and (z) the amount of any liabilities directly associated with such asset and retained by the Borrower or any Restricted Subsidiary and (iii) the amount of all taxes paid (or reasonably estimated to be payable), the amount of Tax Distributions, dividends and other restricted payments that the Borrower and/or the Restricted Subsidiaries may make pursuant to Sections 7.7(a)(vii)(A) or (B) as a result of such event, and the amount of any reserves established by the Borrower and its Restricted Subsidiaries to fund contingent liabilities reasonably estimated to be payable, that are directly attributable to such event, provided that any reduction at any time in the amount of any such reserves (other than as a result of payments made in respect thereof) shall be deemed to constitute the receipt by the Borrower at such time of Net Proceeds in the amount of such reduction.

“New Project” shall mean (a) each facility which is either a new facility, branch or office or an expansion, relocation, remodeling or substantial modernization of an existing facility, branch or office owned by the Borrower or its Subsidiaries which in fact commences operations and (b) each creation (in one or a series of related transactions) of a business unit to the extent such business unit commences operations or each expansion (in one or a series of related transactions) of business into a new market.

“NOLV Percentage” the net orderly liquidation value of Inventory, expressed as a percentage, expected to be realized at an orderly, negotiated sale held within a reasonable period of time, net of all liquidation expenses, as determined from the most recent appraisal of the

Borrower’s’ Inventory performed by an appraiser and on terms satisfactory to the Administrative Agent.

“Non-Cash Charges” shall mean (a) any impairment charge or asset write-off or write-down, including impairment charges or asset write-offs or write-downs related to intangible assets (including goodwill), long-lived assets, and Investments in debt and equity securities or as a result of a change in law or regulation, in each case pursuant to GAAP, and the amortization of intangibles pursuant to GAAP (which, without limiting the foregoing, shall include any impairment charges resulting from the application of FASB Statements No. 142 and 144 and the amortization of intangibles arising pursuant to No. 141), (b) all losses from Investments recorded using the equity method, (c) all Non-Cash Compensation Expenses, (d) the non-cash impact of acquisition method accounting, (e) depreciation and amortization (including, without limitation, as they relate to acquisition accounting, amortization of deferred financing fees or costs, Capitalized Software Expenditures and amortization of unrecognized prior service costs and actuarial gains and losses related to pension and other post-employment benefits) and (f) other non-cash charges (including non-cash charges related to deferred rent) (provided, in each case, that if any non-cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period).

“Non-Cash Compensation Expense” means any non-cash expenses and costs that result from the issuance of stock-based awards, partnership interest-based awards and similar incentive based compensation awards or arrangements.

“Non-Defaulting Lender” shall mean, at any time, a Lender that is not a Defaulting Lender.

“Non-Wholly Owned Subsidiary” of any Person shall mean any Subsidiary of such Person other than a Wholly Owned Subsidiary.

“Notice of Conversion/Continuation” shall mean a notice in substantially the form of Exhibit E.

“Not Otherwise Applied” means, with reference to the Available Equity Amount, as applicable, that such amount was not previously applied pursuant to Sections 7.4(m), 7.7(a)(viii) and 7.7(b)(iv).

“Obligations” shall mean (a) all payment and performance obligations as existing from time to time of the Credit Parties to the Lender Group, or any of them, under this Agreement and the other Loan Documents (including all Letter of Credit Obligations and including any interest, fees and expenses that, but for the provisions of the Bankruptcy Code, would have accrued), or as a result of making the Loans or issuing the Letters of Credit, (b) the obligation to pay the amount of any and all damages which the Lender Group, or any of them, may suffer by reason of a breach by any Credit Party of any obligation, covenant, or undertaking with respect to this Agreement or any other Loan Document, and (c) any Bank Products Obligations arising from or in connection with any Bank Products provided to a Credit Party or a Restricted Subsidiary by, and any Bank Products Documents entered into by a Credit Party or a Restricted Subsidiary with, any Bank

Products Provider, so long as such Bank Products Provider was a Lender at the time such Bank Products were provided or such Bank Products Documents were entered into; provided that any Bank Products Provider providing any Bank Product shall have delivered written notice to the Administrative Agent that (i) such Bank Products Provider has entered into a transaction to provide Bank Products to a Credit Party or a Restricted Subsidiary and (ii) the obligations arising pursuant to such Bank Products provided to such Credit Party or such Restricted Subsidiary constitute Obligations entitled to the benefits of the Liens granted under the Security Documents, and the Administrative Agent shall have accepted such notice in writing; provided, further, that if a Bank Products Provider ceases to be a Lender Group member, “Obligations” shall include only debts, liabilities and obligations of such Lender Group member (or Affiliate thereof) arising from or in connection with any Bank Products Documents entered into at a time when such Lender Group member (or Affiliate thereof) was a Lender Group member. Anything in the foregoing or in any Security Document to the contrary notwithstanding, Excluded Hedge Obligations of any Credit Party shall not constitute Obligations.

“OFAC” shall mean the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Organizational Documents” means, with respect to any Person, the charter, articles or certificate of organization or incorporation and bylaws or other organizational or governing documents of such Person.

“Other Taxes” shall mean any and all present or future recording, stamp, court or documentary, intangible recording, filing, excise, transfer, sales, property or similar Taxes, charges or levies arising from any payment made under any Loan Documents, or from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to any Loan Document.

“Overadvance” shall mean the existence of any of the following, whether as a result of the making of any Loan, the issuance of any Letter of Credit, the reduction of any Revolving Loan Commitment, or for any other reason, including, without limitation, currency fluctuations, changes to the applicable Borrowing Base, or the imposition of Reserves:

(a) the Aggregate Revolving Credit Obligations exceeds the lesser of (i) the Revolving Loan Commitment and (ii) the maximum amount of Indebtedness permitted to be incurred under this Agreement pursuant to the ABL/Term Intercreditor Agreement; or

(b) the Aggregate Revolving Credit Obligations shall exceed the Borrowing Base.

“Participant” shall have the meaning specified in Section 10.5(d).

“Patent Security Agreements” shall mean, collectively, any Patent Security Agreement made by a Credit Party in favor of the Administrative Agent, on behalf of the Lender Group, from time to time, as amended, restated, supplemented, or otherwise modified from time to time.

“Patriot Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. No. 107-56, 115 Stat. 272 (2001) as amended and in effect from time to time.

“Payment Conditions” shall mean that before and after giving effect to the applicable incurrence of Indebtedness, Acquisition, disposition, Investment or Restricted Payment (each a “specified transaction”), (a) no Default or Event of Default exists or would result therefrom, (b) either (i) Excess Availability (calculated on a Pro Forma Basis) is greater than the greater of (x) $12,500,000 and 12.5% of Availability (or, solely in the case of Restricted Payments and prepayments, $17,500,000 and 17.5%) or (ii) (A) Excess Availability (calculated on a Pro Forma Basis) is greater than the greater of $10,000,000 and 10.0% of Availability (or, solely in the case of Restricted Payments and prepayments, $15,000,000 and 15.0%) and (B) Borrower demonstrates that on a Pro Forma Basis it will have a Fixed Charge Coverage Ratio of at least 1.00 to 1.00 for the four (4) fiscal quarter period immediately preceding such transaction for which financial statements for the Borrower have been delivered pursuant to Sections 6.1(a) or (b), and (c) with respect to any specified transaction in excess of $20,000,000 the Administrative Agent shall have received a certificate of a Financial Officer of the Borrower certifying compliance with the preceding clauses and demonstrating (in reasonable detail) the calculations required thereby. For the purposes of determining the satisfaction of the Payment Conditions in connection with a disposition, the calculation of Excess Availability shall be determined on a Pro Forma Basis after giving effect to (x) any reduction in the Borrowing Base which would result from such sale or disposition and (y) any repayment of the Revolving Loans made contemporaneously with such sale or disposition from the cash proceeds thereof.

“Payment Date” shall mean the last day of each Interest Period for a LIBOR Advance.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Perfection Certificate” shall mean each Perfection Certificate executed and delivered by the Credit Parties on the Agreement Date and, with respect to any new Credit Party formed or acquired after the date hereof, on the date of the applicable Joinder Supplement.

“Permitted Acquisition” shall mean any Acquisition by a Credit Party as to which all of the following conditions are satisfied, in each case in form and substance reasonably satisfactory to the Administrative Agent:

(a) if the Acquisition Consideration for such Acquisition exceeds $5,000,000, the applicable Credit Party shall have provided the Administrative Agent with at least five (5) Business Days (or such shorter period as may be acceptable to the Administrative Agent) prior written notice of such Acquisition, which notice shall include a reasonably detailed description of such proposed Acquisition;

(b) the Acquired Company shall be an operating company (or a holding company that holds, directly or indirectly, one or more operating companies) that engages in a Permitted Business;

(c) the Acquisition is being completed on a non-hostile basis without opposition from the board of directors (or other comparable governing body), managers or equity owners of the target entity;

(d) if the Acquisition Consideration for such Acquisition exceeds $30,000,000:

(i) at least five (5) Business Days (or such shorter period as may be acceptable to the Administrative Agent) prior to such proposed Acquisition the Borrower shall have delivered to the Administrative Agent, in form and substance reasonably satisfactory to the Administrative Agent:

(A) a consolidated balance sheet and income statement of the Borrower and its Restricted Subsidiaries on a Pro Forma Basis for the four (4) fiscal quarter period most recently ending prior to the proposed date of such Acquisition for which financial statements for the Borrower have been delivered pursuant to Sections 6.1(a) or (b) (the “Acquisition Pro Forma”), based on recent financial statements, which shall be complete and shall fairly present in all material respects the assets, liabilities, financial condition and results of operations of the Borrower and its Restricted Subsidiaries (including the Acquisition) in accordance with GAAP in all material respects consistently applied;

(B) financial statements (including audited financial statements, if available) reasonably acceptable to the Administrative Agent with respect to the Person or Property subject to such Acquisition or, if no such financial statements are available, all material financial information received by the Borrower with respect to the Person or Property subject to such Acquisition (including without limitation any quality of earnings report) (collectively, the “Target Financials”); and

(C) a certificate of the chief financial officer of the Borrower certifying that (A) the Borrower (after taking into consideration all rights of contribution and indemnity such Borrower has against its Restricted Subsidiaries) will be solvent upon the consummation of the Acquisition and (B) the Acquisition Pro Forma fairly presents in all material respects the consolidated financial condition of the Borrower and its Restricted Subsidiaries as of the date thereof on a Pro Forma Basis; and

(ii) the applicable Credit Party shall have delivered to the Administrative Agent all substantially final acquisition documents in connection with such Permitted Acquisition at least two (2) Business Days (or such shorter period as may be acceptable to the Administrative Agent) prior to the consummation of the Permitted Acquisition, which documents shall be satisfactory to the Administrative Agent in its Permitted Discretion; provided that the applicable Credit Party shall deliver to the Administrative Agent all revised drafts of such acquisition documents as and when available and shall deliver to the Administrative Agent the final executed copies of such acquisition documents prior to the date such Acquisition is consummated;

(e) the Payment Conditions have been satisfied; and

(f) the applicable Credit Party and the Person acquired in such Acquisition, as applicable, shall have complied with Section 6.12 in connection with such Acquisition in accordance with the time set forth therein.

To the extent the Accounts and/or Inventory acquired in such Acquisition will be included in any applicable Borrowing Base (including without limitation for determining whether the Payment Conditions have been satisfied), the Administrative Agent shall have completed a Field Exam and, with respect to Permitted Acquisitions with Acquisition Consideration that exceeds $20,000,000, a Qualified Appraisal, as applicable, with respect to such Accounts and/or Inventory, in each case satisfactory to the Administrative Agent in its Permitted Discretion; provided, however, that in the case of Accounts and Inventory that (x) are substantially similar to those of Credit Parties before such proposed Acquisition, and (y) otherwise satisfy the applicable eligibility criteria, such Accounts and Inventory shall be deemed Eligible Accounts and Eligible Inventory, respectively, without any such Field Exam or Qualified Appraisal and included in any applicable Borrowing Base so long as (1) including such Accounts and Inventory acquired in any such Permitted Acquisition would not increase the aggregate amount of the Borrowing Base by more than 5.0% (before giving effect to the proposed Acquisition), and (2) the aggregate amount of all of such Accounts and Inventory acquired in Permitted Acquisitions prior to the completion of a Field Exam and Qualified Appraisal, as applicable, with respect thereto would not increase the aggregate amount of the Borrowing Base by more than (I) if Excess Availability is greater than $66,000,000, 10.0% or (II) otherwise, 5% (in each case, before giving effect to such Permitted Acquisitions).

“Permitted Business” shall mean any business (including stock or assets) that derives a majority of its revenues from the business engaged in by the Borrower and its Subsidiaries on the Agreement Date, any other business in the building supply industry and/or activities that are reasonably similar, ancillary or related to, or a reasonable extension, development or expansion of, the businesses in which the Borrower and its Subsidiaries are engaged on the Agreement Date or any business in the building supply industry.

“Permitted Discretion” shall mean a determination by the Administrative Agent made in good faith in the exercise of its reasonable (from the perspective of a secured asset-based lender) credit judgment.

“Permitted Encumbrances” shall mean:

(a) Liens for Taxes, assessments or governmental charges that are (i) (1) not overdue for a period of the greater of (x) 30 days and (y) any applicable grace period related thereto, or otherwise not at such time required to be paid pursuant to Section 5.05 and (2) failure to pay or discharge the same would not reasonably be expected to result in liabilities in excess of $1,000,000 or (ii) being contested in good faith and by appropriate proceedings, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP (or other applicable accounting principles);

(b) Liens with respect to outstanding motor vehicle fines and Liens imposed by law, such as carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or construction contractors’ Liens and other similar Liens arising in the ordinary course of business, in each case so long as such Liens do not individually or in the aggregate have a Material Adverse Effect;

(c) Liens incurred or deposits made in the ordinary course of business (i) in connection with workers’ compensation, unemployment insurance and other social security legislation or (ii) securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees or similar instrument for the benefit of) insurance carriers providing property, casualty or liability insurance to the Borrower or any Restricted Subsidiary or otherwise supporting the payment of items set forth in the foregoing clause (i), whether pursuant to statutory requirements, common law or consensual arrangements;

(d) Liens incurred or deposits made to secure the performance of bids, trade contracts, governmental contracts and leases, statutory obligations, surety, stay, customs and appeal bonds, performance bonds, return-of-money bonds, bankers acceptance facilities and other obligations of a like nature (including those to secure health, safety and environmental obligations) and obligations in respect of letters of credit, bank guarantees or similar instruments that have been posted to support the same, in each case incurred in the ordinary course of business or consistent with past practice, whether pursuant to statutory requirements, common law or consensual arrangements;

(e) (i) survey exceptions, encumbrances, charges, easements, rights-of-way, restrictions, encroachments, protrusions, by-law, regulation or zoning restrictions, reservations of or rights of other Persons and other similar encumbrances and title defects or irregularities affecting real property, that, in the aggregate, would not reasonably be expected to have a Material Adverse Effect and (ii) any exception on the title policies issued in connection with any Mortgaged Property;

(f) Liens securing, or otherwise arising from, judgments, decrees or attachments not constituting an Event of Default under Section 8.1(i);

(g) Liens on (i) goods the purchase price of which is financed by a documentary letter of credit issued for the account of the Borrower or any of its Subsidiaries or Liens on bills of lading, drafts or other documents of title arising by operation of law or pursuant to the standard terms of agreements relating to letters of credit, bank guarantees and other similar instruments; provided that such Lien secures only the obligations of the Borrower or such Subsidiaries in respect of such letter of credit to the extent such obligations are permitted by Section 7.1 and (ii) specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(h) Liens arising from precautionary Uniform Commercial Code financing statements or similar filings made in respect of operating leases entered into by the Borrower or any of its Subsidiaries;

(i) rights of recapture of unused real property (other than any Mortgaged Property) in favor of the seller of such property set forth in customary purchase agreements and related arrangements with any Governmental Authority;

(j) Liens in favor of deposit banks or securities intermediaries securing customary fees, expenses or charges in connection with the establishment, operation or maintenance of deposit accounts or securities accounts;

(k) Liens in favor of obligations in respect of performance, bid, appeal and surety bonds and performance and completion guarantees and similar obligations provided by the Borrower or any of the Restricted Subsidiaries or obligations in respect of letters of credit, bank guarantees or similar instruments related thereto, in each case in the ordinary course of business or consistent with past practice;

(l) Liens arising from grants of non-exclusive licenses or sublicenses of Intellectual Property made in the ordinary course of business;

(m) rights of setoff, banker’s lien, netting agreements and other Liens arising by operation of law or by of the terms of documents of banks or other financial institutions in relation to the maintenance of administration of deposit accounts, securities accounts, cash management arrangements or in connection with the issuance of letters of credit, bank guarantees or other similar instruments;

(n) Liens arising from the right of distress enjoyed by landlords or Liens otherwise granted to landlords, in either case, to secure the payment of arrears of rent or performance of other obligations in respect of leased properties, so long as such Liens are not exercised or except where the exercise of such Liens would not reasonably be expected to result in liabilities in excess of $2,500,000;

(o) Liens or security given to public utilities or to any municipality or Governmental Authority when required by the utility, municipality or Governmental Authority in connection with the supply of services or utilities to the Borrower and any other Restricted Subsidiaries;

(p) servicing agreements, development agreements, site plan agreements, subdivision agreements, facilities sharing agreements, cost sharing agreements and other agreements pertaining to the use or development of any of the assets of the Person, provided the same do not result in (i) a substantial and prolonged interruption or disruption of the business activities of the Borrower and its Restricted Subsidiaries, taken as a whole, or (ii) a Material Adverse Effect;

(q) Liens solely on any cash earnest money deposits made by the Borrower or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted under this Agreement;

(r) the rights reserved to or vested in any Person or Governmental Authority by the terms of any lease, license, franchise, grant or permit held by the Borrower or any of its

Subsidiaries or by a statutory provision, to terminate any such lease, license, franchise, grant or permit, or to require annual or periodic payments as a condition to the continuance thereof;

(s) restrictive covenants affecting the use to which real property may be put;

(t) operating leases of vehicles or equipment which are entered into in the ordinary course of business;

(u) Liens or covenants restricting or prohibiting access to or from lands abutting on controlled access highways or covenants affecting the use to which lands may be put; provided that such Liens or covenants do not interfere with the ordinary conduct of business of the Borrower or any Restricted Subsidiary;

(v) statutory Liens incurred or pledges or deposits made, in each case in the ordinary course of business, in favor of a Governmental Authority to secure the performance of obligations of the Borrower or any Restricted Subsidiary under Environmental Laws to which any such Person is subject;

(w) Liens on cash collateral that are required to be granted by the Borrower or any Restricted Subsidiary in connection with swap arrangements for gas or electricity used in the business of such Person;

(x) receipt of progress payments and advances from customers in the ordinary course of business to the extent the same creates a Lien on the related inventory and proceeds thereof;

(y) Liens securing Priority Obligations; and

(z) Liens on cash collateral that are required to be granted by the Borrower or any Restricted Subsidiary in lieu of a letter of credit to secure payments for insurance coverage provided by Zurich Insurance Group to Borrower or such Restricted Subsidiary; and any modifications, replacements, renewals or extensions of such Liens; provided further that such modified, replacement, renewal or extension Liens do not extend to any additional property other than proceeds and products thereof.

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness for borrowed money other than Liens referred to in clauses (d) and (k) above securing obligations under letters of credit or bank guarantees or similar instruments related thereto and in clause (g) above, in each case to the extent any such Lien would constitute a Lien securing Indebtedness for borrowed money.

“Permitted Investments” shall mean any of the following, to the extent owned by the Borrower or any Restricted Subsidiary:

(a) dollars, euro, Canadian dollars, or such other currencies held by it from time to time in the ordinary course of business;

(b) readily marketable obligations issued or directly and fully guaranteed or insured by the government or any agency or instrumentality of (i) the United States, (ii) the United Kingdom, (iii) Canada, (iv) Switzerland or (v) any member nation of the European Union, having average maturities of not more than 24 months from the date of acquisition thereof; provided that the full faith and credit of such country or such member nation of the European Union is pledged in support thereof;

(c) time deposits and Eurodollar time deposits with, or certificates of deposit or bankers’ acceptances of, any commercial bank that (i) is a Lender or (ii) has combined capital and surplus of at least $250,000,000 in the case of U.S. banks and $100,000,000 (or the U.S. dollar equivalent as of the date of determination) in the case of foreign banks (any such bank in the foregoing clauses (i) or (ii) being an “Approved Bank”), in each case with average maturities of not more than 12 months from the date of acquisition thereof;

(d) commercial paper and variable or fixed rate notes issued by an Approved Bank (or by the parent company thereof) or any commercial paper and variable or fixed rate note issued by, or guaranteed by, a corporation rated A-2 (or the equivalent thereof) or better by S&P or P-2 (or the equivalent thereof) or better by Moody’s, in each case with average maturities of not more than 12 months from the date of acquisition thereof;

(e) repurchase agreements entered into by any Person with an Approved Bank, a bank or trust company (including any of the Lenders) or recognized securities dealer covering securities described in clauses (b) and (c) above;

(f) marketable short-term money market and similar highly liquid funds substantially all of the assets of which are comprised of securities of the types described in clauses (b) through (e) above;

(g) securities with average maturities of 12 months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, Switzerland, a member of the European Union or by any political subdivision or taxing authority of any such state, member, commonwealth or territory having an investment grade rating from either S&P or Moody’s (or the equivalent thereof);

(h) investments with average maturities of 12 months or less from the date of acquisition in mutual funds rated AAA- (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s;

(i) instruments equivalent to those referred to in clauses (a) through (h) above denominated in euros or any other foreign currency comparable in credit quality and tenor to those referred to above and customarily used by corporations for cash management purposes in any jurisdiction outside the United States to the extent reasonably required in connection with any business conducted by any Subsidiary organized in such jurisdiction;

(j) investments, classified in accordance with GAAP as current assets of the Borrower or any Subsidiary, in money market investment programs that are registered under the Investment Company Act of 1940 or that are administered by financial institutions having capital of at least $250,000,000 or its equivalent, and, in either case, the portfolios of which are limited such that substantially all of such investments are of the character, quality and maturity described in clauses (a) through (i) of this definition;

(k) with respect to any Subsidiary that is organized under the laws of a jurisdiction other than the United States of America, any State thereof or the District of Columbia: (i) obligations of the national government of the country in which such Subsidiary maintains its chief executive office and principal place of business; provided such country is a member of the Organization for Economic Cooperation and Development, in each case maturing within one year after the date of investment therein, (ii) certificates of deposit of, bankers acceptances of, or time deposits with, any commercial bank which is organized and existing under the laws of the country in which such Subsidiary maintains its chief executive office and principal place of business; provided such country is a member of the Organization for Economic Cooperation and Development, and whose short-term commercial paper rating from S&P is at least “A-2” or the equivalent thereof or from Moody’s is at least “P-2” or the equivalent thereof (any such bank being an “Approved Foreign Bank”), and in each case with maturities of not more than 24 months from the date of acquisition and (iii) the equivalent of demand deposit accounts which are maintained with an Approved Foreign Bank;

(l) investments in money market funds access to which is provided as part of “sweep” accounts maintained with an Approved Bank;

(m) investments in industrial development revenue bonds that (i) “re-set” interest rates not less frequently than quarterly, (ii) are entitled to the benefit of a remarketing arrangement with an established broker dealer and (iii) are supported by a direct pay letter of credit covering principal and accrued interest that is issued by an Approved Bank;

(n) investments in pooled funds or investment accounts consisting of investments of the nature described in the foregoing clause (m);

(o) Sterling bills of exchange eligible for rediscount at the Bank of England (or their dematerialized equivalent); and

(p) investment funds investing at least 90% of their assets in securities of the types described in clauses (a) through (k) above.

“Permitted Location” shall mean (a) any location described on Schedule 5.1(x), and (b) any other location of which the Borrower has provided at least fifteen (15) days’ (or such shorter period as may be acceptable to the Administrative Agent) written notice to the Administrative Agent, and the Administrative Agent shall have consented in writing before such location’s being a “Permitted Location.”

“Permitted Refinancing” shall mean, with respect to any Person, any modification, refinancing, refunding, renewal or extension of any Indebtedness of such Person; provided that (a) other than with respect to a Permitted Refinancing in respect of Indebtedness permitted pursuant to Section 7.1(a)(ii), the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, renewed or extended except by an amount equal to unpaid accrued interest and premium thereon plus other amounts paid, and fees and expenses incurred, in connection with such modification, refinancing, refunding, renewal or extension and by an amount equal to any existing commitments unutilized thereunder, (b) other than with respect to a Permitted Refinancing in respect of Indebtedness permitted pursuant to Section 7.1(a)(v), Indebtedness resulting from such modification, refinancing, refunding, renewal or extension has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being modified, refinanced, refunded, renewed or extended, (c) if the Indebtedness being modified, refinanced, refunded, renewed or extended is subordinated in right of payment to the Obligations, Indebtedness resulting from such modification, refinancing, refunding, renewal or extension is subordinated in right of payment to the Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being modified, refinanced, refunded, renewed or extended, (d) [reserved], (e) if the Indebtedness being modified, refinanced, refunded, renewed or extended is permitted pursuant to Section 7.1(a)(ii), (i) the other terms and conditions of any such Permitted Refinancing shall be as agreed between the Borrower and the lenders providing any such Permitted Refinancing, (ii) the primary obligor in respect of, and/or the Persons (if any) that Guarantee, the Indebtedness resulting from such modification, refinancing, refunding, renewal or extension is the primary obligor in respect of, and/or Persons (if any) that Guaranteed the Indebtedness being modified, refinanced, refunded, renewed or extended and (iii) the principal amount (or accreted value, if applicable) of the Indebtedness being modified, refinanced, refunded, renewed or extended does not exceed the original principal amount (or accreted value, if applicable) of such Indebtedness, except by an amount equal to unpaid accrued interest and premium thereon plus other amounts paid, and fees and expenses incurred, in connection with such modification, refinancing, refunding, renewal or extension and by an amount equal to any existing commitments unutilized thereunder and (f) if the Indebtedness being modified, refinanced, refunded, renewed or extended is permitted pursuant to Section 7.1(a)(vii) or (a)(viii), the Indebtedness resulting from such modification, refinancing, refunding, renewal or extension is (x) unsecured if the Indebtedness being modified, refinanced, refunded, renewed or extended is unsecured or (y) not secured on a more favorable basis than the Indebtedness being modified, refinanced, refunded, renewed or extended if such Indebtedness being modified, refinanced, refunded, renewed or extended is secured. For the avoidance of doubt, it is understood that a Permitted Refinancing may constitute a portion of an issuance of Indebtedness in excess of the amount of such Permitted Refinancing; provided that such excess amount is otherwise permitted to be incurred under Section 7.1. For the avoidance of doubt, it is understood and agreed that a Permitted Refinancing includes successive Permitted Refinancings of the same Indebtedness.

“Person” shall mean any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Permitted Term Debt” shall mean (a) the Term Loan Facility Indebtedness issued on the Agreement Date, (b) any term loan incremental facilities permitted to be incurred in accordance with the Term Loan Facility Documentation as in effect as of the Agreement Date, (c) any “Credit Agreement Refinancing Indebtedness” (as defined in the Term Loan Facility Credit Agreement as in effect as of the Agreement Date) permitted to be incurred in accordance with the Term Loan Facility Documentation, and (d) any “Incremental Equivalent Debt” (as defined in the Term Loan Facility Credit Agreement as in effect as of the Agreement Date) permitted to be incurred in accordance with the Term Loan Facility Documentation.

“Plan” shall mean any employee pension benefit plan as such term is defined in Section 3(2) of ERISA (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which a Credit Party or any ERISA Affiliate is an “employer” as defined in Section 3(5) of ERISA.

“Platform” shall mean IntraLinks/IntraAgency, SyndTrak or another relevant website approved by the Administrative Agent.

“Post-Transaction Period” shall mean, with respect to any Specified Transaction, the period beginning on the date such Specified Transaction is consummated and ending on the last day of the eighth full consecutive fiscal quarter immediately following the date on which such Specified Transaction is consummated.

“Prime Rate” shall mean the rate of interest announced by Bank of America from time to time as its prime rate. Such rate is set by Bank of America on the basis of various factors, including its costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above or below such rate. Any change in such rate publicly announced by Bank of America shall take effect at the opening of business on the day specified in the announcement.

“Priority Obligation” shall mean any obligation that is secured by a Lien on any Collateral in favor of a Governmental Authority, which Lien ranks or is capable of ranking prior to or pari passu with the Liens created thereon by the applicable Security Documents, including any such Lien securing amounts owing for wages, vacation pay, severance pay, employee deductions, sales tax, excise tax, other Taxes, workers compensation, governmental royalties and stumpage or pension fund obligations.

“Pro Forma Adjustment” shall mean, for any Test Period that includes all or any part of a fiscal quarter included in any Post-Transaction Period with respect to the Acquired EBITDA of the applicable Pro Forma Entity or the Consolidated EBITDA of the Borrower, the pro forma increase or decrease in such Acquired EBITDA or such Consolidated EBITDA, as the case may be, projected by the Borrower in good faith as a result of (a) actions taken, prior to or during such Post-Transaction Period, for the purposes of realizing reasonably identifiable and quantifiable cost savings, or (b) any additional costs incurred prior to or during such Post-Transaction Period in connection with the combination of the operations of such Pro Forma Entity with the operations of the Borrower and its Restricted Subsidiaries; provided that (A) so long as such actions are taken prior to or during such Post-Transaction Period or such costs are incurred prior to or during such Post-Transaction Period it may be assumed, for purposes of projecting such pro forma increase or decrease to such Acquired EBITDA or such Consolidated EBITDA, as the case may be, that such cost savings will be realizable during the entirety of such Test Period, or such additional costs will be incurred during the entirety of such Test Period, (B) any Pro Forma Adjustment to Consolidated EBITDA shall be certified by a Financial Officer, the chief executive officer or president of the Borrower and (C) any such pro forma increase or decrease to such Acquired EBITDA or such Consolidated EBITDA, as the case may be, shall be without duplication for cost savings or additional costs already included in such Acquired EBITDA or such Consolidated EBITDA, as the case may be, for such Test Period.

“Pro Forma Basis,” “Pro Forma Compliance” and “Pro Forma Effect” shall mean, with respect to compliance with any test, financial ratio or covenant hereunder required by the terms of this Agreement to be made on a Pro Forma Basis or after giving Pro Forma Effect thereto, that (a) to the extent applicable, the Pro Forma Adjustment shall have been made and (b) all Specified Transactions and the following transactions in connection therewith that have been made during the applicable period of measurement or subsequent to such period and prior to or simultaneously with the event for which the calculation is made shall be deemed to have occurred as of the first day of the applicable period of measurement in such test, financial ratio or covenant: (i) income statement items (whether positive or negative) attributable to the property or Person subject to such Specified Transaction, (A) in the case of a Disposition of all or substantially all Equity Interests in any subsidiary of the Borrower or any division, product line, or facility used for operations of the Borrower or any of its Subsidiaries, shall be excluded and (B) in the case of a Permitted Acquisition or Investment described in the definition of “Specified Transaction,” shall be included, (ii) any retirement of Indebtedness, and (iii) any Indebtedness incurred or assumed by the Borrower or any of its Subsidiaries in connection therewith and if such Indebtedness has a floating or formula rate, shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate that is or would be in effect with respect to such Indebtedness as at the relevant date of determination and interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period; provided that, without limiting the application of the Pro Forma Adjustment pursuant to clause (a) above, the foregoing pro forma adjustments may be applied to any such test or covenant solely to the extent that such adjustments are consistent with the definition of Consolidated EBITDA and give effect to operating expense reductions that are (i) (x) directly attributable to such transaction, (y) expected to have a continuing impact on the Borrower or any of its Subsidiaries and (z) factually supportable or (ii) otherwise consistent with the definition of Pro Forma Adjustment.

“Pro Forma Disposal Adjustment” shall mean, for any Test Period that includes all or a portion of a fiscal quarter included in any Post-Transaction Period with respect to any Sold Entity or Business, the pro forma increase or decrease in Consolidated EBITDA projected by the Borrower in good faith as a result of contractual arrangements between the Borrower or any Restricted Subsidiary entered into with such Sold Entity or Business at the time of its disposal or within the Post-Transaction Period and which represent an increase or decrease in Consolidated EBITDA which is incremental to the Disposed EBITDA of such Sold Entity or Business for the most recent Test Period prior to its disposal.

“Pro Forma Entity” shall have the meaning given to such term in the definition of “Acquired EBITDA.”

“Pro Forma Financial Statements” has the meaning assigned to such term in Section 5.4(c).

“Property” shall mean any real property or personal property, plant, building, facility, structure, underground storage tank or unit, equipment, Inventory or other asset owned, leased or operated by the Credit Parties, their Restricted Subsidiaries or any of them (including, without limitation, any surface water thereon or adjacent thereto, and soil and groundwater thereunder).

“Public Company Costs” shall mean, as to any Person, costs associated with, or in anticipation of, or preparation for, compliance with the requirements of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith and costs relating to compliance with the provisions of the Securities Act and the Exchange Act or any other comparable body of laws, rules or regulations, as companies with listed equity, directors’ compensation, fees and expense reimbursement, costs relating to investor relations, shareholder meetings and reports to shareholders, directors’ and officers’ insurance and other executive costs, legal and other professional fees, and listing fees, in each case to the extent arising solely by virtue of the listing of such Person’s equity securities on a national securities exchange.

“QFC” shall have the meaning specified in Section 10.27.

“QFC Credit Support” shall have the meaning specified in Section 10.27.

“Qualified Appraisal” shall mean an appraisal (a) which is or was conducted by an independent appraiser selected or approved by the Administrative Agent and (b) which will be or was conducted in such a manner and of such a scope as is acceptable to the Administrative Agent in its Permitted Discretion.

“Qualified ECP Guarantor” shall mean, in respect of any Hedge Obligation, each Credit Party that has total assets exceeding $10,000,000 at the time the relevant Guaranty or grant of the relevant security interest becomes effective with respect to such Hedge Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Qualified Equity Interests” means Equity Interests of the Borrower other than Disqualified Equity Interests.

“Quarterly Borrowing Base Period” shall mean each period (a) commencing on any date that Excess Availability has been greater than or equal to 50% of Availability for a period of five (5) consecutive Business Days and (b) ending on any date thereafter that Excess Availability has been less than 50% of Availability for a period of thirty (30) consecutive days.

“Real Property” shall mean any right, title or interest in and to real property, including any fee interest, leasehold interest, easement or license and any other right to use or occupy real property, including any right arising by contract.

“Recipient” shall mean, as applicable, the Administrative Agent, any Lender or the Issuing Bank.

“Refinancing” shall mean the refinancing, repayment, redemption, satisfaction and discharge, or defeasance of all the existing third party Indebtedness for borrowed money of the Borrower and its Restricted Subsidiaries under the Existing Credit Agreement.

“Register” shall have the meaning specified in Section 10.5(c).

“Regular Borrowing Base” shall mean, at any time of determination, the sum of:

(a) 85% of Eligible Accounts of the Credit Parties; plus

(b) the lesser of (i) 85% of the NOLV Percentage of Eligible Inventory of the Credit Parties and (ii) 75% of the Value of Eligible Inventory of the Credit Parties; plus

(c) 100% of unrestricted cash held in an Eligible Pledged Cash Account; minus

(d) applicable Reserves.

“Reimbursement Obligations” shall mean the payment obligations of the Borrower under Section 2.15(c).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors, representatives and controlling persons of such Person and of such Person’s Affiliates and permitted successors and assigns of each of the foregoing.

“Related Real Estate Documents” with respect to any piece of Real Property constituting Material Real Property subject to a Mortgage, the following, in form and substance satisfactory to the Administrative Agent and received by the Administrative Agent for review: (a) at least 45 days prior to the effective date of the Mortgage, all information requested by the Administrative Agent or any Lender for due diligence pursuant to Flood Insurance Laws; and (b) at least 15 days prior to the effective date of the Mortgage, (i) a mortgagee title policy (or binder therefor) covering the Administrative Agent’s interest under the Mortgage, by an insurer acceptable to the Administrative Agent, which must be fully paid on such effective date; (ii) such assignments of leases, estoppel letters, attornment agreements, consents, waivers and releases as the Administrative Agent may require with respect to other Persons having an interest in the Real Property; (iii) a current, as-built survey of the Real Property, containing a metes-and-bounds property description and certified by a licensed surveyor acceptable to the Administrative Agent; (iv) a life-of-loan flood hazard determination and, if any such Real Property is located in a special flood hazard zone, flood insurance documentation and coverage as required by Flood Insurance Laws or otherwise satisfactory to each Lender; (v) a current appraisal of the Real Property, prepared by an appraiser acceptable to the Administrative Agent, and in form and substance satisfactory to Majority Lenders; (vi) an environmental assessment, prepared by environmental engineers acceptable to the Administrative Agent, an environmental indemnity agreement if appropriate, and such other reports, certificates, studies or data as the Administrative Agent may reasonably require, all in form and substance satisfactory to Majority Lenders; and (vii) such other documents, instruments or agreements as the Administrative Agent may reasonably require with respect to the Real Property and Mortgage.

“Release” shall mean any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into the environment (including ambient air, surface water, groundwater, land surface or subsurface strata), including the environment within any building or any occupied structure, facility or fixture.

“Relevant Governmental Body” shall have the meaning specified in Section 11.1.

“Rent Reserve” shall mean a reserve established by the Administrative Agent in its Permitted Discretion in an amount of up to three (3) months’ rent and/or royalty payments made by any Credit Party for each location at which Eligible Inventory (but for the establishment of Rent Reserves hereunder) of such Credit Party is located and each location for which access is necessary or desirable to access Eligible Inventory, in each case, that is not subject to a Third Party Agreement (as reported to the Administrative Agent by the Borrower from time to time as requested by the Administrative Agent), as such amount may be adjusted from time to time by the Administrative Agent in its Permitted Discretion.

“Replacement Event” shall have the meaning specified in Section 10.16.

“Replacement Lender” shall have the meaning specified in Section 10.16.

“Request for Advance” shall mean any certificate signed by an Authorized Signatory of the Borrower requesting a new Advance hereunder, which certificate shall be denominated a “Request for Advance,” and shall be in substantially the form of Exhibit F.

“Request for Issuance of Letter of Credit” shall mean any certificate signed by an Authorized Signatory of the Borrower requesting that the Issuing Bank issue a Letter of Credit hereunder, which certificate shall be in substantially the form of Exhibit G.

“Requirements of Law” means, with respect to any Person, any statutes, laws, treaties, rules, regulations, orders, decrees, writs, injunctions or determinations of any arbitrator or court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Reserves” shall mean the Bank Products Reserve, the Dilution Reserve, Inventory Reserves, Rent Reserves, and such other reserves that the Administrative Agent may establish, from time to time in the exercise of its Permitted Discretion for such purposes as the Administrative Agent shall deem necessary or desirable, in each case without duplication of items addressed in eligibility criteria set forth in this Agreement or of items reflected in NOLV Percentage or a Qualified Appraisal with respect thereto. Without limiting the generality of the foregoing, the following reserves shall be deemed an exercise of the Administrative Agent’s Permitted Discretion: (a) reserves for price adjustments and damages; (b) reserves for accrued but unpaid ad valorem, excise and personal property tax liability; (c) reserves for warehousemen’s, bailees’, shippers’ or carriers’ charges; (d) reserves for accrued, unpaid interest on the Obligations; (e) reserves for known litigation settlement costs and related expenses; (f) reserves for returns, discounts, claims, credits and allowances of any nature that are not paid pursuant to the reductions of Accounts; (g) reserves for the sales, excise or similar taxes included in the amount of any Accounts reported to Administrative Agent and amounts due or to become due in respect of sales, use and/or withholding taxes; (h) reserves for any rental payments, service charges or other amounts due or to become due to lessors of personal property; (i) reserves for obsolete or slow moving Inventory taking into account historical sales patterns (as determined by the Administrative Agents in its Permitted Discretion); (j) reserves for any existing or potential liability or any other matter that has or could reasonably be expected to have a negative impact on the value of the ABL First Lien Collateral or realization thereon or the repayment of the Obligations; (k) the aggregate amount of liabilities secured by Liens upon ABL First Lien Collateral that are pari passu or senior in priority to the Administrative Agent’s Liens (but imposition of any such reserve shall not waive an Event of Default arising therefrom) and (l) reserves with respect to Eligible Retainage Accounts to adjust the value that is estimated to be recoverable with respect thereto, as determined from time to time by the Administrative Agent in its Permitted Discretion.

“Responsible Officer” shall mean the chief executive officer, president, vice president, chief financial officer, treasurer or assistant treasurer, or other similar officer, manager or a member of the Board of Directors of a Credit Party and with respect to certain limited liability companies or partnerships that do not have officers, any manager, sole member, managing member or general partner thereof, and as to any document delivered on the Agreement Date or thereafter pursuant to paragraph (a)(i) of the definition of the term “Collateral and Guarantee Requirement,” any secretary or assistant secretary of a Credit Party. Any document delivered hereunder that is signed by a Responsible Officer of a Credit Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Credit Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Credit Party.

“Restricted Debt Financing” means (a) any Indebtedness (other than (i) Indebtedness under the Term Loan Facility Credit Agreement (or any Permitted Refinancing thereof), (ii) any permitted intercompany Indebtedness owing to the Borrower or any Restricted Subsidiary or (iii) any Indebtedness in an aggregate principal amount not exceeding $100,000,000) that is unsecured, secured by a Lien on the Collateral ranking junior to the Lien securing the Lien securing the Obligations or subordinated in right of payment to the Obligations, and (b) any Permitted Refinancing in respect of the foregoing.

“Restricted Payment” shall mean any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Borrower or any Restricted Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Equity Interests in the Borrower or any Restricted Subsidiary or any option, warrant or other right to acquire any such Equity Interests in the Borrower or any Restricted Subsidiary.

“Restricted Subsidiary” shall mean any Subsidiary of the Borrower other than an Unrestricted Subsidiary.

“Revolving Commitment Increase” shall have the meaning provided in Section 2.1(f).

“Revolving Commitment Ratio” shall mean, with respect to any Lender, the ratio, expressed as a percentage, of (a) the Revolving Loan Commitment of such Lender, divided by (b) the Revolving Loan Commitment of all Lenders, which, as of the Agreement Date, are set forth (together with U.S. Dollar amounts thereof) on Schedule 1.1(a).

“Revolving Credit Obligations” shall mean, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Loans and pro rata share (based on its Revolving Commitment Ratio) of the Letter of Credit Obligations and the Swing Loan Obligations and Agent Advances.

“Revolving Facility” means the credit facility established under Section 2.1 pursuant to the Revolving Loan Commitment of each Lender, as the same may be increased from time to time pursuant to Section 2.1(f). For the avoidance of doubt, “Revolving Facility” shall also include any credit facility established pursuant to any Revolving Commitment Increase

“Revolving Loan Commitment” shall mean, as of any date of determination, the several obligations of the Lenders to make advances to the Borrower as of such date, in accordance with their respective Revolving Commitment Ratios. As of the Agreement Date, the Revolving Loan Commitment is $200,000,000, and may be reduced or increased pursuant to the terms of this Agreement.

“Revolving Loan Notes” shall mean those certain promissory notes issued by the Borrower to each of the Lenders that requests a promissory note, in accordance with each such Lender’s Revolving Commitment Ratio of the Revolving Loan Commitment, substantially in the form of Exhibit H.

“Revolving Loans” shall mean, collectively, the amounts (other than Agent Advances and Swing Loans) advanced from time to time by the Lenders to the Borrower under the Revolving Loan Commitment.

“S&P” shall mean Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business, and any successor to its rating agency business.

“Sanctioned Country” shall mean, at any time, a country or territory that is, or whose government is, the subject or target of any Sanctions.

“Sanctioned Person” shall mean, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State, the United Nations Security Council, the European Union or any EU member state, (b) any Person located, organized or resident in a Sanctioned Country or (c) any Person controlled by any such Person or Persons described in the foregoing clauses (a) or (b).

“Sanctions” shall mean economic or financial sanctions or trade embargoes administered or enforced from time to time by the U.S. government, including those administered by OFAC or the U.S. Department of State, or the United Nations Security Council, the European Union, any European Union member state, U.K. government, Her Majesty’s Treasury or other sanctions authority.

“Schedule” shall, except with reference to Schedule 1.1(a) to this Agreement, mean the applicable schedule of the Disclosures Schedules delivered by the Credit Parties in connection with this Agreement and certified by the Borrower, which Disclosure Schedules are expressly incorporated herein by reference.

“Scheduled Unavailability Date” shall have the meaning specified in Section 11.1.

“SEC” means the Securities and Exchange Commission or any Governmental Authority succeeding to any of its principal functions.

“Secured Parties” means the Administrative Agent, Issuing Bank, the Lenders and the Bank Products Providers.

“Securities Act” shall mean the Securities Act of 1933, as amended, or any similar Federal law then in force.

“Security Agreement” shall mean that certain Security Agreement dated as of the Agreement Date among the Credit Parties and the Administrative Agent, on behalf of, and for the benefit of, the Lender Group, as amended, restated, supplemented, or otherwise modified from time to time.

“Security Documents” shall mean, collectively, the Security Agreement, any Copyright Security Agreements, any Patent Security Agreements, any Trademark Security Agreements, any Controlled Account Agreement, all UCC-1 financing statements and any other document, instrument or agreement granting Collateral for the Obligations, as the same may be amended, restated, supplemented, or otherwise modified from time to time.

“Settlement” shall mean the transfer of cash or other property with respect to any credit or debit card charge, check or other instrument, electronic funds transfer, or other type of paper-based or electronic payment, transfer, or charge transaction for which a Person acts as a processor, remitter, funds recipient or funds transmitter in the ordinary course of its business.

“Settlement Asset” shall mean any cash, receivable or other property, including a Settlement Receivable, due or conveyed to a Person in consideration for a Settlement made or arranged, or to be made or arranged, by such Person or an Affiliate of such Person.

“Settlement Indebtedness” shall mean any payment or reimbursement obligation in respect of a Settlement Payment.

“Settlement Lien” shall mean any Lien on any Settlement Asset relating to any Settlement or Settlement Indebtedness (and may include, for the avoidance of doubt, the grant of a Lien in or other assignment of a Settlement Asset in consideration of a Settlement Payment, Liens securing intraday and overnight overdraft and automated clearing house exposure, and similar Liens).

“Settlement Payment” shall mean the transfer, or contractual undertaking (including by automated clearing house transaction) to effect a transfer, of cash or other property to effect a Settlement.

“Settlement Receivable” shall mean any general intangible, payment intangible, or instrument representing or reflecting an obligation to make payments to or for the benefit of a Person in consideration for a Settlement made or arranged, or to be made or arranged, by such Person.

“SOFR” shall have the meaning specified in Section 11.1.

“SOFR-Based Rate” shall have the meaning specified in Section 11.1.

“Sold Entity or Business” shall have the meaning assigned to such term in the definition of the term “Consolidated EBITDA.”

“Specified Transaction” shall mean, with respect to any period, any Investment, sale, transfer or other disposition of assets, incurrence or repayment of Indebtedness, Restricted Payment, subsidiary designation, New Project or other event that by the terms of the Loan Documents requires “Pro Forma Compliance” with a test or covenant hereunder or requires such test or covenant to be calculated on a Pro Forma Basis or after giving Pro Forma Effect thereto.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held (unless parent does not Control such entity), or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means any subsidiary of the Borrower (unless otherwise specified).

“Subsidiary Guarantors” shall mean each Subsidiary of the Borrower party hereto as a Guarantor and any other Subsidiary of the Borrower that, from time to time, executes and delivers a Joinder Supplement that causes or purports to cause such Subsidiary to become a Guarantor; provided that “Subsidiary Guarantors” shall not include any Excluded Subsidiary.

“Successor Borrower” has the meaning assigned to such term in Section 7.3(d).

“Supermajority Lenders” shall mean, as of any date of calculation, Lenders the sum of whose unutilized portion of the Revolving Loan Commitment plus Loans (other than Swing Loans and Agent Advances) outstanding plus participation interests in Letter of Credit Obligations, Swing Loans and Agent Advances outstanding on such date of calculation exceeds sixty-six and two thirds percent (66.67%) of the sum of the aggregate unutilized portion of the Revolving Loan Commitment plus Loans (other than Swing Loans and Agent Advances) outstanding plus participation interests in Letter of Credit Obligations, Swing Loans and Agent Advances outstanding of all of the Lenders as of such date of calculation; provided that to the extent that any Lender is a Defaulting Lender, such Defaulting Lender and all of its Revolving Loan Commitments, Loans and participation interests in Letter of Credit Obligations, Swing Loans and Agent Advances shall be excluded for purposes of determining Supermajority Lenders.

“Supported QFC” shall have the meaning specified in Section 10.27.

“Swing Bank” shall mean Bank of America, or any other Lender who shall agree with the Administrative Agent to act as Swing Bank.

“Swing Loans” shall mean, collectively, the amounts advanced from time to time by the Swing Bank to the Borrower under the Revolving Loan Commitment in accordance with Section 2.2(g).

“Swing Loan Obligations” shall mean, at any time, the aggregate principal amount of all Swing Loans outstanding at such time.

“Swing Rate” shall mean the Base Rate plus the Applicable Margin for Base Rate Loans in effect from time to time.

“Tax Distributions” shall have the meaning assigned to such term in Section 7.7(a)(vii)(A).

“Taxes” shall mean any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings (including backup withholding) imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Temporary Borrowing Base” shall mean (a) until the applicable measurement period ending immediately prior to December 31, 2019 (or such later measurement period agreed by the Administrative Agent in its Permitted Discretion), the “Regular Borrowing Base” as calculated under the Existing Credit Agreement and (b) on and after the applicable measurement period ending December 31, 2019 (or such later measurement period agreed by the Administrative Agent in its Permitted Discretion), the sum of all unrestricted cash held in an Eligible Pledged Cash Account.

“Term Loan Facility” shall mean the senior secured term loan facility under the Term Loan Facility Credit Agreement or any amendment supplement modification substitution replacement restatement or refinancing thereof in whole or in part from time to time including in connection with a Permitted Refinancing of the Term Loan Facility Credit Agreement.

“Term Loan Facility Administrative Agent” shall mean Royal Bank of Canada in its capacity as administrative agent under the Term Loan Facility Credit Agreement, or any successor administrative agent or collateral agent or other agent or trustee (or any similar term or designation) appointed under the Term Loan Facility and any related Term Loan Facility Documentation in accordance with the provisions thereof. Any reference to the Term Loan Facility Administrative Agent hereunder shall be deemed a reference to each Term Loan Facility Administrative Agent then in existence.

“Term Loan Facility Credit Agreement” shall mean that certain Term Loan Credit Agreement dated as of April 13, 2017 by and among the Borrower, the lenders party thereto, and the Term Loan Facility Administrative Agent, as the same may be amended, supplemented, waived or otherwise modified (or refinanced or replaced) from time to time in a manner not prohibited by the ABL/Term Intercreditor Agreement.

“Term Loan Facility Documentation” shall mean all agreements and other documents evidencing or governing the Term Loan Facility, including the Term Loan Facility Credit Agreement, and any notes and letters of credit issued pursuant thereto and any guarantee and collateral agreement, patent and trademark security agreement, mortgages, and other guarantees, pledge agreements, security agreements and collateral documents, executed and delivered pursuant to or in connection with any of the foregoing (other than, for the avoidance of doubt, this Agreement or the ABL/Term Intercreditor Agreement), in each case as the same may be amended, supplemented, waived or otherwise modified from time to time in a manner not prohibited by the ABL/Term Intercreditor Agreement.

“Term Loan Facility Indebtedness” shall mean all Indebtedness evidenced by, and all other obligations and liabilities owing by the Borrower and its Subsidiaries under, the Term Loan Facility Documentation.

“Term Loan Priority Accounts” shall have the meaning set forth in the ABL/Term Intercreditor Agreement.

“Term Loan First Lien Collateral” shall have the meaning set forth in the ABL/Term Intercreditor Agreement.

“Term SOFR” shall have the meaning specified in Section 11.1.

“Test Period” shall mean, at any date of determination, the period of four consecutive fiscal quarters of the Borrower then last ended as of such time for which financial statements have been delivered pursuant to Sections 6.1(a) or (b); provided that for any date of determination before the delivery of the first financial statements pursuant to Sections 6.1(a) or (b), the Test Period shall be the period of four consecutive fiscal quarters of the Borrower then last ended as of such time.

“Third Party” shall mean any (a) lessor, mortgagee or other secured party, mechanic or repairman, warehouse operator or warehouseman, processor, packager, consignee, shipper, customs broker, freight forwarder, bailee, or other third party which may have possession of any Collateral or lienholders’ enforcement rights against any Collateral; and (b) Licensor whose rights in or with respect to any Collateral limit or restrict or may, in the Administrative Agent’s reasonable determination, limit or restrict Borrower’s or the Administrative Agent’s rights to sell or otherwise dispose of such Collateral.

“Third Party Agreement” shall mean an agreement in form and substance reasonably satisfactory to the Administrative Agent pursuant to which a Third Party, as applicable and as may be required by the Administrative Agent, among other things: (a) waives or subordinates in favor of the Administrative Agent any Liens such Third Party may have in and to any Collateral or any setoff, recoupment, or similar rights such Third Party may have against any Credit Party; (b) grants the Administrative Agent access to Collateral which may be located on such Third Party’s premises or in the custody, care, or possession of such Third Party for purposes of allowing the Administrative Agent to inspect, remove or repossess, sell, store, or otherwise exercise its rights under this Agreement or any other Loan Document with respect to such Collateral; (c) authorizes the Administrative Agent (with or without the payment of any royalty or licensing fee, as determined by the Administrative Agent) to (i) complete the manufacture of work-in-process (if the manufacturing of such Goods requires the use or exploitation of a Third Party’s Intellectual Property) and (ii) dispose of Collateral bearing, consisting of, or constituting a manifestation of, in whole or in part, such Third Party’s Intellectual Property; (d) agrees to hold any negotiable Documents in its possession relating to the Collateral as agent or bailee of the Administrative Agent for purposes of perfecting the Administrative Agent’s Lien in and to such Collateral under the UCC; (e) with respect to Third Parties other than landlords, agrees to deliver the Collateral to the Administrative Agent upon request or, upon payment of applicable fees and charges to deliver such Collateral in accordance with the Administrative Agent’s instructions; or (f) agrees to terms regarding Collateral held on consignment by such Third Party.

“Total Net Leverage Ratio” means, as of any date of determination, the ratio, on a Pro Forma Basis, of (a) Consolidated Total Indebtedness as of such date to (b) Consolidated EBITDA for the most recently completed Test Period.

“Trademark Security Agreements” shall mean, collectively, any Trademark Security Agreement made in favor of the Administrative Agent, on behalf of the Lender Group, from time to time, as amended, restated, supplemented, or otherwise modified from time to time.

“Transaction Costs” shall mean all fees, costs and expenses incurred or payable by the Borrower or any Subsidiary in connection with the Transactions.

“Transactions” shall mean (a) the Financing Transactions, (b) the issuance of the 2028 Notes, (c) the Refinancing and (d) the payment of the Transaction Costs.

“UCC” shall mean the Uniform Commercial Code as the same may, from time to time, be enacted and in effect in the State of New York; provided that to the extent that the UCC is used to define any term herein and such term is defined differently in different Articles or Divisions of the UCC, the definition of such term contained in Article or Division 9 shall govern; provided, further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of, or remedies with respect to, the Administrative Agent’s Lien on any Collateral is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the State of New York, the term “UCC” and “Uniform Commercial Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions.

“United States Tax Compliance Certificate” shall have the meaning assigned to such term in Section 2.18(e)(ii)(C).

“Unrestricted Subsidiary” shall mean any Subsidiary designated by the Borrower as an Unrestricted Subsidiary pursuant to Section 6.14.

“Unused Line Fee” shall have the meaning specified in Section 2.4(b).

“Unused Line Fee Rate” shall mean a per annum rate equal to 0.20%.

“US” or “United States” shall mean the United States of America.

“U.S. Dollars” or “$” shall mean the lawful currency of the United States of America.

“U.S. Dollar Equivalent” shall mean (a) as to any amount denominated in U.S. Dollars, the amount thereof and (b) as to any amount denominated in any currency other than U.S. Dollars, the amount of U.S. Dollars into which such amount could be converted using the sell rate of exchange for such currency set forth from time to time by the Administrative Agent (or if the Administrative Agent does not maintain an exchange rate for the applicable currency, any spot rate of exchange selected by the Administrative Agent in its reasonable discretion from time to time) on the date which is two (2) Business Days before the applicable date of determination.

“U.S. Person” shall mean any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“U.S. Special Resolution Regimes” shall have the meaning specified in Section 10.27.

“Utilization” shall mean, on any Determination Date, the average for the fiscal quarter ended immediately prior to such date of the daily amounts for each day during such fiscal quarter expressed as a percentage equivalent to a fraction, (a) the numerator of which is equal to the sum of the average daily amount of Aggregate Revolving Credit Obligations (other than with respect to any Swing Loans and Agent Advances), and (b) the denominator of which is equal to the sum of the average daily amount of the Revolving Loan Commitment in effect at such time.

“Value” (a) for Inventory, its value determined on the basis of the lower of cost or market, calculated on a first-in, first-out basis, and excluding any portion of cost attributable to intercompany profit among Borrower and its Affiliates; and (b) for an Account, its face amount, net of any returns, rebates, discounts (calculated on the shortest terms), credits, allowances or Taxes (including sales, excise or other taxes) that have been or could be claimed by the Account Debtor or any other Person.

“Voidable Transfer” shall have the meaning specified in Section 10.18.

“Weekly Borrowing Base Period” shall mean each period (a) commencing on any date that Excess Availability has been less than the greater of (i) 12.5% of Availability and (ii) $12,500,000 for a period of five (5) consecutive Business Days and (b) ending on any date thereafter that Excess Availability has been greater than the greater of (i) 12.5% of Availability and (ii) $12,500,000 for a period of thirty (30) consecutive days.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness.

“Wholly Owned Restricted Subsidiary” shall mean any Restricted Subsidiary that is a Wholly Owned Subsidiary.

“Wholly Owned Subsidiary” shall mean, with respect to any Person at any date, a subsidiary of such Person of which securities or other ownership interests representing 100% of the Equity Interests (other than (a) directors’ qualifying shares and (b) nominal shares issued to foreign nationals to the extent required by applicable Requirements of Law) are, as of such date, owned, controlled or held by such Person or one or more Wholly Owned Subsidiaries of such Person or by such Person and one or more Wholly Owned Subsidiaries of such Person.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Write-Down and Conversion Powers” shall mean, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

Section 1.2 Uniform Commercial Code. Any term used in this Agreement or in any financing statement filed in connection herewith which is defined in the UCC and not otherwise defined in this Agreement or in any other Loan Document shall have the meaning given to such term in the UCC, including “Account Debtor,” “As-Extracted Collateral,” “Chattel Paper,” “Commercial Tort Claim,” “Commodities Account,” “Consignment,” “Deposit Account,” “Document,” “Electronic Chattel Paper,” “Equipment,” “Fixtures,” “General Intangibles,” “Goods,” “Instrument,” “Investment Property,” “Letter-of-Credit Right,” “Proceeds,” “Securities Account,” and “Supporting Obligation.”

Section 1.3 Accounting Principles. The classification, character and amount of all assets, liabilities, capital accounts and reserves and of all items of income and expense to be determined, and any consolidation or other accounting computation to be made, and the interpretation of any definition containing any financial term, pursuant to this Agreement shall be determined and made in accordance with GAAP consistently applied, unless such principles are inconsistent with the express requirements of this Agreement; provided that if a change in GAAP after the date of this Agreement would affect the computation of any financial ratio or requirement in the Loan Documents, the Administrative Agent, Lenders and the Borrowers shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP; provided further that until so amended, such computation shall be computed in accordance with GAAP prior to such change. All accounting terms used herein without definition shall be used as defined under GAAP. All financial calculations hereunder shall, unless otherwise stated, be determined for the Borrower on a consolidated basis with its Restricted Subsidiaries. Notwithstanding the foregoing, all financial covenants contained herein shall be calculated without giving effect to any election under Statement of Financial Accounting Standards 159 (or any similar accounting principle) permitting a Person to value its financial liabilities at the fair value thereof. Notwithstanding the foregoing, all financial covenants contained herein shall be calculated without giving effect to (i) any election under Statement of Financial Accounting Standards 159 (or any similar accounting principle) permitting a Person to value its financial liabilities at the fair value thereof or (ii) any change in accounting for leases pursuant to GAAP resulting from the implementation of Financial Accounting Standards Board ASU No. 2016-02, Leases (Topic 842), to the extent such adoption would require treating any lease (or similar arrangement conveying the right to use) as a capital lease where such lease (or similar arrangement) would not have been required to be so treated under GAAP as in effect on December 31, 2015.

Section 1.4 Other Interpretive Matters. The terms “herein,” “hereof,” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph, or subdivision. Any pronoun used shall be deemed to cover all genders. In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding.” The section titles, table of contents, and list of exhibits appear as a matter of convenience only and shall not affect the interpretation of this Agreement or any Loan Document. All schedules, exhibits, annexes, and attachments referred to herein are hereby incorporated herein by this reference. All references to (a) statutes and related regulations shall include all related rules and implementing regulations and any amendments of same and any successor statutes, rules, and regulations; (b) “including” and “include” shall mean “including, without limitation,” regardless of whether “without limitation” is included in some instances and not in others (and, for purposes of each Loan Document, the parties agree that the rule of ejusdem generis shall not be applicable to limit a general statement, which is followed by or referable to an enumeration of specific matters to matters similar to the matters specifically mentioned); and (c) all references to dates and times shall mean the date and time at the Administrative Agent’s notice address determined under Section 10.1, unless otherwise specifically stated. All determinations (including calculations of any Borrowing Base and the Financial Covenant) made from time to time under the Loan Documents shall be made in light of the circumstances existing at such time. No provision of any Loan Documents shall be construed or interpreted to the disadvantage of any party hereto by reason of such party’s having, or being deemed to have, drafted, structured, or dictated such provision. A Default or Event of Default, if one occurs, shall “exist,” “continue” or be “continuing” until such Default or Event of Default, as applicable, has been waived in writing in accordance with Section 10.12. All terms used herein which are defined in Article 9 of the UCC and which are not otherwise defined herein shall have the same meanings herein as set forth therein.

Section 1.5 Currency Translations. Without limiting the other terms of this Agreement, the calculations and determinations under this Agreement of any amount in any currency other than U.S. Dollars shall at all times be deemed to refer to the U.S. Dollar Equivalent thereof, as the case may be, and all certificates delivered under this Agreement shall, unless otherwise consented to by the Administrative Agent, express such calculations or determinations in U.S. Dollars or the U.S. Dollar Equivalent thereof, as the case may be.

Section 1.6 Calculation of Excess Availability. At any time when any Credit Party or any officer thereof delivers a Borrowing Base Certificate or is required to certify the accuracy of an Availability or Excess Availability calculation for any purpose hereunder or under any other Loan Document, such Credit Party or officer shall also certify (or, with respect to the delivery of a Borrowing Base Certificate, be deemed to certify) that the payment status of trade payables of the Borrower and its Restricted Subsidiaries is consistent, in all material respects, with historical business practices of the Borrower and its Restricted Subsidiaries prior to the Agreement Date.

Section 1.7 Reserves; Changes to Eligibility Criteria. The Administrative Agent may at any time and from time to time in the exercise of its Permitted Discretion upon three Business Days’ prior written notice to the Borrower, (x) establish and increase Reserves in accordance with the terms hereof; provided that no notice shall be required hereunder for increases in existing Reserves based on recalculations thereof so long as the methodology for the calculation thereof is not modified, or (y) establish additional criteria of ineligibility under the definitions of “Eligible Accounts” or “Eligible Inventory”; provided that Advances that would cause an Overadvance upon imposition of such Reserve or additional criteria of ineligibility shall not be permitted and provided further that the Administrative Agent agrees that it shall not establish any Rent Reserves for a period of 180 days after the Agreement Date (or such later date agreed to by the Administrative Agent) with respect to any location subject to a “Third Party Agreement” (as defined in the Existing Credit Agreement”) under the Existing Credit Agreement that is effective on the Agreement Date prior to the termination of the Existing Credit Agreement.

Section 1.8 Time References Unless the context of this Agreement or any other Loan Document clearly requires otherwise, all references to time of day refer to Eastern standard time, as in effect in Charlotte, North Carolina on such day.

Section 1.9 Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

ARTICLE 2

THE LOANS AND THE LETTERS OF CREDIT

Section 2.1 Extension of Credit.

(a) Revolving Loans. Subject to the terms and conditions of this Agreement, each Lender agrees severally to make Revolving Loans to the Borrower in U.S. Dollars from time to time on any Business Day prior to the Maturity Date in an aggregate principal amount that will not result in any of the following:

(i) the Revolving Credit Obligations of such Lender exceeding such Lender’s Revolving Commitment Ratio of the Revolving Loan Commitment; or

(ii) the Aggregate Revolving Credit Obligations exceeding the lesser of (A) the Revolving Loan Commitment, (B) the Borrowing Base (taking into account any Reserves which may have been implemented or modified since the date of the most recent Borrowing Base Certificate), and (C) the maximum amount of Indebtedness permitted to be incurred under this Agreement pursuant to the ABL/Term Intercreditor Agreement.

Subject to the terms and conditions hereof, prior to the Maturity Date Revolving Loans may be repaid and reborrowed from time to time on a revolving basis.

(b) The Letters of Credit. Subject to the terms and conditions of this Agreement, the Issuing Bank agrees to issue Letters of Credit, pursuant to Section 2.15, for the account of the Borrower on behalf of any Credit Party, from time to time on any Business Day prior to the date that is thirty (30) days prior to the Maturity Date, so long as, after giving effect to such issuance (i) no Overadvance exists or would result therefrom, and (ii) the Aggregate Amount of all Letter of Credit Obligations then outstanding does not exceed the Letter of Credit Commitment.

(c) The Swing Loans. Subject to the terms and conditions of this Agreement, the Swing Bank agrees from time to time on any Business Day after the Agreement Date but prior to the Maturity Date to make Swing Loans to the Borrower so long as (i) no Overadvance exists or would result therefrom and (ii) the aggregate amount of Swing Loans (including all Swing Loans outstanding as of such Business Day) does not exceed $20,000,000.

(d) Overadvances; Optional Overadvances.

(i) If at any time an Overadvance exists, the amount of such Overadvance shall nevertheless constitute a portion of the Obligations that are secured by the Collateral and are entitled to all benefits thereof. In the event of an Overadvance, the Borrower shall make a payment on the Obligations to be applied to the Revolving Loans, the Swing Loans, the Agent Advances and the Letter of Credit Reserve Account, as appropriate, in an aggregate principal amount equal to such Overadvance. In no event, however, shall the Borrower have any right whatsoever to (i) receive any Revolving Loan, (ii) receive any Swing Loan, or (iii) request the issuance of any Letter of Credit if, before or after giving effect thereto, there shall exist a Default or Event of Default.

(ii) Notwithstanding the foregoing paragraph (i) or any other contrary provision of this Agreement, the Lenders hereby authorize the Swing Bank to, at the direction of the Administrative Agent in the Administrative Agent’s discretion, and the Swing Bank may, at the direction of the Administrative Agent, but in the Swing Bank’s sole and absolute discretion, knowingly and intentionally, continue to make Swing Loans to the Borrower notwithstanding that an Overadvance exists or thereby would be created, so long as after giving effect to such Swing Loans, (i) the outstanding Aggregate Revolving Credit Obligations do not exceed the Revolving Loan Commitment, (ii) all Overadvances plus Agent Advances do not exceed the lesser of (A) an amount equal to ten percent (10%) of the Borrowing Base and (B) $20,000,000 and (iii) no Overadvance may exist for more than 60 consecutive days. The foregoing sentence is for the exclusive benefit of the Administrative Agent, the Swing Bank, and the Lenders and is not intended to benefit the Borrower in any way. The Majority Lenders may at any time revoke the Administrative Agent’s authority to direct the Swing Bank to make Overadvances pursuant to this Section 2.1(d)(ii) and instruct the Administrative Agent to demand repayment of outstanding Revolving Loans from the Credit Parties to the extent necessary to cause an Overadvance to cease to exist. Any such revocation must be in writing and shall become effective prospectively upon the Administrative Agent’s receipt thereof. Absent such revocation, the Administrative Agent’s determination that funding of a Revolving Loan is appropriate shall be conclusive. In the event the Administrative Agent obtains actual knowledge that an Overadvance exists, regardless of the amount of, or reason for, such Overadvance, the Administrative Agent shall notify Lenders as soon as practicable (and prior to making any (or any additional) intentional Overadvances (except for and excluding amounts charged to the Loan Account for interest, fees, or expenses owed to the Lender Group) unless the Administrative Agent determines that prior notice would result in imminent harm to the Collateral or its value, in which case the Administrative Agent may make such Overadvances and provide notice as promptly as practicable thereafter). In such circumstances, if any Lender with a Revolving Loan Commitment objects to the proposed terms of reduction or repayment of any Overadvance, the terms of reduction or repayment thereof shall be implemented according to the determination of the Majority Lenders. Each Lender shall be obligated to settle with the Administrative Agent or Swing Bank as provided in Section 2.1(e) or Section 2.2(g), as applicable, for the amount of such Lender’s pro rata share of any unintentional Overadvances by the Administrative Agent reported to such Lender, any intentional Overadvances made as permitted under this Section 2.1(d)(ii), and any Overadvances resulting from the charging to the Loan Account of interest, fees, or expenses.

(e) Agent Advances.

(i) Subject to the limitations set forth below and notwithstanding anything else in this Agreement to the contrary, the Administrative Agent is authorized by the Borrower and the Lenders, from time to time in the Administrative Agent’s sole and absolute discretion, (A) at any time that a Default or an Event of Default exists, or (B) at any time that any of the other conditions precedent set forth in Article 4 have not been satisfied, to make Advances to the Borrower on behalf of the Lenders in an aggregate amount outstanding at any time not to exceed (together with all other Aggregate Revolving Credit Obligations) the Revolving Loan Commitment nor in an amount that would exceed (when aggregated with all Overadvances and other Agent Advances) the lesser of (1) an amount equal to ten percent (10%) of the Borrowing Base, and (2) $20,000,000, which the Administrative Agent, in its reasonable business judgment, deems necessary or desirable (x) to preserve or protect the Collateral, or any portion thereof, (y) to enhance the likelihood of, or maximize the amount of, repayment of the Loans and other Obligations, or (z) to pay any other amount chargeable to the Borrower pursuant to the terms of this Agreement, including costs, fees and expenses as provided under this Agreement (any of such advances are herein referred to as “Agent Advances”); provided that the Majority Lenders may at any time revoke the Administrative Agent’s authorization to make Agent Advances and instruct the Administrative Agent to demand repayment of outstanding Agent Advances from the Credit Parties. Absent such revocation, the Administrative Agent’s determination that funding of an Agent Advance is appropriate shall be conclusive. Any such revocation must be in writing and shall become effective prospectively upon the Administrative Agent’s receipt thereof. The Administrative Agent shall promptly provide to the Borrower written notice of any Agent Advance.

(ii) All Agent Advances shall be secured by the Collateral and shall constitute Obligations hereunder. Each Agent Advance shall bear interest as a Base Rate Advance. Each Agent Advance shall be subject to all terms and conditions of this Agreement and the other Loan Documents applicable to Revolving Loans, except that all payments thereon shall be made to the Administrative Agent solely for its own account (except to the extent Lenders have funded participations therein pursuant to clause (iii) below) and the making of any Agent Advance shall not require the consent of any Borrower. The Administrative Agent shall have no duty or obligation to make any Agent Advance hereunder.

(iii) The Administrative Agent shall notify each Lender no less frequently than weekly, as determined by the Administrative Agent, of the principal amount of Agent Advances outstanding by 1:00 p.m. as of such date, and each Lender’s pro rata share thereof. Each Lender shall before 3:00 p.m. on such Business Day make available to the Administrative Agent, in immediately available funds, the amount of its pro rata share of such principal amount of Agent Advances outstanding. Upon such payment by a Lender, such Lender shall be deemed to have made a Revolving Loan to the Borrower, notwithstanding any failure of the Borrower to satisfy the conditions in Section 4.2. The Administrative Agent shall use such funds to repay the principal amount of Agent Advances. Additionally, if at any time any Agent Advances are outstanding and any of the events described in clauses (g) or (h) of Section 8.1 shall have occurred, then each Lender shall automatically, upon the occurrence of such event, and without any action on the part of the Administrative Agent, the Borrower or the Lenders, be deemed to have purchased an undivided participation in the principal and interest of all Agent Advances then outstanding in an amount equal to such Lender’s Revolving Commitment Ratio and each Lender shall, notwithstanding such Event of Default, immediately pay to the Administrative Agent in immediately available funds, the amount of such Lender’s participation (and upon receipt thereof, the Administrative Agent shall deliver to such Lender, a loan participation certificate dated the date of receipt of such funds in such amount). The disbursement of funds in connection with the settlement of Agent Advances hereunder shall be subject to the terms and conditions of Section 2.2(e).

(f) Revolving Commitment Increases.

(i) Borrower shall have the right, but not the obligation, after the Agreement Date, upon notice to the Administrative Agent (a “Commitment Increase Notice”), to request an increase in the aggregate commitments under the Initial Revolving Facility (which may, at the election of Borrower, include a proportionate increase to Letter of Credit Commitment and, with the consent of the Swing Line Lender, include a proportionate increase to Swing Line Commitment) (each, a “Revolving Commitment Increase”, and the loans thereunder, “Incremental Revolving Loans;” the facility in connection therewith a “Incremental Revolving Facility”) (with Administrative Agent’s consent thereto not to be unreasonably withheld or delayed) by an aggregate amount of up to $50,000,000; provided that (A) no commitment of any Lender may be increased without the consent of such Lender, (B) no Event of Default then exists or would result immediately after giving effect thereto, (C) the Incremental Revolving Loans (1) shall be guaranteed by the Guarantors and shall rank pari passu in right of (x) priority with respect to the Collateral and (y) payment with respect to the Obligations in respect of the Commitments in effect prior to the Revolving Commitment Increase and (2) shall be on terms and pursuant to the documentation applicable to the existing Commitments or otherwise acceptable to the Administrative Agent (it being understood that terms not substantially identical to the Revolving Facility which are applicable only after the then-existing Maturity Date are acceptable), (D) to the extent any Real Property secures the Obligations, flood insurance diligence and documentation have been completed as required by all Flood Insurance Laws or otherwise in a manner satisfactory to all Lenders, (E) the Revolving Commitment Increase shall be requested in minimum amounts of $10,000,000 or a higher multiple of $1,000,000 and (F) no Revolving Commitment Increase shall cause the Revolving Loan Commitments after giving effect to such Revolving Commitment Increase to exceed 90% of the greater of clauses (i) and (ii) of the Maximum ABL Facility Amount (as defined in the ABL/Term Intercreditor Agreement) at such time. The proceeds of each Revolving

Commitment Increase may be used for any transaction permitted under this Agreement. Any Revolving Commitment Increase shall be denominated in U.S. Dollars. Each Commitment Increase Notice shall set forth (i) the amount of the Revolving Commitment Increase being requested and (ii) the date on which such Revolving Commitment Increase is requested to become effective.

(ii) The Borrower may seek a Revolving Commitment Increase from existing Lenders (each of which shall be entitled to agree or decline to participate in its sole discretion) and additional banks, financial institutions and other institutional lenders reasonably acceptable to the Administrative Agent who will become Incremental Revolving Credit Lenders, as applicable, in connection therewith. The Borrower, each Incremental Revolving Credit Lender and the Administrative Agent and, the Swing Line Lender and each LC Issuer, to the extent their consent would be required under Section 10.12 for an assignment of Loans or Commitments, as applicable, to such Additional Lender, shall execute and deliver an Incremental Revolving Credit Assumption Agreement having terms and conditions consistent with the terms of this Section 2.1(f). Each Incremental Revolving Credit Assumption Agreement shall specify the terms of the Incremental Revolving Loans to be made thereunder, consistent with the provisions set forth in Section 2.1(f)(i). The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Incremental Revolving Credit Assumption Agreement. Each of the parties hereto hereby agrees that, upon the effectiveness of any Incremental Revolving Credit Assumption Agreement, this Agreement shall be amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Revolving Commitment Increase, as applicable, or otherwise to effect the provisions of this Section 2.1(f), notwithstanding any requirements of Section 10.12. Any such deemed amendment may be memorialized in writing by the Administrative Agent and the Borrower and furnished to the other parties hereto.

(iii) Upon the effectiveness of any Revolving Commitments Increase entered into pursuant to this Section 2.1(f), each Lender with a Revolving Commitment immediately prior to the providing of such Incremental Revolving Facility will automatically and without further act be deemed to have assigned to each Lender providing a portion of such Incremental Revolving Facility in respect of such provision, and each such Lender will automatically and without further act be deemed to have assumed, a portion of such Revolving Lender’s participations hereunder in outstanding Letters of Credit and Swing Loans such that, after giving effect to such deemed assignment and assumption of participations, the percentage of the aggregate outstanding (x) participations hereunder in Letters of Credit and (y) participations hereunder in Swing Loans held by each Lender with a Revolving Commitment and each Lender with an Incremental Revolving Facility will equal the percentage of the aggregate Revolving Commitments and aggregate commitments under the Incremental Revolving Facilities of all Lenders represented by such Lender’s Revolving Commitment and such Lender’s commitment under the Incremental Revolving Facility, as applicable. If, on the date of the providing of such Incremental Revolving Facility, there are any Revolving Loans outstanding, such Revolving Loans shall, on or prior to the effectiveness of such Incremental Revolving Facility, be prepaid from the proceeds of the Incremental Revolving Loans made hereunder (reflecting such commitments under the Incremental Revolving Facility), which prepayment shall be accompanied by accrued and unpaid interest on the Revolving Loans being prepaid and any costs incurred by any Lender in accordance with Section 2.9. The Administrative Agent and the Lenders hereby agree that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to the transactions effected pursuant to the immediately preceding sentence.

(iv) Notwithstanding the foregoing, the effectiveness of any Revolving Commitment Increase under this Section 2.1(f) shall be subject to the following conditions precedent: (A) satisfaction of all conditions precedent in Section 4.2, (B) such increase must be permitted by the ABL/Term Intercreditor Agreement, (C) the Borrower shall deliver to the Administrative Agent a certificate dated as of the effective date of such Revolving Commitment Increase signed by the chief financial officer or an officer with similar responsibilities of the Borrower certifying that the Fixed Charge Coverage Ratio calculated on a Pro Forma Basis is not less than 1.0 to 1.0, (D) the satisfaction of any other conditions as agreed between the lenders providing such Revolving Commitment Increase and the Borrower and, (E) to the extent reasonably requested by the Administrative Agent, receipt by the Administrative Agent of legal opinions, board resolutions, officer’s certificates and/or reaffirmation agreements consistent with those delivered on the Agreement Date under Section 4.1 (other than changes to such legal opinions resulting from a change in law, change in fact or change to counsel’s form of opinion utilized generally in connection with similar credit facilities).

(v) This Section 2.1(f) shall supersede any provisions in Section 2.10 to the contrary.

Section 2.2 Manner of Borrowing and Disbursement of Loans.

(a) Choice of Interest Rate, etc.

(i) Any Advance (except Swing Loans and Agent Advances) shall, at the option of the Borrower, be made either as a Base Rate Advance or as a LIBOR Advance; provided, however, that (i) if the Borrower fails to give the Administrative Agent written notice specifying whether a LIBOR Advance is to be repaid, continued or converted on a Payment Date, such Advance shall be converted to a Base Rate Advance on the Payment Date in accordance with Section 2.3(a)(iii), (ii) the Borrower may not select a LIBOR Advance (A) the proceeds of which are to reimburse the Issuing Bank pursuant to Section 2.15 or (B) if, at the time of such Advance or at the time of the continuation of, or conversion to, a LIBOR Advance pursuant to Section 2.2(c), a Default or Event of Default exists and the Majority Lenders have elected to prohibit such continuation or conversion, and (iii) all Agent Advances shall be made as Base Rate Advances.

(ii) Any notice given to the Administrative Agent in connection with a requested Advance hereunder shall be given to the Administrative Agent prior to 11:00 a.m. in order for such Business Day to count toward the minimum number of Business Days required.

(b) Base Rate Advances.

(i) Initial and Subsequent Advances. The Borrower shall give the Administrative Agent in the case of Base Rate Advances irrevocable notice by telephone not later than 11:00 a.m. on the requested funding date of such Advance and shall immediately confirm any such telephone notice with a written Request for Advance; provided, however, that the failure by the Borrower to confirm any notice by telephone with a written Request for Advance shall not invalidate any notice so given.

(ii) Repayments and Conversions. The Borrower may (A) subject to Section 2.5, at any time without prior notice repay a Base Rate Advance or (B) no later than 11:00 a.m. at least two (2) Business Days prior to the requested conversion date, deliver irrevocable prior written notice to the Administrative Agent in the form of a Notice of Conversion/Continuation, that the Borrower requests to convert all or a portion of the principal of any Base Rate Advance to one or more LIBOR Advances. Upon the date indicated by the Borrower, such Base Rate Advance shall be so repaid or converted.

(c) LIBOR Advances.

(i) Initial and Subsequent Advances. The Borrower shall give the Administrative Agent in the case of LIBOR Advances irrevocable notice by telephone not later than 11:00 a.m. two (2) Business Days prior to the date of such Advance and shall immediately confirm any such telephone notice with a written Request for Advance; provided, however, that the failure by the Borrower to confirm any notice by telephone with a written Request for Advance shall not invalidate any notice so given; provided, further, that, notwithstanding the foregoing, no such prior notice shall be required with respect to any LIBOR Advances to be made on the Agreement Date.

(ii) Repayments, Continuations and Conversions. No later than 11:00 a.m. at least two (2) Business Days prior to each Payment Date for a LIBOR Advance, the Borrower shall give the Administrative Agent written notice in the form of a Notice of Conversion/Continuation specifying whether all or a portion of such Advance outstanding on such Payment Date is to be continued in whole or in part as one or more new LIBOR Advances, and also specifying the new Interest Period applicable to each such new Advance (and subject to the provisions of this Agreement, upon such Payment Date, such Advance shall be so continued). Upon such Payment Date, any LIBOR Advance (or portion thereof) not so continued shall be converted to a Base Rate Advance or, subject to Section 2.5, be repaid.

(iii) Miscellaneous. Notwithstanding any term or provision of this Agreement which may be construed to the contrary, (A) each LIBOR Advance shall be in a principal amount of no less than $5,000,000 and in an integral multiple of $1,000,000 in excess thereof, and at no time shall the aggregate number of all LIBOR Advances then outstanding exceed ten (10), and (B) each Base Rate Advance shall be in a principal amount of no less than $1,000,000 and in an integral multiple of $100,000 in excess thereof.

(d) Notification of Lenders. Upon receipt of a (i) Request for Advance or a telephone or telecopy request for Advance, (ii) notification from the Issuing Bank that a draw has been made under any Letter of Credit (unless the Issuing Bank will be reimbursed through the funding of a Swing Loan), or (iii) notice from the Borrower with respect to the prepayment of any outstanding LIBOR Advance prior to the Payment Date for such Advance, the Administrative Agent shall endeavor to notify each Lender by telephone or telecopy of the contents thereof and the amount of each Lender’s portion of any such Advance by 1:00 p.m. on the proposed funding date for a Base Rate Loan or by 3:00 p.m. two Business Days before a proposed funding of a LIBOR Advance. Each Lender shall, not later than 3:00 p.m. on the date specified for such Advance (under clause (i) or (ii) above) in such notice (or by 11:00 a.m. on the next Business Day if Agent’s notice is received after the times provided above), make available to the Administrative Agent at the Administrative Agent’s Office, or at such account as the Administrative Agent shall designate, the amount of such Lender’s portion of the Advance in immediately available funds.

(e) Disbursement. Prior to 4:00 p.m. on the date of an Advance hereunder, the Administrative Agent shall, subject to the satisfaction of the conditions set forth in Article 4, disburse the amounts made available to the Administrative Agent by the Lenders in like funds by (i) transferring the amounts so made available by wire transfer to the Disbursement Account or (ii) in the case of an Advance the proceeds of which are to reimburse the Issuing Bank pursuant to Section 2.15, transferring such amounts to such Issuing Bank. Unless the Administrative Agent shall have received notice from a Lender prior to 11:00 a.m. on the date of any Advance that such Lender will not make available to the Administrative Agent such Lender’s ratable portion of such Advance, the Administrative Agent may assume that such Lender has made or will make such portion available to the Administrative Agent on the date of such Advance and the Administrative Agent may, in its sole discretion and in reliance upon such assumption, make available to the applicable Borrower or the Issuing Bank, as applicable, on such date a corresponding amount. If and to the extent such Lender shall not have so made such ratable portion available to the Administrative Agent by 3:00 p.m. on the date of any Advance, such Lender agrees to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the applicable Borrower or the Issuing Bank, as applicable, until the date such amount is repaid to the Administrative Agent, (x) for the first two (2) Business Days, at the Federal Funds Rate for such Business Days, and (y) thereafter, at the Base Rate. If such Lender shall repay to the Administrative Agent such corresponding amount, such amount so repaid shall constitute such Lender’s portion of the applicable Advance for purposes of this Agreement and if both such Lender and any Borrower shall pay and repay such corresponding amount, the Administrative Agent shall promptly relend to the applicable Borrower such corresponding amount. If such Lender does not repay such corresponding amount immediately upon the Administrative Agent’s demand therefor, the Administrative Agent shall notify the Borrower and the Borrower shall immediately pay such corresponding amount to the Administrative Agent. The failure of any Lender to fund its portion of any Advance shall not relieve any other Lender of its obligation, if any, hereunder to fund its respective portion of the Advance on the date of such borrowing, but no Lender shall be responsible for any such failure of any other Lender.

(f) Deemed Requests for Advance. Unless payment is otherwise timely made by the Borrower, the becoming due of any amount required to be paid under this Agreement or any of the other Loan Documents as principal, interest, reimbursement obligations in connection with Letters of Credit, premiums, fees, reimbursable expenses or other sums payable hereunder shall be deemed irrevocably to be a Request for Advance on the due date of, and in an aggregate amount required to pay, such principal, interest, reimbursement obligations in connection with Letters of Credit, premiums, fees, reimbursable expenses or other sums payable hereunder, and the proceeds of a Revolving Loan made pursuant thereto may be disbursed by way of direct payment of the relevant Obligation and shall bear interest as a Base Rate Advance. No further authorization, direction or approval by the Borrower shall be required to be given by the Borrower for any deemed Request for Advance under this Section 2.2(f). The Administrative Agent shall promptly provide to the Borrower written notice of any Advance pursuant to this Section 2.2(f). The Borrower has established with KeyBank National Association a master disbursement account into which the Administrative Agent wires proceeds of applicable Advances from time to time (together with any substitute master disbursement account that the Borrower may establish with any other Lender so long as the Borrower has notified the Administrative Agent that such account has been designated as the “Disbursement Account”, the “Disbursement Account”).

(g) Special Provisions Pertaining to Swing Loans.

(i) The Borrower shall give the Swing Bank written notice in the form of a Request for Advance, or notice by telephone no later than 11:00 a.m. on the date on which the Borrower wishes to receive an Advance of any Swing Loan followed immediately by a written Request for Advance, with a copy to the Administrative Agent; provided, however, that the failure by the Borrower to confirm any notice by telephone with a written Request for Advance shall not invalidate any notice so given; provided, further, however, that any request by the Borrower for a Base Rate Advance under the Revolving Loan Commitment shall be deemed in the Swing Bank’s sole discretion to be a request for a Swing Loan unless the Borrower specifically requests otherwise. The Swing Loan shall be made on the date specified in the notice or the Request for Advance and such notice or Request for Advance shall specify (i) the amount of the requested Swing Loan and (ii) instructions for the disbursement of the proceeds of the requested Swing Loan. Each Swing Loan shall be subject to all the terms and conditions applicable to Revolving Loans, except that all payments thereon shall be payable to the Swing Bank solely for its own account. The Swing Bank shall not make any Swing Loans if the Swing Bank has received written notice from Majority Lenders that one or more applicable conditions precedent set forth in Section 4.2 will not be satisfied (or waived pursuant to the last sentence of Section 4.2) on the requested Advance date. The Swing Bank shall make the proceeds of each Swing Loan available to the Borrower by deposit of U.S. Dollars in same day funds by wire transfer to the Disbursement Account.

(ii) The Swing Bank shall notify the Administrative Agent and each Lender no less frequently than weekly (unless the settlement is de minimus), as determined by the Administrative Agent, of the principal amount of Swing Loans outstanding as of such date and each Lender’s pro rata share (based on its Revolving Commitment Ratio) thereof. Between settlement dates, the Administrative Agent may in its discretion apply payments on Revolving Loans to Swing Loans, regardless of any designation by the Borrower or anything herein to the contrary. Each Lender shall before 12:00 noon on the next Business Day make available to the Administrative Agent, in immediate available funds, the amount of its pro rata share (based on its Revolving Commitment Ratio) of such principal amount of Swing Loans outstanding. Upon such payment by a Lender, such Lender shall be deemed to have made a Revolving Loan to the Borrower, notwithstanding any failure of the Borrower to satisfy the conditions in Section 4.2. Each Revolving Loan so made shall bear interest as a Base Rate Advance. The Administrative Agent shall use such funds to repay the principal amount of Swing Loans to the Swing Bank. Additionally, if at any time any Swing Loans are outstanding, any of the events described in clauses (g) or (h) of Section 8.1 shall have occurred, then each Lender shall automatically upon the occurrence of such event and without any action on the part of the Swing Bank, the Borrower, the Administrative Agent or the Lenders be deemed to have purchased an undivided participation in the principal and interest of all Swing Loans then outstanding in an amount equal to such Lender’s Revolving Commitment Ratio of the principal and interest of all Swing Loans then outstanding and each Lender shall, notwithstanding such Event of Default, immediately pay to the Administrative Agent for the account of the Swing Bank, in immediately available funds, the amount of such Lender’s participation (and upon receipt thereof, the Swing Bank shall deliver to such Lender a loan participation certificate dated the date of receipt of such funds in such amount). The disbursement of funds in connection with the settlement of Swing Loans hereunder shall be subject to the terms and conditions of Section 2.2(e).

Section 2.3 Interest.

(a) On Loans. Interest on the Loans, subject to Sections 2.3(b) and (c), shall be payable as follows:

(i) On Base Rate Advances. Interest on each Base Rate Advance shall be computed for the actual number of days elapsed on the basis of a 365/366 day year and shall be payable monthly in arrears on the first day of each calendar month for the prior calendar month, commencing with the first calendar month beginning after the Agreement Date. Interest on Base Rate Advances then outstanding shall also be due and payable on the Maturity Date (or the date of any earlier prepayment in full of the Obligations arising under this Agreement and the other Loan Documents). Interest shall accrue and be payable on each Base Rate Advance at the simple per annum interest rate equal to the sum of (A) the Base Rate and (B) the Applicable Margin for Base Rate Advances.

(ii) On LIBOR Advances. Interest on each LIBOR Advance shall be computed for the actual number of days elapsed on the basis of a hypothetical year of three hundred sixty (360) days and shall be payable in arrears on (x) the Payment Date for such Advance, and (y) if the Interest Period for such Advance is greater than three (3) months, on the last day of each three (3) month period ending prior to the Payment Date for such Advance and on the Payment Date for such Advance. Interest on LIBOR Advances then outstanding shall also be due and payable on the Maturity Date (or the date of any earlier prepayment in full of the Obligations arising under this Agreement and the other Loan Documents). Interest shall accrue and be payable on each LIBOR Advance at a rate per annum equal to the sum of (A) the LIBOR Rate applicable to such LIBOR Advance and (B) the Applicable Margin for LIBOR Advances.

(iii) If No Notice of Selection of Interest Rate. If the Borrower fails to give the Administrative Agent timely notice of its selection of an Interest Rate Basis, or if for any reason a determination of a LIBOR Rate for any Advance is not timely concluded, the Base Rate shall apply to such Advance. If the Borrower fails to elect to continue any LIBOR Advance then outstanding prior to the last Payment Date applicable thereto in accordance with the provisions of Section 2.2, the Base Rate shall apply to such Advance commencing on and after such Payment Date.

(iv) On Swing Loans. Interest on each Swing Loan shall be computed for the actual number of days elapsed on the basis of a 365/366 day year and shall be payable monthly in arrears on the first day of each calendar month for the prior calendar month, commencing with the first calendar month beginning after the Agreement Date. Interest on Swing Loans then outstanding shall also be due and payable on the Maturity Date (or the date of any earlier prepayment in full of the Obligations arising under this Agreement and the other Loan Documents). Interest shall accrue and be payable on each Swing Loan at the Swing Rate.

(b) Upon Default. During the existence of an Event of Default, interest on the outstanding and overdue Obligations arising under this Agreement and the other Loan Documents may, at the Administrative Agent’s election, and shall, at the written request of the Majority Lenders, accrue at the Default Rate; provided, however, that the Default Rate shall automatically be deemed to have been invoked at all times with respect to the overdue Obligations when the Obligations arising under this Agreement and the other Loan Documents have been accelerated or deemed accelerated pursuant to Section 8.2. Interest accruing at the Default Rate shall be payable on demand and in any event on the Maturity Date (or the date of any earlier prepayment in full of the Obligations arising under this Agreement and the other Loan Documents) and shall accrue until the earliest to occur of (i) waiver of the applicable Event of Default in accordance with Section 10.12, (ii) agreement by the Majority Lenders to rescind the charging of interest at the Default Rate, or (iii) payment in full of the Obligations arising under this Agreement and the other Loan Documents. The Lenders shall not be required to (A) accelerate the maturity of the Loans, (B) terminate the Revolving Loan Commitment, or (C) exercise any other rights or remedies under the Loan Documents in order to charge interest hereunder at the Default Rate.

(c) Computation of Interest.

(i) In computing interest on any Advance, the date of making the Advance shall be included and the date of payment shall be excluded; provided, however, that if an Advance is repaid on the date that it is made, one (1) day’s interest shall be due with respect to such Advance.

(ii) With respect to the computation of interest hereunder, subject to Section 6.20, the application of funds in any Collections Account by the Administrative Agent to the Obligations shall be deemed made one (1) Business Day after receipt of such funds.

Section 2.4 Fees.

(a) Fee Letters. The Borrower agrees to pay any and all fees that are set forth in any fee letter executed in connection with this Agreement at the times specified therein.

(b) Unused Line Fee. The Borrower agrees to pay to the Administrative Agent, for the account of the Lenders in accordance with their respective Revolving Commitment Ratios, an unused line fee (“Unused Line Fee”) based upon the Borrower’s Utilization and the Unused Line Fee Rate. Such Unused Line Fee shall be computed for the actual number of days elapsed on the basis of a 360 day year, shall be payable in arrears on the first day of each calendar month for the prior calendar month, commencing with the first calendar month ending after the Agreement Date, and if then unpaid, on the Maturity Date (or the date of any earlier prepayment in full of the Obligations arising under this Agreement and the other Loan Documents), and shall be fully earned when due and non-refundable when paid.

(c) Letter of Credit Fees.

(i) The Borrower shall pay to the Administrative Agent for the account of the Lenders, in accordance with their respective Revolving Commitment Ratios, a fee on the stated amount of each outstanding Letter of Credit for each day from the Date of Issue through the expiration date of each such Letter of Credit (whether such date is the stated expiration date of such Letter of Credit at the time of the original issuance thereof or the stated expiration date of such Letter of Credit upon any renewal thereof) at a rate per annum on the amount of the Letter of Credit Obligations equal to the Applicable Margin in effect from time to time with respect to LIBOR Advances plus, at all times when the Default Rate is in effect, 2.00%. Such Letter of Credit fee shall be computed for the actual number of days elapsed on the basis of a 360 day year, shall be payable monthly in arrears on the first day of each month for the prior calendar month, commencing with the first calendar month beginning after the Agreement Date, and if then unpaid, on the Maturity Date (or the date of any earlier prepayment in full of the Obligations arising under this Agreement and the other Loan Documents), and shall be fully earned when due and non-refundable when paid.

(ii) The Borrower shall also pay to the Administrative Agent, for the account of the Issuing Bank, (A) a fee on the stated amount of each Letter of Credit for each day from the Date of Issue through the stated expiration date of each such Letter of Credit (whether such date is the stated expiration date of such Letter of Credit at the time of the original issuance thereof or the stated expiration date of such Letter of Credit upon any renewal thereof) at a rate of one-eighth of one percent (0.125%) per annum, which fee shall be computed for the actual number of days elapsed on the basis of a 360 day year, and (B) any reasonable and customary fees charged by the Issuing Bank for issuance and administration of such Letters of Credit, which fees, in each case, shall be payable monthly in arrears on the first day of each calendar month for the prior calendar month, commencing with the first calendar month beginning after the Agreement Date, and, if then unpaid, on the Maturity Date (or the date of any earlier prepayment in full of the Obligations). The foregoing fees shall be fully earned when due, and non-refundable when paid.

(d) Computation of Fees; Additional Terms Relating to Fees. In computing any fees payable under this Section 2.4, the first day of the applicable period shall be included and the date of the payment shall be excluded. All fees payable under or in connection with this Agreement and the other Loan Documents shall be deemed fully earned when and as they become due and payable and, once paid, shall be non-refundable, in whole or in part.

Section 2.5 Prepayment/Cancellation of Revolving Loan Commitment.

(a) The principal amount of any Base Rate Advance may be repaid in full or in part at any time, without penalty or prior notice, and the principal amount of any LIBOR Advance may be prepaid prior to the applicable Payment Date; provided that the Borrower shall reimburse the Lenders and the Administrative Agent, on the earlier of demand or the Maturity Date, for any loss or reasonable out-of-pocket expense incurred by the Lenders or the Administrative Agent in connection with such prepayment, as set forth in Section 2.9. Each notice of prepayment of any LIBOR Advance shall be irrevocable, and each prepayment or repayment made under this Section 2.5(a) shall include the accrued interest on the amount so prepaid or repaid. Upon receipt of any notice of repayment or prepayment, the Administrative Agent shall promptly notify each Lender of the contents thereof by telephone or telecopy and of such Lender’s portion of the repayment or prepayment. Notwithstanding the foregoing, the Borrower shall not make any repayment or prepayment of the Revolving Loans unless and until the balance of the Swing Loans and the Agent Advances then outstanding is zero. Except as provided in Section 2.5(b), any repayment and prepayment of Advances outstanding under the Revolving Loan Commitment shall not reduce the Revolving Loan Commitment. Any prepayment of the Loans shall not affect the Borrower’s obligation to continue to make payments under any Hedge Agreement, which shall remain in full force and effect notwithstanding such prepayment, subject to the terms of such Hedge Agreement.

(b) The Borrower shall have the right, at any time and from time to time after the Agreement Date and prior to the Maturity Date, upon at least five (5) Business Days prior written notice to the Administrative Agent, without premium or penalty, to cancel or reduce permanently all or a portion of the Revolving Loan Commitment on a pro rata basis among the Lenders in accordance with their respective Revolving Commitment Ratios; provided that (i) any such partial reduction shall be made in an amount not less than $15,000,000 and in integral multiples of $1,000,000 in excess thereof, (ii) the Revolving Loan Commitment may not be reduced to an amount that is less than $50,000,000 but greater than $0, (iii) the Revolving Loan Commitment may not be reduced to an amount below the then outstanding Letter of Credit Obligations (unless the Revolving Loan Commitment is cancelled and the Letter of Credit Obligations are cash collateralized as set forth below), and (iv) in connection with any partial reduction in the Revolving Loan Commitment, the Letter of Credit Commitment shall be automatically reduced to an amount not to exceed 50.0% of the Revolving Loan Commitment after giving effect to such partial reduction. As of the date of cancellation or reduction set forth in such notice, the Revolving Loan Commitment shall be permanently canceled or reduced to the amount stated in the Borrower’s notice for all purposes herein, and the Borrower shall immediately (x) pay to the Administrative Agent for the account of the Lenders the amount necessary such that the principal amount of the Loans then outstanding (together with all outstanding Letter of Credit Obligations) does not exceed the amount of the Revolving Loan Commitment as so reduced, together with accrued interest on the amount so prepaid and the Unused Line Fee set forth in Section 2.4(b) accrued through the date of the reduction, with respect to the amount reduced, or cancellation, (y) reimburse the Administrative Agent and the Lenders for any loss or out-of-pocket expense incurred by any of them in connection with such payment as set forth in Section 2.9, and (z) in the case of cancellation of the Revolving Loan Commitment, secure the Letter of Credit Obligations through the delivery of cash collateral or, in the sole and absolute discretion of the Administrative Agent, a “back-stop” letter of credit, in form and substance satisfactory to the Administrative Agent, in an amount equal to one hundred three percent (103%) of the Letters of Credit Obligations. If the Borrower fails to provide any cash collateral as required hereunder, the Lenders may (and shall upon direction of Agent) advance, as Revolving Loans, the amount of cash collateral required (whether or not the Revolving Loan Commitments have terminated, an Overadvance exists or the conditions in Section 4.2 are satisfied).

Section 2.6 Repayment.

(a) The Revolving Loans. All unpaid principal and accrued interest on the Revolving Loans shall be due and payable in full in cash on the Maturity Date. Notwithstanding the foregoing, however, in the event that at any time and for any reason there shall exist an Overadvance, the Borrower shall immediately pay to the Administrative Agent an amount equal to the Overadvance, which payment shall constitute a mandatory payment of the Revolving Loans, Agent Advances, Swing Loans and Letter of Credit Reserve Account, as appropriate.

(b) The Other Obligations. In addition to the foregoing, the Borrower hereby promises to pay all Obligations (other than Obligations in respect of Bank Products), including, without limitation, the principal amount of the Loans, amounts drawn under Letters of Credit and accrued and unpaid interest and all fees on the foregoing, as the same become due and payable hereunder and, in any event, on the Maturity Date. In addition to the foregoing, the Borrower hereby promises to pay all Obligations in respect of Bank Products as the same become due and payable under the applicable Bank Products Documents.

Section 2.7 Notes; Loan Accounts.

(a) The Loans shall be repayable in accordance with the terms and provisions set forth herein and, upon request by any Lender, the Loans owed to such Lender shall be evidenced by a Revolving Loan Note. A Revolving Loan Note shall be payable to the order of each Lender requesting such a Note in accordance with the Revolving Commitment Ratio of such Lender. Each such Note shall be issued by the Borrower to the applicable Lender and shall be duly executed and delivered by an Authorized Signatory of the Borrower.

(b) The Administrative Agent shall open and maintain on its books in the name of the Borrower a loan account with respect to the Loans and interest thereon (the “Loan Account”). The Administrative Agent shall debit such Loan Account for the principal amount of each Advance made by it on behalf of the Lenders, accrued interest thereon, and all other amounts which shall become due from the Borrower pursuant to this Agreement and shall credit the Loan Account for each payment which the Borrower shall make in respect to the Obligations. The records of the Administrative Agent with respect to such Loan Account shall be conclusive evidence of the Loans and accrued interest thereon, absent manifest error.

Section 2.8 Manner of Payment; When Payments Due.

(a) Each payment (including any prepayment) by the Borrower on account of the principal of or interest on the Loans, fees, and any other amount owed to any member of the Lender Group under this Agreement or the other Loan Documents shall be made not later than 12:00 noon on the date specified for payment under this Agreement or any other Loan Document to the Administrative Agent at the Administrative Agent’s Office, or at such account as the Administrative Agent shall designate, for the account of the Lenders, the Issuing Bank or the Administrative Agent, as the case may be, in U.S. Dollars without setoff, deduction, or counterclaim in immediately available funds. Any payment received by the Administrative Agent after 12:00 noon shall be deemed received on the next Business Day. In the case of a payment for the account of a Lender, the Administrative Agent will promptly thereafter distribute the amount so received in like funds to such Lender. In the case of a payment for the account of the Issuing Bank, the Administrative Agent will promptly thereafter distribute the amount so received in like funds to the Issuing Bank. If the Administrative Agent shall not have received any payment from the Borrower as and when due, the Administrative Agent will promptly notify the Lenders accordingly.

(b) Except as provided in the definition of Interest Period, if any payment under this Agreement or any other Loan Document shall be specified to be made on a day which is not a Business Day, it shall be made on the next succeeding day which is a Business Day, and such extension of time shall in such case be included in computing interest and fees, if any, in connection with such payment.

Section 2.9 Reimbursement. Whenever any member of the Lender Group shall sustain or incur any losses (including losses of anticipated profits) or out-of-pocket expenses in connection with (a) failure by any Borrower to borrow or continue any LIBOR Advance, or convert any Advance to a LIBOR Advance after having given notice of its intention to do so in accordance with Section 2.2 (whether by reason of the election of such Borrower not to proceed or the non-fulfillment of any of the conditions set forth in this Agreement), or (b) prepayment of any LIBOR Advance in whole or in part for any reason or (c) failure by any Borrower to prepay any LIBOR Advance after giving notice of its intention to prepay such Advance, the Borrower agrees to pay to such Lender, promptly upon such Lender’s demand therefor, an amount sufficient to compensate such Lender for all such losses and out-of-pocket expenses. Such Lender’s good faith determination of the amount of such losses and out-of-pocket expenses, absent manifest error, shall be binding and conclusive. Losses subject to reimbursement hereunder shall include, without limitation, expenses incurred by any Lender Group member or any participant of such Lender Group member permitted hereunder in connection with the re-deployment of funds prepaid, repaid, not borrowed, or paid, as the case may be, and any lost profit of such Lender Group member or any participant of such Lender Group member over the remainder of the Interest Period for such prepaid Advance. For purposes of calculating amounts payable to a Lender Group member under this paragraph, each applicable Lender Group member shall be deemed to have actually funded its relevant LIBOR Advance through the purchase of a deposit bearing interest at the LIBOR Rate in an amount equal to the amount of such Advance and having a maturity and repricing characteristics comparable to the relevant Interest Period; provided, however, that each applicable Lender Group member may fund each of its LIBOR Advances in any manner it sees fit, and the foregoing assumption shall be utilized only for the calculation of amounts payable under this Section.

Section 2.10 Pro Rata Treatment.

(a) Advances. Each Advance from the Lenders under the Revolving Loan Commitment made on or after the Agreement Date shall be made pro rata on the basis of the respective Revolving Commitment Ratios of such Lenders.

(b) Payments. Each payment and prepayment of the principal of the Revolving Loans, and each payment of interest on the Revolving Loans received from the Borrower, shall be made by the Administrative Agent to the Lenders pro rata on the basis of their respective unpaid principal amounts outstanding under the Revolving Loans immediately prior to such payment or prepayment (except in cases when a Lender’s right to receive payments is restricted pursuant to Section 2.17).

(c) Sharing of Set-offs. If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other Revolving Credit Obligations that would result in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Credit Obligations and accrued interest and fees thereon than the proportion received by any other Lender with respect to its Revolving Credit Obligations, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Credit Obligations of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Credit Obligations; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this subsection shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender) or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Revolving Credit Obligations to any assignee or participant, other than to any Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this subsection shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under Applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

Section 2.11 Application of Payments.

(a) Prior to the occurrence and continuance of an Event of Default, all amounts received by the Administrative Agent from the Borrower (other than payments specifically earmarked for application to certain principal, interest, fees or expenses hereunder or to the payment of Bank Product Obligations as and when the same are due, which shall in each case be applied as earmarked), shall be distributed by the Administrative Agent in the following order of priority:

FIRST, to the payment of out-of-pocket costs and expenses (including, without limitation, reasonable attorneys’ fees) of the Administrative Agent, and to the payment of principal on any Agent Advances;

SECOND, to the payment of any fees owed to the Administrative Agent, the Issuing Bank or the Swing Bank hereunder or under any other Loan Document;

THIRD, to the payment of all obligations consisting of accrued fees and interest payable to the Lenders hereunder;

FOURTH, to the payment of principal then due and payable on the Swing Loans;

FIFTH, to the payment of principal then due and payable on the Revolving Loans;

SIXTH, to the payment of any Bank Product Obligations then due and payable; provided, however, that no proceeds realized from any Guaranty or Collateral of a Credit Party who is not a Qualified ECP Guarantor shall be applied to the payment of Hedge Obligations that constitute Obligations;

SEVENTH, to the payment of all other Obligations not otherwise referred to in this Section 2.11(a) then due and payable; and

EIGHTH, upon satisfaction in full of all Obligations, to the applicable Credit Party or such other Person who may be lawfully entitled thereto.

(b) Payments Subsequent to Event of Default. Notwithstanding anything in this Agreement or any other Loan Documents which may be construed to the contrary, subsequent to the occurrence and during the continuance of an Event of Default, payments and prepayments with respect to the Obligations made to the Lender Group, or any of them, or otherwise received by any member of the Lender Group (from realization on Collateral or otherwise) shall be distributed in the following order of priority (subject, as applicable, to Section 2.10):

FIRST, to the payment of out-of-pocket costs and expenses (including without limitation indemnification and reasonable attorneys’ fees) of the Administrative Agent with respect to enforcing the rights of the Lenders under the Loan Documents or that are otherwise required to be paid under the Loan Documents in connection therewith, and to the payment of principal and interest on any Agent Advances (including, without limitation, any costs incurred in connection with the sale or disposition of any Collateral);

SECOND, to the payment of any fees owed to the Administrative Agent, the Issuing Bank or the Swing Bank hereunder or under any other Loan Document;

THIRD, to the payment of out-of-pocket costs and expenses (including without limitation indemnification and reasonable attorneys’ fees) of the Lenders with respect to enforcing their rights under the Loan Documents or that are otherwise required to be paid under the Loan Documents in connection therewith;

FOURTH, to the payment of all obligations consisting of accrued fees and interest payable to the Lenders hereunder;

FIFTH, to the payment of the principal of the Swing Loans then outstanding;

SIXTH, pro rata, to (i) the payment of principal on the Revolving Loans then outstanding, (ii) the Letter of Credit Reserve Account to the extent of one hundred three percent (103%) of any Letter of Credit Obligations then outstanding and (iii) Obligations consisting of Bank Products (in an aggregate amount with respect to this clause (ii) not to exceed the most recently established Bank Products Reserve); provided, however, that no proceeds realized from any Guaranty or Collateral of a Credit Party who is not a Qualified ECP Guarantor shall be applied to the payment of Hedge Obligations that constitute Obligations;

SEVENTH, to the payment of any other Bank Products Obligations; provided, however, that no proceeds realized from any Guaranty or Collateral of a Credit Party who is not a Qualified ECP Guarantor shall be applied to the payment of Hedge Obligations that constitute Obligations;

EIGHTH, to any other Obligations not otherwise referred to in this Section 2.11(b); and

NINTH, upon satisfaction in full of all Obligations, to the applicable Credit Party or such other Person who may be lawfully entitled thereto.

Section 2.12 Use of Proceeds. The proceeds of the Loans shall be used by the Borrower as follows:

(a) The proceeds of the Advances made on the Agreement Date shall be used (i) to refinance certain Indebtedness existing on the Agreement Date and (ii) to fund transaction fees, costs, and expenses associated with this Agreement and the 2028 Notes.

(b) The proceeds of Advances made after the Agreement Date shall be used for the working capital needs of the Borrower, for general corporate purposes of the Borrower (including financing Permitted Acquisitions), and for such other purposes to the extent not inconsistent with the provisions of this Agreement.

Section 2.13 All Obligations to Constitute One Obligation. All Obligations shall constitute one general obligation of the Credit Parties and shall be secured by the Administrative Agent’s security interest (on behalf of, and for the benefit of, the Lender Group) and Lien upon all of the Collateral, and by all other security interests and Liens heretofore, now or at any time hereafter granted by any Credit Party to the Administrative Agent or any other member of the Lender Group, to the extent provided in the Security Documents under which such Liens arise.

Section 2.14 Maximum Rate of Interest. The Borrower and the Lender Group hereby agree and stipulate that the only charges imposed upon the Borrower for the use of money in connection with this Agreement are and shall be the specific interest and fees described in this Article 2 and in any other Loan Document. Notwithstanding the foregoing, the Borrower and the Lender Group further agree and stipulate that all closing fees, agency fees, syndication fees, facility fees, underwriting fees, default charges, late charges, funding or “breakage” charges, increased cost charges, attorneys’ fees and reimbursement for costs and expenses paid by any member of the Lender Group to third parties or for damages incurred by the Lender Group, or any of them, are charges to compensate the Lender Group for underwriting and administrative services and costs or losses performed or incurred, and to be performed and incurred, by the Lender Group in connection with this Agreement and the other Loan Documents and shall under no circumstances be deemed to be charges for the use of money pursuant to any Applicable Law. In no event shall the amount of interest and other charges for the use of money payable under this Agreement exceed the maximum amounts permissible under any law that a court of competent jurisdiction shall, in a final determination, deem applicable. The Borrower and the Lender Group, in executing and delivering this Agreement, intend legally to agree upon the rate or rates of interest and other charges for the use of money and manner of payment stated within it; provided, however, that anything contained herein to the contrary notwithstanding, if the amount of such interest and other charges for the use of money or manner of payment exceeds the maximum amount allowable under Applicable Law, then, ipso facto as of the Agreement Date, the Borrower is and shall be liable only for the payment of such maximum as allowed by law, and payment received from the Borrower in excess of such legal maximum, whenever received, shall be applied to reduce the principal balance of the Revolving Loans to the extent of such excess.

Section 2.15 Letters of Credit.

(a) Subject to the terms and conditions of this Agreement, the Issuing Bank, on behalf of the Lenders, and in reliance on the agreements of the Lenders set forth in Section 2.15(c) below, hereby agrees to issue one or more Letters of Credit up to an aggregate face amount equal to the Letter of Credit Commitment; provided, however, that, except as described in the last sentence of Section 4.2, the Issuing Bank shall not issue any Letter of Credit unless the conditions precedent to the issuance thereof set forth in Section 4.2 have been satisfied. Each Letter of Credit shall (i) be denominated in Dollars, and (ii) expire no later than the earlier to occur of (A) the date ten (10) days prior to the Maturity Date, and (B) three hundred sixty (360) days after its date of issuance (but may contain provisions for automatic renewal so long as no Default or Event of Default exists on the renewal date or would be caused by such renewal; provided that no such renewal shall extend beyond the date ten (10) days prior to the Maturity Date). With respect to each Letter of Credit, (i) the rules of the International Standby Practices, ICC Publication No. 590, or any subsequent revision or restatement thereof adopted by the ICC and in use by the Issuing Bank, shall apply to each standby Letter of Credit and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance shall apply to each commercial Letter of Credit, and, to the extent not inconsistent therewith, the laws of the State of New York. The Issuing Bank shall not at any time be obligated to issue, or cause to be issued, any Letter of Credit if such issuance would conflict with, or cause the Issuing Bank to exceed any limits imposed by, any Applicable Law.

(b) The Borrower may from time to time request that the Issuing Bank issue a Letter of Credit to support obligations incurred in the ordinary course of business, or as otherwise approved by Agent. The Borrower shall execute and deliver to the Administrative Agent and the Issuing Bank a Request for Issuance of Letter of Credit for each Letter of Credit to be issued by the Issuing Bank, not later than 12:00 noon on the third (3rd) Business Day preceding the date on which the requested Letter of Credit is to be issued, or such shorter notice as may be acceptable to the Issuing Bank and the Administrative Agent. Upon receipt of any such Request for Issuance of

Letter of Credit, subject to satisfaction of all conditions precedent thereto as set forth in Section 4.2 or waiver of such conditions pursuant to the last sentence of Section 4.2, the Issuing Bank shall process such Request for Issuance of Letter of Credit and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall promptly issue the Letter of Credit requested thereby; provided, however, that prior to receipt by Issuing Bank of a written notice from Agent or Majority Lenders, Issuing Bank shall not be deemed to have knowledge that a condition precedent under Section 4.2 has not been met and shall issue the requested Letter of Credit. The Issuing Bank shall furnish a copy of such Letter of Credit to the Borrower and the Administrative Agent following the issuance thereof. In addition to the fees payable pursuant to Section 2.4(c)(ii), the Borrower shall pay or reimburse the Issuing Bank for normal and customary costs and expenses incurred by the Issuing Bank in issuing, effecting payment under, amending or otherwise administering the Letters of Credit. Increase, renewal or extension of a Letter of Credit shall be treated as an issuance of a new Letter of Credit, except that Issuing Bank may require a new application in its discretion.

(c) Immediately upon the issuance by the Issuing Bank of a Letter of Credit and in accordance with the terms and conditions of this Agreement, the Issuing Bank shall be deemed to have sold and transferred to each Lender, and each Lender shall be deemed irrevocably and unconditionally to have purchased and received from the Issuing Bank, without recourse or warranty, an undivided interest and participation, to the extent of such Lender’s Revolving Commitment Ratio, in such Letter of Credit and the obligations of the Borrower with respect thereto (including, without limitation, all Letter of Credit Obligations with respect thereto). The Issuing Bank shall promptly notify the Administrative Agent of any draw under a Letter of Credit. At such time as the Administrative Agent shall be notified by the Issuing Bank that the beneficiary under any Letter of Credit has drawn on the same, the Administrative Agent shall promptly notify the Borrower, by telephone or telecopy, of the amount of the draw and, in the case of each Lender, such Lender’s portion of such draw amount as calculated in accordance with its Revolving Commitment Ratio.

(d) The Borrower hereby agrees to immediately reimburse the Issuing Bank for amounts paid by the Issuing Bank in respect of draws under each Letter of Credit. In order to facilitate such repayment, the Borrower hereby irrevocably requests the Lenders, and the Lenders hereby severally agree, on the terms and conditions of this Agreement (other than as provided in Article 2 with respect to the amounts of, the timing of requests for, and the repayment of Advances hereunder and in Article 4 with respect to conditions precedent to Advances hereunder), with respect to any drawing under a Letter of Credit, to make a Base Rate Advance on each day on which a draw is made under any Letter of Credit and in the amount necessary to pay all amounts due Issuing Bank, and to pay the proceeds of such Advance directly to the Issuing Bank to reimburse the Issuing Bank for the amount paid by it upon such draw. Each Lender shall pay its share of such Base Rate Advance by paying its portion of such Advance to the Administrative Agent in accordance with Section 2.2(e) and its Revolving Commitment Ratio, without reduction for any set-off or counterclaim of any nature whatsoever and regardless of whether any Default or Event of Default exists or would be caused thereby. The disbursement of funds in connection with a draw under a Letter of Credit pursuant to this Section 2.15 shall be subject to the terms and conditions of Section 2.2(e). The obligation of each Lender to make payments to the Administrative Agent, for the account of the Issuing Bank, in accordance with this Section 2.15 shall be absolute and unconditional and no Lender shall be relieved of its obligations to make such payments by reason of noncompliance by any other Person with the terms of the Letter of Credit or for any other reason (other than the gross negligence or willful misconduct of the Issuing Bank in paying such Letter of Credit, as determined by a final non-appealable judgment of a court of competent jurisdiction). The Administrative Agent shall promptly remit to the Issuing Bank the amounts so received from the other Lenders. Any overdue amounts payable by the Lenders to the Issuing Bank in respect of a draw under any Letter of Credit shall bear interest, payable on demand, at the Base Rate.

(e) The Borrower agrees that each Advance by the Lenders to reimburse the Issuing Bank for draws under any Letter of Credit, shall, for all purposes hereunder, unless and until converted into a LIBOR Advance pursuant to Section 2.2(b)(ii), be deemed to be a Base Rate Advance.

(f) The Borrower agrees that any action taken or omitted to be taken by the Issuing Bank in connection with any Letter of Credit, except for such actions or omissions as shall constitute gross negligence, bad faith or willful misconduct on the part of such Issuing Bank as determined by a final non-appealable judgment of a court of competent jurisdiction, shall be binding on the Borrower as between the Borrower and the Issuing Bank, and shall not result in any liability of the Issuing Bank to the Borrower. The obligation of the Borrower to reimburse the Issuing Bank for a drawing under any Letter of Credit or the Lenders for Advances made by them to the Issuing Bank on account of draws made under the Letters of Credit shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances whatsoever, including, without limitation, the following circumstances:

(i) Any lack of validity or enforceability of any Loan Document;

(ii) Any amendment or waiver of or consent to any departure from any or all of the Loan Documents;

(iii) Any improper use which may be made of any Letter of Credit or any improper acts or omissions of any beneficiary or transferee of any Letter of Credit in connection therewith;

(iv) The existence of any claim, set-off, defense or any right which any Borrower may have at any time against any beneficiary or any transferee of any Letter of Credit (or Persons for whom any such beneficiary or any such transferee may be acting), any Lender or any other Person, whether in connection with any Letter of Credit, any transaction contemplated by any Letter of Credit, this Agreement, or any other Loan Document, or any unrelated transaction;

(v) Any statement or any other documents presented under any Letter of Credit proving to be insufficient, forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect whatsoever;

(vi) The insolvency of any Person issuing any documents in connection with any Letter of Credit;

(vii) Any breach of any agreement between any Borrower and any beneficiary or transferee of any Letter of Credit;

(viii) Any irregularity in the transaction with respect to which any Letter of Credit is issued, including any fraud by the beneficiary or any transferee of such Letter of Credit;

(ix) Any errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, wireless or otherwise, whether or not they are in code;

(x) Any act, error, neglect or default, omission, insolvency or failure of business of any of the correspondents of the Issuing Bank;

(xi) Any other circumstances arising from causes beyond the control of the Issuing Bank, including any act or omission of any Governmental Authority;

(xii) Payment by the Issuing Bank under any Letter of Credit against presentation of a sight draft or a certificate which does not comply with the terms of such Letter of Credit; provided that such payment shall not have constituted gross negligence or willful misconduct of the Issuing Bank as determined by a final non-appealable judgment of a court of competent jurisdiction; and

(xiii) Any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.

Borrower shall take all action to avoid and mitigate any damages relating to any Letter of Credit or claimed against Issuing Bank, the Administrative Agent or any Lender, including through enforcement of any available rights against a beneficiary. Issuing Bank shall be fully subrogated to the rights and remedies of any beneficiary whose claims against Borrower are discharged with proceeds of a Letter of Credit. The rights and remedies of Issuing Bank under the Loan Documents shall be cumulative.

(g) The Borrower will indemnify and hold harmless each Indemnitee from and against any and all claims, liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (including reasonable attorneys’ fees) which may be imposed on, incurred by or asserted against such Indemnitee in any way relating to or arising out of the issuance of a Letter of Credit, except that the Borrower shall not be liable to an Indemnitee for any portion of such claims, liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the gross negligence, bad faith or willful misconduct of such Indemnitee as determined by a final non-appealable judgment of a court of competent jurisdiction. This Section 2.15(g) shall survive termination of this Agreement.

(h) Each Lender shall be responsible (to the extent the Issuing Bank is not reimbursed by the Borrower) for its pro rata share (based on such Lender’s Revolving Commitment Ratio) of any and all reasonable out-of-pocket costs, expenses (including reasonable attorneys’ fees) and disbursements which may be incurred or made by the Issuing Bank in connection with the collection of any amounts due under, the administration of, or the presentation or enforcement of any rights conferred by any Letter of Credit, any Borrower’s or any Guarantor’s obligations to reimburse draws thereunder or otherwise.

(i) In connection with its administration of and enforcement of rights or remedies under any Letters of Credit or other related documents, Issuing Bank shall be entitled to act, and shall be fully protected in acting, upon any certification, documentation or communication in whatever form believed by Issuing Bank, in good faith, to be genuine and correct and to have been signed, sent or made by a proper Person. Issuing Bank may use legal counsel, accountants and other experts to advise it concerning its obligations, rights and remedies, and shall be entitled to act upon, and shall be fully protected in any action taken in good faith reliance upon, any advice given by such experts. Issuing Bank may employ agents and attorneys-in-fact in connection with any matter relating to Letters of Credit or related documents, and shall not be liable for the negligence or misconduct of agents and attorneys-in-fact selected with reasonable care.

(j) Issuing Bank may resign at any time upon notice to the Administrative Agent and Borrower, and any resignation of the Administrative Agent hereunder shall automatically constitute its concurrent resignation as Issuing Bank. From the effective date of its resignation, Issuing Bank shall have no obligation to issue, amend, renew, extend or otherwise modify any Letter of Credit, but shall otherwise have all rights and obligations of an Issuing Bank hereunder relating to any Letter of Credit issued by it prior to such date. A replacement Issuing Bank may be appointed by written agreement among the Administrative Agent, Borrower and the new Issuing Bank.

Section 2.16 Bank Products. Any Credit Party may request and the Administrative Agent or any Lender may, in its sole and absolute discretion, arrange for such Credit Party to obtain from the Administrative Agent, any Lender or any Affiliate of the Administrative Agent or any Lender, as applicable, Bank Products although no Credit Party is required to do so. If any Bank Products are provided by an Affiliate of the Administrative Agent or any Affiliate of any Lender, the Credit Parties agree to indemnify and hold the Lender Group, or any of them, harmless from any and all costs and obligations now or hereafter incurred by the Lender Group, or any of them, which arise from any indemnity given by the Administrative Agent to any of its Affiliates, or any Lender to any of its Affiliates, as applicable, related to such Bank Products; provided, however, nothing contained herein is intended to limit the Credit Parties’ rights, with respect to the Administrative Agent, any Lender or any Affiliates of the Administrative Agent or any Lender, as applicable, if any, which arise as a result of the execution of Bank Products Documents. The agreement contained in this Section shall survive termination of this Agreement. The Credit Parties acknowledge and agree that the obtaining of Bank Products from the Administrative Agent, any Lender or any Affiliate of the Administrative Agent or any Lender (a) is in the sole and absolute discretion of the Administrative Agent, such Lender or such Affiliates, as applicable, and (b) is subject to all rules and regulations of the Administrative Agent, such Lender or such Affiliates, as applicable.

Section 2.17 Defaulting Lenders.

(a) Cash Collateral.

(i) At any time that there shall exist a Defaulting Lender, within one Business Day following the written request of the Administrative Agent or the Issuing Bank (with a copy to the Administrative Agent) the Borrower shall Cash Collateralize the Letter of Credit Obligations with respect to such Defaulting Lender (determined after giving effect to Section 2.17(b)(iv) and any Cash Collateral provided by such Defaulting Lender) in an amount not less than one hundred three percent (103%) of the Letter of Credit Obligations with respect to such Defaulting Lender.

(ii) The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to the Administrative Agent, for the benefit of the Issuing Bank, and agrees to maintain, a first priority security interest in all such Cash Collateral as security for the Defaulting Lenders’ obligation to fund participations in respect of Letters of Credit, to be applied pursuant to clause (iii) below. If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent and the Issuing Bank as herein provided, or that the total amount of such Cash Collateral is less than the minimum amount required pursuant to clause (i) above, the Borrower will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).

(iii) Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section 2.17(a) or Section 2.17(b) in respect of Letters of Credit shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of Letters of Credit or Letter of Credit Disbursements (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(iv) Cash Collateral (or the appropriate portion thereof) provided in respect of any Letter of Credit Obligations shall no longer be required to be held as Cash Collateral pursuant to this Section 2.17(a) following (A) the elimination of the applicable Letter of Credit Obligations (including by the termination of Defaulting Lender status of the applicable Lender), or (B) the determination by the Administrative Agent and the Issuing Bank that there exists excess Cash Collateral; provided that, subject to Sections 2.17(b) through (d) the Person providing Cash Collateral and each Issuing Bank may agree that Cash Collateral shall be held to support future anticipated Letter of Credit Obligations or other obligations; provided, further, that to the extent that such Cash Collateral was provided by the Borrower, such Cash Collateral shall remain subject to the security interest granted pursuant to the Loan Documents.

(b) Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by Applicable Law:

(i) Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Majority Lenders and in Section 10.12.

(ii) Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article 8 or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 10.4 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Issuing Bank or Swing Bank hereunder; third, to Cash Collateralize the Letter of Credit Obligations with respect to such Defaulting Lender in accordance with Section 2.17(a); fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize future Letter of Credit Obligations with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.17(a); sixth, to the payment of any amounts owing to the Lenders, the Issuing Bank or Swing Bank as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the Issuing Bank or Swing Bank against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or Letter of Credit Disbursements in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and Letter of Credit Disbursements owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or Letter of Credit Disbursements owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in Letter of Credit Obligations and Swing Loans are held by the Lenders pro rata in accordance with the Revolving Loan Commitments without giving effect to sub-section (iv) below. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post

Cash Collateral pursuant to this Section 2.17(b)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) (A) No Defaulting Lender shall be entitled to receive any Unused Line Fee pursuant to Section 2.4(b) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(B) Each Defaulting Lender shall be entitled to receive letter of credit fees pursuant to Section 2.4(c) for any period during which that Lender is a Defaulting Lender only to the extent allocable to that portion of its Letter of Credit Obligations for which it has provided Cash Collateral pursuant to Section 2.17(a).

(C) With respect to Unused Line Fee or letter of credit fee not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Letters of Credit or Swing Loans that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to the Issuing Bank and Swing Bank, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to the Issuing Bank’s Letter of Credit Obligations or Swing Bank’s Swing Loan Obligations with respect to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(iv) All or any part of such Defaulting Lender’s participation in Letters of Credit and Swing Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Revolving Commitment Ratio (calculated without regard to such Defaulting Lender’s Revolving Loan Commitment) but only to the extent that such reallocation does not cause the aggregate Revolving Credit Obligations of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Loan Commitment. Subject to Section 10.25, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v) If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, (x) first, prepay Swing Loans in an amount equal to the Swing Loan Obligations with respect to such Defaulting Lender and (y) second, Cash Collateralize the Letter of Credit Obligations with respect to such Defaulting Lender in accordance with the procedures set forth in Section 2.17(a).

(c) Defaulting Lender Cure. If the Borrower, the Administrative Agent, Swing Bank and Issuing Bank agree in writing (such agreement not to be unreasonably withheld or delayed) that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swing Loans to be held pro rata by the Lenders in accordance with the Revolving Commitment Ratios (without giving effect to Section 2.17(b)(iv), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(d) New Swing Loans/Letters of Credit. So long as any Lender is a Defaulting Lender, the Issuing Bank will not be required to issue, amend or increase any Letter of Credit, and the Swing Bank will not be required to make any Swing Loans, unless they are satisfied that 100% of the related Letter of Credit Obligations and Swing Loan Obligations is fully covered or eliminated by Cash Collateral and reallocation as set forth in this Section 2.17.

Section 2.18 Taxes.

(a) Any and all payments by or on account of any obligation of any Credit Party under any Loan Document shall be made free and clear of and without deduction for any Taxes, except as required by applicable Requirements of Law. If the applicable withholding agent shall be required by applicable Requirements of Law (as determined in the good faith discretion of the applicable withholding agent) to deduct any Taxes from such payments, then the applicable withholding agent shall make such deductions and shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable Requirements of Law, and if such Taxes are Indemnified Taxes, then the amount payable by the applicable Credit Party shall be increased as necessary so that after all such required deductions have been made (including such deductions applicable to additional amounts payable under this Section 2.18), each Lender or Other Recipient (or, in the case of a payment made to the Administrative Agent for its own account, the Administrative Agent) receives an amount equal to the sum it would have received had no such deductions been made.

(b) Without limiting the provisions of paragraph (a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with Requirements of Law or, at the option of the Administrative Agent, timely reimburse it for the payment of any Other Taxes.

(c) The Borrower shall indemnify the Administrative Agent, each Lender, or Other Recipient within 30 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent or such Lender as the case may be, on or with respect to any payment by or on account of any obligation of any Credit Party under any Loan Document and any Other Taxes paid by the Administrative Agent or such Lender, as the case may be (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.18) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate setting forth in reasonable detail the basis and calculation of the amount of such payment or liability delivered to the Borrower by a Lender, or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d) As soon as practicable after any payment of any Taxes by a Credit Party to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Each Lender shall, at such times as are reasonably requested by Borrower or the Administrative Agent, provide Borrower and the Administrative Agent with any properly completed and executed documentation prescribed by any Requirement of Law, or reasonably requested by Borrower or the Administrative Agent, certifying as to any entitlement of such Lender to an exemption from, or reduction in, any withholding Tax with respect to any payments to be made to such Lender under the Loan Documents. Each such Lender shall, whenever a lapse in time or change in circumstances renders any such documentation expired, obsolete or inaccurate in any respect (including any specific documentation required below in this Section 2.18(e)), deliver promptly to the Borrower and the Administrative Agent updated or other appropriate documentation (including any new documentation reasonably requested by the applicable withholding agent) or promptly notify the Borrower and the Administrative Agent in writing of its legal ineligibility to do so. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in sections 2.18(e)(i) through (e)(iii)) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender or its Affiliates. Unless the applicable withholding agent has received forms or other documents satisfactory to it indicating that payments under any Loan Document to or for a Lender are not subject to withholding tax or are subject to Tax at a rate reduced by an applicable tax treaty, the Borrower, the Administrative Agent or other applicable withholding agent shall withhold amounts required to be withheld by applicable law from such payments at the applicable statutory rate.

Without limiting the generality of the foregoing:

(i) Each Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or before the date on which it becomes a party to this Agreement two properly completed and duly signed copies of Internal Revenue Service Form W-9 (or any successor form) certifying that such Lender is exempt from U.S. federal backup withholding.

(ii) Each Lender that is not a U.S. Person shall deliver to the Borrower and the Administrative Agent on or before the date on which it becomes a party to this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent) whichever of the following is applicable:

(A) two properly completed and duly signed copies of Internal Revenue Service Form W-8BEN or W-8BEN-E, as applicable (or any successor forms) claiming eligibility for benefits of an income tax treaty to which the United States of America is a party,

(B) two properly completed and duly signed copies of Internal Revenue Service Form W-8ECI (or any successor forms),

(C) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) two properly completed and duly signed certificates, substantially in the form of Exhibit K (any such certificate a “United States Tax Compliance Certificate”), and (y) two properly completed and duly signed copies of Internal Revenue Service Form W-8BEN or W-8BEN-E, as applicable (or any successor forms),

(D) to the extent a Foreign Lender is not the beneficial owner (for example, where the Lender is a partnership or a participating Lender), two properly completed and duly signed copies of Internal Revenue Service Form W-8IMY (or any successor forms) of the Foreign Lender, accompanied by a Form W-8ECI, W-8BEN or W-8BEN-E, United States Tax Compliance Certificate, Form W-9, Form W-8IMY (or other successor forms) or any other required information from each beneficial owner that would be required under this Section 2.18 if such beneficial owner were a Lender, as applicable (provided that, if the Lender is a partnership (and not a participating Lender) and one or more direct or indirect partners are claiming the portfolio interest exemption, the United States Tax Compliance Certificate may be provided by such Lender on behalf of such direct or indirect partner(s)), or

(E) two properly completed and duly signed copies of any other form prescribed by applicable Requirements of Law as a basis for claiming exemption from or a reduction in U.S. federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable Requirements of Law to permit the Borrower and the Administrative Agent to determine the withholding or deduction required to be made.

(iii) If a payment made to any Lender under any Loan Document would be subject to U.S. federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA, to determine whether such Lender has or has not complied with such Lender’s obligations under FATCA and, if necessary, to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (iii), “FATCA” shall include any amendments made to FATCA after the date of this Agreement. Notwithstanding any other provision of this clause (e), a Lender shall not be required to deliver any form that such Lender is not legally eligible to deliver.

(f) If the Borrower determines in good faith that a reasonable basis exists for contesting any Taxes for which indemnification has been demanded hereunder, the Administrative Agent or the relevant Lender, as applicable, shall use commercially reasonable efforts to cooperate with the Borrower in a reasonable challenge of such Taxes if so requested by the Borrower, provided that (a) the Administrative Agent or such Lender determines in its reasonable discretion that it would not be subject to any unreimbursed third party cost or expense or otherwise be prejudiced by cooperating in such challenge, (b) the Borrower pays all related expenses of the Administrative Agent or such Lender, as applicable and (c) the Borrower indemnifies the Administrative Agent or such Lender, as applicable, for any liabilities or other costs incurred by such party in connection with such challenge. If the Administrative Agent or a Lender receives a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.18, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.18 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrower, upon the request of the Administrative Agent or such Lender, agrees promptly to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. The Administrative Agent or such Lender, as the case may be, shall, at the Borrower’s request, provide the Borrower with a copy of any notice of assessment or other evidence of the requirement to repay such refund received from the relevant taxing authority (provided that the Administrative Agent or such Lender may delete any information therein that the Administrative Agent or such Lender deems confidential). Notwithstanding anything to the contrary in this Section 2.18(f), in no event will the indemnified party be required to pay any amount to the indemnifying party pursuant to this Section 2.18(f) the payment of which would place the indemnified party in a less favorable after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld and otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require the Administrative Agent or any Lender to make available its Tax returns (or any other information relating to Taxes which it deems confidential) to any Credit Party or any other person.

(g) The agreements in this Section 2.18 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

(h) For purposes of this Section 2.18, the term “applicable Requirements of Law” includes FATCA.

ARTICLE 3

GUARANTY

Section 3.1 Guaranty.

(a) Each Guarantor hereby, jointly and severally, guarantees to the Administrative Agent, for the benefit of the Lender Group, the full and prompt payment of the Obligations, including, without limitation, any interest therein (including, without limitation, interest as provided in this Agreement, accruing after the filing of a petition initiating any insolvency proceedings, whether or not such interest accrues or is recoverable against any Borrower after the filing of such petition for purposes of the Bankruptcy Code or is an allowed claim in such proceeding), plus reasonable attorneys’ fees and expenses if the obligations represented by this Guaranty are collected by law, through an attorney-at-law, or under advice therefrom.

(b) Regardless of whether any proposed guarantor or any other Person shall become in any other way responsible to the Lender Group, or any of them, for or in respect of the Obligations or any part thereof, and regardless of whether or not any Person now or hereafter responsible to the Lender Group, or any of them, for the Obligations or any part thereof, whether under this Guaranty or otherwise, shall cease to be so liable, each Guarantor hereby declares and agrees that this Guaranty shall be a joint and several obligation, shall be a continuing guaranty and shall be operative and binding until the Obligations shall have been indefeasibly paid in full in cash (or in the case of Letter of Credit Obligations, secured through delivery of cash collateral in an amount equal to one hundred and three percent (103%) of the Letter of Credit Obligations) and the Commitments shall have been terminated.

(c) Each Guarantor absolutely, unconditionally and irrevocably waives any and all right to assert any defense (other than the defense of payment in cash in full, to the extent of its obligations hereunder, or a defense that such Guarantor’s liability is limited as provided in Section 3.1(g)), set-off, counterclaim or cross-claim of any nature whatsoever with respect to this Guaranty or the obligations of the Guarantors under this Guaranty or the obligations of any other Person or party (including, without limitation, the Borrower) relating to this Guaranty or the obligations of any of the Guarantors under this Guaranty or otherwise with respect to the Obligations in any action or proceeding brought by the Administrative Agent or any other member of the Lender Group to collect the Obligations or any portion thereof, or to enforce the obligations of any of the Guarantors under this Guaranty.

(d) The Lender Group, or any of them, may from time to time, without exonerating or releasing any Guarantor in any way under this Guaranty, (i) take such further or other security or securities for the Obligations or any part thereof as they may deem proper, or (ii) release, discharge, abandon or otherwise deal with or fail to deal with any Guarantor of the Obligations or any security or securities therefor or any part thereof now or hereafter held by the Lender Group, or any of them, or (iii) amend, modify, increase, extend, accelerate or waive in any manner any of the provisions, terms, or conditions of the Loan Documents, all as they may consider expedient or appropriate in their sole and absolute discretion. Without limiting the generality of the foregoing, or of Section 3.1(e), it is understood that the Lender Group, or any of them, may, without exonerating or releasing any Guarantor, give up, modify or abstain from perfecting or taking advantage of any security for the Obligations and accept or make any compositions or arrangements, and realize upon any security for the Obligations when, and in such manner, and with or without notice, all as such Person may deem expedient.

(e) Each Guarantor acknowledges and agrees that no change in the nature or terms of the Obligations or any of the Loan Documents, or other agreements, instruments or contracts evidencing, related to or attendant with the Obligations (including any novation), shall discharge all or any part of the liabilities and obligations of such Guarantor pursuant to this Guaranty; it being the purpose and intent of the Guarantors and the Lender Group that the covenants, agreements and all liabilities and obligations of each Guarantor hereunder are absolute, unconditional and irrevocable under any and all circumstances. Without limiting the generality of the foregoing, each Guarantor agrees that until the performance of and payment in full in cash of the Obligations (without possibility of recourse, whether by operation of law or otherwise) and the termination of the Commitments, such Guarantor’s undertakings hereunder shall not be released, in whole or in part, by any action or thing which might, but for this paragraph of this Guaranty, be deemed a legal or equitable discharge of a surety or guarantor, or by reason of any waiver, omission of the Lender Group, or any of them, or their failure to proceed promptly or otherwise, or by reason of any action taken or omitted by the Lender Group, or any of them, whether or not such action or failure to act varies or increases the risk of, or affects the rights or remedies of, such Guarantor or by reason of any further dealings between the Borrower, on the one hand, and any member of the Lender Group, on the other hand, or any other guarantor or surety, and such Guarantor hereby expressly waives and surrenders any defense to its liability hereunder, or any right of counterclaim or offset of any nature or description which it may have or may exist based upon, and shall be deemed to have consented to, any of the foregoing acts, omissions, things, agreements or waivers.

(f) The Lender Group, or any of them, may, without demand or notice of any kind upon or to any Guarantor, at any time or from time to time when any amount shall be due and payable hereunder by any Guarantor, if the Borrower shall not have timely paid any of the Obligations (or in the case of Letter of Credit Obligations, secured through delivery of cash collateral in an amount equal to one hundred and three percent (103%) of the Letter of Credit Obligations), set-off and appropriate and apply to any portion of the Obligations hereby guaranteed, and in such order of application as the Administrative Agent may from time to time elect in accordance with this Agreement, any deposits, property, balances, credit accounts or moneys of any Guarantor in the possession of any member of the Lender Group or under their respective control for any purpose. If and to the extent that any Guarantor makes any payment to the Administrative Agent or any other Person pursuant to or in respect of this Guaranty, any claim which such Guarantor may have against any Borrower by reason thereof shall be subject and subordinate to the prior payment in full in cash of the Obligations to the satisfaction of the Lender Group and the termination of the Commitments.

(g) The creation or existence from time to time of Obligations in excess of the amount committed to or outstanding on the date of this Guaranty is hereby authorized, without notice to any Guarantor, and shall in no way impair or affect this Guaranty or the rights of the Lender Group herein. It is the intention of each Guarantor and the Administrative Agent that each Guarantor’s obligations hereunder shall be, but not in excess of, the Maximum Guaranteed Amount (as herein defined). The “Maximum Guaranteed Amount” with respect to any Guarantor, shall mean the maximum amount which could be paid by such Guarantor without rendering this Guaranty void or voidable as would otherwise be held or determined by a court of competent jurisdiction in any action or proceeding involving any state or Federal bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws relating to the insolvency of debtors.

(h) Upon the bankruptcy or winding up or other distribution of assets of any Borrower, or of any surety or guarantor (other than the applicable Guarantor) for any Obligations of any Borrower to the Lender Group, or any of them, the rights of the Administrative Agent against any Guarantor shall not be affected or impaired by the omission of any member of the Lender Group to prove its claim, or to prove the full claim, as appropriate, against such Borrower, or any such other guarantor or surety, and the Administrative Agent may prove such claims as it sees fit and may refrain from proving any claim and in its discretion may value as it sees fit or refrain from valuing any security held by it without in any way releasing, reducing or otherwise affecting the liability to the Lender Group of each of the Guarantors.

(i) Each Guarantor hereby absolutely, unconditionally and irrevocably expressly waives, except to the extent such waiver would be expressly prohibited by Applicable Law, the following: (A) notice of acceptance of this Guaranty, (B) notice of the existence or creation of all or any of the Obligations, (C) presentment, demand, notice of dishonor, protest and all other notices whatsoever (other than notices expressly required hereunder or under any other Loan Document to which any Guarantor is a party), (D) all diligence in collection or protection of or realization upon the Obligations or any part thereof, any obligation hereunder, or any security for any of the foregoing, (E) all rights to enforce any remedy which the Lender Group, or any of them, may have against any Borrower, (F) until the Obligations shall have been paid in full in cash (or in the case of a Letter of Credit Obligations, secured through delivery of cash collateral in an amount equal to one hundred and three percent (103%) of the Letter of Credit Obligations), and all Commitments have been terminated, all rights of subrogation, indemnification, contribution and reimbursement from any Borrower for amounts paid hereunder and any benefit of, or right to participate in, any collateral or security now or hereinafter held by the Lender Group, or any of them, in respect of the Obligations, and (G) any and all rights under any Applicable Law governing guaranties or sureties. If a claim is ever made upon any member of the Lender Group for the repayment or recovery of any amount or amounts received by such Person in payment of any of the Obligations and such Person repays all or part of such amount by reason of (1) any judgment, decree or order of any court or administrative body having jurisdiction over such Person or any of its property, or (2) any settlement or compromise of any such claim effected by such Person with any such claimant, including any Borrower, then in such event each Guarantor agrees that any such judgment, decree, order, settlement or compromise shall be binding upon such Guarantor, notwithstanding any revocation hereof or the cancellation of any promissory note or other instrument evidencing any of the Obligations, and such Guarantor shall be and remain obligated to such Person hereunder for the amount so repaid or recovered to the same extent as if such amount had never originally been received by such Person.

(j) This Guaranty is a continuing guaranty of the Obligations and all liabilities to which it applies or may apply under the terms hereof and shall be conclusively presumed to have been created in reliance hereon. No failure or delay by any member of the Lender Group in the exercise of any right, power, privilege or remedy shall operate as a waiver thereof, and no single or partial exercise by the Administrative Agent of any right or remedy shall preclude other or further exercise thereof or the exercise of any other right or remedy and no course of dealing between any Guarantor and any member of the Lender Group shall operate as a waiver thereof. No action by any member of the Lender Group permitted hereunder shall in any way impair or affect this Guaranty. For the purpose of this Guaranty, the Obligations shall include, without limitation, all Obligations of the Borrower to the Lender Group, notwithstanding any right or power of any third party, individually or in the name of any Borrower and the Lender Group, or any of them, to assert any claim or defense as to the invalidity or unenforceability of any such Obligation, and no such claim or defense shall impair or affect the obligations of any Guarantor hereunder.

(k) This is a guaranty of payment and not of collection. In the event the Administrative Agent makes a demand upon any Guarantor in accordance with the terms of this Guaranty, such Guarantor shall be held and bound to the Administrative Agent directly as debtor in respect of the payment of the amounts hereby guaranteed. All costs and expenses, including, without limitation, reasonable attorneys’ fees and expenses, incurred by the Administrative Agent in obtaining performance of or collecting payments due under this Guaranty shall be deemed part of the Obligations guaranteed hereby.

(l) Each Subsidiary Guarantor is a direct or indirect Domestic Subsidiary of the Borrower. Each Guarantor expressly represents and acknowledges that any financial accommodations by the Lender Group to the Borrower, including, without limitation, the extension of credit, are and will be of direct interest, benefit and advantage to such Guarantor.

(m) Each Guarantor shall be entitled to subrogation and contribution rights from and against the Borrower to the extent any Guarantor is required to pay to any member of the Lender Group any amount in excess of the Loans advanced directly to, or other Obligations incurred directly by, such Guarantor or as otherwise available under Applicable Law; provided, however, that such subrogation and contribution rights are and shall be subject to the terms and conditions of this Section 3.1 and until the Obligations shall have been paid in full in cash (or in the case of the Letter of Credit Obligations, all of the Letter of Credit Obligations have been cash collateralized), each Guarantor hereby absolutely, unconditionally and irrevocably expressly subordinates to the prior payment of the Obligations, except to the extent such subordination would be expressly prohibited by Applicable Law, all rights of subrogation, indemnification, contribution and reimbursement from any Borrower for amounts paid hereunder and any benefit of, or right to participate in, any collateral or security now or hereinafter held by the Lender Group, or any of them, in respect to the Obligations. The payment obligation of a Guarantor to any other Guarantor under any Applicable Law regarding contribution rights among co-obligors or otherwise shall be subordinate and subject in right of payment to the prior payment in full of the obligations of such Guarantor under the other provisions of this Guaranty, and such Guarantor shall not exercise any right or remedy with respect to such rights until payment and satisfaction in full of all such obligations.

Section 3.2 Additional Waivers.

(a) Without limiting the waivers in the foregoing paragraph, each Guarantor hereby further waives:

(i) any defense arising by reason of or deriving from (A) an election of remedies by the Administrative Agent and the other Lender Group members or (B) any election by the Administrative Agent and the Lender Group members under Section 1111(b) of the Bankruptcy Code to limit the amount of, or any collateral securing, its claim against such Guarantor, any other Credit Party or any other guarantor of the Obligations;

(ii) all rights and defenses arising out of an election of remedies by the creditor, even though that election of remedies, such as a nonjudicial foreclosure with respect to security for a guaranteed obligation, may have destroyed such Guarantor’s rights of subrogation and reimbursement against any other Credit Party or guarantor of the Obligations;

(iii) the benefits of any similar in any jurisdiction purporting to allow a guarantor to revoke a continuing guaranty with respect to any transactions occurring after the date of the guaranty; and

(iv) such Guarantor’s right, if any, to require the Administrative Agent and the other Lender Group members to institute suit against, or to exhaust any rights and remedies which the Administrative Agent and the other Lender Group members have or may have against any other Credit Party or guarantor of the Obligations or any third party, or against any collateral provided by any other guarantor of the Obligations, or any third party; and such Guarantor further waives any defense arising by reason of any disability or other defense (other than the defense that the Obligations shall have been fully and finally performed and indefeasibly paid) of any other Credit Party or guarantor of the Obligations or by reason of the cessation from any cause whatsoever of the liability of such other Credit Parties or guarantors in respect thereof.

Section 3.3 Special Provisions Applicable to New Guarantors. Pursuant to Section 6.12 of this Agreement, any new Domestic Restricted Subsidiary of the Borrower may be required to enter into this Agreement as a Guarantor by executing and delivering to the Administrative Agent a Joinder Supplement. Upon the execution and delivery of a Joinder Supplement by such new Domestic Restricted Subsidiary, such new Domestic Restricted Subsidiary shall become a Guarantor and Credit Party hereunder with the same force and effect as if originally named as a Guarantor or Credit Party herein. The execution and delivery of any Joinder Supplement (or any joinder to any other applicable Loan Document) adding an additional Guarantor as a party to this Agreement (or any other applicable Loan Document) shall not require the consent of any other party hereto. The rights and obligations of each party hereunder shall remain in full force and effect notwithstanding the addition of any new Guarantor hereunder.

ARTICLE 4

CONDITIONS PRECEDENT

Section 4.1 Conditions Precedent to Initial Advance. The obligations of the Lenders to undertake the Commitments and to make the initial Advances hereunder, and the obligation of the Issuing Bank to issue any initial Letter of Credit hereunder, are subject to the prior fulfillment of each of the following conditions:

(a) The Administrative Agent shall have received each of the following, in form and substance reasonably satisfactory to the Lender Group:

(i) This Agreement duly executed by the Borrower, the Guarantors, the Lenders, and the Administrative Agent;

(ii) Any Revolving Loan Notes requested by any Lender duly executed by the Borrower;

(iii) The joinder to ABL/Term Intercreditor Agreement duly executed by the Administrative Agent;

(iv) The Security Agreement duly executed by each Credit Party;

(v) A Perfection Certificate with respect to the Credit Parties duly executed by such Credit Party;

(vi) A Borrowing Base Certificate duly executed by the Borrower;

(vii) The legal opinions of Calfee, Halter & Griswold LLP, counsel to the Credit Parties, and Winston Strawn, counsel to the Credit Parties, in each case addressed to the Lender Group, which opinions shall cover the transactions contemplated hereby and in the other Loan Documents and include, among other things, opinions as to corporate or limited liability company power and authority; due authorization; good standing or existence; no conflicts with organizational documents, laws, material agreements (including, without limitation, the Term Loan Facility Credit Agreement with respect to the Term Loan Facility), and order and decrees; no liens triggered by execution and delivery of the Loan Documents; necessary consents; execution and delivery; enforceability; margin regulations; investment company act; and attachment and perfection of security interests;

(viii) The duly executed Request for issuance of Letters of Credit for the Letters of Credit to be issued on the Closing Date;

(ix) A loan certificate signed by an Authorized Signatory of each Credit Party, including a certificate of incumbency with respect to each Authorized Signatory of such Person, together with appropriate attachments which shall include, without limitation, the following: (A) a copy of the certificate of incorporation or formation, articles of organization, or similar organizational document of such Person certified to be true, complete and correct by the Secretary of State of the State of such Person’s incorporation or formation, (B) a true, complete and correct copy of the bylaws, operating agreement, partnership agreement, limited liability company agreement, or similar organizational document of such Person, (C) a true, complete and correct copy of the resolutions (including, without limitation, board resolutions and shareholder resolutions, as applicable) of such Person authorizing the execution, delivery and performance by such Person of the Loan Documents and the Bank Products Documents and, with respect to the Borrower, authorizing the borrowings hereunder, and (D) certificates of good standing, existence, or similar appellation from each jurisdiction in which such Person is organized and, to the extent failure to be so qualified in any other jurisdiction could reasonably be expected to have a Material Adverse Effect, foreign qualifications in those jurisdictions in which such Person is required to be qualified to do business;

(x) A certificate executed by the chief financial officer of the Borrower regarding the solvency and financial condition of the Credit Parties;

(xi) Certificates of insurance, additional insured endorsements, and lender’s loss payable endorsements with respect to the Credit Parties, in each case, meeting the requirements of Section 6.8;

(xii) UCC, Lien, and Intellectual Property searches, and all other searches and other evidence satisfactory to Administrative Agent that there are not Liens upon the Collateral (other than Liens permitted under Section 7.2);

(xiii) Payment of all fees and expenses payable to the Administrative Agent, the Affiliates of the Administrative Agent, and the Lenders in connection with the execution and delivery of this Agreement, including, without limitation, fees and expenses of counsel to the Administrative Agent;

(xiv) A certificate signed by an Authorized Signatory of the Borrower certifying that each of the applicable conditions set forth in Section 4.2 have been satisfied;

(xv) A payoff letter, in form and substance reasonably satisfactory to the Administrative Agent, duly executed by each lender holding Indebtedness to be refinanced on the Agreement Date, together with all releases, terminations, or other documents reasonably required by the Administrative Agent to evidence the payoff of such Indebtedness;

(xvi) after giving effect to the Transactions, no Advances shall be outstanding;

(xvii) [reserved];

(xviii) Evidence that the Borrower has obtained (or will obtain substantially concurrently with the effectiveness of this Agreement) the 2028 Notes in the aggregate principal amount of $300,000,000 on terms and reasonably acceptable to the Administrative Agent; and

(xix) certified final copies of the 2028 Note Indenture and the other primary documents related thereto and evidence that all of the conditions precedent to the initial borrowing under the 2028 Notes (in each case, other than the effectiveness of this Agreement) shall be satisfied or waived substantially concurrently with the effectiveness of this Agreement.

(b) The Administrative Agent shall be satisfied that no change in the business, condition (financial or otherwise), results of operations, liabilities (contingent or otherwise), or properties of the Borrower and its Restricted Subsidiaries (taken as a whole) shall have occurred since December 31, 2018, which change has had or would be reasonably expected to have a Material Adverse Effect, and the Administrative Agent shall have received a certificate of an Authorized Signatory of the Borrower so stating.

(c) The Administrative Agent shall have received and be satisfied with (i) the financial statements (including balance sheets and related statements of income and retained earnings and related statements of cash flows) described in Section 5.4(c), (ii) the consolidated financial statements of the Borrower and its Subsidiaries for the most recent fiscal quarter ending at least 45 days prior to the Agreement Date, and (iii) an annual budget for the Credit Parties and their Subsidiaries, including forecasts of the income statement, the balance sheet and a cash flow statement for each fiscal year through the fiscal year ending December 31, 2024, prepared on an annual basis for each fiscal year (it being recognized by the Administrative Agent and the Lenders that the projections and forecasts provided by the Credit Parties should not be viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ from the projected or forecasted results).

(d) The Administrative Agent shall have received a certificate signed by an Authorized Signatory of the Borrower certifying (i) that all Necessary Authorizations are in full force and effect, are not subject to any pending or threatened reversal or cancellation, and all applicable waiting periods have expired, and that there is no ongoing investigation or inquiry by any Governmental Authority regarding the Loans or any other transaction contemplated by the Loan Documents or the conduct of the businesses and the ownership (or lease) of the Properties of the Credit Parties and (ii) that attached thereto are true, correct, and complete copies of all such Necessary Authorizations.

(e) The Administrative Agent shall have received (i) all documentation and information required by any Governmental Authority under any applicable “know your customer” and anti-money laundering laws no later than fifteen (15) Business Days prior to the Agreement Date and (ii) at least five days prior to the Agreement Date, if the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, the Borrower must deliver a Beneficial Ownership Certification in relation to the Borrower.

Section 4.2 Conditions Precedent to Each Advance and Issuance of a Letter of Credit. The obligation of the Lenders to make each Advance and of the Issuing Bank to issue any Letter of Credit, including the initial Advance or initial Letter of Credit issuance hereunder (but excluding Advances, the proceeds of which are to reimburse (a) the Swing Bank for Swing Loans, (b) the Administrative Agent for Agent Advances or (c) the Issuing Bank for amounts drawn under a

Letter of Credit), is subject to the fulfillment of each of the following conditions immediately prior to or contemporaneously with such Advance or issuance of such Letter of Credit:

(a) All of the representations and warranties of the Credit Parties under this Agreement and the other Loan Documents, which, pursuant to Section 5.24, are made at and as of the time of such Advance or issuance of such Letter of Credit, shall be true and correct in all material respects (provided that if any representation or warranty already includes a materiality or material adverse effect qualifier, such representation or warranty shall be true and correct in all respects) at such time, both before and after giving effect to the application of the proceeds of such Advance or issuance of such Letter of Credit, except to the extent made with respect to a specific, earlier date, in which case such representation and warranty shall have been true and correct in all material respects (provided that if any representation or warranty already includes a materiality or material adverse effect qualifier, such representation or warranty shall be true and correct in all respects) as of such earlier date;

(b) The most recent Borrowing Base Certificate which shall have been delivered to the Administrative Agent pursuant to Section 6.2(a) (or to the extent the Regular Borrowing Base is not then in effect, reference to the Temporary Borrowing Base) shall demonstrate that, after giving effect to the making of such Advance or issuance of such Letter of Credit and any Reserves imposed since the delivery of such Borrowing Base Certificate, no Overadvance shall exist;

(c) There shall not exist on the date of such Advance or issuance of such Letter of Credit and after giving effect thereto, a Default or an Event of Default;

(d) With respect to the issuance of any Letter of Credit, all other applicable conditions precedent set forth herein shall have been satisfied; and

(e) the Administrative Agent shall have received the opinions described on Schedule 4.2.

The Borrower hereby agrees that the delivery of any Request for Advance or Request for Issuance of Letter of Credit hereunder or any telephonic request for an Advance hereunder shall be deemed to be the certification of the Authorized Signatory thereof that all of the conditions set forth in this Section 4.2 have been satisfied. Notwithstanding the foregoing, if the conditions, or any of them, set forth above are not satisfied, such conditions may be waived by the requisite Lenders under Section 10.12.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Lender Group that as of the Agreement Date:

Section 5.1 Organization; Powers. (a) The Borrower is duly organized or incorporated, validly existing and in good standing (to the extent such concept exists in the relevant jurisdictions) under the laws of the jurisdiction of its organization, (b) each of the Borrower’s Restricted Subsidiaries is duly organized or incorporated, validly existing and in good standing (to the extent such concept exists in the relevant jurisdictions) under the laws of the jurisdiction of its organization, (c) each of the Borrowers and its Restricted Subsidiaries has the corporate or other organizational power and authority to carry on its business as now conducted and to execute, deliver and perform its obligations under each Loan Document to which it is a party and (d) each of the Borrowers and its Restricted Subsidiaries are qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except in the case of clauses (b), (c) and (d) where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

Section 5.2 Authorization; Enforceability. This Agreement has been duly authorized, executed and delivered by the Borrower and constitutes, and each other Loan Document to which any Credit Party is to be a party, when executed and delivered by such Credit Party, will constitute, a legal, valid and binding obligation of the Borrower or such Credit Party, as the case may be, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 5.3 Governmental Approvals; No Conflicts. Except as set forth on Schedule 5.3, the Financing Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect and except filings necessary to perfect Liens created under the Loan Documents, (b) will not violate the Organizational Documents of Borrower, (c) will not violate the Organizational Documents of any Restricted Subsidiary, (d) will not violate any Requirements of Law applicable to, the Borrower or any Restricted Subsidiary, (e) will not violate or result in a default under any indenture or other agreement or instrument binding upon the Borrower or any Restricted Subsidiary or their respective assets, or give rise to a right thereunder to require any payment, repurchase or redemption to be made by the Borrower or any Restricted Subsidiary, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation thereunder and (f) will not result in the creation or imposition of any Lien on any asset of the Borrower or any Restricted Subsidiary, except Liens created under the Loan Documents or permitted by Section 7.2, except in the case of clauses (a), (c), (d), (e) and (f) to the extent that the failure to obtain or make such consent, approval, registration, filing or action, or such violation, default or right, or imposition of Lien, as the case may be, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

Section 5.4 Financial Condition; No Material Adverse Effect.

(a) The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein and (ii) fairly present in all material respects the financial condition of the Borrower and its Subsidiaries as of the respective dates thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein.

(b) [reserved].

(c) The Borrower has heretofore furnished to the Administrative Agent the consolidated pro forma balance sheet of the Borrower and its Subsidiaries as of December 31, 2018, and the related consolidated pro forma statement of operations of the Borrower and its Subsidiaries as of and for the twelve-month period then ended (such pro forma balance sheet and statement of operations, the “Pro Forma Financial Statements”), which have been prepared giving effect to the Transactions (excluding the impact of purchase accounting effects required by GAAP) as if such Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such statement of operations). The Pro Forma Financial Statements have been prepared in good faith, based on assumptions believed by the Borrower to be reasonable as of the date of delivery thereof, and present fairly in all material respects on a pro forma basis and in accordance with GAAP the estimated financial position of the Borrower and its Subsidiaries as of December 31, 2018, and their estimated results of operations for the periods covered thereby, assuming that the Transactions had actually occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such statement of operations).

(d) Since the December 31, 2018, there has been no Material Adverse Effect.

Section 5.5 Properties. Each of the Borrower and its Restricted Subsidiaries has good title to, or valid interests in, all its real and personal property material to its business, if any (including all of the Mortgaged Properties), (i) free and clear of all Liens except for Liens permitted by Section 7.2 and (ii) except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or as proposed to be conducted or to utilize such properties for their intended purposes, in each case, except where the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.6 Litigation and Environmental Matters.

(a) Except as set forth on Schedule 5.6, there are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened in writing against or affecting the Borrower or any Restricted Subsidiary that would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(b) Except as set forth on Schedule 5.6, and except with respect to any other matters that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, none of the Borrower or any Restricted Subsidiary (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has, to the knowledge of the Borrower, become subject to any Environmental Liability or (iii) has received written notice of any claim with respect to any Environmental Liability.

Section 5.7 Compliance with Laws. Each of the Borrower and its Restricted Subsidiaries is in compliance with all Requirements of Law applicable to it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

Section 5.8 Investment Company Status. None of the Credit Parties is an “investment company” under the Investment Company Act of 1940, as amended from time to time.

Section 5.9 Taxes. The Borrower and each Restricted Subsidiary (a) have timely filed or caused to be filed all federal and all material state and other Tax returns and reports required to have been filed and (b) have paid or caused to be paid or have made adequate provision for the payment of all federal income Taxes and all material state income taxes all other material Taxes levied or imposed on their properties, income or assets (whether or not shown on a Tax return) including in their capacity as tax withholding agents, except any (x) Taxes the failure to pay or discharge would not reasonably be expected to result in liabilities in excess of $1,000,000 and (y) Taxes that are being contested in good faith by appropriate proceedings diligently conducted; provided that the Borrower or such Subsidiary, as the case may be, has set aside on its books adequate reserves therefor in accordance with GAAP and applicable local standards. There is no proposed Tax assessment, deficiency or other claim against the Borrower or any Restricted Subsidiary that would reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect. There are no Liens filed with respect to any Tax assessment, deficiency or other claim against the Borrower or any Restricted Subsidiary or any Priority Obligations securing obligations in an aggregate amount in excess of $20,000,000.

Section 5.10 ERISA.

(a) Except as could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each Employee Benefit Plan or Plan is in compliance with, and has been operated in accordance with, the applicable provisions of ERISA, the Code and other federal or state laws and the terms of such plans.

(b) Except as would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, (i) no ERISA Event has occurred during the six year period prior to the date on which this representation is made or deemed made or is reasonably expected to occur, and (ii) neither any Credit Party nor any ERISA Affiliate has engaged in a transaction that would reasonably be expected to be subject to Section 4069 or 4212(c) of ERISA.

(c) Except as would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect: (i) each employee benefit plan (as defined in Section 3(3) of ERISA) that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service to the effect that the form of such plan is qualified under Section 401(a) of the Code and the trust related thereto has been determined by the Internal Revenue Service to be exempt from federal income tax under Section 501(a) of the Code, or an application for such a letter is currently being processed by the Internal Revenue Service, (ii) to the knowledge of the Borrower, nothing has occurred that would prevent or cause the loss of such tax-qualified status, and (iii) there are no pending or, to the knowledge of the Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any such plan.

Section 5.11 Disclosure. As of the Agreement Date, all written factual information and written factual data (other than projections and information of a general economic or industry specific nature) furnished by or on behalf of any Credit Party to the Administrative Agent or any

Lender in connection with the negotiation of any Loan Document or delivered thereunder (as modified or supplemented by other information so furnished), when taken as a whole when furnished, does not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to projected financial information, the Borrower represents only that such information, when taken as a whole, was prepared in good faith based upon assumptions believed by it to be reasonable at the time delivered, it being understood that (i) any such projected financial information is merely a prediction as to future events and its not to be viewed as fact, (ii) such projected financial information is subject to significant uncertainties and contingencies, many of which are beyond the control of the Borrower or any of its Subsidiaries and (iii) no assurance can be given that any particular projections will be realized and that actual results during the period or periods covered by any such projections may differ significantly from the projected results and such differences may be material.

Section 5.12 Subsidiaries. As of the Agreement Date, Schedule 5.12 sets forth the name of, and the ownership interest of the Borrower and each of its subsidiaries in, each subsidiary of the Borrower.

Section 5.13 Intellectual Property; Licenses, etc. Except as would not reasonably be expected to have a Material Adverse Effect, each of the Borrower and its Restricted Subsidiaries owns, licenses or possesses the right to use all Intellectual Property that is reasonably necessary for the operation of its business substantially as currently conducted. To the knowledge of the Borrower, no Intellectual Property used by the Borrower or any Restricted Subsidiary in the operation of its business as currently conducted infringes upon the Intellectual Property of any Person except for such infringements that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. No claim or litigation regarding any of the Intellectual Property is pending or, to the knowledge of the Borrower, threatened against the Borrower or any Restricted Subsidiary, which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

Section 5.14 Solvency. Immediately after the consummation of each of the Transactions to occur on the Agreement Date, after taking into account all applicable rights of indemnity and contribution, (a) the sum of the debt (including contingent liabilities) of the Borrower and its Subsidiaries, on a consolidated basis, does not exceed the present fair saleable value of the present assets of the Borrower and its Subsidiaries, on a consolidated basis, (b) the capital of the Borrower and its Subsidiaries, on a consolidated basis, is not unreasonably small in relation to their business as contemplated on the date hereof, (c) the Borrower and its Subsidiaries, on a consolidated basis, have not incurred and do not intend to incur, or believe that they will incur, debts including current obligations, beyond their ability to pay such debts as they become due (whether at maturity or otherwise) and (d) the Borrower and its Subsidiaries, on a consolidated basis, are “solvent” within the meaning given to that term and similar terms under applicable laws relating to fraudulent transfers and conveyances. For purposes of this Section 5.14, the amount of any contingent liability at any time shall be computed as the amount that, in the light of all of the facts and circumstances existing at such time, represents the amount that would reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual pursuant to Financial Accounting Standards Board Statement No. 5).

Section 5.15 Senior Indebtedness. The Obligations constitute “Senior Indebtedness” (or any comparable term) under and as defined in the documentation governing any other Restricted Debt Financing (including the 2028 Note Indenture).

Section 5.16 Federal Reserve Regulations. Neither the Borrower nor any Restricted Subsidiary is engaged or will engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors), or extending credit for the purpose of purchasing or carrying margin stock. No part of the proceeds of the Loans will be used, directly or indirectly, to purchase or carry any margin stock or to refinance any Indebtedness originally incurred for such purpose, or for any other purpose that entails a violation (including on the part of any Lender) of the provisions of Regulations U or X of the Board of Governors.

Section 5.17 Use of Proceeds. The proceeds of any Advance will be used only for the purposes specified in Section 2.12 hereof.

Section 5.18 Insurance. Each of the Credit Parties and each of their respective Subsidiaries and their respective Properties are insured with financially sound and reputable insurance companies which are not Affiliates of the Borrower, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar Properties in localities where such Person operates. A true and complete listing of such insurance, including issuers, coverages and deductibles, in all material respects, has been provided to the Administrative Agent as of the Agreement Date.

Section 5.19 Anti-Corruption Laws; Anti-Terrorism Laws; Sanctions.

(a) Borrower and each Subsidiary has conducted its business in accordance with applicable Anti-Corruption Laws and Anti-Terrorism Laws, and has instituted and maintained policies and procedures designed to promote and achieve compliance with such laws.

(b) Neither Borrower nor any Subsidiary, or any director, officer, employee, agent, affiliate or representative thereof, is or is owned or controlled by any individual or entity (including any agency, political subdivision or instrumentality of government) that is currently the target of any Sanction or is located, organized or resident in a Sanctioned Country.

Section 5.20 Labor Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (1) there are no strikes or other labor disputes against the Borrower or the Restricted Subsidiaries pending or, to the knowledge of the Borrower, threatened in writing and (2) hours worked by and payment made based on hours worked to employees of each of the Borrower or the Restricted Subsidiaries have not been in violation of the Fair Labor Standards Act of 1938 or any other applicable laws dealing with wage and hour matters. As of the Agreement Date, the consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which Borrower or any Restricted Subsidiary is bound.

Section 5.21 Security Documents. The Security Agreement and each other Security Document (other than any Mortgages) executed and delivered by a Credit Party is effective to create in favor of the Administrative Agent, for the benefit of the Lender Group, a legal, valid, binding and enforceable security interest in the Collateral described therein, except as enforceability may be limited by applicable Debtor Relief Laws and by general equitable principles (whether enforcement is sought by proceedings in equity or at law). Subject to the last paragraph of the Collateral and Guarantee Requirement and except as otherwise provided under applicable Requirements of Law (including the UCC), in the case of (i) the Pledged Securities described in the Security Agreement, when any stock certificates representing such Pledged Securities (and constituting “certificated securities” within the meaning of the UCC) are delivered to the Administrative Agent, (ii) Collateral with respect to which a security interest may be perfected only by possession or control, upon the taking of possession or control by the Administrative Agent of such Collateral, and (iii) the other personal property Collateral described in the Security Documents, when financing statements in appropriate form are filed in the appropriate filing offices, appropriate assignments or notices are filed in the United States Patent and Trademark Office or the United States Copyright Office, as applicable, and such other filings as are specified by the Security Agreement have been completed, the Lien on the Collateral created by the Security Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Credit Parties in such Collateral, as security for the Obligations, in each case prior to the Liens of any other Person (except Liens permitted under Section 7.2).

Section 5.22 Representations and Warranties Relating to Accounts. Each Account (a) is genuine and enforceable in accordance with its terms except for such limits thereon arising from bankruptcy and similar laws relating to creditors’ rights; (b) is not subject to any other circumstances that would impair the validity, enforceability or amount of such Account except as to which such Credit Party promptly notified the Administrative Agent in writing; (c) arises from a bona fide sale of goods or delivery of services in the ordinary course and in accordance with the terms and conditions of any applicable purchase order, contract or agreement; (d) is free of all Liens (other than Liens in favor of the Administrative Agent, for the benefit of the Lender Group, and other Liens permitted under Section 7.2, so long as such Liens are contractually subordinated to the Liens in favor of the Administrative Agent (other than non-consensual Liens existing by operation of law)); and (e) is for a liquidated amount maturing as stated in the invoice therefor. As to each Account that is identified by the Borrower as an Eligible Account in the most recent Borrowing Base Certificate submitted to the Administrative Agent by the Borrower, such Account is not ineligible by virtue of one or more of the excluding criteria set forth in the definition of Eligible Accounts.

Section 5.23 Representations and Warranties Relating to Inventory. With respect to all Eligible Inventory, the Administrative Agent may rely upon all statements, warranties, or representations made in any Borrowing Base Certificate in determining the classification of such Inventory and in determining which items of Inventory listed in such Borrowing Base Certificate meet the requirements of eligibility.

Section 5.24 Survival of Representations and Warranties, etc. All representations and warranties made under this Agreement and the other Loan Documents shall be deemed to be made, and shall be true and correct in all material respects (provided that if any representation or warranty already includes a materiality or material adverse effect qualifier, such representation or warranty shall be true and correct in all respects), at and as of the Agreement Date and the date of each Advance or issuance of a Letter of Credit hereunder, except to the extent made with respect to a specific, earlier date, in which case such representation and warranty shall have been true and correct in all material respects as of such earlier date. All representations and warranties made under this Agreement and the other Loan Documents shall survive, and not be waived by, the execution hereof by the Lender Group, or any of them, any investigation or inquiry by any member of the Lender Group, or the making of any Advance or the issuance of any Letter of Credit under this Agreement.

ARTICLE 6

AFFIRMATIVE COVENANTS

From and after the Agreement Date and until the later of the date the Obligations arising under this Agreement and the other Loan Documents are repaid in full in cash and the date the Commitments are terminated, the Borrower covenants and agrees with the Lenders that:

Section 6.1 Financial Statements and Other Information. The Borrower will furnish to the Administrative Agent (for prompt distribution to each Lender through the Administrative Agent):

(a) commencing with the financial statements for the fiscal year ended December 31, 2019, on or before the date that is one hundred twenty (120) days (or, if later, the last date on which the Borrower is required to file its 10-K for the applicable fiscal year (including any grace periods or extensions permitted by the SEC)) after the end of each fiscal year of the Borrower, audited consolidated balance sheet and audited consolidated statements of operations and comprehensive income, shareholders’ equity and cash flows of the Borrower and its Subsidiaries as of the end of and for such year, and related notes thereto, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by Deloitte & Touche LLP or another independent public accounting firm of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit (other than with respect to, or resulting from, (A) an upcoming maturity date of any Indebtedness occurring within one year from the time such opinion is delivered or (B) any actual failure to satisfy a financial maintenance covenant or any potential inability to satisfy a financial maintenance covenant on a future date or in a future period)) to the effect that such consolidated financial statements present fairly in all material respects the financial condition as of the end of and for such year and results of operations and cash flows of the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

(b) commencing with the financial statements for the fiscal quarter ended September 30, 2019, on or before the date that is sixty (60) days (or, if later, the last date on which the Borrower is required to file its 10-Q for the applicable fiscal year (including any grace periods or extensions permitted by the SEC), if later) after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, unaudited consolidated balance sheet and unaudited consolidated statements of operations and comprehensive income, shareholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by a Financial Officer as presenting fairly in all material respects the financial condition as of the end of and for such fiscal quarter and such portion of the fiscal year and results of operations and cash flows of the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c) simultaneously with the delivery of each set of consolidated financial statements referred to in clauses (a) and (b) above, (i) customary management’s discussion and analysis and (ii) the related unaudited consolidating financial information reflecting adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from such consolidated financial statements;

(d) At the time the financial statements are furnished pursuant to clauses (a) and (b) above, a Compliance Certificate:

(i) Setting forth as at the end of the applicable fiscal quarter, the arithmetical calculations required to establish whether or not the Credit Parties were in compliance with the requirements of the Financial Covenant (whether or not the Credit Parties are otherwise required to satisfy such covenant at the time such Compliance Certificate is delivered); and

(ii) Stating that, to the best of his or her knowledge, no Default or Event of Default has occurred as at the end of such period, or, if a Default or Event of Default has occurred, disclosing each such Default or Event of Default and its nature, when it occurred and whether it is continuing, and specifying what action the Borrower has taken or proposes to take with respect thereto;

(e) On or before the date ninety (90) days after the commencement of each fiscal year, commencing with the fiscal year beginning January 1, 2020, the Credit Parties shall deliver to the Lender Group the annual budget for the Credit Parties and their Restricted Subsidiaries, approved by the board of directors of the Borrower, including forecasts of the income statement, the balance sheet, a cash flow statement, Excess Availability forecasts, and Financial Covenant compliance forecasts (whether or not the Borrower is otherwise required to satisfy such covenants at such time or at any time applicable to such forecasts) for such fiscal year on a quarter-by-quarter basis;

(f) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and registration statements (other than amendments to any registration statement (to the extent such registration statement, in the form it became effective, is delivered to the Administrative Agent), exhibits to any registration statement and, if applicable, any registration statement on Form S-8) filed by the Borrower or any Restricted Subsidiary with the SEC or with any national securities exchange;

(g) On or promptly after any time at which the Borrower or any Subsidiary becomes subject to the Beneficial Ownership Regulation, upon the request of the Administrative Agent, a completed Beneficial Ownership Certification in form and substance acceptable to the Administrative Agent; and

(h) promptly following any request therefor, such other information (including accountants’ letters, compliance certificates and officers’ certificates) regarding the operations, business affairs and financial condition of the Borrower or any Restricted Subsidiary, or compliance with the terms of any Loan Document, as the Administrative Agent on its own behalf or on behalf of any Lender may reasonably request in writing.

Notwithstanding the foregoing, the obligations in paragraphs (a) and (b) of this Section 6.1 may be satisfied with respect to financial information of the Borrower and its Subsidiaries by furnishing the Form 10-K or 10-Q (or the equivalent), as applicable, of the Borrower filed with the SEC within the applicable time periods required by Applicable Law; provided that to the extent such information is in lieu of information required to be provided under Section 6.1(a), such materials are accompanied by a report and opinion of an independent registered public accounting firm of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit (other than with respect to, or resulting from, (i) an upcoming maturity date of any Indebtedness occurring within one year from the time such opinion is delivered or (ii) any actual failure to satisfy a financial maintenance covenant or any potential inability to satisfy a financial maintenance covenant on a future date or in a future period).

Documents required to be delivered pursuant to Sections 6.1(a), (b) or (e) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 6.1 (or otherwise notified pursuant to Section 6.1(d)); or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent). The Administrative Agent shall have no obligation to request the delivery of or maintain paper copies of the documents referred to above, and each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such documents from the Administrative Agent and maintaining its copies of such documents.

Notwithstanding anything to the contrary herein, neither the Borrower nor any Subsidiary shall be required to deliver, disclose, permit the inspection, examination or making of copies of or excerpts from, or any discussion of, any document, information, or other matter (i) that constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent (or any Lender (or their respective representatives or contractors)) is prohibited by Applicable Law, (iii) that is subject to attorney-client or similar privilege or constitutes attorney work product, (iv) with respect to which any Credit Party owes confidentiality obligations (to the extent not created in contemplation of such Credit Party’s obligations under this Section 6.1) to any third party or (v) that relates to any investigation by any Governmental Authority to the extent (x) such information is identifiable to a particular individual and the Borrower in good faith determines such information should remain confidential or (y) the information requested is not factual in nature.

The Borrower hereby acknowledges that (a) the Administrative Agent will make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”)

may have personnel who do not wish to receive Material Non-Public Information and who may be engaged in investment and other market-related activities with respect to the Borrower’s or its Affiliates’ securities. The Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Sole Lead Arranger and the Lenders to treat such Borrower Materials as not containing any Material Non-Public Information (although it may be sensitive and proprietary) (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.17); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information”; and (z) the Administrative Agent and the Sole Lead Arranger shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information”; provided that the Borrower’s failure to comply with this sentence shall not constitute a Default or an Event of Default under this Agreement or the Loan Documents. Notwithstanding the foregoing, the Borrower shall be under no obligation to mark any Borrower Materials as “PUBLIC”. Each Credit Party hereby acknowledges and agrees that, unless the Borrower notifies the Administrative Agent in advance, all financial statements and certificates furnished pursuant to Sections 6.1(a), (b), (c) and (d) above are hereby deemed to be suitable for distribution, and to be made available, to all Lenders and may be treated by the Administrative Agent and the Lenders as not containing any Material Non-Public Information.

Section 6.2 Borrowing Base Certificates; Additional Reports.

(a) The Borrower shall deliver a Borrowing Base Certificate (a) at any time that a Weekly Borrowing Base Period exists, by each Wednesday for the prior week ending on Friday, (b) at any time that a Quarterly Borrowing Base Period exists, within twenty (20) days after the end of each fiscal quarter of the Borrower, or (c) at all other times, within twenty (20) days after the end of each month. Each Borrowing Base Certificate shall be in such form as shall be reasonably satisfactory to the Administrative Agent, setting forth a categorical breakdown of all Accounts of the Borrower and a calculation of Eligible Accounts as of the last day of such quarter (or month or week), the categorical breakdown amount of Inventory and the amount of Eligible Inventory owned by the Borrower as of the last day of such quarter (or month) (it being agreed that during a Weekly Borrowing Base Period, such categorical breakdown of Inventory and the amount of Eligible Inventory shall be reported as of the last Business Day of the most recent calendar month-end), the Average Excess Availability for such quarter (or for such month or week), and such other information as the Administrative Agent may reasonably require.

(b) Together with the delivery of each Borrowing Base Certificate required to be delivered pursuant to clause (a) above, the Borrower shall deliver to the Administrative Agent and to any Lender requesting the same, in form reasonably acceptable to the Administrative Agent, the following:

(i) bank and investment account statements, a report of sales and collections, debit and credit adjustments, a detailed aging of all Accounts of the Borrower existing as of the last day of the preceding fiscal month or such other date reasonably required by the Administrative Agent, specifying the names and face value for each Account Debtor obligated on an Account of the Borrower so listed and all other information necessary to calculate Eligible Accounts as of such last day of the preceding fiscal month or such other date reasonably required by the Administrative Agent and such other information regarding the Accounts of the Borrower as the Administrative Agent may reasonably request from time to time;

(ii) an accounts payable aging report and, upon the Administrative Agent’s request therefor, copies of proof of delivery and the original copy of all documents, including, without limitation, repayment histories and present status reports relating to the Accounts of the Borrower so scheduled and such other information regarding Borrower’s accounts payable as the Administrative Agent may reasonably request from time to time; and

(iii) an inventory report (in form and substance reasonably satisfactory to Administrative Agent) listing (i) all of the Borrower’s Inventory and all Eligible Inventory as of the last Business Day of the applicable reporting period; (ii) the type, cost, and location of all such Inventory; (iii) all of such Inventory which constitutes raw materials, work-in-process, and finished goods or returned or repossessed goods; (iv) all Inventory which has not been timely sold in the ordinary course of business; (v) all Inventory which is not located at Property owned or leased by the Borrower or that is in possession of any Person other than the Borrower (other than in-transit Inventory and Inventory being transported pursuant to third party logistics companies) and a description of the reason why such Inventory is so located or in the possession of such other Person; and (vi) such other information regarding Borrower’s Inventory as the Administrative Agent may reasonably request from time to time; provided that during a Weekly Borrowing Base Period, such inventory report shall only be required to be delivered with respect to the last Business Day of the most recent calendar month-end.

(c) From time to time and promptly upon (and in any event within five (5) Business Days of) each request the Credit Parties shall, and shall cause their Restricted Subsidiaries to, deliver to the Administrative Agent on behalf of the Lender Group such data, certificates, reports, financial statements, documents, or further information regarding the business, assets, liabilities, financial position, projections, results of operations, or business prospects of the Credit Parties, such Subsidiaries, or any of them, as the Administrative Agent may reasonably request.

Section 6.3 Notices of Material Events. Promptly after any Responsible Officer of the Borrower obtains actual knowledge thereof, the Borrower will furnish to the Administrative Agent (for prompt distribution to each Lender through the Administrative Agent) written notice of the following:

(a) the occurrence of any Default;

(b) to the extent permissible by Requirements of Law, the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental

Authority against or, to the knowledge of a Financial Officer or another executive officer of the Borrower or any Subsidiary, affecting the Borrower or any Subsidiary or the receipt of a written notice of an Environmental Liability, in each case that would reasonably be expected to result in a Material Adverse Effect;

(c) the occurrence of any ERISA Event that would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect. Each notice delivered under this Section 6.3 shall be accompanied by a written statement of a Responsible Officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto; and

(d) Promptly upon (and in any event within five (5) Business Days of) any Credit Party’s receipt of notice of any event that could reasonably be expected to result in a Material Adverse Effect, such Credit Party shall notify the Lender Group of the occurrence thereof.

Section 6.4 Information Regarding Collateral.

(a) The Borrower will furnish to the Administrative Agent prompt (and in any event within thirty (30) days or such longer period as reasonably agreed to by the Administrative Agent) written notice of any change (i) in any Credit Party’s legal name (as set forth in its certificate of organization or like document), (ii) in the jurisdiction of incorporation or organization of any Credit Party or in the form of its organization or (iii) in any Credit Party’s organizational identification number to the extent that such Credit Party is organized or owns Mortgaged Property in a jurisdiction where an organizational identification number is required to be included in a UCC financing statement for such jurisdiction.

(b) Not later than five days after delivery of financial statements pursuant to Section 6.1(a), the Borrower shall deliver to the Administrative Agent a certificate executed by a Responsible Officer of the Borrower (i) setting forth the information required pursuant to of the Perfection Certificate or confirming that there has been no change in such information since the date of the Perfection Certificate delivered on the Agreement Date or the date of the most recent certificate delivered pursuant to this Section 6.4, (ii) identifying any Wholly Owned Restricted Subsidiary that has become, or ceased to be, a Material Subsidiary or an Excluded Subsidiary during the most recently ended fiscal quarter and (iii) certifying that all notices required to be given prior to the date of such certificate by Section 6.4 have been given.

Section 6.5 Existence; Conduct of Business. The Borrower will, and will cause each Restricted Subsidiary to, do or cause to be done all things necessary to obtain, preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges, franchises, Intellectual Property and Governmental Approvals material to the conduct of its business, except to the extent (other than with respect to the preservation of the existence of the Borrower) that the failure to do so would not reasonably be expected to have a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 7.3 or any Disposition permitted by Section 7.5.

Section 6.6 Payment of Taxes, etc. Each Credit Party will, and will cause each of its Restricted Subsidiaries to, pay and discharge all Taxes, assessments, and governmental charges or levies imposed upon it or its income or profit or upon any properties belonging to it prior to the date on which penalties attach thereto, and all lawful claims for labor, materials and supplies which have become due and payable and which by law have or may become a Lien upon any of its Property; except that, no such Tax, assessment, charge, levy, or claim need be paid which (a) the failure to pay or discharge would not reasonably be expected to result in liabilities in excess of $1,000,000 or (b) is being contested in good faith by appropriate proceedings which stay the imposition of any penalty, fine, or Lien resulting from the non-payment thereof and for which adequate reserves shall have been set aside on the appropriate books, but only so long as such tax, assessment, charge, levy, or claim does not become a Lien or charge other than a Permitted Lien and no foreclosure, distraint, sale, or similar proceedings shall have been commenced and remain unstayed for a period thirty (30) days after such commencement. Each Credit Party shall, and shall cause each of its Restricted Subsidiaries to, timely file all information returns required by Federal, state, local, or foreign tax authorities.

Section 6.7 Maintenance of Properties. The Borrower will, and will cause each Restricted Subsidiary to, keep and maintain all tangible property material to the conduct of its business in good working order and condition (subject to casualty, condemnation and ordinary wear and tear), except where the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 6.8 Insurance.

(a) The Borrower will, and will cause each Restricted Subsidiary to, maintain, with insurance companies that the Borrower believes (in the good faith judgment of the management of the Borrower) are financially sound and responsible at the time the relevant coverage is placed or renewed, insurance in at least such amounts (after giving effect to any self-insurance which the Borrower believes (in the good faith judgment of management of the Borrower) is reasonable and prudent in light of the size and nature of its business) and against at least such risks (and with such risk retentions) as the Borrower believes (in the good faith judgment or the management of the Borrower) are reasonable and prudent in light of the size and nature of its business, and will furnish to the Lenders, upon written request from the Administrative Agent, information presented in reasonable detail as to the insurance so carried. The Borrower shall cause (i) each such general liability policy of insurance (other than directors and officers policies, workers compensation policies and business interruption insurance) to, in the Administrative Agent’s Permitted Discretion, name the Administrative Agent, on behalf of the Secured Parties, as an additional insured thereunder as its interests may appear and (ii) in the case of each casualty insurance policy, contain a loss payable clause or mortgagee endorsement that names the Administrative Agent, on behalf of the Secured Parties as the loss payee or mortgagee thereunder.

(b) If any Real Property secures any Obligations, (i) flood hazard diligence, documentation and insurance for such Real Property shall comply with all Flood Insurance Laws or shall otherwise be satisfactory to all Lenders and (ii) Borrower shall furnish to the Lenders, upon written request from the Administrative Agent, information presented in reasonable detail as to the flood insurance so carried.

Section 6.9 Books and Records; Inspection and Audit Rights. The Borrower will, and will cause each Restricted Subsidiary to, maintain proper books of record and account in which entries that are full, true and correct in all material respects and are in conformity with GAAP (or applicable local standards) consistently applied shall be made of all material financial transactions and matters involving the assets and business of the Borrower or its Restricted Subsidiary, as the case may be. Each Credit Party will, and will permit each of its Restricted Subsidiaries to, permit representatives and agents of the Administrative Agent to (a) visit and inspect the properties at the time of any Field Exam or appraisal permitted hereunder or, if an Event of Default has occurred and is continuing, at any time, in each case during normal business hours and, if no Event of Default has occurred and is continuing, with reasonable prior notice, (b) inspect and make extracts from and copies of the Credit Parties’ and their Restricted Subsidiaries’ books and records during the course of such inspections, and (c) conduct Field Exams and appraisals; provided that no more than one (1) Field Exam and one (1) appraisal may be conducted per fiscal year unless (i) Excess Availability is less than the greater of (x) $15,000,000 for five (5) consecutive Business Days and (y) fifteen percent (15%) of Availability at any time during such fiscal year, in which case up to two (2) Field Exams and two (2) appraisals may be conducted during such fiscal year, or (ii) an Event of Default has occurred and is continuing, in which case there shall be no limit on the number and frequency of Field Exams and appraisals that may be conducted; provided further that, other than one (1) Field Exam and one (1) appraisal conducted within ninety (90) days of the Closing Date (or such later date agreed by the Administrative Agent in its Permitted Discretion), with respect to any assets, liabilities, books and records that have been the subject of a Field Exam and an appraisal, so long as no Event of Default has occurred and is continuing, no subsequent Field Exams or appraisals shall be required to be conducted with respect to such assets, liabilities, books and records so long as both (i) no Revolving Loans, Swing Loans, or Agents Advances are outstanding and (ii) Excess Availability shall not have been less than 66.67% of Availability for a period of five (5) consecutive Business Days, and (d) discuss with the Credit Parties’ and their Restricted Subsidiaries’ respective principal officers the Credit Parties’ or such Restricted Subsidiaries’ businesses, assets, liabilities, financial positions, results of operations, and business prospects relating to the Credit Parties or such Restricted Subsidiaries, and the Credit Parties shall cooperate with the Administrative Agent and its representatives and agents in connection with all such inspections, appraisals and discussions. Any other member of the Lender Group may, at its expense, accompany the Administrative Agent on any regularly scheduled visit to the Credit Parties and their Restricted Subsidiaries’ properties. Borrower shall pay Agent’s then standard charges for examination activities, including charges for its internal examination and appraisal groups, as well as the charges of any third party used for such purposes.

Section 6.10 Compliance with Laws. The Borrower will, and will cause each Restricted Subsidiary to, comply with all Requirements of Law (including ERISA and other applicable pension laws, Environmental Laws, Anti-Corruption Laws, Anti-Terrorism Laws and Sanctions) with respect to it, its property and operations, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect. The Borrower will not use or allow any tenants or subtenants to use, or permit any Subsidiary to use or allow any tenants to subtenants to use, its Property for any business activity that violates any federal or state law or that supports a business that violates any federal or state law, in each case where such violation would reasonably be expected to result in a Material Adverse Effect.

Section 6.11 Use of Proceeds.

(a) The Borrower will use the proceeds of the Loans and Letters of Credit, together with cash on hand and the proceeds of the Term Loan, to directly or indirectly finance the Transactions and for other general corporate purposes.

(b) The Borrower will not request any Loan or Letter of Credit, and the Credit Parties shall ensure that their respective Subsidiaries and their respective directors, officers, employees and agents shall not use, the proceeds of any Loan or Letter of Credit (a) in furtherance of an offer, payment, promise to pay, or authorization of the payment of giving of money, or anything else of value, to any person in violation of any Anti-Corruption Laws, (b) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country or (c) in any manner that would result in the violation of any Sanctions applicable to any party hereto. No part of the proceeds of the Loans will be used by the Borrower or any of its Subsidiaries, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of Anti-Corruption Laws.

Section 6.12 Additional Subsidiaries.

(a) If (i) any additional Restricted Subsidiary is formed or acquired after the Agreement Date, (ii) any Restricted Subsidiary ceases to be an Excluded Subsidiary or (iii) the Borrower, at its option, elects to cause a Domestic Subsidiary, or to the extent reasonably acceptable to the Administrative Agent, a Foreign Subsidiary that is not a Wholly Owned Subsidiary (including any consolidated Affiliate in which the Borrower and its Subsidiaries own no Equity Interest) to become a Subsidiary Credit Party, then, the Borrower will, within 30 days (or such longer period as may be agreed to by the Administrative Agent in its reasonable discretion) after such newly formed or acquired Restricted Subsidiary is formed or acquired or such Restricted Subsidiary ceases to be an Excluded Subsidiary or the Borrower has made such election, notify the Administrative Agent thereof, and will cause such Restricted Subsidiary (unless such Restricted Subsidiary is an Excluded Subsidiary) to satisfy the Collateral and Guarantee Requirement with respect to such Restricted Subsidiary and with respect to any Equity Interest in or Indebtedness of such Restricted Subsidiary owned by or on behalf of any Credit Party within 30 days after such notice (or such longer period as the Administrative Agent shall reasonably agree) and the Administrative Agent shall have received a completed Perfection Certificate (or supplement thereto) with respect to such Restricted Subsidiary signed by a Responsible Officer, together with all attachments contemplated thereby.

(b) Within 45 days (or such longer period as otherwise provided in this Agreement or as the Administrative Agent may reasonably agree) after the Borrower identifies any new Material Subsidiary pursuant to Section 6.4(b), all actions (if any) required to be taken with respect to such Subsidiary in order to satisfy the Collateral and Guarantee Requirement shall have been taken with respect to such Subsidiary, to the extent not already satisfied pursuant to Section 6.12(a).

Notwithstanding the foregoing, in the event any real property would be required to be mortgaged pursuant to this Section 6.12, the Borrower shall be required to comply with the “Collateral and Guarantee Requirement” as it relates to such real property within 90 days, following the formation or acquisition of such real property or such Restricted Subsidiary or the identification of such new Material Subsidiary, or such longer time period as agreed by the Administrative Agent in its reasonable discretion.

Section 6.13 Further Assurances.

(a) Subject to the last paragraph of the definition of “Collateral and Guarantee Requirement”, the Borrower will, and will cause each Credit Party to, execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents), that may be required under any Applicable Law and that the Administrative Agent or the Majority Lenders may reasonably request, to cause the Collateral and Guarantee Requirement to be and remain satisfied, all at the expense of the Credit Parties.

(b) If, after the Agreement Date, any material assets (other than Excluded Assets), including any owned (but not leased or ground-leased) Material Real Property or improvements thereto or any interest therein, are acquired by the Borrower or any other Credit Party or are held by any Subsidiary on or after the time it becomes a Credit Party pursuant to Section 6.12 (other than assets constituting Collateral under a Security Document that become subject to the Lien created by such Security Document upon acquisition thereof or constituting Excluded Assets), the Borrower will notify the Administrative Agent thereof, and, if requested by the Administrative Agent, the Borrower will cause such assets to be subjected to a Lien securing the Obligations and will take and cause the other Credit Parties to take, such actions as shall be necessary and reasonably requested by the Administrative Agent to grant and perfect such Liens, including actions described in paragraph (a) of this Section and as required pursuant to the “Collateral and Guarantee Requirement,” all at the expense of the Credit Parties and subject to the last paragraph of the definition of the term “Collateral and Guarantee Requirement.” In the event any Material Real Property is mortgaged pursuant to this Section 6.13(b), the Borrower or such other Credit Party, as applicable, shall be required to comply with the “Collateral and Guarantee Requirement” and paragraph (a) of this Section 6.13 within 90 days following the acquisition of such Material Real Property or such longer time period as agreed by the Administrative Agent in its reasonable discretion.

Section 6.14 Designation of Subsidiaries. The Borrower may at any time after the Agreement Date designate any Restricted Subsidiary of the Borrower as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary; provided that (i) immediately after such designation on a Pro Forma Basis, no Event of Default shall have occurred and be continuing and (ii) no Subsidiary may be designated as an Unrestricted Subsidiary or continue as an Unrestricted Subsidiary if it is a “Restricted Subsidiary” for the purpose of any other Material Indebtedness of the Borrower. The designation of any Subsidiary as an Unrestricted Subsidiary after the Agreement Date shall constitute an Investment by the Borrower therein at the date of designation in an amount equal to the fair market value of the Borrower’s or its Subsidiary’s (as applicable) investment therein. The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute (i) the incurrence at the time of designation of any Investment,

Indebtedness or Liens of such Subsidiary existing at such time and (ii) a return on any Investment by the Borrower in Unrestricted Subsidiaries pursuant to the preceding sentence in an amount equal to the fair market value at the date of such designation of the Borrower’s or its Subsidiary’s (as applicable) Investment in such Subsidiary.

Section 6.15 Certain Post-Closing Obligations. As promptly as practicable, and in any event within the time periods after the Agreement Date specified in Schedule 6.15 or such later date as the Administrative Agent agrees to in writing, including to reasonably accommodate circumstances unforeseen on the Agreement Date, the Borrower and each other Credit Party shall deliver the documents or take the actions specified on Schedule 6.15 that would have been required to be delivered or taken on the Agreement Date, in each case except to the extent otherwise agreed by the Administrative Agent pursuant to its authority as set forth in the definition of the term “Collateral and Guarantee Requirement.” Within five (5) Business Days of the Agreement Date, Borrower shall repay principal of the Term Loan Facility in an amount sufficient that the aggregate principal amount of the Term Loan Facility does not exceed $200,000,000 after giving effect to such repayment and provide evidence of such repayment to the Administrative Agent.

Section 6.16 Collateral Locations; Third Party Agreements. All tangible Collateral, other than Collateral in-transit, will at all times be kept by the Credit Parties at one or more Permitted Locations.

Section 6.17 Protection of Collateral. All insurance expenses and expenses of protecting, storing, warehousing, insuring, handling, maintaining and shipping the Collateral (including, without limitation, all rent payable by any Credit Party to any landlord of any premises where any of the Collateral may be located), and any and all excise, property, sales, and use taxes imposed by any state, Federal, or local, or other authority on any of the Collateral or in respect of the sale thereof, shall be borne and paid by the Credit Parties. If the Credit Parties fail to promptly pay any portion thereof when due, the Lenders may, at their option, but shall not be required to, make a Base Rate Advance for such purpose and pay the same directly to the appropriate Person. The Borrower agrees to reimburse the Lenders promptly therefor with interest accruing thereon daily at the Default Rate provided in this Agreement. All sums so paid or incurred by the Lenders for any of the foregoing and all reasonable costs and expenses (including attorneys’ fees, attorneys’ expenses, and court costs) which the Lenders may incur in enforcing or protecting the Lien on or rights and interest in the Collateral or any of their rights or remedies under this or any other agreement between the parties hereto or in respect of any of the transactions to be had hereunder until paid by the Borrower to the Lenders with interest at the Default Rate, shall be considered Obligations owing by the Borrower to the Lenders hereunder. Such Obligations shall be secured by all Collateral and by any and all other collateral, security, assets, reserves, or funds of the Credit Parties in or coming into the hands or inuring to the benefit of the Lenders. Neither the Administrative Agent nor the Lenders shall be liable or responsible in any way for the safekeeping of any of the Collateral or for any loss or damage thereto (except for reasonable care in the custody thereof while any Collateral is in the Lenders’ (or any of their agents’ or bailees’) actual possession) or for any diminution in the value thereof, or for any act or default of any warehouseman, carrier, forwarding agency, or other person whomsoever, but the same shall be at the Credit Parties’ sole risk.

Section 6.18 Assignments and Records of Accounts. If so requested by the Administrative Agent following an Event of Default and during the continuance thereof, each Credit Party shall execute and deliver to the Administrative Agent, for the benefit of the Lender Group, formal written assignments of all of the Accounts daily, which shall include all Accounts that have been created since the date of the last assignment, together with copies of invoices or invoice registers related thereto. Each Credit Party shall keep accurate and complete (in all material respects) records of the Accounts and all payments and collections thereon.

Section 6.19 Administration of Accounts.

(a) Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent retains the right to notify the Account Debtors that the Accounts have been assigned to the Administrative Agent, for the benefit of the Lender Group, and to collect the Accounts directly in its own name and to charge the collection costs and expenses, including attorneys’ fees, to the Borrower. The Administrative Agent has no duty to protect, insure, collect or realize upon the Accounts or preserve rights in them. Each Credit Party irrevocably makes, constitutes and appoints the Administrative Agent as such Credit Party’s true and lawful attorney and agent-in-fact to endorse such Credit Party’s name on any checks, notes, drafts or other payments relating to, the Accounts which come into the Administrative Agent’s possession or under the Administrative Agent’s control as a result of its taking any of the foregoing actions. Additionally, upon the occurrence and during the continuance of an Event of Default, the Administrative Agent, for the benefit of the Lender Group, shall have the right to collect and settle or adjust all disputes and claims directly with the Account Debtor and to compromise the amount or extend the time for payment of the Accounts upon such terms and conditions as the Administrative Agent may deem advisable, and to charge the deficiencies, reasonable costs and expenses thereof, including attorney’s fees, to the Borrower.

(b) If an Account includes a charge for any tax payable to any governmental taxing authority, the Administrative Agent on behalf of the Lenders is authorized, in its sole discretion, to pay the amount thereof to the proper taxing authority for the account of the applicable Credit Party and to make a Base Rate Advance to the Borrower to pay therefor. The Credit Parties shall notify the Administrative Agent if any Account includes any tax due to any governmental taxing authority and, in the absence of such notice, the Administrative Agent shall have the right to retain the full proceeds of the Account and shall not be liable for any taxes to any governmental taxing authority that may be due by any Credit Party by reason of the sale and delivery creating the Account.

(c) Whether or not a Default or Event of Default has occurred, any of the Administrative Agent’s officers, employees or agents shall have the right after prior notice to the Borrower (which notice shall not, however, be required if an Event of Default then exists), at any time or times hereafter, in the name of the Lenders, or any designee of the Lenders or the Credit Parties, to verify the validity, amount or other matter relating to any Accounts by mail, telephone, telegraph or otherwise. The Credit Parties shall cooperate fully with the Administrative Agent and the Lenders in an effort to facilitate and promptly conclude any such verification process.

Section 6.20 Cash Management.

(a) As of the Agreement Date, other than with respect to Excluded Accounts, all deposit accounts, securities accounts, commodities accounts, and other investment accounts of the Credit Parties are listed on Schedule 6.20, and such Schedule designates which such accounts are deposit accounts.

(b) No Credit Party may (i) open any deposit accounts or securities accounts (other than Excluded Accounts or Term Loan Priority Accounts) unless on or before the date on which such deposit accounts are opened such deposit accounts become subject to a Controlled Account Agreement or (ii) (A) with respect to deposit accounts or securities accounts acquired in connection with any Permitted Acquisition, on or after the sixtieth (60th) day (or such later date as the Administrative Agent may approve) following the date of such Permitted Acquisition (provided that such date shall be extended to the 120th day (or such later date as the Administrative Agent may approve) with respect to such deposit accounts or securities accounts which in the aggregate do not at any time have more than $1,000,000 in cash on deposit therein) maintain any deposit accounts or securities accounts acquired in connection with such Permitted Acquisition or (B) with respect to any deposit accounts in existence as of the Agreement Date, on or after the ninetieth (90th) day following the Agreement Date (or such later date as the Administrative Agent may approve) maintain any deposit accounts (other than Excluded Accounts or Term Loan Priority Accounts), in each case, unless such deposit accounts are at all times subject to a Controlled Account Agreement (such deposit accounts, “Controlled Deposit Accounts”); provided that no Controlled Account Agreements shall be required with respect to securities accounts unless Excess Availability has been less than 50% of Availability for a period of five (5) consecutive Business Days.

(c) The Credit Parties shall:

(i) establish and thereafter maintain, pursuant to an arrangement reasonably acceptable to the Administrative Agent, one or more Controlled Deposit Accounts wherein collections, deposits, and other payments with respect to (A) ABL First Lien Collateral, and (B) to the extent such collections, deposits and other payments are not deposited in a Term Loan Priority Account, Term Loan Collateral, are to be transferred, received or made (each, a “Collections Account”);

(ii) at all times direct all of their Account Debtors that make payments via wire transfer to direct all wire transfers to a Collections Account; and

(iii) in the event that any Credit Party shall at any time directly receive any remittances of any Accounts (including, without limitation, any checks, drafts, or other instruments), credit or merchant card collections, or other payments in respect of any Collateral or shall receive any other funds representing proceeds of the Collateral, promptly deposit the same into a Collections Account.

(d) During a Cash Dominion Period:

(i) The Administrative Agent shall have the right to notify any depositary bank with respect to any Collections Account or other Controlled Deposit

Account that the Administrative Agent is exercising exclusive control with respect thereto and no Credit Party shall have any right to withdraw such amounts from any such Collections Account or Controlled Deposit Account. Each Credit Party hereby grants its power of attorney to Bank of America (and each of its Affiliates providing the services described in this Section 6.20) to indorse in such Credit Party’s name all tangible items of payment directed for deposit in a Controlled Deposit Account, Collections Account, or a lockbox and to submit such items for collection, with it being acknowledged and agreed that such power of attorney, being coupled with an interest, is irrevocable until the full and final payment in cash and performance of all Obligations and the termination of the Commitments;

(ii) On each Business Day the Administrative Agent may, without further consent of any Credit Party, withdraw all immediately available funds in the Collections Accounts and apply the same against the Obligations in the manner provided for in Section 2.11.

(e) On or prior to the date that is one hundred eighty (180) days after the Agreement Date, Credit Parties shall maintain Bank of America as their principal depository bank, including for maintenance of operating and deposit accounts, lockbox administration, funds transfer, information reporting services and other treasury management services.

(f) No Credit Party shall hold amounts in any bank account, securities account, commodities account or similar account outside the United States in excess of $1,000,000 in the aggregate.

Section 6.21 Reserved.

Section 6.22 Anti-Corruption Laws; Sanctions. The Borrower will conduct its business in compliance with applicable Anti-Corruption Laws, Anti-Terrorism Laws and Sanctions and maintain policies and procedures designed to promote and achieve compliance with such laws.

ARTICLE 7

NEGATIVE COVENANTS

Until the later of the date the Obligations arising under this Agreement and the other Loan Documents are repaid in full in cash and the date the Commitments are terminated:

Section 7.1 Indebtedness; Certain Equity Securities.

(a) The Borrower will not, and will not permit any Restricted Subsidiary to, create, incur, assume or permit to exist any Indebtedness, except:

(i) Indebtedness of the Borrower and any of the Restricted Subsidiaries under the Loan Documents (including any Indebtedness incurred pursuant to Sections 2.2(f));

(ii) (x) Indebtedness outstanding on the Agreement Date and listed on Schedule 7.1 and any Permitted Refinancing thereof and (y) intercompany Indebtedness outstanding on the Agreement Date and any Permitted Refinancing thereof; provided that all such intercompany indebtedness owing to or from any Subsidiary that is not a Credit Party shall be listed on Schedule 7.1 and provided further that any such intercompany Indebtedness of any Credit Party owed to any Subsidiary that is not a Credit Party shall be subordinated in right of payment to the Obligation;

(iii) Guarantees by the Borrower and its Restricted Subsidiaries in respect of Indebtedness of the Borrower or any Restricted Subsidiary otherwise permitted hereunder; provided that (A) such Guarantee is otherwise permitted by Section 7.4, (B) no Guarantee by any Restricted Subsidiary of any Restricted Debt Financing, shall be permitted unless such Restricted Subsidiary shall have also become a Guarantor of the Obligations and (C) if the Indebtedness being Guaranteed is subordinated to the Obligations, such Guarantee shall be subordinated to the Guarantee of the Obligations on terms at least as favorable to the Lenders as those contained in the subordination of such Indebtedness;

(iv) Indebtedness of the Borrower owing to any Restricted Subsidiary or of any Restricted Subsidiary owing to any other Restricted Subsidiary or the Borrower, to the extent permitted by Section 7.4; provided that all such Indebtedness of any Credit Party owing to any Restricted Subsidiary that is not a Credit Party shall be subordinated to the Obligations (to the extent any such Indebtedness is outstanding at any time after the date that is thirty (30) days after the Agreement Date or such later date as the Administrative Agent may reasonably agree) (but only to the extent permitted by Applicable Law and not giving rise to adverse tax consequences) on terms (A) at least as favorable to the Lenders as those set forth in the form of intercompany note attached as Exhibit I or (B) otherwise reasonably satisfactory to the Administrative Agent;

(v) (A) Indebtedness (including Capital Lease Obligations and purchase money indebtedness) incurred, issued or assumed by the Borrower or any Restricted Subsidiary to finance the acquisition, purchase, lease, construction, repair, replacement or improvement of fixed or capital property, equipment or other assets (other than Inventory); provided that such Indebtedness is incurred concurrently with or within 270 days after the applicable acquisition, purchase, lease, construction, repair, replacement or improvement, and (B) any Permitted Refinancing of any Indebtedness set forth in the immediately preceding clause (A) (or successive Permitted Refinancings thereof); provided, further that, at the time of any such incurrence of Indebtedness and after giving Pro Forma Effect thereto and the use of the proceeds thereof, the aggregate principal amount of Indebtedness that is outstanding in reliance on this clause (v) shall not exceed (A) in the case of Capital Lease Obligations, the greater of (x) $30,000,000 and (y) 25.0% of Consolidated EBITDA for the most recently ended Test Period as of such time and (B) in the case of all other Indebtedness outstanding in reliance on this clause (v), the greater of (x) $100,000,000 and (y) 60.0% of Consolidated EBITDA for the most recently ended Test Period as of such time;

(vi) Indebtedness in respect of Hedge Agreements incurred in the ordinary course of business and not for speculative purposes;

(vii) (A) Indebtedness of the Borrower, any Restricted Subsidiary or any Person that becomes a Restricted Subsidiary (or of any Person not previously a Restricted Subsidiary that is merged or consolidated with or into the Borrower or a Restricted Subsidiary) either (a) incurred or issued and/or (b) assumed after the Agreement Date in connection with any Permitted Acquisition or any other Investment not prohibited by Section 7.4; provided that, with respect to clause (a) above, (i) to the extent such obligor or guarantor is a Credit Party, such Indebtedness is secured by the Collateral on a pari passu or junior basis (but without regard to control of remedies) with the Obligations, provided that to the extent such Indebtedness is secured by the ABL First Lien Collateral, it shall be secured on a junior basis and shall be subject to the terms of a Customary Intercreditor Agreement, (ii) after giving effect to each such incurrence and/or issuance of such Indebtedness on a Pro Forma Basis, the Consolidated Senior Secured Net Leverage Ratio as of such time is less than or equal to either (x) 2.75 to 1.00 or (y) the Consolidated Senior Secured Net Leverage Ratio immediately prior to such Permitted Acquisition or Investment (and related issuance and/or incurrence of Consolidated Senior Secured Indebtedness), and (iii) with respect to any such newly incurred Indebtedness, (1) such Indebtedness does not mature earlier than the then-applicable Maturity Date (except in the case of customary bridge loans which, subject to customary conditions (including no payment or bankruptcy event of default), would either automatically be converted into or required to be exchanged for permanent refinancing which does not mature earlier than the Maturity Date as of the Agreement Date), (2) such Indebtedness does not have a shorter Weighted Average Life to Maturity than the remaining Term Loans (except in the case of customary bridge loans which, subject to customary conditions (including no payment or bankruptcy event of default), would either automatically be converted into or required to be exchanged for permanent refinancing Indebtedness which does not have a shorter Weighted Average Life to Maturity than such remaining Term Loans) and (3) the other terms and conditions of such Indebtedness shall be as determined by the Borrower and the lenders providing such Indebtedness (subject to the restrictions and exceptions set forth above); and with respect to clause (b) above, such Indebtedness is and remains the obligation of the Person and/or such Person’s subsidiaries that are acquired and such Indebtedness was not incurred in anticipation of such Permitted Acquisition or Investment; and (B) any Permitted Refinancing of Indebtedness incurred pursuant to the foregoing subclause (A); provided further that the aggregate principal amount of Indebtedness of which the primary obligor or a guarantor is a Restricted Subsidiary that is not a Credit Party outstanding in reliance on this clause (vii)(A)(a) or (vii)(B) (together with the aggregate principal amount of Indebtedness incurred in reliance Section 7.1(a)(viii) and outstanding of which the primary obligor or a guarantor is a Restricted Subsidiary that is not a Credit Party) shall not exceed, at the time of incurrence thereof and after giving Pro Forma Effect thereto, the greater of $30,000,000 and 20.0% of Consolidated EBITDA for the most recently ended Test Period as of such time;

(viii) (A) Indebtedness of the Borrower, any Restricted Subsidiary or any Person that becomes a Restricted Subsidiary (or any Person not previously a Restricted Subsidiary that is merged or consolidated with or into the Borrower or a Restricted

Subsidiary) either (a) incurred or issued and/or (b) assumed after the Agreement Date in connection with any Permitted Acquisition or any other Investment not prohibited by Section 7.4; provided that, with respect to clause (a) above, (i) such Indebtedness is unsecured, (ii) after giving effect to each such incurrence and/or issuance of such Indebtedness on a Pro Forma Basis, the Total Net Leverage Ratio as of such time is either (I) less than or equal to 3.75 to 1.00 or (II) less than or equal to the Total Net Leverage Ratio immediately prior to such Permitted Acquisition or Investment (and related incurrence and/or issuance of Indebtedness) and (iii) with respect to any such newly incurred Indebtedness, (1) such Indebtedness does not mature earlier than the then-applicable Maturity Date (except in the case of customary bridge loans which, subject to customary conditions (including no payment or bankruptcy event of default), would either automatically be converted into or required to be exchanged for permanent refinancing which does not mature earlier than the then-applicable Maturity Date), (2) such Indebtedness does not have a shorter Weighted Average Life to Maturity than the remaining Term Loans (except in the case of customary bridge loans which, subject to customary conditions (including no payment or bankruptcy event of default), would either automatically be converted into or required to be exchanged for permanent refinancing Indebtedness which does not have a shorter Weighted Average Life to Maturity than such remaining Term Loans) and (3) the other terms and conditions of such Indebtedness shall be as determined by the Borrower and the lenders providing such Indebtedness (subject to the restrictions and exceptions set forth above); and with respect to clause (b) above, such Indebtedness is and remains the obligation of the Person and/or such Person’s subsidiaries that are acquired and such Indebtedness was not incurred in anticipation of such Permitted Acquisition or Investment and to the extent such Person and/or such Person’s subsidiaries are a Credit Party, such Indebtedness is secured, if at all, by the ABL First Lien Collateral on a junior basis with the Obligations and is subject to the terms of a Customary Intercreditor Agreement; and (B) any Permitted Refinancing of Indebtedness incurred pursuant to the foregoing subclause (A); provided further that the aggregate principal amount of Indebtedness of which the primary obligor or a guarantor is a Restricted Subsidiary that is not a Credit Party outstanding in reliance on this clause (viii)(A)(a) or (viii)(B) (solely with respect to any Permitted Refinancing of any Indebtedness incurred pursuant to clause (viii)(A)(a)) (together with the aggregate principal amount of Indebtedness incurred in reliance Section 7.1(a)(vii) and outstanding of which the primary obligor or a guarantor is a Restricted Subsidiary that is not a Credit Party) shall not exceed, at the time of incurrence thereof and after giving Pro Forma Effect thereto, the greater of $30,000,000 and 20.0% of Consolidated EBITDA for the most recently ended Test Period as of such time;

(ix) Settlement Indebtedness;

(x) Indebtedness in respect of Bank Product Obligations and other Indebtedness in respect of netting services, automated clearinghouse arrangements, overdraft protections and similar arrangements, in each case, in connection with deposit accounts or from the honoring of a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business;

(xi) Indebtedness consisting of obligations under deferred compensation (including indemnification obligations, obligations in respect of purchase price adjustments, earn-outs, incentive non-competes and other contingent obligations) or other similar arrangements incurred or assumed in connection with any Permitted Acquisition, any other Investment or any Disposition, in each case, permitted under this Agreement;

(xii) Indebtedness of the Borrower or any of the Restricted Subsidiaries or any Person that becomes a Restricted Subsidiary after the Agreement Date (or of any Person not previously a Restricted Subsidiary that is merged or consolidated with or into the Borrower or a Restricted Subsidiary); provided that, at the time of the incurrence thereof and after giving Pro Forma Effect thereto, the aggregate principal amount of Indebtedness outstanding in reliance on this clause (xii) shall not exceed the greater of $70,000,000 and 50.0% of Consolidated EBITDA for the most recently ended Test Period as of such time;

(xiii) (A) unlimited Indebtedness of the Borrower or any of the Restricted Subsidiaries or any Person that becomes a Restricted Subsidiary after the Agreement Date (or of any Person not previously a Restricted Subsidiary that is merged or consolidated with or into the Borrower or a Restricted Subsidiary) so long as, after giving effect to the incurrence of such Indebtedness on a Pro Forma Basis, the Total Net Leverage Ratio as of such time is less than or equal to 3.75 to 1.00 and (B) any Permitted Refinancing of Indebtedness incurred pursuant to the foregoing subclause (A); provided further that the aggregate principal amount of Indebtedness of which the primary obligor or a guarantor is a Restricted Subsidiary that is not a Credit Party outstanding in reliance on this clause (xiii) shall not exceed, at the time of incurrence thereof and after giving Pro Forma Effect thereto, the greater of $30,000,000 and 20.0% of Consolidated EBITDA for the most recently ended Test Period as of such time;

(xiv) Indebtedness of the Borrower or any of the Restricted Subsidiaries in an aggregate principal amount not greater than the aggregate amount of cash contributions made to the capital of the Borrower or any other Restricted Subsidiary (to the extent Not Otherwise Applied) after the Agreement Date; provided that (i) the aggregate principal amount of Indebtedness of which the primary obligor or a guarantor is a Restricted Subsidiary that is not a Credit Party outstanding in reliance on this clause (xiv) (together with the aggregate principal amount of Indebtedness incurred in reliance on Section 7.1(a)(xiii) and (ii) outstanding of which the primary obligor or a guarantor is a Restricted Subsidiary that is not a Credit Party) shall not exceed, at the time of incurrence thereof, the greater of $20,000,000 and 10.0% of Consolidated EBITDA for the most recently Test Period as of such time;

(xv) Indebtedness consisting of (A) the financing of insurance premiums or (B) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(xvi) Indebtedness supported by a letter of credit, in a principal amount not to exceed the face amount of such letter of credit;

(xvii) Indebtedness consisting of (A) Permitted Term Debt and any Permitted Refinancing thereof or (B) the 2028 Notes and any Permitted Refinancing thereof;

(xviii) Indebtedness of any Restricted Subsidiary that is not a Credit Party; provided that the aggregate principal amount of Indebtedness of which the primary obligor or a guarantor is a Restricted Subsidiary that is not a Credit Party outstanding in reliance of this clause (xxi) shall not exceed, at the time of incurrence thereof and after giving Pro Forma Effect thereto, the greater of $20,000,000 and 10.0% of Consolidated EBITDA for the most recently ended Test Period;

(xix) Indebtedness incurred by the Borrower or any of the Restricted Subsidiaries in respect of letters of credit, bank guarantees, warehouse receipts, bankers’ acceptances or similar instruments issued or created in the ordinary course of business or consistent with past practice, including in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other reimbursement-type obligations regarding workers compensation claims;

(xx) Indebtedness and obligations in respect of self-insurance and obligations in respect of performance, bid, appeal and surety bonds and performance and completion guarantees and similar obligations provided by the Borrower or any Restricted Subsidiary or obligations in respect of letters of credit, bank guarantees or similar instruments related thereto, in each case, in the ordinary course of business or consistent with past practice;

(xxi) (x) Indebtedness representing deferred compensation or stock-based compensation owed to employees, consultants or independent contractors of the Borrower or its Restricted Subsidiaries incurred in the ordinary course of business or consistent with past practice and (y) Indebtedness consisting of obligations of the Borrower or its Restricted Subsidiaries under deferred compensation to employees, consultants or independent contractors of the Borrower or its Restricted Subsidiaries or other similar arrangements incurred by such Persons in connection with the Transactions and Permitted Acquisitions or any other Investment permitted by this Agreement;

(xxii) Indebtedness consisting of promissory notes issued by the Borrower or any Restricted Subsidiary to future, current or former officers, directors, employees, managers and consultants or their respective estates, spouses or former spouses, successors, executors, administrators, heirs, legatees or distributees, in each case to finance the purchase or redemption of Equity Interests of the Borrower to the extent permitted by Section 7.7(a);

(xxiii) (x) Indebtedness in respect of obligations of the Borrower or any Restricted Subsidiary to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services; provided that such obligations are incurred in connection with open accounts extended by suppliers on customary trade terms in the ordinary course of business and not in connection with the borrowing of money and

(y) Indebtedness in respect of intercompany obligations of the Borrower or any Restricted Subsidiary in respect of accounts payable incurred in connection with goods sold or services rendered in the ordinary course of business and not in connection with the borrowing of money;

(xxiv) Indebtedness to a customer to finance the acquisition of any equipment necessary to perform services for such customer; provided that the terms of such Indebtedness are consistent with those entered into with respect to similar Indebtedness prior to the Agreement Date, including that (x) the repayment of such Indebtedness is conditional upon such customer ordering a specific volume of goods and (y) such Indebtedness does not bear interest or provide for scheduled amortization or maturity;

(xxv) Indebtedness incurred in connection with any sale-leaseback transaction;

(xxvi) unsecured Indebtedness of the Borrower or any Restricted Subsidiary incurred at any time when the Payment Conditions are satisfied, provided that such Indebtedness does not mature, or require any principal amortization, until the date that is 180 days after the then-applicable Maturity Date; and

(xxvii) all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (i) through (xxvi) above.

(b) The Borrower will not, and will not permit any Restricted Subsidiary to, issue any preferred Equity Interests or any Disqualified Equity Interests, except (A) in the case of the Borrower, preferred Equity Interests that are Qualified Equity Interests and (B) (x) preferred Equity Interests issued to and held by the Borrower or any Restricted Subsidiary and (y) preferred Equity Interests issued to and held by joint venture partners after the Agreement Date; provided that in the case of this clause (y) any such issuance of preferred Equity Interests shall be deemed to be incurred Indebtedness and subject to the provisions set forth in Section 7.1(a).

Section 7.2 Liens. The Borrower will not, and will not permit any Restricted Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned (but not leased) or hereafter acquired (but not leased) by it, except:

(a) Liens created under the Loan Documents;

(b) Permitted Encumbrances;

(c) Liens existing on the Agreement Date; provided that any Lien securing Indebtedness or other obligations in excess of $5,000,000 individually shall only be permitted if set forth on Schedule 7.2 (unless such Lien is permitted by another clause in this Section 7.2) and any modifications, replacements, renewals or extensions thereof; provided further that such modified, replacement, renewal or extension Lien does not extend to any additional property other than (1) after-acquired property that is affixed or incorporated into the property covered by such Lien or financed by Indebtedness permitted under Section 7.1 and (2) proceeds and products thereof;

(d) Liens securing Indebtedness permitted under Section 7.1(a)(v); provided that (A) such Liens attach concurrently with or within 270 days after the acquisition, repair, replacement, construction or improvement (as applicable) of the property subject to such Liens, (B) such Liens do not at any time encumber any property other than the property financed by such Indebtedness except for replacements, additions, accessions and improvements to such property and the proceeds and the products thereof, and any lease of such property (including accessions thereto) and the proceeds and products thereof and customary security deposits and (C) with respect to Capital Lease Obligations, such Liens do not at any time extend to or cover any assets (except for replacements, additions, accessions and improvements to or proceeds of such assets) other than the assets subject to such Capital Lease Obligations; provided further that individual financings of equipment provided by one lender may be cross collateralized to other financings of equipment provided by such lender;

(e) (i) easements, leases, licenses, subleases or sublicenses granted to others (including licenses and sublicenses of Intellectual Property) that do not (A) interfere in any material respect with the business of the Borrower and its Restricted Subsidiaries, taken as a whole, or (B) secure any Indebtedness and (ii) any interest or title of a lessor or licensee under any lease (including financing statements regarding property subject to lease) or license entered into by the Borrower or any Restricted Subsidiary not in violation of this Agreement; provided that with respect to this clause (ii), such Liens are only in respect of the property subject to, and secure only, the respective lease (and any other lease with the same or an affiliated lessor);

(f) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(g) Liens (A) of a collection bank arising under Section 4-210 of the Uniform Commercial Code, or any comparable or successor provision, on items in the course of collection; (B) attaching to pooling, commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business; or (C) in favor of a banking or other financial institution or entity, or electronic payment service provider, encumbering deposits (including the right of setoff);

(h) Liens (A) on cash advances or escrow deposits in favor of the seller of any property to be acquired in an Investment permitted pursuant to Section 7.4 to be applied against the purchase price for such Investment or otherwise in connection with any escrow arrangements with respect to any such Investment or any Disposition permitted under Section 7.5 (including any letter of intent or purchase agreement with respect to such Investment or Disposition), or (B) consisting of an agreement to dispose of any property in a Disposition permitted under Section 7.5, in each case, solely to the extent such Investment or Disposition, as the case may be, would have been permitted on the date of the creation of such Lien;

(i) Liens on property or other assets of any Restricted Subsidiary that is not a Credit Party, which Liens secure Indebtedness of such Restricted Subsidiary or another Restricted Subsidiary that is not a Credit Party, in each case permitted under Section 7.1(a);

(j) Liens granted by a Restricted Subsidiary that is not a Credit Party in favor of any Restricted Subsidiary and Liens granted by a Credit Party in favor of any other Credit Party;

(k) Liens existing on property or other assets at the time of its acquisition or existing on the property or other assets of any Person at the time such Person becomes a Restricted Subsidiary, in each case after the Agreement Date and any modifications, replacements, renewals or extensions thereof; provided that (A) such Lien was not created in contemplation of such acquisition or such Person becoming a Restricted Subsidiary, and (B) such Lien does not extend to or cover any (i) Accounts or Inventory or (ii) other assets or property (other than with respect to this clause (ii) any replacements of such property or assets and additions and accessions thereto, the proceeds or products thereof and other than after-acquired property subject to a Lien securing Indebtedness and other obligations incurred prior to such time and which Indebtedness and other obligations are permitted hereunder that require or include, pursuant to their terms at such time, a pledge of after-acquired property, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition);

(l) rights of consignors of goods, whether or not perfected by the filing of a financing statement or other registration, recording or filing;

(m) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale or purchase of goods by any of the Borrower or any Restricted Subsidiaries in the ordinary course of business;

(n) Liens deemed to exist in connection with Investments in repurchase agreements under clause (e) of the definition of the term “Permitted Investments”;

(o) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(p) Liens that are contractual rights of setoff (A) relating to the establishment of depository relations with banks not given in connection with the incurrence of Indebtedness, (B) relating to pooled deposit or sweep accounts to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower and its Restricted Subsidiaries or (C) relating to purchase orders and other agreements entered into with customers of the Borrower or any Restricted Subsidiary in the ordinary course of business;

(q) ground leases in respect of real property on which facilities owned or leased by the Borrower or any of the Restricted Subsidiaries are located;

(r) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(s) Liens securing Indebtedness permitted under Sections 7.1(a)(xix) or 7.1(a)(xx);

(t) Liens on real property other than the Mortgaged Properties;

(u) Settlement Liens;

(v) Liens securing Indebtedness permitted under Sections 7.1(a)(vii), (viii) or (xii) (so long as with respect to clause (xii) such Indebtedness is to a Customary Intercreditor Agreement, to the extent the Lien extends to the ABL First Lien Collateral);

(w) Liens securing Indebtedness permitted under Section 7.1(a)(xiii); provided that (x) after giving effect to the incurrence of such Indebtedness on a Pro Forma Basis, the Consolidated Senior Secured Net Leverage Ratio as of such time is less than or equal to 2.75 to 1.00 and (y) such Indebtedness shall be subject to a Customary Intercreditor Agreement;

(x) Liens on cash and Permitted Investments used to satisfy or discharge Indebtedness; provided such satisfaction or discharge is permitted hereunder;

(y) Receipt of progress payments and advances from customers in the ordinary course of business to the extent the same creates a Lien on the related inventory and proceeds thereof;

(z) Liens on Equity Interests of any joint venture or Unrestricted Subsidiary (a) securing obligations of such joint venture or Unrestricted Subsidiary or (b) pursuant to the relevant joint venture agreement or arrangement;

(aa) Liens on cash or Permitted Investments securing Hedge Agreements in the ordinary course of business submitted for clearing in accordance with Applicable Law; provided that the aggregate outstanding amount of obligations secured by Liens existing in reliance on this clause (xxvii) shall not exceed $25,000,000;

(bb) other Liens so long as such Liens are subject to a Customary Intercreditor Agreement, to the extent the Lien extends to the ABL First Lien Collateral; provided that at the time of the granting thereof and after giving Pro Forma Effect to any such Lien and the obligations secured thereby (including the use of proceeds thereof) the lesser of (x) the aggregate outstanding face amount of obligations secured by Liens existing in reliance on this clause (xxviii) and (y) the fair market value of the assets securing such obligations shall not exceed the greater of $35,000,000 and 25.0% of Consolidated EBITDA for the Test Period then last ended;

(cc) Liens securing Indebtedness permitted under Section 7.1(a)(xvii) so long as such Liens are subject to a Customary Intercreditor Agreement; and

(dd) Liens in connection with sale-leaseback transactions.

Section 7.3 Fundamental Changes. The Borrower will not, and will not permit any other Restricted Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve (which, for the avoidance of doubt, shall not restrict the Borrower or any Restricted Subsidiary from changing its organizational form), except that:

(a) any Restricted Subsidiary may merge or consolidate with (A) the Borrower; provided that the Borrower shall be the continuing or surviving Person, or (B) any one or more other Restricted Subsidiaries; provided that when any Subsidiary Credit Party is merging or consolidating with another Restricted Subsidiary (1) the continuing or surviving Person shall be a

Subsidiary Credit Party or (2) if the continuing or surviving Person is not a Subsidiary Credit Party, the acquisition of such Subsidiary Credit Party by such surviving Restricted Subsidiary is otherwise permitted under Section 7.4;

(b) (i) any Restricted Subsidiary that is not a Credit Party may merge or consolidate with or into any other Restricted Subsidiary that is not a Credit Party and (ii) any Restricted Subsidiary may liquidate or dissolve or change its legal form if the Borrower determines in good faith that such action is in the best interests of the Borrower and its Restricted Subsidiaries and is not materially disadvantageous to the Lenders;

(c) any Restricted Subsidiary may make a Disposition of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or another Restricted Subsidiary; provided that if the transferor in such a transaction is a Credit Party, then (A) the transferee must be a Credit Party, (B) to the extent constituting an Investment, such Investment is a permitted Investment in a Restricted Subsidiary that is not a Credit Party in accordance with Section 7.4 or (C) to the extent constituting a Disposition to a Restricted Subsidiary that is not a Credit Party, such Disposition is for fair market value (as determined in good faith by the Borrower) and any promissory note or other non-cash consideration received in respect thereof is a permitted Investment in a Restricted Subsidiary that is not a Credit Party in accordance with Section 7.4;

(d) the Borrower may merge or consolidate with (or Dispose of all or substantially all of its assets to) any other Person; provided that (A) the Borrower shall be the continuing or surviving Person or (B) if the Person formed by or surviving any such merger or consolidation is not the Borrower or is a Person into which the Borrower has been liquidated (or, in connection with a Disposition of all or substantially all of the Borrower’s assets, if the transferee of such assets) (any such Person, the “Successor Borrower”), (1) the Successor Borrower shall be an entity organized or existing under the laws of a state of the United States, (2) the Successor Borrower shall expressly assume all the obligations of the Borrower under this Agreement and the other Loan Documents to which the Borrower is a party pursuant to a supplement hereto or thereto in form and substance reasonably satisfactory to the Administrative Agent, (3) each Credit Party other than the Borrower, unless it is the other party to such merger or consolidation, shall have reaffirmed, pursuant to an agreement in form and substance reasonably satisfactory to the Administrative Agent, that its Guarantee of and grant of any Liens as security for the Obligations shall apply to the Successor Borrower’s obligations under this Agreement, (4) the Borrower shall have delivered to the Administrative Agent a certificate of a Responsible Officer and an opinion of counsel, each stating that such merger or consolidation complies with this Agreement and (5) the Borrower has provided all documentation and other information about the Successor Borrower as shall have been requested in writing by any Lender through the Administrative Agent that such Lender shall have determined in its sole discretion is required under such Lender’s applicable “know your customer” requirements and Anti-Corruption Laws and Anti-Terrorism Laws;

(e) any Restricted Subsidiary may merge, consolidate or amalgamate with any other Person in order to effect an Investment permitted pursuant to Section 7.4; provided that the continuing or surviving Person shall be the Borrower or a Restricted Subsidiary, which together with each of the Restricted Subsidiaries, shall have complied with the requirements of Sections 6.12 and 6.13; and

(f) any Restricted Subsidiary may effect a merger, dissolution, liquidation consolidation or amalgamation to effect a Disposition permitted pursuant to Section 7.5.

Section 7.4 Investments, Loans, Advances, Guarantees and Acquisitions. The Borrower will not, and will not permit any Restricted Subsidiary to, make or hold any Investment, except:

(a) Permitted Investments at the time such Permitted Investment is made and purchases of assets, in the ordinary course of business consistent with past practice;

(b) loans, advances and other credit extensions to officers, members of the Board of Directors and employees of the Borrower and its Restricted Subsidiaries (i) for reasonable and customary business-related travel, entertainment, relocation (including moving expenses and costs of replacement homes), business machines or supplies, automobiles and analogous ordinary business purposes, (ii) in connection with such Person’s purchase of Equity Interests of the Borrower (provided that the amount of such loans and advances made in cash to such Person shall be contributed to the Borrower in cash as common equity or Qualified Equity Interests) and (iii) for purposes not described in the foregoing clauses (i) and (ii), in an aggregate principal amount outstanding under this clause (iii) at any time not to exceed $40,000,000;

(c) Investments by the Borrower in any Restricted Subsidiary and Investments by any Restricted Subsidiary in any of the Borrower or any other Restricted Subsidiary; provided that, in the case of any Investment by a Credit Party in a Restricted Subsidiary that is not a Credit Party, (i) at the time of any such Investment and after giving effect thereto, no Event of Default exists or would result therefrom, and (ii) the aggregate principal amount of such Investments outstanding at any time shall not exceed the greater of $50,000,000 and 40% of Consolidated EBITDA for the most recently ended Test Period as of such time;

(d) Investments consisting of (i) extensions of trade credit and accommodation guarantees in the ordinary course of business and (ii) loans and advances to customers; provided that the aggregate principal amount of such loans and advances outstanding under this clause (ii) at any time shall not exceed $10,000,000;

(e) Investments (i) existing or contemplated on the Agreement Date and set forth on Schedule 7.4(e) and any modification, replacement, renewal, reinvestment or extension thereof and (ii) Investments existing on the Agreement Date by the Borrower or any Restricted Subsidiary in the Borrower or any Restricted Subsidiary and any modification, renewal or extension thereof; provided that the amount of the original Investment is not increased except by the terms of such Investment to the extent as set forth on Schedule 7.4(e) or as otherwise permitted by this Section 7.4;

(f) Investments in Hedge Agreements incurred in the ordinary course of business and not for speculative purposes;

(g) promissory notes and other non-cash consideration received in connection with Dispositions permitted by Section 7.5;

(h) Permitted Acquisitions;

(i) the Transactions;

(j) Investments in the ordinary course of business consisting of Uniform Commercial Code Article 3 endorsements for collection or deposit and Uniform Commercial Code Article 4 customary trade arrangements with customers in the ordinary course of business;

(k) Investments (including debt obligations and Equity Interests) received in connection with the bankruptcy or reorganization of suppliers and customers or in settlement of delinquent obligations of, or other disputes with, customers and suppliers or upon the foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment;

(l) loans and advances to the Borrower (x) in lieu of, and not in excess of the amount of (after giving effect to any other loans, advances or Restricted Payments in respect thereof), Restricted Payments to the extent permitted to be made to the Borrower in accordance with Section 7.7(a) and (y) to the extent the proceeds thereof are contributed or loaned or advanced to any Restricted Subsidiary;

(m) additional Investments and other acquisitions; provided that at the time any such Investment or other acquisition is made, the aggregate outstanding amount of such Investment or acquisition made in reliance on this clause (m), together with the aggregate amount of all consideration paid in connection with all other Investments and acquisitions made in reliance on this clause (m) (including the aggregate principal amount of all Indebtedness assumed in connection with any such other Investment or acquisition previously made under this clause (m)), shall not exceed the sum of (A) the greater of $50,000,000 and 40.0% of Consolidated EBITDA for the most recently ended Test Period after giving Pro Forma Effect to the making of such Investment or other acquisition, plus (B) the Available Equity Amount that is Not Otherwise Applied as in effect immediately prior to the time of making of such Investment;

(n) advances of payroll payments to employees in the ordinary course of business;

(o) Investments and other acquisitions to the extent that payment for such Investments is made with Qualified Equity Interests of the Borrower;

(p) Investments of a Subsidiary acquired after the Agreement Date or of a Person merged or consolidated with any Subsidiary in accordance with this Section 7.4 and Section 7.3 after the Agreement Date or that otherwise becomes a Subsidiary (provided that if such Investment is made under Section 7.4(h), existing Investments in subsidiaries of such Subsidiary or Person shall comply with the requirements of Section 7.4(h)) to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation;

(q) receivables owing to the Borrower or any Restricted Subsidiary, if created or acquired in the ordinary course of business;

(r) Investments (A) for utilities, security deposits, leases and similar prepaid expenses incurred in the ordinary course of business and (B) trade accounts created, or prepaid expenses accrued, in the ordinary course of business;

(s) non-cash Investments in connection with tax planning and reorganization activities; provided that after giving effect to any such activities, the security interests of the Lenders in the Collateral, taken as a whole, would not be materially impaired;

(t) additional Investments so long as at the time of any such Investment and after giving effect thereto, Payment Conditions are satisfied;

(u) Investments consisting of Indebtedness, Liens, fundamental changes, Dispositions and Restricted Payments permitted (other than by reference to this Section 7.4(u)) under Sections 7.1, 7.2, 7.3, 7.5 and 7.7, respectively;

(v) contributions to a “rabbi” trust for the benefit of employees, directors, consultants, independent contractors or other service providers or other grantor trust subject to claims of creditors in the case of a bankruptcy of the Borrower;

(w) to the extent that they constitute Investments, purchases and acquisitions of inventory, supplies, materials or equipment or purchases, acquisitions, licenses or leases of other assets, Intellectual Property, or other rights, in each case in the ordinary course of business;

(x) any Investment in any Subsidiary or any joint venture in connection with intercompany cash management arrangements or related activities arising in the ordinary course of business;

(y) Investments by an Unrestricted Subsidiary entered into prior to the day such Unrestricted Subsidiary is redesignated as a Restricted Subsidiary pursuant to the definition of “Unrestricted Subsidiary”;

(z) [reserved];

(aa) Investments in the ordinary course of business in connection with Settlements;

(bb) Investments arising as a result of sale-leaseback transactions; and

(cc) Investments in joint ventures and Subsidiaries that are not Guarantors in an aggregate principal amount outstanding at any time not to exceed the greater of $75,000,000 and 20.0% of Consolidated EBITDA for the most recently ended Test Period as of such time so long as at the time of any such Investment and after giving effect thereto, no Event of Default exists or would result therefrom.

Section 7.5 Asset Sales. The Borrower will not, and will not permit any Restricted Subsidiary to, (i) voluntarily sell, transfer, lease or otherwise dispose of any asset, including any Equity Interest owned by it or (ii) permit any Restricted Subsidiary to issue any additional Equity Interest in such Restricted Subsidiary (other than issuing directors’ qualifying shares, nominal shares issued to foreign nationals to the extent required by applicable Requirements of Law and other than issuing Equity Interests to the Borrower or a Restricted Subsidiary in compliance with Section 7.4(c)) (each, a “Disposition” and the term “Dispose” as a verb has the corresponding meaning), except:

(a) Dispositions of obsolete, damaged, used, surplus or worn out property (other than surplus Inventory sold outside the ordinary course of business), whether now owned or hereafter acquired, and Dispositions of non-core assets or property, (including assets or property no longer used or useful, or economically practicable to maintain, in the conduct of the core or principal business of the Borrower and its Restricted Subsidiaries) (including allowing any registration or application for registration of any Intellectual Property that is no longer used or useful, or economically practicable to maintain, to lapse, go abandoned, or be invalidated);

(b) Dispositions of inventory and other assets (including Settlement Assets) in the ordinary course of business or consistent with past practice or held for sale or no longer used in the ordinary course of business and immaterial assets (considered in the aggregate) in the ordinary course of business;

(c) Dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) an amount equal to Net Proceeds of such Disposition are promptly applied to the purchase price of such replacement property;

(d) Dispositions of property to the Borrower or a Restricted Subsidiary; provided that if the transferor in such a transaction is a Credit Party, then either (i) the transferee must be a Credit Party, (ii) to the extent constituting an Investment, such Investment must be a permitted Investment in a Restricted Subsidiary that is not a Credit Party in accordance with Section 7.4 or (iii) to the extent constituting a Disposition to a Restricted Subsidiary that is not a Credit Party, such Disposition is for fair market value (as determined in good faith by the Borrower) and any promissory note or other non-cash consideration received in respect thereof is a permitted investment in a Restricted Subsidiary that is not a Credit Party in accordance with Section 7.4 and to the extent such Disposition includes ABL First Lien Collateral with a fair market value in excess of $5,000,000 individually or in the aggregate, the Borrower shall have provided an updated Borrowing Base Certificate prepared on a Pro Forma Basis for such Disposition to the Administrative Agent;

(e) Dispositions permitted by Section 7.3, Investments permitted by Section 7.4, Restricted Payments permitted by Section 7.7 and Liens permitted by Section 7.2;

(f) Dispositions of property acquired by the Borrower or any of the Restricted Subsidiaries pursuant to sale-leaseback transactions;

(g) Dispositions of Permitted Investments;

(h) Dispositions or forgiveness of accounts receivable in the ordinary course of business in connection with the collection or compromise thereof (including sales to factors or other third parties);

(i) leases, subleases, service agreements, product sales, licenses or sublicenses (including licenses and sublicenses of Intellectual Property), in each case that do not materially interfere with the business of the Borrower and its Restricted Subsidiaries, taken as a whole;

(j) transfers of property subject to Casualty Events;

(k) Dispositions of property to Persons other than Restricted Subsidiaries (including the sale or issuance of Equity Interests of a Restricted Subsidiary) for fair market value (as determined by a Responsible Officer of the Borrower in good faith) not otherwise permitted under this Section 7.5; provided that (a) with respect to any Disposition pursuant to this clause (k) for a purchase price in excess of $50,000,000, the Borrower or any Restricted Subsidiary shall receive not less than 75% of such consideration in the form of cash or Permitted Investments and (b) to the extent such Disposition includes ABL First Lien Collateral with a fair market value in excess of $5,000,000 individually or in the aggregate, the Borrower shall have provided an updated Borrowing Base Certificate prepared on a Pro Forma Basis for such Disposition to the Administrative Agent; provided, however, that solely for the purposes of this clause (k), (A) any liabilities (as shown on the most recent balance sheet of the Borrower or such Restricted Subsidiary or in the footnotes thereto) of the Borrower or such Restricted Subsidiary, other than liabilities that are by their terms subordinated in right of payment to the Loan Document Obligations, that are assumed by the transferee with respect to the applicable Disposition and for which the Borrower and all of the Restricted Subsidiaries shall have been validly released by all applicable creditors in writing, shall be deemed to be cash, (B) any securities, notes or other obligations or assets received by the Borrower or such Restricted Subsidiary from such transferee that are converted by the Borrower or such Restricted Subsidiary into cash or Permitted Investments (to the extent of the cash or Permitted Investments received) within one hundred and eighty (180) days following the closing of the applicable Disposition, shall be deemed to be cash, (C) Indebtedness of any Restricted Subsidiary that ceases to be a Restricted Subsidiary as a result of such Disposition (other than intercompany debt owed to the Borrower or its Restricted Subsidiaries), to the extent that the Borrower and all of the Restricted Subsidiaries (to the extent previously liable thereunder) are released from any guarantee of payment of the principal amount of such Indebtedness in connection with such Disposition, shall be deemed to be cash and (D) any Designated Non-Cash Consideration received by the Borrower or such Restricted Subsidiary in respect of such Disposition having an aggregate fair market value (as determined by a Responsible Officer of the Borrower in good faith), taken together with all other Designated Non-Cash Consideration received pursuant to this clause (k) that is at that time outstanding, not in excess of $50,000,000 at the time of the receipt of such Designated Non-Cash Consideration, with the fair market value (as determined in good faith by the Borrower) of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value, shall be deemed to be cash;

(l) Dispositions of Investments in joint ventures to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(m) Dispositions of any assets (including Equity Interests) (A) acquired in connection with any Permitted Acquisition or other Investment not prohibited hereunder, which assets are not used or useful to the core or principal business of the Borrower and its Restricted

Subsidiaries and/or (B) made to obtain the approval of any applicable antitrust authority in connection with a Permitted Acquisition;

(n) transfers of condemned property as a result of the exercise of “eminent domain” or other similar powers to the respective Governmental Authority or agency that has condemned the same (whether by deed in lieu of condemnation or otherwise), and transfers of property arising from foreclosure or similar action or that have been subject to a casualty to the respective insurer of such real property as part of an insurance settlement; and

(o) any Disposition of the Equity Interests of any Immaterial Subsidiary or Unrestricted Subsidiary.

Section 7.6 Lines of Business. The Borrower and its Restricted Subsidiaries, taken as a whole, will not fundamentally and substantively alter the character of their business, taken as a whole, from the business conducted by them on the Agreement Date and other business activities which are extensions thereof (including any new product lines or manufacturing or distribution of product lines) or otherwise incidental, reasonably related or ancillary to any of the foregoing.

Section 7.7 Restricted Payments; Certain Payments of Indebtedness.

(a) The Borrower will not, and will not permit any Restricted Subsidiary to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except:

(i) each Restricted Subsidiary may make Restricted Payments to the Borrower or any other Restricted Subsidiary; provided that in the case of any such Restricted Payment by a Restricted Subsidiary that is not a Wholly Owned Subsidiary, such Restricted Payment is made to the Borrower, any Restricted Subsidiary and to each other owner of Equity Interests of such Restricted Subsidiary based on their relative ownership interests of the relevant class of Equity Interests;

(ii) the Borrower and each Restricted Subsidiary may declare and make dividend payments or other distributions payable solely in the Equity Interests of such Person;

(iii) Restricted Payments made to consummate the Transactions;

(iv) repurchases of Equity Interests in the Borrower or any Restricted Subsidiary deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price or withholding taxes payable in connection with the exercise of such options or warrants or other incentive interests;

(v) Restricted Payments to the Borrower, which the Borrower may use to redeem, acquire, retire, repurchase or settle its Equity Interests (or any options, warrants, restricted stock or stock appreciation rights or similar securities issued with respect to any such Equity Interests) or Indebtedness or to service Indebtedness incurred by the Borrower to finance the redemption, acquisition, retirement, repurchase or settlement of such Equity Interest or Indebtedness, held directly or indirectly by current or former officers, managers, consultants, members of the Board of Directors, employees or independent contractors (or their respective spouses, former spouses, successors, executors, administrators, heirs, legatees or distributees) of the Borrower and its Restricted Subsidiaries, upon the death, disability, retirement or termination of employment of any such Person or otherwise in accordance with any stock option or stock appreciation rights plan, any management, director and/or employee stock ownership or incentive plan, stock subscription plan, employment termination agreement or any other employment agreements or equity holders’ agreement in an aggregate amount after the Agreement Date together with the aggregate amount of loans and advances to the Borrower made pursuant to Section 7.4(m) in lieu of Restricted Payments permitted by this clause (v) not to exceed $75,000,000 in any calendar year with unused amounts in any calendar year being carried over to succeeding calendar years subject to a maximum of $150,000,000 in any calendar year (without giving effect to the following proviso); provided that such amount in any calendar year may be increased by (1) an amount not to exceed the cash proceeds of key man life insurance policies received by the Borrower or the Restricted Subsidiaries after the Agreement Date, or (2) the amount of any bona fide cash bonuses otherwise payable to members of the Board of Directors, consultants, officers, employees, managers or independent contractors of the Borrower or any Restricted Subsidiary that are foregone in return for the receipt of Equity Interests, the fair market value of which is equal to or less than the amount of such cash bonuses, which, if not used in any year, may be carried forward to any subsequent fiscal year; provided further that cancellation of Indebtedness owing to the Borrower or any Restricted Subsidiary from members of the Board of Directors, consultants, officers, employees, managers or independent contractors (or their respective spouses, former spouses, successors, executors, administrators, heirs, legatees or distributees) of the Borrower or any Restricted Subsidiary in connection with a repurchase of Equity Interests of the Borrower will not be deemed to constitute a Restricted Payment for purposes of this Section 7.7 or any other provisions of this Agreement.

(vi) other Restricted Payments made by the Borrower; provided that, at the time of making such Restricted Payments, after giving effect to such Restricted Payment, Payment Conditions are satisfied;

(vii) any Restricted Subsidiary may make Restricted Payments in cash to the Borrower:

(A) as distributions by any Restricted Subsidiary to the Borrower in amounts required for the Borrower to pay with respect to any taxable period in which the Borrower and/or any of its Subsidiaries is a member of (or is a flow-through entity for U.S. federal income tax purposes owned directly or indirectly by one or more such members of) a consolidated, combined, unitary or similar tax group (a “Tax Group”) of which the Borrower is the common parent, U.S. federal, state and local and foreign taxes that are attributable to the taxable income of the Borrower and/or its Subsidiaries; provided that for each taxable period, the amount of such payments made in respect of such taxable period in the aggregate shall not exceed the amount of such taxes that the Borrower and its Subsidiaries would have been required to pay if they were a stand-alone Tax Group with the Borrower as the corporate common parent of such stand-alone Tax Group (collectively, “Tax Distributions”);

(B) to finance any Investment made by the Borrower that, if made by the Borrower, would be permitted to be made pursuant to Section 7.4; provided that (A) such Restricted Payment shall be made substantially concurrently with the closing of such Investment and (B) the Borrower shall, immediately following the closing thereof, cause (1) all property acquired (whether assets or Equity Interests but not including any loans or advances made pursuant to Section 7.4(b)) to be contributed to the Borrower or its Restricted Subsidiaries or (2) the Person formed or acquired to merge into or consolidate with the Borrower or any of the Restricted Subsidiaries to the extent such merger or consolidation is permitted in Section 7.3) in order to consummate such Investment, in each case in accordance with the requirements of Sections 6.12 and 6.13;

(C) the proceeds of which shall be used to pay (or to make Restricted Payments to allow the Borrower to pay) fees and expenses related to any equity or debt offering;

(D) the proceeds of which shall be used to pay customary salary, bonus and other benefits payable to officers and employees of the Borrower to the extent such salaries, bonuses and other benefits are attributable to the ownership or operation of the Borrower and its Restricted Subsidiaries; and

(E) the proceeds of which shall be used to make payments permitted by clause (b)(iv) and (b)(v) of Section 7.7;

(viii) in addition to the foregoing Restricted Payments, so long as no Event of Default exists or would result therefrom, the Borrower may make additional Restricted Payments, in an aggregate amount, not to exceed the Available Equity Amount that is Not Otherwise Applied as in effect immediately prior to the time of making of such Restricted Payment;

(ix) redemptions in whole or in part of any of its Equity Interests for another class of its Equity Interests or with proceeds from substantially concurrent equity contributions or issuances of new Equity Interests;

(x) payments made or expected to be made in respect of withholding or similar Taxes payable by any future, present or former employee, director, manager or consultant and any repurchases of Equity Interests in consideration of such payments including deemed repurchases in connection with the exercise of stock options and the vesting of restricted stock and restricted stock units;

(xi) the Borrower may (a) pay cash in lieu of fractional Equity Interests in connection with any dividend, split or combination thereof or any Permitted Acquisition (or other similar Investment) and (b) honor any conversion request by a holder of convertible Indebtedness and make cash payments in lieu of fractional shares in connection with any such conversion and may make payments on convertible Indebtedness in accordance with its terms;

(xii) payments made or expected to be made by the Borrower or any Restricted Subsidiary in respect of withholding or similar taxes payable upon exercise of Equity Interests by any future, present or former employee, director, officer, manager or consultant (or their respective controlled Affiliates or permitted transferees) and any repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants or required withholding or similar taxes;

(xiii) the distribution, by dividend or otherwise, of shares of Equity Interests of, or Indebtedness owed to the Borrower or a Restricted Subsidiary by, Unrestricted Subsidiaries (other than Unrestricted Subsidiaries, the primary assets of which are Permitted Investments);

(xiv) the declaration and payment of Restricted Payments on the Borrower’s common stock, following consummation of any public offering after the date hereof, of up to 6.0% per annum of the net cash proceeds of such public offering received by or contributed to the Borrower, other than public offerings registered on Form S-8;

(xv) additional Restricted Payments in an amount not to exceed the greater of $25,000,000 and 20.0% of Consolidated EBITDA for the most recently ended Test Period after giving Pro Forma Effect to the making of such Restricted Payment; and

(xvi) the declaration and payment of regular cash dividends on common stock of the Borrower in an aggregate amount not to exceed 2.0% of Market Capitalization per fiscal year.

(b) The Borrower will not, and will not permit any Restricted Subsidiary to, make or agree to pay or make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any Restricted Debt Financing, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Restricted Debt Financing, or any other payment (including any payment under any Hedge Agreement) that has a substantially similar effect to any of the foregoing, except:

(i) payment of regularly scheduled interest and principal payments, mandatory offers to repay, repurchase or redeem, mandatory prepayments of principal premium and interest, and payment of fees, expenses and indemnification obligations, with respect to such Restricted Debt Financing, other than payments in respect of any Restricted Debt Financing prohibited by the subordination provisions thereof;

(ii) refinancings of Indebtedness to the extent permitted by Section 7.1;

(iii) the conversion of any Restricted Debt Financing to Equity Interests (other than Disqualified Equity Interests) of the Borrower, and any payment that is intended to prevent any Restricted Debt Financing from being treated as an “applicable high yield discount obligation” within the meaning of Section 163(i)(1) of the Code;

(iv) prepayments, redemptions, repurchases, defeasances and other payments in respect of Restricted Debt Financings prior to their scheduled maturity in an aggregate amount, not to exceed the sum of (A) an amount at the time of making any such prepayment, redemption, repurchase, defeasance or other payment and together with any other prepayments, redemptions, repurchases, defeasances and other payments made utilizing this subclause (A) not to exceed the greater of $25,000,000 and 20.0% of Consolidated EBITDA for the most recently ended Test Period after giving Pro Forma Effect to the making of such prepayment, redemption, purchase, defeasance or other payment plus (B) the Available Equity Amount that is Not Otherwise Applied as in effect immediately prior to the time of making of such Investment;

(v) payments made in connection with the Transactions;

(vi) prepayments, redemptions, purchases, defeasances and other payments in respect of Restricted Debt Financings prior to their scheduled maturity; provided that after giving effect to such prepayment, redemption, repurchase, defeasance or other payment, Payment Conditions are satisfied; and

(vii) prepayments of Restricted Debt Financing owed to the Borrower or a Restricted Subsidiary or prepayments of Permitted Refinancing of such Indebtedness with the proceeds of any other Restricted Debt Financing.

Section 7.8 Transactions with Affiliates. The Borrower will not, and will not permit any Restricted Subsidiary to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (i) (A) transactions between or among the Borrower or any Credit Party; provided that such parent entity shall have no material liabilities and no material assets other than cash, Permitted Investments and the Equity Interests of the Borrower and such merger, amalgamation or consolidation is otherwise consummated in compliance with this Agreement and (B) transactions involving aggregate payment or consideration of less than $75,000,000, (ii) on terms substantially as favorable to the Borrower or such Restricted Subsidiary as would be obtainable by such Person at the time in a comparable arm’s-length transaction with a Person other than an Affiliate, (iii) the payment of fees and expenses related to the Transactions, (iv) [reserved], (v) issuances of Equity Interests of the Borrower to the extent otherwise permitted by this Agreement, (vi) employment and severance arrangements between the Borrower and its Restricted Subsidiaries and their respective officers and employees in the ordinary course of business or otherwise in connection with the Transactions (including loans and advances pursuant to Sections 7.4(b) and 7.4(n)), (vii) payments by the Borrower and its Restricted Subsidiaries pursuant to tax sharing agreements among the Borrower (and any such parent thereof) and its Restricted Subsidiaries on customary terms to the extent attributable to the ownership or operation of the Borrower and its Restricted Subsidiaries, to the extent such payments are permitted by Section 7.7, (viii) the payment of customary fees and reasonable out-of-pocket costs to, and indemnities provided on behalf of, members of the Board of Directors, officers and employees of the Borrower and the Restricted Subsidiaries in the ordinary course of business to the extent attributable to the ownership or operation of the Borrower and its Restricted Subsidiaries, (ix) transactions pursuant to permitted agreements in existence or contemplated on the Agreement Date and set forth on Schedule 7.8 or any amendment thereto to the extent such an amendment is not adverse to the Lenders in any material respect, (x) [reserved], (xi) payments to or from, and transactions with, any joint venture in the ordinary course of business (including any cash management activities related thereto), (xii) transactions with customers, clients, suppliers, contractors, joint venture partners or purchasers or sellers of goods or services that are Affiliates, in each case in the ordinary course of business and which are fair to the Borrower and the Restricted Subsidiaries, in the reasonable determination of the Borrower, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party; and (xiii) any other (A) Indebtedness permitted under Section 7.1 and Liens permitted under Section 7.2; provided that such Indebtedness and Liens are on terms which are fair and reasonable to the Borrower and its Subsidiaries as determined by the majority of disinterested members of the board of directors of the Borrower or an audit committee and (B) transactions permitted under Section 7.3(a), (b) or (c), Investments permitted under Section 7.4(a), (b), (c), (e), (l), (n), (p), (q), (v), (x), (y), or (cc) and Restricted Payments permitted under Section 7.7 provided that such Indebtedness and Liens are on terms which are fair and reasonable to the Borrower and its Subsidiaries as determined by the majority of disinterested members of the board of directors of the Borrower or an audit committee.

Section 7.9 Restrictive Agreements. The Borrower will not, and will not permit any Restricted Subsidiary to enter into any agreement, instrument, deed or lease that prohibits or limits the ability of any Credit Party to create, incur, assume or suffer to exist any Lien upon any of their respective properties or revenues, whether now owned or hereafter acquired, for the benefit of the Lender Group with respect to the obligations or under the Loan Documents; provided that the foregoing shall not apply to:

(a) restrictions and conditions imposed by (1) Requirements of Law, (2) any Loan Document, or the Term Loan Facility Documents, or the 2028 Notes, (3) any documentation governing Indebtedness incurred pursuant to Section 7.1(a)(xx), (xxi) or (xxvi) and (4) any documentation governing any Permitted Refinancing incurred to refinance any such Indebtedness referenced in clauses (1) through (3) above;

(b) customary restrictions and conditions existing on the Agreement Date and any extension, renewal, amendment, modification or replacement thereof, except to the extent any such amendment, modification or replacement expands the scope of any such restriction or condition;

(c) restrictions and conditions contained in agreements relating to the sale of a Subsidiary or any assets pending such sale; provided that such restrictions and conditions apply only to the Subsidiary or assets that is or are to be sold and such sale is permitted hereunder;

(d) customary provisions in leases, licenses and other contracts restricting the assignment thereof;

(e) restrictions imposed by any agreement relating to secured Indebtedness permitted by this Agreement to the extent such restriction applies only to the property securing such Indebtedness;

(f) any restrictions or conditions set forth in any agreement in effect at any time any Person becomes a Restricted Subsidiary (but not any modification or amendment expanding the scope of any such restriction or condition); provided that such agreement was not entered into in contemplation of such Person becoming a Restricted Subsidiary and the restriction or condition set forth in such agreement does not apply to the Borrower or any Restricted Subsidiary;

(g) restrictions or conditions in any Indebtedness permitted pursuant to Section 7.1 that is incurred or assumed by Restricted Subsidiaries that are not Credit Parties to the extent such restrictions or conditions are no more restrictive in any material respect than the restrictions and conditions in the Loan Documents or, in the case of Restricted Debt Financing, are market terms at the time of issuance and are imposed solely on such Restricted Subsidiary and its Subsidiaries;

(h) restrictions on cash (or Permitted Investments) or other deposits imposed by agreements entered into in the ordinary course of business (or other restrictions on cash or deposits constituting Permitted Encumbrances);

(i) restrictions set forth on Schedule 7.9 and any extension, renewal, amendment, modification or replacement thereof, except to the extent any such amendment, modification or replacement expands the scope of any such restriction or condition;

(j) customary provisions in joint venture agreements and other similar agreements applicable to joint ventures permitted by Section 7.4;

(k) customary restrictions contained in leases, subleases, licenses, sublicenses or asset sale agreements otherwise permitted hereby so long as such restrictions relate only to the assets subject thereto;

(l) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of the Borrower or any Restricted Subsidiary; and

(m) customary net worth provisions contained in real property leases entered into by Subsidiaries, so long as the Borrower has determined in good faith that such net worth provisions would not reasonably be expected to impair the ability of the Borrower and its Subsidiaries to meet their ongoing obligations.

Section 7.10 Amendment of Restricted Debt Financing. The Borrower will not, and will not permit any Restricted Subsidiary to, amend or modify the documentation governing any Restricted Debt Financing, in each case if the effect of such amendment or modification is materially adverse to the Lenders; provided that such modification will not be deemed to be materially adverse if such Restricted Debt Financing could be otherwise incurred under this Agreement (including as Indebtedness that does not constitute a Restricted Debt Financing) with such terms as so modified at the time of such modification.

Section 7.11 Changes in Fiscal Periods. The Borrower will not make any change in fiscal year; provided, however, that the Borrower may, upon written notice to the Administrative Agent, change its fiscal year to any other fiscal year reasonably acceptable to the Administrative Agent, in which case, the Borrower and the Administrative Agent will, and are hereby authorized by the

Lenders to, make any adjustments to this Agreement that are necessary to reflect such change in fiscal year.

Section 7.12 Prepayments of Term Loan Facility Indebtedness. Except as required by Section 6.15, no Credit Party shall, or shall permit any Restricted Subsidiary to, directly or indirectly, make any voluntary prepayment of the Term Loan Facility Indebtedness; provided, however

(a) the Credit Parties and their Restricted Subsidiaries may make voluntary prepayments of the Term Loan Facility Indebtedness so long as the Payment Conditions are satisfied before and after giving effect to such prepayments; and

(b) the Borrower may prepay the Term Loan Facility in full in connection with a Permitted Refinancing thereof or the incurrence of other Indebtedness otherwise permitted pursuant to Section 7.1(h).

Section 7.13 Fixed Charge Coverage Ratio. Upon the occurrence and at all times during the continuance of a Financial Covenant Testing Period, the Fixed Charge Coverage Ratio (tested and calculated as of each of (a) the last day of the fiscal quarter most recently ended prior to the commencement of such Financial Covenant Testing Period for which Administrative Agent has received financial statements pursuant to Sections 6.1(a) or (b), and (b) the last day of each fiscal quarter thereafter until the end of the Financial Covenant Testing Period, in each case for the four (4) Fiscal Quarter period ending on such date) shall be not less than 1.00 to 1.00. For purposes of clarity, the Fixed Charge Coverage Ratio shall be calculated without giving effect to any election under FAS 159 (or any similar accounting principle) permitting a company to value its financial liabilities at the fair value thereof.

ARTICLE 8

DEFAULT

Section 8.1 Events of Default. Each of the following shall constitute an Event of Default:

(a) Any representation or warranty made or deemed made by or on behalf of the Borrower or any of the Restricted Subsidiaries in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect (provided that if any representation or warranty already includes a materiality or material adverse effect qualifier, such representation or warranty shall be true and correct in all respects) when made or deemed made; or

(b) (i) Any payment of any principal hereunder or under the other Loan Documents, or any reimbursement obligations with respect to any Letter of Credit, shall not be received by the Administrative Agent on the date such payment is due, or (ii) any payment of interest, fees or other amounts hereunder or under the other Loan Documents or any other

Obligations shall not be received by the Administrative Agent or Lender, as applicable, on or before five (5) Business Days after the due date thereof; or

(c) Any Credit Party shall default in the performance or observance of any agreement or covenant contained in (i) Sections 2.12, 6.1 (other than Section 6.1(e)), 6.2 (at any time that a Quarterly Borrowing Base Period exists), 6.3, 6.5 (with respect to the existence of the Borrower or such Restricted Subsidiaries), 6.8 (solely with respect to a default with respect to property insurance covering ABL First Lien Collateral (as defined in the ABL/Term Intercreditor Agreement) (provided that with respect to any newly created or acquired Subsidiary of the Borrower that is a Credit Party, no Event of Default shall occur under this clause (c) due to a breach of Section 6.8 until the date that is thirty (30) days after such Subsidiary was created or acquired), 6.17, 6.20, or 6.22; in Article 7; or, subject to any express right to cure set forth therein, in any Security Document; or (ii) Sections 6.1(e), 6.2 (so long as a Quarterly Borrowing Base Period does not exist), or 6.6, 6.9 and, in the case of this clause (ii), such default shall remain incorrect for a period of 10 days after written notice thereof from the Administrative Agent to the Borrower; or

(d) Any Credit Party shall default in the performance or observance of any other agreement or covenant contained in this Agreement not specifically referred to elsewhere in this Section 8.1, and such default, if curable, shall not be cured within the earlier of (i) a period of thirty (30) days from the date that such Credit Party knew of the occurrence of such default, or (ii) a period of thirty (30) days after written notice of such default is given to such Credit Party; or

(e) There shall occur any default in the performance or observance of any agreement or covenant contained in any of the other Loan Documents (other than this Agreement or the Security Documents or as otherwise provided in this Section 8.1) which shall not be cured within the applicable cure period, if any, provided for in such Loan Document; or

(f) (i) the Borrower or any of the Restricted Subsidiaries shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable (after giving effect to any applicable grace period), or (ii) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with all applicable grace periods having expired) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity, provided that this paragraph (f) shall not apply to (A) secured Indebtedness that becomes due as a result of the sale, transfer or other disposition (including as a result of a casualty or condemnation event) of the property or assets securing such Indebtedness (to the extent such sale, transfer or other disposition is not prohibited under this Agreement) or (B) termination events or similar events occurring under any Hedge Agreement that constitutes Material Indebtedness (it being understood that subclause (i) of this paragraph (f) will apply to any failure to make any payment required as a result of any such termination or similar event); or

(g) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, court protection, reorganization or other relief in respect of the Borrower or any Material Subsidiary or its debts, or of a material part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, examiner, sequestrator, conservator or similar official for the Borrower or any Material Subsidiary or for a material part of its assets, and, in any such case, such proceeding or petition shall continue undismissed and unstayed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered; or

(h) the Borrower or any Material Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, court protection, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in paragraph (g) of this Section 8.1, (iii) apply for or consent to the appointment of a receiver, trustee, examiner, custodian, sequestrator, conservator or similar official for the Borrower or any Material Subsidiary or for a material part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding or (v) make a general assignment for the benefit of creditors; or

(i) one or more enforceable judgments for the payment of money in an aggregate amount in excess of $50,000,000 (to the extent not covered by insurance as to which the insurer has been notified of such judgment or order and has not denied coverage) shall be rendered against the Borrower and any of the Restricted Subsidiaries or any combination thereof and the same shall remain undischarged for a period of 60 consecutive days during which execution shall not be effectively stayed, or any judgment creditor shall legally attach or levy upon assets of such Credit Party that are material to the businesses and operations of the Borrower and its Restricted Subsidiaries, taken as a whole, to enforce any such judgment; or

(j) an ERISA Event occurs that has resulted or would reasonably be expected to result in a Material Adverse Effect; or

(k) Any default or event of default by a Credit Party or any of its Restricted Subsidiaries occurs under any Material Contract which would enable any party thereto to suspend or termination such Material Contract, or any Material Contract is suspended or terminated prior to its stated expiration date;

(l) any Lien purported to be created under any Security Document shall cease to be, or shall be asserted by any Credit Party not to be, a valid and perfected Lien on any material portion of the Collateral, with the priority required by the applicable Security Documents, except (i) as a result of the sale or other disposition of the applicable Collateral to a Person that is not a Credit Party in a transaction permitted under the Loan Documents, (ii) as a result of the Administrative Agent’s failure to (A) maintain possession of any stock certificates, promissory notes or other instruments delivered to it under the Security Documents or (B) file Uniform Commercial Code continuation statements or (iii) as to Collateral consisting of real property to the extent that such losses are covered by a lender’s title insurance policy and such insurer has not denied coverage or (iv) as a result of acts or omissions of the Administrative Agent or any Lender;

(m) any material provision of any Loan Document or any Guarantee of the Loan Document Obligations shall for any reason be asserted by any Credit Party not to be a legal, valid and binding obligation of any Credit Party thereto other than as expressly permitted hereunder or thereunder;

(n) any Guarantees of the Loan Document Obligations by any Credit Party pursuant to any Guarantee shall cease to be in full force and effect (in each case, other than in accordance with the terms of the Loan Documents); or

(o) a Change of Control shall occur;

then, and in every such event (other than an event with respect to the Borrower described in paragraph (g) or (h) of this Section 8.1), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Majority Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to the Borrower described in paragraph (h) or (i) of this Section 8.1, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

For the avoidance of doubt, (i) any “going concern” or like qualification or exception in connection with an upcoming maturity date of any Indebtedness or any actual failure to satisfy a financial maintenance covenant or any potential inability to satisfy a financial maintenance covenant on a future date or in a future period or (ii) any projected Default or Event of Default in connection with financial statements delivered pursuant to Section 6.01(a) shall not be a Default or Event of Default.

Section 8.2 Remedies. If an Event of Default shall have occurred and be continuing, in addition to the rights and remedies set forth elsewhere in this Agreement, the other Loan Documents, the Bank Products Documents or under Applicable Law:

(a) With the exception of an Event of Default specified in Sections 8.1(g) or (h), the Administrative Agent may in its discretion (unless otherwise instructed by the Majority Lenders) or shall at the direction of the Majority Lenders, (i) terminate the Commitments, or (ii) declare the principal of and interest on the Loans and all other Obligations (other than any Bank Products Obligations) to be forthwith due and payable without presentment, demand, protest, or notice of any kind, all of which are hereby expressly waived, anything in this Agreement or in any other Loan Document to the contrary notwithstanding, or both.

(b) Upon the occurrence and continuance of an Event of Default specified in Sections 8.1(g) or (h), such principal, interest, and other Obligations (other than any Bank Products Obligations) shall thereupon and concurrently therewith become due and payable, and the Commitments shall forthwith terminate, all without any action by the Lender Group, or any of them and without presentment, demand, protest, or other notice of any kind, all of which are expressly waived, anything in this Agreement or in any other Loan Document to the contrary notwithstanding.

(c) The Administrative Agent may in its discretion (unless otherwise instructed by the Majority Lenders) or shall at the direction of the Majority Lenders exercise all of the post-default rights granted to the Lender Group, or any of them, under the Loan Documents or under Applicable Law. The Administrative Agent, for the benefit of the Lender Group, shall have the right to the appointment of a receiver for the Property of the Credit Parties, and the Credit Parties hereby consent to such rights and such appointment and hereby waive any objection the Credit Parties may have thereto or the right to have a bond or other security posted by the Lender Group, or any of them, in connection therewith.

(d) In regard to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of any acceleration of the Obligations (other than Bank Products Obligations) pursuant to the provisions of this Section 8.2 or, upon the request of the Administrative Agent, after the occurrence of an Event of Default and prior to acceleration, the Borrower shall promptly upon demand by the Administrative Agent deposit in a Letter of Credit Reserve Account opened by the Administrative Agent for the benefit of the Lender Group an amount equal to one hundred and three percent (103%) of the aggregate then undrawn and unexpired amount of such Letter of Credit Obligations. Amounts held in such Letter of Credit Reserve Account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other Obligations in the manner set forth in Section 2.11. After all such Letters of Credit shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been satisfied, and all other Obligations shall have been paid in full, the balance, if any, in such Letter of Credit Reserve Account shall be returned to the Borrower. Except as expressly provided hereinabove, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Borrower.

(e) The rights and remedies of the Lender Group hereunder shall be cumulative, and not exclusive.

ARTICLE 9

THE ADMINISTRATIVE AGENT

Section 9.1 Appointment and Authorization.

(a) Each member of the Lender Group hereby irrevocably appoints Bank of America as the Administrative Agent and authorizes it to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent under this Agreement and the other Loan Documents, together with all such actions and powers that are reasonably incidental thereto. The Administrative Agent may perform any of its duties hereunder or under the other Loan Documents by or through any one or more sub-agents or attorneys-in-fact appointed by the Administrative Agent. The Administrative Agent and any such sub-agent or attorney-in-fact may perform any and all of its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions set forth in this Article shall apply to any such sub-agent, attorney-in-fact or Related Party and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as the Administrative Agent.

(b) The Issuing Bank shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith until such time and except for so long as the Administrative Agent may agree at the request of the Majority Lenders to act for the Issuing Bank with respect thereto; provided that the Issuing Bank shall have all the benefits and immunities (i) provided to the Administrative Agent in this Article with respect to any acts taken or omissions suffered by the Issuing Bank in connection with Letters of Credit issued by it or proposed to be issued by it and the application and agreements for letters of credit pertaining to the Letters of Credit as fully as if the term “Administrative Agent” as used in this Article included the Issuing Bank with respect to such acts or omissions and (ii) as additionally provided in this Agreement with respect to the Issuing Bank.

Section 9.2 Nature of Duties of the Administrative Agent. The Administrative Agent shall not have any duties or obligations except those expressly set forth in this Agreement and the other Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or an Event of Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except those discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise in writing by the Majority Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.12); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or Applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it, its sub-agents or its attorneys-in-fact with the consent or at the request of the Majority Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.12) or in the absence of its own gross negligence, bad faith or willful misconduct. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents or attorneys-in-fact selected by it with reasonable care. The Administrative Agent shall not be deemed to have knowledge of any Default or Event of Default unless and until written notice thereof (which notice shall include an express reference to such event being a “Default” or “Event of Default” hereunder) is given to the Administrative Agent by any Borrower or any Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements, or other terms and conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article 4 or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent. The Administrative Agent may consult with legal counsel (including counsel for the Borrower) concerning all matters pertaining to such duties.

Section 9.3 Lack of Reliance on the Administrative Agent. Each of the Lenders, the Swing Bank and the Issuing Bank acknowledges that it has, independently and without reliance upon the Administrative Agent, the Issuing Bank or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each of the Lenders, the Swing Bank and the Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent, the Issuing Bank or any other Lender and based on such documents and information as it has deemed appropriate, continue to make its own decisions in taking or not taking any action under or based on this Agreement, any related agreement or any document furnished hereunder or thereunder.

Section 9.4 Certain Rights of the Administrative Agent. If the Administrative Agent shall request instructions from the Majority Lenders with respect to any action or actions (including the failure to act) in connection with this Agreement, the Administrative Agent shall be entitled to refrain from such act or taking such act unless and until it shall have received instructions from such Lenders, and the Administrative Agent shall not incur liability to any Person by reason of so refraining. Without limiting the foregoing, no Lender shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or refraining from acting hereunder in accordance with the instructions of the Majority Lenders where required by the terms of this Agreement.

Section 9.5 Reliance by the Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, posting or other distribution) believed by it to be genuine and to have been signed, sent or made by the proper Person. The Administrative Agent may also rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (including counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or not taken by it in accordance with the advice of such counsel, accountants or experts.

Section 9.6 The Administrative Agent in its Individual Capacity. The bank serving as the Administrative Agent shall have the same rights and powers under this Agreement and any other Loan Document in its capacity as a Lender as any other Lender and may exercise or refrain from exercising the same as though it were not the Administrative Agent; and the terms “Lenders,” “Majority Lenders,” “Supermajority Lenders,” or any similar terms shall, unless the context clearly otherwise indicates, include the Administrative Agent in its individual capacity. The bank acting as the Administrative Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of business with any Borrower or any Subsidiary or Affiliate of any Borrower as if it were not the Administrative Agent hereunder.

Section 9.7 Successor Administrative Agent.

(a) The Administrative Agent may resign at any time by giving notice thereof to the Lenders and the Borrower. Upon any such resignation, the Majority Lenders shall have the right to appoint a successor Administrative Agent, subject to approval by the Borrower; provided that no Default or Event of Default shall exist at such time. If no successor Administrative Agent shall have been so appointed, and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, subject to approval by the Borrower; provided that no Default or Event of Default shall exist at such time, which shall be a commercial bank organized under the laws of the United States or any state thereof or a bank which maintains an office in the United States.

(b) Upon the acceptance of its appointment as the Administrative Agent hereunder by a successor, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents. If, after the retiring Administrative Agent’s resignation under this Section, no successor Administrative Agent shall have been appointed and shall have accepted such appointment, then the Majority Lenders shall thereafter perform all duties of the retiring Administrative Agent under the Loan Documents until such time as the Majority Lenders appoint a successor Administrative Agent as provided above. After any retiring Administrative Agent’s resignation hereunder, the provisions of this Article shall continue in effect for the benefit of such retiring Administrative Agent and its representatives and agents in respect of any actions taken or not taken by any of them while it was serving as the Administrative Agent.

(c) In addition to the foregoing, if a Lender becomes, and during the period it remains, a Defaulting Lender, and if any Default has arisen from a failure of the Borrower to comply with Section 2.17(b) then the Issuing Bank and the Swing Bank may, upon prior written notice to the Borrower and the Administrative Agent, resign as Issuing Bank or as Swing Bank, as the case may be, effective at the close of business on a date specified in such notice.

Section 9.8 Withholding Tax. To the extent required by any Applicable Law, the Administrative Agent may withhold from any interest payment to any Lender an amount equivalent to any applicable withholding tax. If the Internal Revenue Service or any authority of the United States or any other jurisdiction asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered or was not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstances that rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason), such Lender shall indemnify the Administrative Agent (to the extent that the Administrative Agent has not already been reimbursed by the Borrower and without limiting the obligation of the Borrower to do so) fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax or otherwise, including penalties and interest, together with all expenses incurred, including legal expenses, allocated staff costs and any out of pocket expenses.

Section 9.9 The Administrative Agent May File Proofs of Claim.

(a) In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Credit Party, the Administrative Agent (irrespective of whether the principal of any Loan or other Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(i) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Bank and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Bank and the Administrative Agent and its agents and counsel and all other amounts due the Lenders, the Issuing Bank and the Administrative Agent under Section 10.2) allowed in such judicial proceeding; and

(ii) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same.

(b) Any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the Issuing Bank to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Bank, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 10.2.

(c) Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the Issuing Bank any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

Section 9.10 Authorization to Execute Other Loan Documents. Each Lender hereby authorizes the Administrative Agent to execute on behalf of all Lenders all Loan Documents (including, without limitation, the Security Documents and any subordination agreements) other than this Agreement.

Section 9.11 Collateral and Guaranty Matters.

(a) The Lenders irrevocably authorize the Administrative Agent, at its option and in its discretion:

(i) to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon the termination of all Revolving Commitments, the Cash Collateralization of all reimbursement obligations with respect to

Letters of Credit in an amount equal to one hundred and three percent (103%) of the aggregate LC Exposure of all Lenders, and the payment in full of all Obligations (other than contingent indemnification obligations, such Cash Collateralized reimbursement obligations and Bank Products Obligations), (ii) that is sold, transferred or otherwise disposed of, or to be sold, transferred or otherwise disposed of, as part of or in connection with any transaction permitted hereunder or under any other Loan Document, (iii) if approved, authorized or ratified in writing in accordance with Section 10.12, or (iv) where such property (A) constitutes Excluded Property or (B) is or otherwise becomes excluded from the definition of Collateral;

(ii) to release any Credit Party from its obligations under the applicable Guaranty and Security Documents if such Person ceases to be a Restricted Subsidiary (or becomes an Excluded Subsidiary) as a result of a transaction or condition permitted hereunder or approved, authorized or ratified in writing in accordance with Section 10.12; and

(iii) to subordinate any Lien on any Collateral granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Sections 7.2(d), (e), (h), (k), (l), (m), (r), (x) and (z) and clauses (c), (e) and (j) of the definition of “Permitted Encumbrances.

Upon request by the Administrative Agent at any time, the Majority Lenders will confirm in writing the Administrative Agent’s authority to release its interest in particular types or items of property, or to release any Credit Party from its obligations under the applicable Guaranty or Security Documents pursuant to this Section. In each case as specified in this Section, the Administrative Agent is authorized, and, so long as no Event of Default then exists or would result therefrom, will, at the Borrower’s expense, to execute and deliver to the applicable Credit Party such documents as such Credit Party may reasonably request to evidence the release of such item of Collateral from the Liens granted under the applicable Security Documents, or to release such Credit Party from its obligations under the applicable Guaranty and Security Documents, in each case in accordance with the terms of the Loan Documents and this Section.

(b) The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Credit Party in connection therewith, nor shall the Administrative Agent be responsible or liable to any member of the Lender Group for any failure to monitor or maintain any portion of the Collateral.

Section 9.12 Right to Realize on Collateral and Enforce Guarantee. Anything contained in any of the Loan Documents to the contrary notwithstanding, the Borrower, the Administrative Agent and each Lender hereby agree that (i) no Lender shall have any right individually to realize upon any of the Collateral or to enforce the Security Documents, it being understood and agreed that all powers, rights and remedies hereunder and under the Security Documents may be exercised solely by the Administrative Agent, and (ii) in the event of a foreclosure by the Administrative Agent on any of the Collateral pursuant to a public or private sale or other disposition, the Administrative Agent or any Lender may be the purchaser or licensor of any or all of such

Collateral at any such sale or other disposition and the Administrative Agent, as agent for and representative of the Lenders (but not any Lender or Lenders in its or their respective individual capacities unless the Majority Lenders shall otherwise agree in writing), shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by the Administrative Agent at such sale or other disposition.

Section 9.13 Secured Bank Products Obligations. No Bank Products Provider that obtains the benefits of Section 2.11, the Security Documents or any Collateral by virtue of the provisions hereof or of any other Loan Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Bank Products Obligations unless the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Bank Products Provider.

Section 9.14 Interest Holders. The Administrative Agent may treat each Lender, or the Person designated in the last notice filed with the Administrative Agent under this Section 9.14, as the holder of all of the interests of such Lender in this Agreement and the other Loan Documents, its Loans and the Commitments until written notice of transfer, signed by such Lender (or the Person designated in the last notice filed with the Administrative Agent) and by the Person designated in such written notice of transfer, in form and substance satisfactory to the Administrative Agent, shall have been filed with the Administrative Agent.

Section 9.15 Other Liens on Collateral; Terms of ABL/Term Intercreditor Agreement.

(a) EACH LENDER HERETO UNDERSTANDS, ACKNOWLEDGES AND AGREES THAT LIENS SHALL BE CREATED ON THE COLLATERAL PURSUANT TO THE TERM LOAN FACILITY DOCUMENTATION, WHICH LIENS (I) TO THE EXTENT CREATED WITH RESPECT TO TERM LOAN FIRST LIEN COLLATERAL, SHALL BE SENIOR TO THE LIENS CREATED UNDER THIS AGREEMENT AND THE LOAN DOCUMENTS (WITH THE LIENS SO CREATED HEREUNDER AND UNDER THE LOAN DOCUMENTS ON TERM LOAN FIRST LIEN COLLATERAL BEING SUBORDINATED TO SUCH LIENS PURSUANT TO THE TERMS OF THE ABL/TERM INTERCREDITOR AGREEMENT) AND (II) TO THE EXTENT CREATED WITH RESPECT TO ABL FIRST LIEN COLLATERAL, SHALL BE REQUIRED TO BE SUBJECT TO THE SUBORDINATION PROVISIONS (TO THE EXTENT APPLICABLE) OF THE ABL/TERM INTERCREDITOR AGREEMENT. THE ABL/TERM INTERCREDITOR AGREEMENT ALSO HAS OTHER PROVISIONS THAT ARE BINDING UPON THE LENDERS AND THE OTHER MEMBERS OF THE LENDER GROUP PURSUANT TO THIS AGREEMENT. PURSUANT TO THE EXPRESS TERMS OF SECTION 7.10 OF THE ABL/TERM INTERCREDITOR AGREEMENT, IN THE EVENT OF ANY CONFLICT BETWEEN THE TERMS OF THE

ABL/TERM INTERCREDITOR AGREEMENT AND ANY OF THE LOAN DOCUMENTS, THE PROVISIONS OF THE ABL/TERM INTERCREDITOR AGREEMENT SHALL GOVERN AND CONTROL.

(b) EACH LENDER AUTHORIZES AND INSTRUCTS THE ADMINISTRATIVE AGENT TO ENTER INTO THE ABL/TERM INTERCREDITOR AGREEMENT AND ANY OTHER INTERCREDITOR AGREEMENT REQUIRED TO BE ENTERED INTO BY THE TERMS OF THIS AGREEMENT ON BEHALF OF SUCH LENDER, AND TO TAKE ALL ACTIONS (AND EXECUTE ALL DOCUMENTS) REQUIRED (OR DEEMED ADVISABLE) BY IT IN ACCORDANCE WITH THE TERMS OF THE ABL/TERM INTERCREDITOR AGREEMENT OR SUCH OTHER INTERCREDITOR AGREEMENT, AS THE CASE MAY BE.

(c) THE PROVISIONS OF THIS SECTION 9.15 ARE NOT INTENDED TO SUMMARIZE ALL RELEVANT PROVISIONS OF (A) THE ABL/TERM INTERCREDITOR AGREEMENT, THE FORM OF WHICH IS ATTACHED AS AN EXHIBIT TO THIS AGREEMENT OR (B) ANY OTHER INTERCREDITOR AGREEMENT REQUIRED TO BE ENTERED INTO BY THE TERMS OF THIS AGREEMENT, WHICH WILL BE IN THE FORM APPROVED BY THE ADMINISTRATIVE AGENT AS PERMITTED BY THIS AGREEMENT. REFERENCE MUST BE MADE TO THE ABL/TERM INTERCREDITOR AGREEMENT OR SUCH OTHER INTERCREDITOR AGREEMENT ITSELF TO UNDERSTAND ALL TERMS AND CONDITIONS THEREOF. EACH LENDER IS RESPONSIBLE FOR MAKING ITS OWN ANALYSIS AND REVIEW OF EACH OF THE ABL/TERM INTERCREDITOR AGREEMENT AND EACH OTHER INTERCREDITOR AGREEMENT REQUIRED TO BE ENTERED INTO BY THE TERMS OF THIS AGREEMENT AND THE TERMS AND PROVISIONS THEREOF, AND NEITHER THE ADMINISTRATIVE AGENT NOR ANY OF ITS AFFILIATES MAKES ANY REPRESENTATION TO ANY LENDER AS TO THE SUFFICIENCY OR ADVISABILITY OF THE PROVISIONS CONTAINED IN THE ABL/TERM INTERCREDITOR AGREEMENT OR SUCH OTHER INTERCREDITOR AGREEMENT.

(d) EACH LENDER (AND ANY OTHER MEMBER OF THE LENDER GROUP AND ANY BANK PRODUCTS PROVIDER), BY ITS EXECUTION AND DELIVERY OF THIS AGREEMENT OR THE ACCEPTING THE BENEFIT OF THE SECURITY DOCUMENTS, HEREBY (I) CONFIRMS ITS AGREEMENT TO THE FOREGOING PROVISIONS OF THIS SECTION 9.15, (II) PURSUANT TO SECTION 7.03 OF THE ABL/TERM INTERCREDITOR AGREEMENT, AGREES TO BE BOUND BY THE TERMS OF THE ABL/TERM INTERCREDITOR AGREEMENT AS AN “ABL SECURED PARTY,” AND (III) PURSUANT TO THE APPLICABLE SECTION OF EACH OTHER INTERCREDITOR AGREEMENT REQUIRED TO BE ENTERED INTO BY THE TERMS OF THIS AGREEMENT, AGREES TO BE BOUND BY THE TERMS OF SUCH OTHER INTERCREDITOR AGREEMENT AS AN “ABL SECURED PARTY” (OR EQUIVALENT TERM THEREIN).

Section 9.16 Other Agents. Each Lender hereby designates each of KeyBank National Association and U.S. Bank National Association as a Syndication Agent and agrees that no

Syndication Agent shall have any duties or obligations under any Loan Documents to any Lender or any Credit Party.

Section 9.17 Indemnification EACH SECURED PARTY SHALL INDEMNIFY AND HOLD HARMLESS THE ADMINISTRATIVE AGENT AND EACH OF ITS OFFICERS, DIRECTORS, EMPLOYEES, AFFILIATES, AGENTS AND ATTORNEYS (COLLECTIVELY, THE “AGENT INDEMNITEES”) AND ISSUING BANK AND ITS OFFICERS, DIRECTORS, EMPLOYEES, AFFILIATES, AGENTS AND ATTORNEYS (COLLECTIVELY, THE “ISSUING BANK INDEMNITEES”), TO THE EXTENT NOT REIMBURSED BY THE CREDIT PARTIES, ON A PRO RATA BASIS, AGAINST ALL CLAIMS THAT MAY BE INCURRED BY OR ASSERTED AGAINST ANY SUCH INDEMNITEE, PROVIDED THAT ANY CLAIM AGAINST AN AGENT INDEMNITEE RELATES TO OR ARISES FROM ITS ACTING AS OR FOR THE ADMINISTRATIVE AGENT (IN THE CAPACITY OF AGENT). In the Administrative Agent’s discretion, it may reserve for any claims made against an Agent Indemnitee or Issuing Bank Indemnitee, and may satisfy any judgment, order or settlement relating thereto, from proceeds of Collateral prior to making any distribution of Collateral proceeds to Secured Parties. If the Administrative Agent is sued by any receiver, trustee or other Person for any alleged preference or fraudulent transfer, then any monies paid by the Administrative Agent in settlement or satisfaction of such proceeding, together with all interest, costs and expenses (including attorneys’ fees) incurred in the defense of same, shall be promptly reimbursed to the Administrative Agent by each Secured Party to the extent of its pro rata share.

ARTICLE 10

MISCELLANEOUS

Section 10.1 Notices.

(a) All notices and other communications under this Agreement shall be in writing and shall be deemed to have been given five (5) days after deposit in the mail, designated as certified mail, return receipt requested, postage-prepaid, or one (1) day after being entrusted to a reputable commercial overnight delivery service, or when delivered to the telegraph office or sent out (with receipt confirmed) by telex or telecopy (or to the extent specifically permitted under Section 10.1(c) only, when sent out by electronic means) addressed to the party to which such notice is directed at its address determined as in this Section 10.1. All notices and other communications under this Agreement shall be given to the parties hereto at the following addresses:

(i) If to any Credit Party, to such Credit Party in care of the Borrower at:

Installed Building Products, Inc.

495 South High St.

Suite 50

Columbus, OH 43215

Attn: Michael Miller

Telecopy No.: (614) 961-3300

With a copy to (which shall not constitute notice):

Calfee, Halter & Griswold LLP

The Calfee Building

1405 East Sixth Street

Cleveland, OH 44114-1607

Attn: Karl Beus

Telecopy No.: (216) 241-0816

(ii) If to the Administrative Agent, to it at:

Bank of America

135 S. LaSalle Street

Chicago, IL 60603]

Attn: Asset Manager – Installed Building Products, Inc.

Telecopy No.: (312) 453-4963

With a copy to (which shall not constitute notice):

Goldberg Kohn Ltd.

55 E. Monroe, Suite 3300

Chicago, Illinois 60603

Attn: William A. Starshak

Telecopy No: (312) 863-7426

(iii) If to the Lenders, to them at the addresses set forth on the signature pages of this Agreement or in any Assignment and Acceptance pursuant to which such Lender became a Lender hereunder; and

(iv) If to the Issuing Bank, at the address set forth on the signature pages of this Agreement.

(b) Any party hereto may change the address to which notices shall be directed under this Section 10.1 by giving ten (10) days’ prior written notice of such change to the other parties.

(c) The following provisions apply to electronic communication:

(i) Notices and other communications to the Lender Group hereunder may be delivered or furnished by electronic communication (including email and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender Group member pursuant to Article 2 if such Lender Group member, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Section by electronic communication. The Administrative Agent or Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes, (x) notices and other communications sent to an email address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return email or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (y) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its email address as described in the foregoing clause (x) of notification that such notice or communication is available and identifying the website address therefor.

(ii) Each of the Credit Parties understands that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution and agrees and assumes the risks associated with such electronic distribution, except to the extent caused by the willful misconduct or gross negligence of the Administrative Agent as determined by a final, nonappealable court of competent jurisdiction.

(iii) The Platform is provided “as is” and “as available.” Neither of the Administrative Agent nor any of its officers, directors, employees, agents, advisors or representatives warrant the accuracy, adequacy, or completeness of the Platform and each expressly disclaims liability for errors or omissions in the Platform. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects is made by the Affiliates of the Administrative Agent in connection with the Platform.

(iv) Each of the Credit Parties, the Lenders and the Issuing Bank agree that the Administrative Agent may, but shall not be obligated to, store any electronic communications received in connection with this Agreement on the Platform in accordance with the Administrative Agent’s customary document retention procedures and policies.

Section 10.2 Expenses; Indemnification.

(a) The Borrower shall pay:

(i) all reasonable and documented out-of-pocket costs and expenses of the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent and its Affiliates (which shall be limited, in the case of legal fees and expenses, to the fees, charges and disbursements of one counsel to the Administrative Agent and one counsel to the Lenders, taken as a whole, and, solely in the case of an actual or perceived conflict of interest, one additional counsel to all affected persons taken as a whole, and, if necessary, of one local counsel to the Administrative Agent and one local counsel to the Lenders, taken as a whole, in any relevant material jurisdiction to the Administrative Agent and Lenders and, solely in the case of an actual or perceived conflict of interest, one additional local counsel to all affected persons, taken as a whole), in connection with the syndication of the credit facilities provided for herein, the preparation and administration of the Loan Documents and any amendments, modifications or waivers thereof (whether or not the transactions contemplated in this Agreement or any other Loan Document shall be consummated), including, but not limited to, all out-of-pocket expenses of the Administrative Agent and its Affiliates in connection with periodic field audits, appraisals, and other inspections described in Section 6.9, plus out-of-pocket expenses for each field audit, appraisal, or other inspection of a Credit Party or any Subsidiary of a Credit Party performed by personnel employed or engaged by the Administrative Agent and its Affiliates.

(ii) all reasonable and documented out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder; and

(iii) all out-of-pocket costs and expenses (including, without limitation, the reasonable fees, charges and disbursements of counsel) incurred by the Administrative Agent, the Issuing Bank or any Lender in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section, or in connection with the Loans made or any Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit (which shall be limited, in the case of legal fees and expenses, to the fees, charges and disbursements of one counsel to the Administrative Agent and one counsel to the Lenders, taken as a whole, and, solely in the case of an actual or perceived conflict of interest, one additional counsel to all affected persons taken as a whole, and, if necessary, of one local counsel to the Administrative Agent and one local counsel to the Lenders, taken as a whole, in any relevant material jurisdiction to the Administrative Agent and Lenders and, solely in the case of an actual or perceived conflict of interest, one additional local counsel to all affected persons, taken as a whole).

(b) The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and the Issuing Bank, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel (other than in-house counsel) for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by any Borrower or any other Credit Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document, any Bank Products Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or Release of Hazardous Materials on or from any property owned or operated by any Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to any Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Borrower or any other Credit Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (1) are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from (a) the gross negligence, bad faith or willful misconduct of such Indemnitee, or (b) any material breach of the obligations of such Indemnitee under this Agreement or any other Loan Document or (2) arise out of or result from any dispute among Indemnitees that does not involve or arise from an act or omission by any Credit Party or any of their respective Affiliates and is brought by an Indemintee against any other Indemnitee (other than (x) any claims against the Administrative Agent or its Affiliates in their respective capacities as the Administrative Agent, the Sole Lead Arranger or any similar role unless such claim would otherwise be excluded pursuant to subclause (a) above). No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through Syndtrak, Intralinks or any other Internet or intranet website, except as a result of such Indemnitee’s gross negligence, bad faith or willful misconduct as determined by a court of competent jurisdiction in a final and non-appealable judgment. The Borrower shall not, without the prior written consent of any Indemnitee, effect any settlement of any pending or threatened proceeding in respect of which such Indemnitee is a party and indemnity has been sought hereunder by such Indemnitee, unless such settlement includes an unconditional release of such Indemnitee from all liability on claims that are the subject matter of such indemnity. For the avoidance of doubt, this Section 10.2(b) shall not apply with respect to Taxes other than any Taxes that represent liabilities, obligations, losses, claims, damages, etc., arising with respect to a non-Tax claim.

(c) The Borrower shall pay, and hold the Administrative Agent, the Issuing Bank and each of the Lenders harmless from and against, any and all present and future stamp, documentary, and other similar taxes with respect to this Agreement and any other Loan Documents, any collateral described therein or any payments due thereunder, and save the Administrative Agent, the Issuing Bank and each Lender harmless from and against any and all liabilities with respect to or resulting from any delay or omission to pay such taxes.

(d) To the extent that the Borrower fails to pay any amount required to be paid to the Administrative Agent, the Issuing Bank or the Swing Bank under subsection (a), (b) or (c) hereof, each Lender severally agrees to pay to the Administrative Agent, the Issuing Bank or the

Swing Bank, as the case may be, such Lender’s pro rata share (in accordance with its respective Aggregate Commitment Ratio as of the time that the unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified payment, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, the Issuing Bank or the Swing Bank in its capacity as such.

(e) To the extent permitted by Applicable Law, no Indemnitee or Credit Party shall assert, and each Indemnitee and Credit Party hereby waives, any claim against any Indemnitee or Credit Party, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to actual or direct damages) arising out of, in connection with or as a result of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated therein, any Loan or any Letter of Credit or the use of proceeds thereof; provided, however, that nothing herein shall limit or otherwise impair any indemnification or reimbursement obligations of the Credit Parties in respect of any third-party claims alleging such special, indirect, punitive, exemplary or consequential damages.

(f) All amounts due under this Section shall be payable promptly (and in any event with five (5) Business Days) after written demand therefor.

Section 10.3 Waivers. The rights and remedies of the Lender Group under this Agreement, the other Loan Documents and the Bank Products Documents shall be cumulative and not exclusive of any rights or remedies which they would otherwise have. No failure or delay by the Lender Group, or any of them, or the Majority Lenders in exercising any right shall operate as a waiver of such right. The Lender Group expressly reserves the right to require strict compliance with the terms of this Agreement in connection with any funding of a request for an Advance. In the event the Lenders decide to fund a request for an Advance at a time when the Borrower is not in strict compliance with the terms of this Agreement, such decision by the Lenders shall not be deemed to constitute an undertaking by the Lenders to fund any further requests for Advances or preclude the Lenders from exercising any rights available to the Lenders under the Loan Documents or at law or equity. Any waiver or indulgence granted by the Lenders or by the Majority Lenders shall not constitute a modification of this Agreement, except to the extent expressly provided in such waiver or indulgence, or constitute a course of dealing by the Lenders at variance with the terms of the Agreement such as to require further notice by the Lenders of the Lenders’ intent to require strict adherence to the terms of the Agreement in the future. Any such actions shall not in any way affect the ability of the Lenders, in their discretion, to exercise any rights available to them under this Agreement or under any other agreement, whether or not the Lenders are party, relating to the Borrower.

Section 10.4 Set-Off. In addition to any rights now or hereafter granted under Applicable Law and not by way of limitation of any such rights, except to the extent limited by Applicable Law, at any time that an Event of Default exists, each member of the Lender Group and each subsequent holder of the Obligations is hereby authorized by the Credit Parties at any time or from time to time, without notice to the Credit Parties or to any other Person, any such notice being hereby expressly waived, to set-off and to appropriate and apply any and all deposits (general or special, time or demand, including, but not limited to, Indebtedness evidenced by certificates of deposit, in each case whether matured or unmatured, but not including any amounts held by any member of the Lender Group or any of its Affiliates in any escrow account) and any other Indebtedness at any time held or owing by any member of the Lender Group or any such holder to or for the credit or the account of any Credit Party, against and on account of the obligations and liabilities of the Credit Parties, to any member of the Lender Group or any such holder under this Agreement, any Revolving Loan Notes, any other Loan Document and any Bank Products Documents, including, but not limited to, all claims of any nature or description arising out of or connected with this Agreement, any Revolving Loan Notes, any other Loan Document or any Bank Products Document, irrespective of whether or not (a) the Lender Group shall have made any demand hereunder or (b) the Lender Group shall have declared the principal of and interest on the Loans and any Revolving Loan Notes and other amounts due hereunder to be due and payable as permitted by Section 8.2 and although said obligations and liabilities, or any of them, shall be contingent or unmatured; provided that in the event that any Defaulting Lender shall exercise any such right of set-off, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.17 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Bank, and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of set-off. Any sums obtained by any member of the Lender Group or by any subsequent holder of the Obligations shall be subject to the application of payments provisions of Article 2.

Section 10.5 Assignment.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Credit Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by any Credit Party without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Affiliates of the Administrative Agent) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Any Lender (and any Lender that is an Issuing Bank) may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Revolving Loan Commitment and the Loans at the time owing to it and, if applicable, all or a portion of its portion of the Letter of Credit Commitment and excluding rights and obligations with respect to Bank Products Documents); provided that (i) except in the case of an assignment of the entire remaining amount of the assigning Lender’s portion of the Revolving Loan Commitment and the Loans at the time owing to it, the aggregate amount of the portion of the Revolving Loan Commitment of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent), shall not be less than $5,000,000, (ii) except in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, any assignment shall require the prior written consent of the Administrative Agent and, so long as no Event of Default exists, the Borrower (each such consent not to be unreasonably withheld or delayed); provided, however, that if the consent of the Borrower to an assignment or to an Eligible Assignee is required hereunder (including a consent to an assignment which does not meet the minimum assignment thresholds specified in this Section), the Borrower shall be deemed to have given its consent ten (10) days after the date notice thereof has been delivered by the assigning Lender (through the Administrative Agent) unless such consent is expressly refused by the Borrower prior to such tenth day, and (iii) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500, and the Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire. Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Acceptance, the Eligible Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.9, 2.18, 10.2(b), 11.3 and 11.5). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section.

(c) The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the portion of the Revolving Loan Commitment of, and principal amount (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”) such that the obligations are in registered form for the purposes of the Code, including under Section 5f.103-1(c) of the U.S. Treasury Regulations or its successor. The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Any Lender may, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Revolving Loan Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the Borrower and the Lender Group shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and (iv) in no event shall any Defaulting Lender, any Credit Party or any Affiliate of any Credit Party be a Participant. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the

Participant, to the extent the Participant is adversely effected thereby, agree to any amendment, modification or waiver with respect to any extensions, postponements or delays of the Maturity Date or the scheduled date of payment of interest or principal or fees any reduction of principal (without a corresponding payment with respect thereto), or reduction in the rate of interest (other than a waiver in respect of application of the Default Rate) or fees due to the Lender hereunder or any other Loan Documents that adversely affects such Participant. Subject to paragraph (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections, 2.9, 2.18, 10.2(b) and 11.3 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.4 as though it were a Lender, provided such Participant agrees to be subject to Section 2.10(c) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form for the purposes of the Code including under Section 5f.103-1(c) of the United States Treasury Regulations or its successor. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e) A Participant shall not be entitled to receive any greater payment under Section 2.18 or Section 11.3 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, except to there is a Change in Law that occurs after the Participant acquired the applicable participation or unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.18 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.18 as though it were a Lender.

(f) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation (i) any pledge or assignment to secure obligations to a Federal Reserve Bank and (ii) in the case of any Lender that is a Fund, any pledge or assignment of all or any portion of such Lender’s rights under this Agreement to any holders of obligations owed, or securities issued, by such Lender as security for such obligations or securities, or to any trustee for, or any other representative of, such holders, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 10.6 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such separate counterparts shall together constitute but one and the same instrument. In proving this Agreement or any other Loan Document in any judicial proceedings, it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom such enforcement is sought. Any signatures delivered by a party by facsimile transmission or by e-mail transmission of an electronic file in Adobe Corporation’s Portable Document Format or PDF file shall be deemed an original signature hereto. The foregoing shall apply to each other Loan Document mutatis mutandis.

Section 10.7 Under Seal; Governing Law. This Agreement and the other Loan Documents are intended to take effect as sealed instruments and shall be construed in accordance with and governed by the laws of the State of New York, without regard to the conflict of laws principles thereof, except to the extent otherwise provided in the Loan Documents.

Section 10.8 Severability. Any provision of this Agreement which is prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof in that jurisdiction or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 10.9 Headings. Headings used in this Agreement are for convenience only and shall not be used in connection with the interpretation of any provision hereof.

Section 10.10 Source of Funds. Notwithstanding the use by the Lenders of the Base Rate and the LIBOR Rate as reference rates for the determination of interest on the Loans, the Lenders shall be under no obligation to obtain funds from any particular source in order to charge interest to the Borrower at interest rates tied to such reference rates.

Section 10.11 Entire Agreement. THIS WRITTEN AGREEMENT, TOGETHER WITH THE OTHER LOAN DOCUMENTS, REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES. Each Credit Party represents and warrants to the Lender Group that it has read the provisions of this Section 10.11 and discussed the provisions of this Section 10.11 and the rest of this Loan Agreement with counsel for such Credit Party, and such Credit Party acknowledges and agrees that the Lender Group is expressly relying upon such representations and warranties of such Credit Party (as well as the other representations and warranties of such Credit Party set forth in this Agreement and the other Loan Documents) in entering into this Agreement.

Section 10.12 Amendments and Waivers.

(a) No failure or delay by the Administrative Agent, the Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document, and no course of dealing between any Credit Party and the Administrative Agent or any Lender, shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, preclude any other or further exercise thereof or the exercise of any other right or power hereunder or thereunder. The rights and remedies of the Administrative Agent, the Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies provided by law. No waiver of any provision of this Agreement or of any other Loan Document or consent to any departure by any Credit Party therefrom shall in any event be effective unless the same shall be permitted by subsection (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or the issuance of a Letter of Credit shall not be construed as a waiver of any Default or Event of Default, regardless of whether the Administrative Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default or Event of Default at the time.

(b) No amendment or waiver of any provision of this Agreement or of the other Loan Documents (other than the Fee Letter), nor consent to any departure by any Credit Party therefrom, shall in any event be effective unless the same shall be in writing and signed by the Borrower and the Majority Lenders, or the Borrower and the Administrative Agent with the consent of the Majority Lenders, and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that, in addition to the consent of the Majority Lenders, no amendment, waiver or consent shall:

(i) increase the Revolving Loan Commitment of any Lender without the written consent of such Lender;

(ii) reduce the principal amount of any Loan or Letter of Credit Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby;

(iii) postpone the date fixed for any payment of any principal of, or interest on, any Loan or Letter of Credit Disbursement or any fees hereunder or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date for the termination or reduction of the Revolving Loan Commitment, without the written consent of each Lender affected thereby;

(iv) change Sections 2.10 or 2.11 in a manner that would alter the allocation of payments required thereby, without the written consent of each Lender;

(v) change any of the provisions of this subsection (b) or the definition of “Majority Lenders” or “Supermajority Lenders” or any other provision hereof specifying the number or percentage of Lenders which are required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the consent of each Lender;

(vi) release of all or substantially all of the Collateral, release all or substantially all of the value of the Guaranties securing the Obligations, or contractually subordinate the payment of the Obligations to any other Indebtedness or the Administrative Agent’s security interest in the Collateral, in each case without the consent of each Lender;

(vii) increase the advance rates set forth in, or otherwise change the definition of “Borrowing Base” (or any component definition thereof) in a manner that increases, or that would have the effect of increasing, borrowing availability hereunder, without the consent of the Supermajority Lenders; provided that the exercise by the Administrative Agent of any of its rights hereunder with respect to Reserves, Eligible Accounts, or Eligible Inventory shall not be deemed to be such an amendment; or

(viii) if Real Property secures any Obligations, no modification of a Loan Document shall add, increase, renew or extend any credit line hereunder until the completion of flood diligence and documentation as required by all Flood Insurance Laws or as otherwise satisfactory to all Lenders.

provided, further, that no such amendment, waiver or consent shall amend, modify or otherwise affect the rights, duties or obligations of the Administrative Agent, the Swing Bank or the Issuing Bank without the prior written consent of such Person.

Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Revolving Loan Commitment of such Lender may not be increased or extended, and amounts payable to such Lender hereunder may not be permanently reduced, without the consent of such Lender (other than reductions in fees and interest in which such reduction does not disproportionately affect such Lender). Notwithstanding anything contained herein to the contrary, this Agreement may be amended and restated without the consent of any Lender (but with the consent of the Borrower and the Administrative Agent) if, upon giving effect to such amendment and restatement, such Lender shall no longer be a party to this Agreement (as so amended and restated), the Commitments of such Lender shall have terminated (but such Lender shall continue to be entitled to the benefits of Article 11 and Section 10.2), such Lender shall have no other commitment or other obligation hereunder and such Lender shall have been paid in full all principal, interest and other amounts owing to it or accrued for its account under this Agreement. Any amendment, modification, waiver, consent, termination or release of any Bank Products Documents may be effected by the parties thereto without the consent of the Lender Group.

(c) Each Lender grants to the Administrative Agent the right to purchase all (but not less than all) of such Lender’s portion of the Revolving Loan Commitment, the Letter of Credit Commitment, the Loans and Letter of Credit Obligations owing to it and any Revolving Loan Notes held by it and all of its rights and obligations hereunder and under the other Loan Documents at a price equal to the outstanding principal amount of the Loans payable to such Lender plus any accrued but unpaid interest on such Loans and accrued but unpaid Unused Line Fee and letter of credit fees owing to such Lender plus the amount necessary to cash collateralize any Letters of Credit issued by such Lender, which right may be exercised by the Administrative Agent if such Lender for whatever reason fails to execute and deliver any amendment, waiver or consent which requires the written consent of all of the Lenders and to which the Majority Lenders, the Administrative Agent and the Borrower has agreed, within five (5) Business Days of the date the execution version thereof was delivered to such Lender. Each Lender agrees that if the Administrative Agent exercises its option hereunder, it shall promptly (but, in any event, within three (3) Business Days) execute and deliver an Assignment and Acceptance and other agreements and documentation necessary to effectuate such assignment. The Administrative Agent may assign its purchase rights hereunder to any assignee if such assignment complies with the requirements of Section 10.5(b).

(d) If any fees are paid to the Lenders as consideration for amendments, waivers or consents with respect to this Agreement, at Administrative Agent’s election, such fees may be paid only to those Lenders that agree to such amendments, waivers or consents within the time specified for submission thereof.

Section 10.13 Other Relationships. No relationship created hereunder or under any other Loan Document shall in any way affect the ability of any member of the Lender Group to enter into or maintain business relationships with the Borrower, or any of its Affiliates, beyond the relationships specifically contemplated by this Agreement and the other Loan Documents.

Section 10.14 Pronouns. The pronouns used herein shall include, when appropriate, either gender and both singular and plural, and the grammatical construction of sentences shall conform thereto.

Section 10.15 Disclosure. The Administrative Agent, with the consent of the Borrower, shall have the right to issue press releases regarding the making of the Loans and issuance of Letters of Credit and the Revolving Loan Commitment to the Borrower pursuant to the terms of this Agreement.

Section 10.16 Replacement of Lender. In the event that a Replacement Event occurs and is continuing with respect to any Lender, the Borrower may designate another financial institution (such financial institution being herein called a “Replacement Lender”) reasonably acceptable to the Administrative Agent, and which is not the Borrower or an Affiliate of the Borrower, to assume such Lender’s Revolving Loan Commitment hereunder, to purchase the Loans and participations of such Lender and such Lender’s rights hereunder and (if such Lender is the Issuing Bank) to issue Letters of Credit in substitution for all outstanding Letters of Credit issued by such Lender, without recourse to or representation or warranty by, or expense to, such Lender for a purchase price equal to the outstanding principal amount of the Loans payable to such Lender plus any accrued but unpaid interest on such Loans and accrued but unpaid commitment fees and letter of credit fees owing to such Lender plus amounts necessary to cash collateralize any Letters of Credit issued by such Lender, and upon such assumption, purchase and substitution, and subject to the execution and delivery to the Administrative Agent by the Replacement Lender of documentation reasonably satisfactory to the Administrative Agent (pursuant to which such Replacement Lender shall assume the obligations of such original Lender under this Agreement), the Replacement Lender shall succeed to the rights and obligations of such Lender hereunder and such Lender shall no longer be a party hereto or have any rights hereunder; provided that the obligations of the Borrower to indemnify such Lender with respect to any event occurring or obligations arising before such replacement shall survive such replacement. The Administrative Agent is hereby irrevocably appointed as attorney-in-fact to execute any such documentation on behalf of any Replacement Lender if such Replacement Lender fails to execute same within five (5) Business Days after being presented with such documentation. “Replacement Event” shall mean, with respect to any Lender, (a) the commencement of or the taking of possession by, a receiver, custodian, conservator, trustee or liquidator of such Lender, or the declaration by the appropriate regulatory authority that such Lender is insolvent; (b) the making of any claim by any Lender under Sections 2.18, 11.2, 11.3 or

11.5, unless the changing of the lending office by such Lender would obviate the need of such Lender to make future claims under such Sections; (c) such Lender’s becoming a Defaulting Lender; or (d) such Lender refuses to consent to a proposed amendment, modification, waiver or other action requiring consent of the holders of 100% of the Revolving Loan Commitment or 100% of the affected Lenders under Section 10.12 that is consented to by the Majority Lenders prior to the replacement of any such Lenders in connection therewith.

Section 10.17 Confidentiality; Material Non-Public Information; Publicity.

(a) No member of the Lender Group shall disclose any material non-public confidential information received from the Credit Parties or their representatives (“MNPI”) regarding the Credit Parties to any other Person without the consent of the Borrower (which consent shall not be unreasonably withheld or delayed), other than (i) to such member of the Lender Group’s Affiliates and their officers, directors, employees, agents and advisors, to other members of the Lender Group and, as contemplated by Section 11.5, to actual or prospective assignees and participants, and then only on a confidential basis, (ii) as required by any law, rule or regulation or judicial process, (iii) to any rating agency when required by it; provided that, prior to any such disclosure, such rating agency shall be advised of the confidential nature of the information relating to the Credit Parties received by it from such member of the Lender Group, (iv) as requested or required by any state, Federal or foreign authority or examiner regulating banks or banking, and (v) in connection with the exercise of any remedy hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder.

(b) The Credit Parties hereby agree that if either they, any parent company or any Subsidiary of the Credit Parties has publicly traded equity or debt securities in the U.S., they shall (and shall cause such parent company or Subsidiary, as the case may be, to) (i) identify in writing, and (ii) to the extent reasonably practicable, clearly and conspicuously mark all reports, notices, communications and other information or materials provided or delivered by, or on behalf of, the Credit Parties hereunder (collectively, the “Borrower Materials”) that contain only information that is publicly available or that is not material for purposes of U.S. federal and state securities laws as “PUBLIC.” The Credit Parties agree that by identifying such Borrower Materials as “PUBLIC” or publicly filing such Borrower Materials with the Securities and Exchange Commission, then Administrative Agent, the Lenders, the Issuing Bank, and the Swing Bank shall be entitled to treat such Borrower Materials as not containing any MNPI for purposes of U.S. federal and state securities laws. The Credit Parties further represent, warrant, acknowledge and agree that the following documents and materials shall be deemed to be PUBLIC, whether or not so marked, and do not contain any MNPI: (A) the Loan Documents, including the schedules and exhibits attached thereto, (B) administrative materials of a customary nature prepared by the Credit Parties or Administrative Agent (including, Request for Advance, Notices of Conversion/Continuation, Request for Issuance of Letter of Credit, Swing Loan requests and any similar requests or notices), and (C) information which has been filed by the Credit Parties with the Securities and Exchange Commission or publicly disclosed by the Credit Parties. Before distribution of any Borrower Materials, the Credit Parties agree to execute and deliver to Administrative Agent a letter authorizing distribution of the evaluation materials to prospective Lenders and their employees willing to receive MNPI, and a separate letter authorizing distribution of evaluation materials that do not contain MNPI and represent that no MNPI is contained therein.

(c) The Administrative Agent and the Lenders shall be permitted to use information related to the transactions contemplated by this Agreement in connection with marketing, press releases or other transactional announcements or updates provided to investor or trade publications, including, but not limited to, the placement of “tombstone” advertisements in publications of their choice at their own expense.

Section 10.18 Revival and Reinstatement of Obligations. If the incurrence or payment of the Obligations by any Borrower or any other Credit Party, or the transfer to the Lender Group of any property, should for any reason subsequently be declared to be void or voidable under any state or Federal law relating to creditors’ rights, including provisions of the Bankruptcy Code relating to fraudulent conveyances, preferences or other voidable or recoverable payments of money or transfers of property (collectively, a “Voidable Transfer”), and if the Lender Group, or any of them, is required to repay or restore, in whole or in part, any such Voidable Transfer, or elects to do so upon the reasonable advice of its counsel, then, as to any such Voidable Transfer, or the amount thereof that the Lender Group, or any of them, is required or elects to repay or restore, and as to all reasonable costs, expenses and attorney’s fees of the Lender Group related thereto, the liability of such Borrower or such other Credit Party, as applicable, automatically shall be revived, reinstated and restored and shall exist as though such Voidable Transfer had never been made.

Section 10.19 Contribution Obligations.

(a) If any Credit Party makes a payment of any Obligations (other than amounts for which such Credit Party is primarily liable) (a “Guarantor Payment”) that, taking into account all other Guarantor Payments previously or concurrently made by any other Credit Party, exceeds the amount that such Credit Party would otherwise have paid if each Credit Party had paid the aggregate obligations satisfied by such Guarantor Payments in the same proportion that such Credit Party’s allocable amount bore to the total allocable amounts of all Credit Parties, then such Credit Party shall be entitled to receive contribution and indemnification payments from, and to be reimbursed by, each other Credit Party for the amount of such excess, ratably based on their respective allocable amounts in effect immediately prior to such Guarantor Payment. The “Allocable Amount” for any Credit Party shall be the maximum amount that could then be recovered from such Credit Party under this Agreement without rendering such payment voidable under section 548 of the Bankruptcy Code or under any applicable state fraudulent transfer or conveyance act, or similar statute or common law.

(b) Each Credit Party hereby subordinates any claims, including any right of payment, subrogation, contribution (including rights of contribution pursuant to Section 10.19(a)) and indemnity, that it may have from or against any other Credit Party, and any successor or assign of any other Credit Party, including any trustee, receiver or debtor-in-possession, howsoever arising, due or owing or whether heretofore, now or hereafter existing, to the prior payment in full of all of the Obligations in cash and termination of all Commitments; provided that, unless an Event of Default shall then exist, the foregoing shall not prevent or prohibit the repayment of intercompany accounts and loans among the Credit Parties in the ordinary course of business.

(c) Notwithstanding any provision to the contrary contained herein or in any other of the Loan Documents, to the extent the joint obligations of any Credit Party shall be adjudicated to be invalid or unenforceable for any reason (including, without limitation, because of any applicable state or Federal law relating to fraudulent conveyances or transfers) then the obligations of each Credit Party hereunder shall be limited to the maximum amount that is permissible under Applicable Law (whether Federal or state and including, without limitation, the Bankruptcy Code), after taking into account, among other things, such Credit Party’s right of contribution and indemnification from each other Credit Party under this Agreement or Applicable Law.

(d) The provisions of this Section 10.19 are made for the benefit of the Lenders and their respective successors and permitted assigns, and may be enforced by any such Person from time to time against any of the Credit Parties as often as occasion therefor may arise and without requirement on the part of any Lender first to marshal any of its claims or to exercise any of its rights against any of the other Credit Parties or to exhaust any remedies available to it against any of the other Credit Parties or to resort to any other source or means of obtaining payment of any of the Obligations or to elect any other remedy. The provisions of this Section 10.19 shall remain in effect until the payment in full of all of the Obligations in cash and termination of all Commitments. If at any time, any payment, or any part thereof, made in respect of any of the Obligations, is rescinded or must otherwise be restored or returned by any Lender upon the insolvency, bankruptcy or reorganization of any of the Credit Parties, or otherwise, the provisions of this Section 10.19 will forthwith be reinstated in effect, as though such payment had not been made.

Section 10.20 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each Credit Party acknowledges and agrees that: (a) (i) the arranging and other services regarding this Agreement provided by the Lender Group members are arm’s-length commercial transactions between such Credit Party and its Affiliates, on the one hand, and the Lender Group members, on the other hand, (ii) such Credit Party has consulted its own legal, accounting, regulatory, and tax advisors to the extent it has deemed appropriate, and (iii) such Credit Party is capable of evaluating, and understands and accepts, the terms, risks, and conditions of the transactions contemplated hereby and by the other Loan Documents; (b) (i) each of the Lender Group members is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent, or fiduciary for any Credit Party or any of its Affiliates, or any other Person and (B) no Lender Group member has any obligation to any Credit Party or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (c) each of the Lender Group members and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of such Credit Party and its Affiliates, and no Lender Group member has any obligation to disclose any of such interests to such Credit Party or its Affiliates. To the fullest extent permitted by law, each Credit Party hereby waives and releases any claims that it may have against each of the Lender Group members with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Section 10.21 Survival. The provisions of Sections 10.2, Article 9 and Article 11 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

Section 10.22 Judgment Currency. If for the purposes of obtaining judgment in any court it is necessary to convert a sum due from any Credit Party hereunder in the currency expressed to be payable herein (the “specified currency”) into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the specified currency with such other currency at the Administrative Agent’s main office on the Business Day preceding that on which final, non-appealable judgment is given. The obligations of each Credit Party in respect of any sum due to any Lender or the Administrative Agent hereunder shall, notwithstanding any judgment in a currency other than the specified currency, be discharged only to the extent that on the Business Day following receipt by such Lender or the Administrative Agent (as the case may be) of any sum adjudged to be so due in such other currency such Lender or the Administrative Agent (as the case may be) may in accordance with normal, reasonable banking procedures purchase the specified currency with such other currency. If the amount of the specified currency so purchased is less than the sum originally due to such Lender or the Administrative Agent, as the case may be, in the specified currency, each Credit Party agrees, to the fullest extent that it may effectively do so, as a separate obligation and notwithstanding any such judgment, to indemnify such Lender or the Administrative Agent, as the case may be, against such loss, and if the amount of the specified currency so purchased exceeds (a) the sum originally due to any Lender or the Administrative Agent, as the case may be, in the specified currency and (b) any amounts shared with other Lenders as a result of allocations of such excess as a disproportionate payment to such Lender under Section 2.10, such Lender or the Administrative Agent, as the case may be, agrees to remit such excess to such Credit Party.

Section 10.23 Qualified ECP Keepwell. Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Credit Party to honor all of such Credit Party’s obligations under its Guaranty hereunder in respect of Hedge Obligations; provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 10.23 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 10.23 or otherwise under its Guaranty hereunder, as it relates to such other Credit Party, voidable under Applicable Law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section 10.23 shall remain in full force and effect until termination of all Commitments and payment in full of all Obligations (other than contingent indemnification obligations and Bank Products Obligations) and the expiration or termination of all Letters of Credit (other than any Letter of Credit for which the Letter of Credit Obligations have been Cash Collateralized or as to which other arrangements satisfactory to the Administrative Agent and the applicable Issuing Bank shall have been made). Each Qualified ECP Guarantor intends that this Section 10.23 constitute, and this Section 10.23 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Credit Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

Section 10.24 Designated Senior Debt. Each party acknowledges and agrees that the Indebtedness under the Loan Documents is “Designated Senior Debt” (or any similar term) under,

and as defined in, each of the Term Loan Facility Credit Agreement, any refinancing thereof, the 2028 Note Indenture any other indenture and any other Indebtedness which is subordinated to the Obligations.

Section 10.25 Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b) the effects of any Bail-in Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

Section 10.26 Patriot Act Notification. The following notification is provided to Borrower pursuant to Section 326 of the Patriot Act:

The Administrative Agent and Lenders are required to obtain, verify and record information that identifies Borrower, including its legal name, address, tax ID number and other information that will allow the Administrative Agent and Lenders to identify it in accordance with the Patriot Act. The Administrative Agent and Lenders will also require information regarding any personal guarantor and may require information regarding Borrower’s management and owners, such as legal name, address, social security number and date of birth. Borrower shall, promptly upon request, provide all documentation and other information as the Administrative Agent, Issuing Bank or any Lender may request from time to time in order to comply with any obligations under any “know your customer”, Anti-Terrorism Laws or other requirements of Applicable Law.

Section 10.27 Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any Hedge Agreement or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a) In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b) As used in this Section 10.27, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

ARTICLE 11

YIELD PROTECTION

Section 11.1 Interest Rate Basis Determination. Notwithstanding anything to the contrary in this Agreement or any other Loan Documents, if the Administrative Agent determines (which determination shall be conclusive absent manifest error), or the Borrower or Majority Lenders notify the Administrative Agent (with, in the case of the Majority Lenders, a copy to the Borrower) that the Borrower or Majority Lenders (as applicable) have determined, that:

(a) adequate and reasonable means do not exist for ascertaining LIBOR for any requested Interest Period, including, without limitation, because the LIBOR Rate is not available or published on a current basis and such circumstances are unlikely to be temporary; or

(b) the administrator of the LIBOR Rate or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which LIBOR or the LIBOR Rate shall no longer be made available, or used for determining the interest rate of loans, provided that, at the time of such statement, there is no successor administrator that is satisfactory to the Administrative Agent, that will continue to provide LIBOR after such specific date (such specific date, the “Scheduled Unavailability Date”); or

(c) syndicated loans currently being executed, or that include language similar to that contained in this Section 11.1, are being executed or amended (as applicable) to incorporate or adopt a new benchmark interest rate to replace LIBOR, then, reasonably promptly after such determination by the Administrative Agent or receipt by the Administrative Agent of such notice, as applicable, the Administrative Agent and the Borrower may amend this Agreement to replace LIBOR with (x) one or more SOFR-Based Rates or (y) another alternate benchmark rate giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated syndicated credit facilities for such alternative benchmarks and, in each case, including any mathematical or other adjustments to such benchmark giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated syndicated credit facilities for such benchmarks, which adjustment or method for calculating such adjustment shall be published on an information service as selected by the Administrative Agent from time to time in its reasonable discretion and may be periodically updated (the “Adjustment” and any such proposed rate, a “LIBOR Successor Rate”), and any such amendment shall become effective at 5:00 p.m. on the fifth Business Day after the Administrative Agent shall have posted such proposed amendment to all Lenders and the Borrower unless, prior to such time, Lenders comprising the Majority Lenders have delivered to the Administrative Agent written notice that such Majority Lenders (A) in the case of an amendment to replace LIBOR with a rate described in clause (x), object to the Adjustment; or (B) in the case of an amendment to replace LIBOR with a rate described in clause (y), object to such amendment. Such LIBOR Successor Rate shall be applied in a manner consistent with market practice; provided that to the extent such market practice is not administratively feasible for the Administrative Agent, such LIBOR Successor Rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent.

If no LIBOR Successor Rate has been determined and the circumstances under clause (i) above exist or the Scheduled Unavailability Date has occurred (as applicable), the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, (x) the obligation of the Lenders to make or maintain LIBOR Advances shall be suspended, (to the extent of the affected LIBOR Advances or Interest Periods), and (y) the LIBOR component shall no longer be utilized in determining the Base Rate. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of LIBOR Advances (to the extent of the affected LIBOR Advances or Interest Periods) or, failing that, will be deemed to have converted such request into a request for a borrowing of Base Rate Advances (subject to the foregoing clause (y)) in the amount specified therein.

Notwithstanding anything else herein, any definition of LIBOR Successor Rate shall provide that in no event shall such LIBOR Successor Rate be less than zero for purposes of this Agreement.

In connection with the implementation of a LIBOR Successor Rate, the Administrative Agent will have the right to make LIBOR Successor Rate Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such LIBOR Successor Rate Conforming Changes will become effective without any further action or consent of any other party to this Agreement.

For purposes hereof:

“LIBOR Successor Rate Conforming Changes” means, with respect to any proposed LIBOR Successor Rate, any conforming changes to the definition of Base Rate, Interest Period, timing and frequency of determining rates and making payments of interest and other technical, administrative or operational matters as may be appropriate, in the discretion of the Administrative Agent, to reflect the adoption and implementation of such LIBOR Successor Rate and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such LIBOR Successor Rate exists, in such other manner of administration as the Administrative Agent determines is reasonably necessary in connection with the administration of this Agreement).

“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York for the purpose of recommending a benchmark rate to replace LIBOR in loan agreements similar to this Agreement.

“SOFR” with respect to any day means the secured overnight financing rate published for such day by the Federal Reserve Bank of New York, as the administrator of the benchmark (or a successor administrator) on the Federal Reserve Bank of New York’s website (or any successor source) and, in each case, that has been selected or recommended by the Relevant Governmental Body.

“SOFR-Based Rate” means SOFR or Term SOFR.

“Term SOFR” means the forward-looking term rate for any period that is approximately (as determined by the Administrative Agent) as long as any of the Interest Period options set forth in the definition of “Interest Period” and that is based on SOFR and that has been selected or recommended by the Relevant Governmental Body, in each case as published on an information service as selected by the Administrative Agent from time to time in its reasonable discretion.

Section 11.2 Illegality. If any Change in Law shall make it unlawful or impossible for any Lender to make, maintain, or fund its LIBOR Advances, such Lender shall so notify the Administrative Agent, and the Administrative Agent shall forthwith give notice thereof to the other Lenders and the Borrower. Before giving any notice to the Administrative Agent pursuant to this Section 11.2, such Lender shall designate a different lending office if such designation will avoid the need for giving such notice and will not, in the judgment of such Lender, be otherwise disadvantageous to such Lender. Upon receipt of such notice, notwithstanding anything contained in Article 2, the Borrower shall repay in full the then outstanding principal amount of each affected LIBOR Advance of such Lender, together with accrued interest thereon, either (a) on the last day of the then current Interest Period applicable to such Advance if such Lender may lawfully continue to maintain and fund such Advance to such day or (b) immediately if such Lender may not lawfully continue to fund and maintain such Advance to such day. Concurrently with repaying each affected LIBOR Advance of such Lender, notwithstanding anything contained in Article 2, the Borrower shall borrow a Base Rate Advance from such Lender, and such Lender shall make such Advance in an amount such that the outstanding principal amount of the Revolving Loans held by such Lender shall equal the outstanding principal amount of such Revolving Loans immediately prior to such repayment.

Section 11.3 Increased Costs.

(a) If any Change in Law:

(i) Shall subject any Lender to any Tax, duty, or other charge with respect to its obligation to make LIBOR Advances, or shall change the basis of taxation of payments to any Lender of the principal of or interest on its LIBOR Advances or in respect of any other amounts due under this Agreement in respect of its LIBOR Advances or its obligation to make LIBOR Advances (except for changes in the rate of tax on the overall net income of such Lender, Excluded Taxes and Indemnified Taxes);

(ii) Shall impose, modify, or deem applicable any reserve (including, without limitation, any imposed by the Board of Governors of the Federal Reserve System, but excluding any included in an applicable LIBOR Reserve Percentage), special deposit, assessment, or other requirement or condition against assets of, deposits (other than as described in Section 11.5) with or for the account of, or commitments or credit extended by any Lender, or shall impose on any Lender or the eurodollar interbank borrowing market any other condition affecting its obligation to make such LIBOR Advances or its LIBOR Advances; and the result of any of the foregoing is to increase the cost to such Lender of making or maintaining any such LIBOR Advances or to reduce the amount of any sum received or receivable by the Lender under this Agreement or under any Revolving Loan

Notes with respect thereto, and such increase is not given effect in the determination of the LIBOR Rate;

(iii) Shall subject the Issuing Bank or any Lender to any tax, duty or other charge with respect to the obligation to issue Letters of Credit, maintain Letters of Credit or participate in Letters of Credit, or shall change the basis of taxation of payments to the Issuing Bank or any Lender in respect of amounts drawn under Letters of Credit or in respect of any other amounts due under this Agreement in respect of Letters of Credit or the obligation of the Issuing Bank to issue Letters of Credit or maintain Letters of Credit or the obligation of the Lenders to participate in Letters of Credit (except for changes in the rate of tax on the overall net income of the Issuing Bank or any Lender, Excluded Taxes and Indemnified Taxes); or

(iv) Shall impose, modify, or deem applicable any reserve (including, without limitation, any imposed by the Board of Governors of the Federal Reserve System), special deposit, assessment, or other requirement or condition against assets of, deposits (other than as described in Section 11.5) with or for the account of, or commitments or credit extended by the Issuing Bank, or shall impose on the Issuing Bank or any Lender any other condition affecting the obligation to issue Letters of Credit, maintain Letters of Credit or participate in Letters of Credit; and the result of any of the foregoing is to increase the cost to the Issuing Bank or any Lender of issuing, maintaining or participating in any such Letters of Credit or to reduce the amount of any sum received or receivable by the Issuing Bank or any Lender under this Agreement with respect thereto, then promptly upon demand, which demand shall be accompanied by the certificate described in Section 11.3(b), by such Lender or Issuing Bank, the Borrower agrees to pay, without duplication of amounts due under Section 2.18, to such Lender or Issuing Bank such additional amount or amounts as will compensate such Lender or Issuing Bank for such increased costs. Each Lender or Issuing Bank will promptly notify the Borrower and the Administrative Agent of any event of which it has knowledge, occurring after the date hereof, which will entitle such Lender or the Issuing Bank to compensation pursuant to this Section 11.3 and will designate a different lending office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the sole judgment of such Lender or the Issuing Bank, be otherwise disadvantageous to such Lender or the Issuing Bank.

(b) A certificate of any Lender or the Issuing Bank claiming compensation under this Section 11.3 and setting forth the additional amount or amounts to be paid to it hereunder and calculations therefor shall be conclusive in the absence of manifest error. In determining such amount, such Lender or the Issuing Bank may use any reasonable averaging and attribution methods. If any Lender demands compensation under this Section 11.3, the Borrower may at any time, upon at least three (3) Business Days prior notice to such Lender, prepay in full the then outstanding affected LIBOR Advances of such Lender, together with accrued interest thereon to the date of prepayment, along with any reimbursement required under Section 2.9. Concurrently with prepaying any such LIBOR Advances, the Borrower shall borrow a Base Rate Advance, or a LIBOR Advance not so affected, from such Lender, and such Lender shall make such Advance in an amount such that the outstanding principal amount of the Revolving Loans held by such Lender shall equal the outstanding principal amount of such Revolving Loans immediately prior to such prepayment.

(c) The Issuing Bank and each Lender shall endeavor to notify the Borrower of any event occurring after the date of this Agreement entitling the Issuing Bank or such Lender, as the case may be, to compensation under this Section 11.3 within one hundred eighty (180) days after the Issuing Bank or such Lender, as the case may be, obtains actual knowledge thereof; provided that if the Issuing Bank or such Lender, as the case may be, fails to give such notice within one hundred eighty (180) days after it obtains actual knowledge of such an event, the Issuing Bank or such Lender, as the case may be, shall, with respect to compensation payable pursuant to this Section 11.3 in respect of any costs resulting from such event, only be entitled to payment under this Section 11.3 for costs incurred from and after the date one hundred eighty (180) days prior to the date that the Issuing Bank or such Lender, as the case may be, gives such notice.

Section 11.4 Effect On Other Advances. If notice has been given pursuant to Sections 11.1, 11.2 or 11.3 suspending the obligation of any Lender to make any, or requiring LIBOR Advances of any Lender to be repaid or prepaid, then, unless and until such Lender (or, in the case of Section 11.1, the Administrative Agent) notifies the Borrower that the circumstances giving rise to such repayment no longer apply, all Advances which would otherwise be made by such Lender as to the LIBOR Advances affected shall, at the option of the Borrower, be made instead as Base Rate Advances.

Section 11.5 Capital Adequacy. If any Lender or Issuing Bank (or any Affiliate of the foregoing) shall have reasonably determined that a Change in Law has or would have the effect of reducing the rate of return on such Lender’s or Issuing Bank’s (or any Affiliate of the foregoing) capital as a consequence of such Lender’s or Issuing Bank’s portion of the Revolving Loan Commitment or obligations hereunder to a level below that which it could have achieved but for such Change in Law (taking into consideration such Lender’s or Issuing Bank’s (or any Affiliate of the foregoing) policies with respect to capital adequacy or liquidity immediately before such Change in Law and assuming that such Lender’s or Issuing Bank’s (or any Affiliate of the foregoing) capital was fully utilized prior to such adoption, change or compliance), then, promptly upon demand, which demand shall be accompanied by the certificate described in the last sentence of this Section 11.5, by such Lender or Issuing Bank, the Borrower shall immediately pay to such Lender or Issuing Bank such additional amounts as shall be sufficient to compensate such Lender or Issuing Bank for any such reduction actually suffered; provided, however, that there shall be no duplication of amounts paid to a Lender pursuant to this sentence and Section 11.3. A certificate of such Lender or Issuing Bank setting forth the amount to be paid to such Lender or Issuing Bank by the Borrower as a result of any event referred to in this paragraph shall, absent manifest error, be conclusive. The Issuing Bank and each Lender shall endeavor to notify the Borrower of any event occurring after the date of this Agreement entitling the Issuing Bank or such Lender, as the case may be, to compensation under this Section 11.5 within one hundred eighty (180) days after the Issuing Bank or such Lender, as the case may be, obtains actual knowledge thereof; provided that if the Issuing Bank or such Lender, as the case may be, fails to give such notice within one hundred eighty (180) days after it obtains actual knowledge of such an event, the Issuing Bank or such Lender, as the case may be, shall, with respect to compensation payable pursuant to this Section 11.5 in respect of any costs resulting from such event, only be entitled to payment under this Section 11.5 for costs incurred from and after the date one hundred eighty (180) days prior to the date that the Issuing Bank or such Lender, as the case may be, gives such notice.

ARTICLE 12

JURISDICTION, VENUE AND WAIVER OF JURY TRIAL

Section 12.1 Jurisdiction and Service of Process. FOR PURPOSES OF ANY LEGAL ACTION OR PROCEEDING BROUGHT BY ANY MEMBER OF THE LENDER GROUP WITH RESPECT TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR ANY BANK PRODUCTS DOCUMENT, EACH CREDIT PARTY HEREBY IRREVOCABLY SUBMITS TO THE PERSONAL JURISDICTION OF THE FEDERAL AND STATE COURTS SITTING IN THE STATE OF NEW YORK AND HEREBY IRREVOCABLY DESIGNATES AND APPOINTS, AS ITS AUTHORIZED AGENT FOR SERVICE OF PROCESS, THE BORROWER, OR SUCH OTHER PERSON AS SUCH CREDIT PARTY SHALL DESIGNATE HEREAFTER BY WRITTEN NOTICE GIVEN TO THE ADMINISTRATIVE AGENT. THE CONSENT TO JURISDICTION HEREIN SHALL NOT BE EXCLUSIVE. THE LENDER GROUP SHALL FOR ALL PURPOSES AUTOMATICALLY, AND WITHOUT ANY ACT ON THEIR PART, BE ENTITLED TO TREAT SUCH DESIGNEE OF EACH CREDIT PARTY AS THE AUTHORIZED AGENT TO RECEIVE FOR AND ON BEHALF OF SUCH CREDIT PARTY SERVICE OF WRITS, OR SUMMONS OR OTHER LEGAL PROCESS, WHICH SERVICE SHALL BE DEEMED EFFECTIVE PERSONAL SERVICE ON SUCH CREDIT PARTY SERVED WHEN DELIVERED, WHETHER OR NOT SUCH AGENT GIVES NOTICE TO SUCH CREDIT PARTY; AND DELIVERY OF SUCH SERVICE TO ITS AUTHORIZED AGENT SHALL BE DEEMED TO BE MADE WHEN PERSONALLY DELIVERED OR THREE (3) BUSINESS DAYS AFTER MAILING BY REGISTERED OR CERTIFIED MAIL ADDRESSED TO SUCH AUTHORIZED AGENT. EACH CREDIT PARTY FURTHER IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL TO SUCH CREDIT PARTY AT THE ADDRESS SET FORTH ABOVE, SUCH SERVICE TO BECOME EFFECTIVE THREE (3) BUSINESS DAYS AFTER SUCH MAILING. IN THE EVENT THAT, FOR ANY REASON, SUCH AGENT OR ITS SUCCESSORS SHALL NO LONGER SERVE AS AGENT OF EACH CREDIT PARTY TO RECEIVE SERVICE OF PROCESS, EACH CREDIT PARTY SHALL SERVE AND ADVISE THE ADMINISTRATIVE AGENT THEREOF SO THAT AT ALL TIMES EACH CREDIT PARTY WILL MAINTAIN AN AGENT TO RECEIVE SERVICE OF PROCESS ON BEHALF OF SUCH CREDIT PARTY WITH RESPECT TO THIS AGREEMENT, ALL OTHER LOAN DOCUMENTS AND THE BANK PRODUCTS DOCUMENTS. IN THE EVENT THAT, FOR ANY REASON, SERVICE OF LEGAL PROCESS CANNOT BE MADE IN THE MANNER DESCRIBED ABOVE, SUCH SERVICE MAY BE MADE IN SUCH MANNER AS PERMITTED BY LAW.

Section 12.2 Consent to Venue. EACH CREDIT PARTY AND EACH MEMBER OF THE LENDER GROUP HEREBY IRREVOCABLY WAIVES ANY OBJECTION IT WOULD MAKE NOW OR HEREAFTER FOR THE LAYING OF VENUE OF ANY SUIT, ACTION, OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR ANY BANK PRODUCTS DOCUMENT BROUGHT IN THE

FEDERAL COURTS OF THE UNITED STATES SITTING IN NEW YORK COUNTY, NEW YORK, AND HEREBY IRREVOCABLY WAIVES ANY CLAIM THAT ANY SUCH SUIT, ACTION, OR PROCEEDING HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

Section 12.3 Waiver of Jury Trial. EACH CREDIT PARTY AND EACH MEMBER OF THE LENDER GROUP TO THE EXTENT PERMITTED BY APPLICABLE LAW WAIVES, AND OTHERWISE AGREES NOT TO REQUEST, A TRIAL BY JURY IN ANY COURT AND IN ANY ACTION, PROCEEDING OR COUNTERCLAIM OF ANY TYPE IN WHICH ANY CREDIT PARTY, ANY MEMBER OF THE LENDER GROUP OR ANY OF THEIR RESPECTIVE SUCCESSORS OR ASSIGNS IS A PARTY, AS TO ALL MATTERS AND THINGS ARISING DIRECTLY OR INDIRECTLY OUT OF THIS AGREEMENT, THE OTHER LOAN DOCUMENTS, THE BANK PRODUCTS DOCUMENTS AND THE RELATIONS AMONG THE PARTIES LISTED IN THIS ARTICLE 12.

Section 12.4 Judicial Reference. IF, NOTWITHSTANDING SECTION 10.7 OR THIS ARTICLE 12, ANY ACTION, LITIGATION OR PROCEEDING RELATING TO ANY OBLIGATIONS OR LOAN DOCUMENTS IS FILED IN A COURT SITTING IN OR APPLYING THE LAWS OF CALIFORNIA, THE COURT SHALL, AND IS HEREBY DIRECTED TO, MAKE A GENERAL REFERENCE PURSUANT TO CAL. CIV. PROC. CODE §638 TO A REFEREE (WHO SHALL BE AN ACTIVE OR RETIRED JUDGE) TO HEAR AND DETERMINE ALL ISSUES IN SUCH CASE (WHETHER FACT OR LAW) AND TO REPORT A STATEMENT OF DECISION. NOTHING IN THIS SECTION SHALL LIMIT ANY RIGHT OF THE ADMINISTRATIVE AGENT OR ANY OTHER LENDER GROUP MEMBER TO EXERCISE SELF-HELP REMEDIES, SUCH AS SETOFF, FORECLOSURE OR SALE OF ANY COLLATERAL, OR TO OBTAIN PROVISIONAL OR ANCILLARY REMEDIES FROM A COURT OF COMPETENT JURISDICTION BEFORE, DURING OR AFTER ANY JUDICIAL REFERENCE. THE EXERCISE OF A REMEDY DOES NOT WAIVE THE RIGHT OF ANY PARTY TO RESORT TO JUDICIAL REFERENCE.

[Signatures on following pages.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed under seal by their duly authorized officers as of the day and year first above written.

BORROWER:	INSTALLED BUILDING PRODUCTS, INC.

	By:	/s/ Michael T. Miller
Name: Michael T. Miller
Title: Executive Vice President and Chief Financial Officer

Signature Page to Credit Agreement

GUARANTORS: A+ INSULATION OF KANSAS CITY, LLC, a Delaware limited liability company

ACCURATE INSULATION LLC, a Maryland limited liability company

ACCURATE INSULATION OF COLORADO, LLC, a Delaware limited liability company

ACCURATE INSULATION OF DELAWARE, LLC, a Delaware limited liability company

ACCURATE INSULATION OF UPPER MARLBORO, LLC, a Delaware limited liability company

ADVANCED FIBER, LLC, a Delaware limited liability company

ADVANCED INSULATION, LLC, a Delaware limited liability company

ALL CONSTRUCTION SERVICES, LLC, a Delaware limited liability company

ALL IN ONE & MOORE BUILDING SYSTEMS, LLC, a Delaware limited liability company

ALPINE INSULATION I, LLC, a Delaware limited liability company

AMERICAN INSULATION & ENERGY SERVICES, LLC, an Alabama limited liability company

ANY SEASON INSULATION, LLC, a Delaware limited liability company

APPLE VALLEY INSULATION, A BDI COMPANY, INC., a California corporation

ASTRO INSULATION OF ILLINOIS, LLC, a Delaware limited liability company

BAYTHERM INSULATION, LLC, a Delaware limited liability company

BDI INSULATION OF IDAHO FALLS, INC., an Idaho corporation

BDI INSULATION OF SALT LAKE, L.L.C., a Utah limited liability company

BER ENERGY SERVICES, LLC, a Texas limited liability company

BIG CITY INSULATION, INC., a Utah corporation

BIG CITY INSULATION OF IDAHO, INC., an Idaho corporation

B-ORGANIZED INSULATION, LLC, a Delaware limited liability company

BROKEN DRUM OF BAKERSFIELD, INC., a California corporation

BROKEN DRUM INSULATION VISALIA, INC., a California corporation

BUILDERS INSTALLED PRODUCTS OF MAINE, LLC, a Delaware limited liability company

BUILDERS INSTALLED PRODUCTS OF NEW HAMPSHIRE, LLC, a Delaware limited liability company

BUILDERS INSTALLED PRODUCTS OF NEW YORK, LLC, a Delaware limited liability company

By:	/s/ Michael T. Miller
Name: Michael T. Miller Title: Executive Vice President and Chief Financial Officer

Signature Page to Credit Agreement

BUILDERS INSTALLED PRODUCTS OF VERMONT, LLC, a Delaware limited liability company

BUILDING MATERIALS FINANCE, INC., a Delaware corporation

CLS INSULATION, LLC, a Delaware limited liability company

CORNHUSKER INSULATION, LLC, a Delaware limited liability company

C.Q. INSULATION, INC., a Florida corporation

EAST COAST INSULATORS II, LLC, a Delaware limited liability company

EASTERN CONTRACTOR SERVICES Limited Liability Company, a New Jersey limited liability company

ECOLOGIC ENERGY SOLUTIONS, LLC, a Delaware limited liability company

EDWARDS/MOONEY & MOSES, LLC, a Delaware limited liability company

ELITE SPRAY FOAM OF LAS VEGAS, LLC, a Delaware limited liability company

EMPER HOLDINGS, LLC, a Delaware limited liability company

ENERGY SAVERS OF LOUISVILLE, LLC, a Delaware limited liability company

EXPERT INSULATION OF MINNESOTA, LLC, a Delaware limited liability company

FIBERCLASS INSULATION, LLC, a Delaware limited liability company

FIRST STATE BUILDING PRODUCTS, LLC, a Delaware limited liability company

FORT WAYNE URETHANE, LLC, a Delaware limited liability company

GARAGE DOOR SYSTEMS, LLC, a Delaware limited liability company

GOLD INSULATION, INC., a Delaware corporation

GREEN STAR PLUS INSULATION, LLC, a Delaware limited liability company

G-T-G, LLC, a South Carolina limited liability company

GULF COAST INSULATION, LLC, a Delaware limited liability company

HINKLE INSULATION & DRYWALL COMPANY, INCORPORATED, a Texas corporation

HORIZON ELECTRIC SERVICES, LLC, a Delaware limited liability company

IBHL A HOLDING COMPANY, INC., a Delaware corporation

IBHL B HOLDING COMPANY, INC., a Delaware corporation

IBHL II-A HOLDING COMPANY, INC., a Delaware corporation

IBHL II-B HOLDING COMPANY, INC., a Delaware corporation

IBP ARCTIC EXPRESS, LLC, a Delaware limited liability company

IBP ASSET, LLC, a Delaware limited liability company

IBP ASSET II, LLC, a Delaware limited liability company

IBP CORPORATION HOLDINGS, INC., a Delaware corporation

IBP EXTERIORS, INC., a New Jersey corporation

By:	/s/ Michael T. Miller
Name: Michael T. Miller Title: Executive Vice President and Chief Financial Officer

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IBP HOLDINGS, LLC, a Delaware limited liability company

IBP HOLDINGS II, LLC, a Delaware limited liability company

IBP OF MANSFIELD, LLC, a Delaware limited liability company

IBP OF OKLAHOMA, LLC, a Delaware limited liability company

IBP OF SAN ANTONIO, LLC, a Delaware limited liability company

IBP OF TOLEDO, LLC, a Delaware limited liability company

IBP TEXAS ASSETS I, LLC, a Delaware limited liability company

IBP TEXAS ASSETS II, LLC, a Delaware limited liability company

IBP TEXAS ASSETS III, LLC, a Delaware limited liability company

INSTALLED BUILDING PRODUCTS, LLC, a Delaware limited liability company

INSTALLED BUILDING PRODUCTS II, LLC, a Delaware limited liability company

INSTALLED BUILDING PRODUCTS OF HOUSTON, LLC, a Delaware limited liability company

INSTALLED BUILDING PRODUCTS OF MAINE, LLC, a Delaware limited liability company

INSTALLED BUILDING PRODUCTS - PORTLAND, LLC, an Oregon limited liability company

INSTALLED BUILDING SOLUTIONS II, LLC, a Delaware limited liability company

INSULATION NORTHWEST, LLC, a Delaware limited liability company

INSULATION WHOLESALE SUPPLY, LLC, a Nevada limited liability company

INSULVAIL, LLC, a Colorado limited liability company

KEY INSULATION OF AUSTIN, LLC, a Delaware limited liability company

KEY INSULATION OF SAN ANTONIO, LLC, a Delaware limited liability company

LAKESIDE INSULATION, LLC, a Delaware limited liability company

LAYMAN BROTHERS INSULATION, LLC, a Delaware limited liability company

LKS TRANSPORTATION, LLC, a Delaware limited liability company

LOVEDAY INSULATION, LLC, a Delaware limited liability company

M&D INSULATION, LLC, a Delaware limited liability company

MAP INSTALLED BUILDING PRODUCTS OF SAGAMORE, LLC, a Delaware limited liability company

MAP INSTALLED BUILDING PRODUCTS OF SEEKONK, LLC, a Delaware limited liability company

MARV’S INSULATION, INC., an Idaho corporation

By:	/s/ Michael T. Miller
Name: Michael T. Miller Title: Executive Vice President and Chief Financial Officer

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METRO HOME INSULATION, LLC, a Delaware limited liability company

MID SOUTH CONSTRUCTION AND BUILDING PRODUCTS, INC., a Georgia corporation

MIG BUILDING SYSTEMS, LLC, a Delaware limited liability company

MIG BUILDING SYSTEMS OF EAST SYRACUSE, LLC, a Delaware limited liability company

MOMPER INSULATION OF CROWN POINT, LLC, a Delaware limited liability company

MOMPER INSULATION OF ELKHART, LLC, a Delaware limited liability company

MOMPER INSULATION OF FORT WAYNE, LLC, a Delaware limited liability company

NORTHWEST INSULATION, LLC, a Delaware limited liability company

OJ INSULATION HOLDINGS, INC., a Delaware corporation

PACIFIC PARTNERS INSULATION NORTH, A BDI COMPANY, LLC, a Washington limited liability company

PACIFIC PARTNERS INSULATION SOUTH, A BDI COMPANY, LLC, a Washington limited liability company

PARKER INSULATION AND BUILDING PRODUCTS, LLC, a Texas limited liability company

PEG, LLC, a TEXAS limited liability company

RAJAN, LLC, an Ohio limited liability company

ROCKET INSULATION, LLC, a Delaware limited liability company

ROCKFORD INSULATION, LLC, a Delaware limited liability company

SIERRA INSULATION CONTRACTORS II, LLC, a Delaware limited liability company

SOUTHERN INSULATORS, LLC, a Delaware limited liability company

SPEC 7 INSULATION CO., LLC, a Colorado limited liability company

SUBURBAN INSULATION, INC., a Pennsylvania corporation

SUPERIOR INSULATION, LLC, a Delaware limited liability company

SUPERIOR INSULATION SERVICES, LLC, a Delaware limited liability company

TCI CONTRACTING, LLC, a Georgia limited liability company

TCI CONTRACTING OF CHARLESTON, LLC, a Delaware limited liability company

TCI CONTRACTING OF HILTON HEAD, LLC, a Delaware limited liability company

TCI CONTRACTING OF KENTUCKY, LLC, a Delaware limited liability company

TCI CONTRACTING OF MEMPHIS, LLC, a Delaware limited liability company

By:	/s/ Michael T. Miller
Name: Michael T. Miller Title: Executive Vice President and Chief Financial Officer

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TCI CONTRACTING OF NASHVILLE, LLC, a Delaware limited liability company

TCI CONTRACTING OF THE GULF, LLC, a Delaware limited liability company

THERMAL CONTROL INSULATION, LLC, an Ohio limited liability company

THERM-CON OF TENNESSEE, LLC, a Delaware limited liability company

TIDEWATER INSULATORS, LLC, a Delaware limited liability company

TOWN BUILDING SYSTEMS, LLC, a Delaware limited liability company

TRADEMARK ROOFING COMPANY, INC., a North Carolina corporation

TRADEMARK SEAMLESS GUTTER COMPANY, INC., a North Carolina corporation

U.S. INSULATION CORP., a Connecticut corporation

WATER-TITE COMPANY, LLC, a Delaware limited liability company

WILSON INSULATION COMPANY, LLC, a Georgia limited liability company

By:	/s/ Michael T. Miller
Name: Michael T. Miller Title: Executive Vice President and Chief Financial Officer

ALPHA INSULATION & WATER PROOFING COMPANY, a Georgia corporation

ALPHA INSULATION & WATER PROOFING, INC., a Texas corporation

DIVISION 7 8 9 SUPPLY, LLC, a Delaware limited liability company

TRILOK INDUSTRIES, INC., a Georgia corporation

By:	/s/ Michael T. Miller
Name: Michael T. Miller Title: Executive Vice President

GOLD STAR INSULATION, L.P., a Delaware limited partnership

By:	Gold Insulation, Inc., its General Partner

By:	/s/ Michael T. Miller
Name: Michael T. Miller Title: Executive Vice President and Chief Financial Officer

OJ INSULATION, L.P., a Delaware limited partnership

By:	OJ Insulation Holdings, Inc., its General Partner

By:	/s/ Michael T. Miller
Name: Michael T. Miller Title: Executive Vice President and Chief Financial Officer

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ADMINISTRATIVE AGENT, ISSUING BANK, SWING BANK AND A LENDER:	BANK OF AMERICA, N.A.

	By:	/s/ Brian Scawinski
Name: Brian Scawinski
Title: Authorized Signatory

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LENDERS:	KEYBANK NATIONAL ASSOCIATION, as a Lender

	By:	/s/ Linda Skinner
Name: Linda Skinner
Title: Vice President

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LENDERS CONT’D:	PNC BANK, NATIONAL ASSOCIATION, as a Lender

	By:	/s/ Jeff Renno
Name: Jeff Renno
Title: Senior Vice President

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LENDERS CONT’D:	U.S. BANK NATIONAL ASSOCIATION, as a Lender

	By:	/s/ Steven C. Gonzalez
Name: Steven C. Gonzalez
Title: Vice President

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